AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1996
                                               REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             __________________

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ____________________

                          PHONETEL TECHNOLOGIES, INC
                 Name of Small Business Issuer in Its Charter

          OHIO                    4813               34-1462198
 (State or Other           (Primary Standard       (I.R.S.Employer
  Jurisdiction of             Industrial          Identification No.)
 Incorporation or            Classification
   Organization)              Code Number)

                         1127 Euclid Avenue, Suite 650
                          Cleveland, Ohio  44115-1601
                                (216) 241-2555
                        Address and Telephone Number of
                        Principal Executive Offices and
                          Principal Place of Business

                             TAMMY L. MARTIN, ESQ
                           EXECUTIVE VICE PRESIDENT
                         CHIEF ADMINISTRATIVE OFFICER
                         GENERAL COUNSEL AND SECRETARY
                          PHONETEL TECHNOLOGIES, INC
                         1127 EUCLID AVENUE, SUITE 650
                          CLEVELAND, OHIO  44115-1601
                                (216) 241-2555
                          Name, Address and Telephone
                          Number of Agent For Service

                                   Copies to
                            Stephen M. Banker, Esq
                     Skadden, Arps, Slate, Meagher & Flom LLP
                               919 Third Avenue
                           New York, New York 10022
                                (212) 735-3000

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practica-ble after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )
     If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )
     If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  ( )

                        CALCULATION OF REGISTRATION FEE

                                           PROPOSED    PROPOSED
        TITLE OF EACH CLASS                MAXIMUM     MAXIMUM
          OF SECURITIES                    OFFERING    AGGREGATE  AMOUNT OF
              TO BE         AMOUNT TO      PRICE PER   OFFERING  REGISTRATION
           REGISTERED      BE REGISTERED   SHARE (1)    PRICE(1)    FEE

 COMMON STOCK, $.01
0  PAR VALUE . . . . . . 13,304,263 SHARES   $2.875    $38,249,757  $11,591

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, the regis-tration fee applicable to the Common Stock is calculated based on the average of the high and low sales prices of the Common Stock as reported by The Nasdaq SmallCap Market on November 7, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGIS-TRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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               SUBJECT TO COMPLETION, DATED NOVEMBER 13, 1996
   PROSPECTUS
                               13,304,263 SHARES
                          PHONETEL TECHNOLOGIES, INC
                                 COMMON STOCK
                               ________________
        This Prospectus relates to the offer and sale from time to time of up to 13,304,263 shares of common stock, par value $.01 per share (the "Common Stock"), of PhoneTel Technologies, Inc. (the "Company") by the Selling Shareholders (as defined herein). See "Selling Share-holders." The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders.

        The Common Stock is listed on The Nasdaq SmallCap Market
   ("Nasdaq") under the trading symbol "PNTL." On November 12, 1996, the last reported sale price of the Common Stock on Nasdaq was $3 3/8 per share. See "Price Range of Common Stock."

        The Common Stock offered hereby may be sold from time to time directly by the Selling Shareholders. Alternatively, the Common Stock may be offered to or through broker-dealers or underwriters who may act solely as agents, or who may acquire Common Stock as principals. The distribution of the Common Stock being offered by the Selling Shareholders may be effected in one or more transactions that may take place on Nasdaq or on such other national securities exchange or automated interdealer quotation system on which the shares of Common Stock are then listed or in the over-the-counter market, including block trades or ordinary broker's transactions, through privately negotiated transactions, through an underwritten public offering or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may pay usual and customary or specifically negotiated brokerage fees or commissions in connection with such sales. See "Plan of Distribu-tion." The Company has agreed to pay all expenses (other than commis-sions or discounts of underwriters, broker-dealers or agents, brokers' fees, state and local transfer taxes and fees and any other expenses that certain of the registration rights agreements have assigned to particular Selling Shareholders) in connection with the registration and sale of the Common Stock being offered by the Selling Sharehold-ers.

        To the extent required, the identity of, and certain other information relating to the Selling Shareholders, the terms of each sale of Common Stock offered hereby, including the initial public offering price, the names of any underwriters, broker-dealers or agents, the compensation, if any, of such underwriters, broker-dealers or agents and the other terms in connection with the sale of the Common Stock in respect of which this prospectus is delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"). The aggregate proceeds to the Selling Shareholders from the sale of the Common Stock so offered will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. For information concerning indemnification arrangements between the Company and the Selling Shareholder and indemnification arrangements for underwriters, see "Plan of Distribution."

        The Selling Shareholders and such broker-dealers, underwriters or agents that participate with the Selling Shareholders in the distribu-tion of the Common Stock may be deemed to be underwriters under the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Stock purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act.
                          ________________________

        SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ____________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS.  ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                        ___________________________

            The date of this Prospectus is             , 1996.

    Information contained herein is subject to completion or amendment.
    A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                           AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048; and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission and the address of such Web site is http://www.sec.gov. Additionally, the Common Stock is listed on Nasdaq and such reports and other information concerning the Company therefor are available for inspection at the offices of the National Association of Securi-ties Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

          This Prospectus constitutes a part of a Registration State-ment on Form SB-2 filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the infor-mation contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to such copy filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washing-ton, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.


                             PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the notes thereto appearing else-where in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the "Company" include PhoneTel Technologies, Inc. and its subsidiaries, and the information in this Prospectus (i) gives effect to a one-for-six reverse share split of the Common Stock ("Stock Split") effected on December 26, 1995, (ii) does not give effect to the public underwritten offering by the Company of ______ shares of Common Stock (the "Company Equity Offering"), which is expected to be consummated on or about ___________, 1996 or the public underwritten offering by the Company of $110 million of its Senior Notes due 2006 (the "Company Debt Offering"), which is expected to be consummated simultaneously with, or shortly after, consummation of the Company Debt Offering, and (iii) assumes no exercise of the overallotment option for up to _____ shares of Common Stock granted by the Company to the underwriters in the Company Equity Offering. Terms used in this Prospectus but not otherwise defined herein have the meanings set forth in the Glossary, which begins on page A-1 of this Prospectus.

                                THE COMPANY

          PhoneTel Technologies, Inc. is currently the third largest independent public pay telephone operator and the eleventh largest public pay telephone operator in the United States. Upon consummation of the Cherokee Acquisition (as defined herein) and the Texas Coinphone Acquisition (as defined herein) (the Cherokee Acquisition and the Texas Coinphone Acquisition collectively referred to herein as the "Pending Acquisitions") the Company believes that it will be one of the two largest independent public pay telephone operators in the United States. As of September 30, 1996, after giving effect to the Pending Acquisi-tions, the Company would have owned and operated 38,423 public pay telephones in 43 states, the District of Columbia and Mexico, of which approximately 96% are located in 21 states. After giving effect to the Pending Acquisitions, approximately 44% of the Company's public pay telephones will be located in Florida, Texas and California, which are three of the four most populous states. As of September 30, 1996, the Company owned and operated 24,732 public pay telephones, of which approximately 95% are located in 17 states and approximately 46% are located in Flori-da, Texas and California. Since September 1, 1995, the Company has added 19,581 public pay telephones, primarily through a series of acquisitions by the Company of 6 independent public pay telephone companies. In addition, the Company maintains an active program of installing public pay telephones.

          The Company owns, operates, services and maintains a system of microprocessor controlled "smart" public pay telephones. The Company derives substantially all of its revenues from calls placed from its public pay telephones through the deposit of coins ("coin calls") and from calling card, credit card, collect, third party billed and access code calls (collectively, "non-coin calls"). The Company contracts with national, regional and local accounts to operate public pay telephones at locations where significant demand exists for public pay telephone service, such as shopping malls, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals. As of Septem-ber 30, 1996, the average remaining life of the Company's con-tracts with its customers was 40.1 months (excluding the con-tracts acquired in connection with the acquisition of POA (as defined herein)).

          On an actual basis, the Company had revenues and EBITDA (as defined in footnote 8 on page 11) of $16.8 million and $3.0 million, respectively, for the six months ended June 30, 1996. The Company's EBITDA margin has increased to 17.6% for the six months ended June 30, 1996 from 3.0% for the six months ended June 30, 1995. The increase in the EBITDA margin is primarily due to the elimination of costs associated with the closing of certain offices, the elimination of redundant executives and administrative personnel in billing and other operational areas and leveraging the Company's existing field technicians.

           After giving pro forma effect to the 6 acquisitions com-pleted from September 1, 1995 to September 30, 1996, the Company would have achieved revenues of $59.6 million and $30.2 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, and EBITDA of $10.4 million and $6.5 million for the year ended December 31, 1995 and the six months
     ended June 30, 1996, respectively.   After giving pro forma
     effect to such 6 acquisitions and the Pending Acquisitions (collectively, the "Acquisitions"), the Company would have achieved revenues of $91.5 million and $46.6 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, and EBITDA of $21.2 million and $10.2 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. See "Pro Forma Financial Data." Manage-ment believes that as a result of certain recent regulatory changes implemented by the Federal Communications Commission ("FCC") relating to compensation for interstate dial-around calls, the Company will generate significant additional revenues, net of related expenses and processing fees, commencing November 6, 1996. See "--Recent Developments--Recent Regulatory Develop-ment."

          Public pay telephones are primarily owned or operated by Bell Operating Companies ("BOCs"), other local exchange carriers ("LECs") and independent public pay telephone companies. Of the approximately 2.54 million public pay telephones operated in the United States in 1995, Multimedia Telecommunications Association estimates that approximately 87% are operated by BOCs and other LECs and approximately 13% (approximately 342,000 public pay telephones) are operated by independent public pay telephone companies. Management believes that the highly fragmented nature of the independent public pay telephone industry presents a significant number of attractive acquisition opportunities for the Company.

          In June 1995, Peter Graf was appointed Chairman of the Board of Directors and in September 1995 was appointed Chief Executive Officer of the Company. In September 1995, Stuart Hollander, Joseph Abrams, Aron Katzman and Steven Richman were appointed to the board of directors of the Company, and the majority of the existing board resigned at that time. The new management team identified and implemented the business strategy set forth under "--Business Strategy" below.

          The Company was incorporated under the laws of the State of Ohio on December 24, 1984. The Company's executive offices are located at 1127 Euclid Avenue, Suite 650, Cleveland, Ohio 44115-1601 and its telephone number is (216) 241-2555.

                             BUSINESS STRATEGY

          The Company's objective is to grow through additional acquisitions and internally, thereby achieving economies of scale and cost savings. The Company has implemented the following strategy to meet its objective:

          Grow through acquisitions. The Company believes that there is a significant opportunity to consolidate the highly fragmented independent segment of the public pay telephone industry. Selective acquisitions enable the Company to expand its geograph-ic presence and further its strategy of clustering its public pay telephones more rapidly than with new installations. The Company has been able to make acquisitions at attractive prices because smaller companies typically are not able to achieve the economies of scale realized by the Company. As a result, when acquisitions are integrated, the Company can operate the public pay telephones at significantly lower operating costs than the seller. Accord-ingly, the Company maintains an active acquisition program to acquire public pay telephones that are in, or contiguous to, its existing markets or that can form the basis of a new cluster. Management believes that the Company's experience in completing acquisitions of companies in the public pay telephone industry is instrumental in identifying and negotiating additional acquisi-tions as well as integrating the Acquisitions. In addition, as the Company grows to become the leading supplier of independent public pay telephone services in an area, "fill-in" and contigu-ous acquisitions become less attractive to other potential acquirors as their ability to create significant clusters is reduced. Moreover, the Company believes that such growth will further enhance its ability to negotiate favorable rates with long distance and operator service providers ("OSPs") as well as suppliers of pay telephones and other related equipment.

          Facilitate internal growth. The Company actively seeks to install new public pay telephones and intends to enhance its sales and marketing efforts to obtain additional contracts to own and operate public pay telephones with new and existing national, regional and local accounts. In evaluating locations for the installation of public pay telephones, the Company generally conducts a site survey to examine various factors, including population density, traffic patterns, historical usage informa-tion and other geographic factors. The installation of public pay telephones is generally less expensive than acquiring public pay telephones.

          Reduce operating costs through geographically concentrated clusters. The Company believes that in addition to facilitating additional acquisitions, the clustering of public pay telephones creates an opportunity to generate savings through reduced field service and collection expenses, the closing of duplicate offic-es, reduction in staff and general corporate overhead expenses and reduced expenses associated with interLATA and intraLATA traffic.

          Form strong relationships with service providers and suppli-ers. As part of its strategy to continue to reduce operating costs, the Company outsources its long distance and operator services to a number of subcontractors that are OSPs, principally Intellicall, Inc. ("Intellicall"). The Company intends to strengthen its relationships with Intellicall, together with other OSPs, and the suppliers of its public pay telephone equip-ment as its market presence increases. By achieving closer working relationships with its OSPs and suppliers, the Company believes that it will be in a position to negotiate lower cost agreements with increasingly favorable terms.

          Use of state-of-the-art technology. The Company's public pay telephones are "smart" telephones and are operated by means of advanced microprocessor technology that enables the telephones to perform substantially all of the necessary coin-driven and certain non coin-driven functions independent of the Company's central office. Unlike "dumb" telephones used by most BOCs and other LECs, smart telephones, in concert with the Company's management information systems, enable the Company to determine each telephone's operability and need for service as well as its readiness for coin collection. In addition, rate changes and other software-dependent functions can also be performed from the central office without dispatching service technicians to indi-vidual public pay telephones. As a result, the Company can increase the number of public pay telephones it owns while reducing the costs on a per phone basis of telephone service and maintenance and coin collection.

          Provide superior customer service. The Company strives to maximize the number of its public pay telephones that are opera-tional at any one time and thereby retain existing customers and attract new ones. Accordingly, the Company employs both advanced telecommunications technology and trained field technicians to ensure superior customer service. This technology also enables the Company to (i) maintain accurate records of telephone activi-ty which can be verified by customers and (ii) respond quickly to equipment malfunctions. The Company's standard of performance is to repair malfunctions within 24 hours of their occurrence.

          Achieve market recognition. With the greater financial resources available to the Company following the Company Debt Offering (as defined herein) and the Company Equity Offering, the Company intends to promote actively its brand and customer service capabilities. The Company seeks to promote and achieve recognition of its products and services by posting on all of its public pay telephones the "PhoneTel" label and through advertise-ments in trade magazines. The Company believes that achieving market recognition will facilitate its expansion strategy by enhancing its ability to obtain additional accounts and encourag-ing the use of its public pay telephones in locations where consumers have multiple public pay telephone options.

                            RECENT DEVELOPMENTS

     RECENT REGULATORY DEVELOPMENTS

          On September 20, 1996, the FCC adopted new rules pursuant to the Telecommunications Act (as defined herein) which require certain providers of long distance services to pay to the Company (and all other owners of public pay telephones) a flat fee of $45.85 per month per telephone as compensation for interstate dial-around calls from November 6, 1996 to October 1, 1997 (which fee was established by the FCC by multiplying $0.35 per call times the estimated industry average of 131 access code calls and "800" calls per pay telephone per month). This replaces the $6.00 flat fee per month per telephone in place since May 1992. In October 1997, the flat fee will be replaced by a per-call compensation mechanism, at a rate initially set at $0.35 per call and for periods after October 1, 1998, at the local coin drop rate. Management believes that as a result of these changes, the Company will generate significant additional revenues, net of related expenses and processing fees, commencing November 6, 1996. The FCC's new rules include other changes, the effect of which on the Company's operations cannot be estimated by manage-ment of the Company at this time. See "Business--Products and Services--Operator Assisted Long Distance Services" and "Busi-ness--Governmental Regulations--Federal."

     RECENT ACQUISITIONS

          In connection with its business strategy of growth through acquisitions, the Company acquired 6,872 public pay telephones (located primarily in California, Colorado and Washington) from Amtel Communications Services, Inc. and certain of its affiliates (collectively, "Amtel") as of September 13, 1996 (the "Amtel Acquisition"). The Company acquired the public pay telephones in the Amtel Acquisition for a purchase price of $13 million, in a combination of cash and Common Stock. The Company acquired 3,115 public pay telephones (located primarily in Illinois, Florida, Missouri and Virginia) from Payphones of America, Inc. ("POA") as of August 1, 1996 (the "POA Acquisition"). The Company acquired the public pay telephones in the POA Acquisition, for a purchase price of approximately $13 million, in a combination of cash, Common Stock and the assumption of certain liabilities.

     PENDING ACQUISITIONS

          On October 16, 1996, the Company entered into a letter of intent to acquire Cherokee Communications, Inc. ("Cherokee"), including approximately 14,000 public pay telephones (located primarily in Texas, New Mexico, Colorado, Utah and Montana) and certain other assets owned by Cherokee. The Company will acquire Cherokee (the "Cherokee Acquisition") for a purchase price of $54 million plus related fees and expenses, subject to certain purchase price adjustments, which may include an increase of up to $6 million if certain new regulatory changes are not imple-mented by the end of 1998. In addition, the Company will pay $1.25 million in connection with certain non-competition agree-ments. See "Pending Acquisitions--The Cherokee Acquisition." On October 9, 1996, the Company entered into a letter of intent to acquire 1,200 public pay telephones located in Texas from Texas Coinphone ("Texas Coinphone"). The Company will acquire such assets from Texas Coinphone for a purchase price of approximately $3.7 million, subject to certain purchase price adjustments. See "Pending Acquisitions--The Texas Coinphone Acquisition." The closings of the Pending Acquisitions are expected to occur in January 1997, although there can be no assurance that either acquisition will be consummated or, if consummated, as to the final terms thereof.

         THE COMPANY EQUITY OFFERING AND THE COMPANY DEBT OFFERING

          Shortly after the date of this Prospectus, the Company expects to offer to the public (i) ____ shares of its Common Stock (the "Company Equity Offering") for estimated net proceeds to the Company therefrom of approximately $22.5 million and (ii) $110.0 million of Senior Notes due 2006 (the "Notes"), which will be guaranteed by all of the Company's subsidiaries (the "Company Debt Offering"), for estimated net proceeds to the Company therefrom of approximately $104.5 million. The Company intends to use the net proceeds from the Company Equity Offering to repay approximately $8.0 million of debt outstanding under the Credit Agreement (as defined herein) and the balance for working capital and other general corporate purposes. The Company intends to use the net proceeds from the Company Debt Offering to finance the Pending Acquisitions, to repay all of the remaining outstanding debt under the Credit Agreement, to repay certain capital lease obligations and other indebtedness and for working capital and other general corporate purposes, including the possible redemp-tion of approximately $5.5 million of its mandatorily redeemable 14% Preferred (as defined herein). The closings of the Company Equity Offering and the Company Debt Offering are expected to occur in December 1996, although there can be no assurance that either offering will be consummated.

          The consummation of the Company Debt Offering will be conditioned upon the consummation of the Company Equity Offering but will not be conditioned upon the consummation of the Cherokee Acquisition or the Texas Coinphone Acquisition. However, the Company will be required to make an offer to purchase $35.0 million aggregate principal amount of the Notes on the Special Offer Date (as defined herein) at the Special Offer Price (as defined herein) if the Cherokee Acquisition is not consummated prior to ________, 1997. A portion of the net proceeds of the Company Debt Offering equal to the amount sufficient to permit the Company to purchase $35.0 million aggregate principal amount of the Notes on the Special Offer Date at the Special Offer Price (such amount referred to herein as the "Trust Funds") will be held by and pledged to the Trustee (as defined herein) for the benefit of the holders of the Notes. The Trust Funds will be invested in cash, treasury securities and certain other cash equivalents. See "Risk Factors--Possible Non-Consummation of the Pending Acquisitions and the Public Offerings" and "Description of Certain Indebtedness--The Notes."

          The following table sets forth the estimated sources and uses of the proceeds to be received by the Company from the Company Debt Offering and the Company Equity Offering (determined as of September 30, 1996):

     In millions                                                Amount
     SOURCES OF FUNDS:
     Company Equity Offering   . . . . . . . . . . .            $ 25.0
       Company Debt Offering . . . . . . . . . . . .             110.0
                                                                ------
         Total sources of funds  . . . . . . . . . .            $135.0
                                                                ======

     USES OF FUNDS:
     Cherokee Acquisition (1)  . . . . . . . . . . .            $ 55.8
     Texas Coinphone Acquisition . . . . . . . . . .               3.7
     Repay Credit Agreement  . . . . . . . . . . . .              41.0
     Repay capitalized lease obligations . . . . . .               7.8
     Repay POA Notes (as defined herein) . . . . . .               3.6
     Related fees and expenses (2) . . . . . . . . .               9.0
     Working capital and general corporate purposes (3)           14.1
                                                                 -----
         Total uses of funds . . . . . . . . . . . .            $135.0
                                                                ======
     ___________________
     (1) Represents the purchase price of $54 million plus related fees and expenses of approximately $1.1 million and a $625,000 initial payment for the non-competition agreements.
     (2) Represents (i) estimated underwriting discount and other expenses of the Company Equity Offering of $2.5 million,
          (ii) estimated underwriting discount and other expenses of the Company Debt Offering of $5.85 million, and (iii) fees and expenses incurred in connection with the New Credit Agreement of $650,000.
     (3) If the Company Debt Offering and the Company Equity Offering are consummated, the Company may elect, at its option, to redeem approximately $5.5 million of 14% Preferred in lieu of using such funds for working capital purposes.


                                SUMMARY FINANCIAL AND OPERATING DATA


                      Year Ended December 31    Year Ended December 31, 1995         Six Months Ended           Six Months Ended
                                                                                        June 30                   June 30, 1996
                      -------------------------------------------------------------------------------------------------------------

                                                                                                                           Pro Forma
                                                                                                                           for 1996
                                                                         Pro Forma                                          Acquisi-
                                                                         for 1995                                           tions,
                                                            Pro Forma    and 1996                                           Pending
                                                            for 1995     Acquisi-                                Pro Forma  Acquisi-
                                                            and 1996     tions, Pend-                             for 1996  tions,
                                                  Pro Forma Acquisi-     ing Acquisi-                             Acquisi-  the Com-
                                                  for 1995  tions, the   tions, the                    Pro Forma  tions,    pany Eq-
                                                  and 1996  Company      Company                       for 1996   the Com- quity Of-
                                                  Acquisi-  Equity       Equity Of-                    Acquisi-   pany Eq-   fering
                                                  tions and Offering     fering and                    tions and uity Offer- and the
                                                  Company   ing and      the Com-                      Company     ing and   Company
                                                  Equity    the Com-     pany Debt                     Equity     pany Debt    Debt
                                                  Offer-    pany Debt    Offer-                        Offer-     Offer-      Offer-
                        1993      1994     1995   ing (1)   fering(2)    ing (3)     1995       1996   ing (4)   ing (5)     ing (6)
                        ----      ----     ----   --------- ---------   -----------  ----       ----   --------- ----------- -------

(In thousands, except
  per share data)

STATEMENT OF OPERA-
TIONS DATA:

Total revenues ...$  11,070 $  15,866 $ 18,718 $   59,610 $  59,610  $  91,496  $  7,878   $ 16,806  $  30,240  $   30,240 $  46,566
Cost and expenses    11,683    17,180   24,007     68,892     68,892   101,132     9,077     24,497     38,042      38,042    56,008
Loss from opera-
  tions ..........     (613)   (1,314)  (5,289)    (9,282)    (9,282)   (9,636)   (1,199)    (7,691)    (7,802)    (7,802)   (9,442)
Interest expense .      175       388      837      8,960     12,253    15,403       220      2,091      2,900      5,872     6,922
Loss before extra-
  ordinary item ..     (779)   (1,695)  (6,110)   (18,407)   (21,174)  (25,420)   (1,413)    (9,780)   (10,763)   (13,210)  (16,442)
Net loss .........     (779)   (1,695)  (6,110)                                   (1,413)   (10.047)
Net loss appli-
  cable to common
  shareholders (7)     (986)   (1,987)  (6,419)   (19,060)   (21,828)  (26,703)   (1,568)   (12,185)   (10,898)   (13,345)  (16,577)
Net loss per
  common share (7)    (0.96)    (1.35)   (3.29)     (1.57)     (1.80)    (2.15)    (0.99)     (3.41)     (0.85)     (1.04)    (1.29)
Weighted average
number of
common shares ....1,031,384 1,470,188 1,950,561 12,115,561 12,115,561 12,115,561 1,586,142 3,576,381 12,871,427 12,871,42712,871,427

Financial Ratios
  and Operating
  Data:

EBITDA (8) ........      283       922     1,264    10,381    10,381    21,244         233       2,956      6,397    $6,397  $10,177
EBITDA margin (9) .     2.56%     5.81%     6.75%    17.42%    17.42%    23.22%       2.96%      17.59%     21.15%   21.15%   21.86%
Ratio of EBITDA
  to interest
  expense .........     1.62      2.38       1.5     1.16        .85      1.38        1.06        1.41       2.21     1.09     1.47
Number of public
  pay telephones
  in service ......    2,350     4,891     9,458              24,074    39,274       5,038      14,826              24,813    40,013


                                                   As of June 30, 1996


                                                                              PRO FORMA
                                                                  PRO FORMA   FOR THE POA
                                                                     FOR       AND AMTEL
                                                                   POA AND     ACQUISI-
                                                                     AMTEL     TIONS, THE
                                                                   ACQUISI-      PENDING
                                                                  TIONS, THE    ACQUISI-
                                                                    COMPANY    TIONS, THE
                                                   PRO FORMA FOR  DEBT OFFER-    COMPANY
                                                   POA AND AMTEL      ING      DEBT OFFER-
                                                    ACQUISITIONS    AND THE    ING AND THE
                                                    AND THE COM-    COMPANY     COMPANY
                                                    PANY EQUITY   EQUITY OF-   EQUITY OF-
                                      ACTUAL       OFFERING (10)  FERING (11)  FERING (12)
                                    ----------    --------------  -----------  ------------
    BALANCE SHEET DATA:

    Total assets ................   $ 52,043          $ 90,451     $115,571     $151,842
    Long-term debt and ob-
    ligations under capital
    leases (including current
    installments) (13) ..........     28,764            41,086       77,552      113,114
    14% Redeemable Pre-
    ferred Stock ................      6,404             6,404        6,404        6,404
    Non-mandatorily redeem-
    able preferred stock,
    common stock and other
    shareholders' equity ........     10,117            37,571       26,225       26,225
    Working capital (defi-
    cit) (14) ...................     (8,984)            4,637       34,027       10,928

   (1) Gives effect to the acquisitions of International Pay Phones, Inc. of Tennessee and of International Pay Phones, Inc. of South Carolina (herein collectively referred to as "IPP"), Paramount Communications Systems, Inc. ("Paramount"), POA and Amtel (collectively, the "1996 Acquisitions") and the acquisitions of World Communications, Inc. ("World") and Public
Telephone Corporation ("Public Telephone") (together, the "1995 Acquisitions") and the Company Equity Offering, as if such transactions had occurred on January 1, 1995. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.
   (2) Gives effect to the 1995 Acquisitions, the 1996 Acquisitions, the Company Equity Offering and the Company Debt Offering, as if such transactions had occurred on January 1, 1995, and assuming $35 million is escrowed for 3 months and then utilized to purchase Notes from the bondholders. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period. (3) Gives effect to the 1995 Acquisitions, the 1996 Acquisitions, and the Pending Acquisitions (collectively, the "Acquisitions."), the Company Equity Offering and the Company Debt
Offering, as if such transactions had occurred on January 1, 1995. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period. (4)
Gives effect to the 1996 Acquisitions and the Company Equity Offering, as if such transactions had occurred on January 1, 1996. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period. (5) Gives effect to the 1996 Acquisitions, the Company Equity Offering and the Company Debt Offering, as if such transactions had occurred on January 1, 1996, and assuming $35 million is escrowed for 3 months and then utilized to purchase Notes from the bondholders. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period. (6) Gives effect to the 1996 Acquisitions, the Pending Acquisitions, the Company Equity Offering and the Company Debt Offering, as if such transactions had occurred on January 1, 1996. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period. (7) Pro forma net loss applicable to common shareholders excludes the extraordinary loss on debt restructuring and the loss on redemption of 10% Preferred (as defined herein), 8% Preferred (as defined herein) and 7% Preferred (as defined herein) realized in March 1996. (8) EBITDA represents earnings before interest income, interest expense, income taxes, depreciation, amortization and other unusual charges and settlements of employment contracts. EBITDA is not intended to represent an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the public pay telephone industry to analyze comparable public pay telephone companies on the basis of operating performance, leverage and liquidity. (9) EBITDA margin is calculated by dividing (a) EBITDA by (b) total revenues. EBITDA margin is a measure commonly used in the Company's industry as an indicator of the efficiency of the Company's operations. (10) Gives effect to the acquisitions of POA and Amtel and the Company Equity Offering, as if such transactions had occurred on June 30, 1996. (11) Gives effect to the acquisitions of POA and Amtel, the Company Debt Offering and the Company Equity Offering, as if such transactions had occurred on June 30, 1996 and assuming the $35 million escrowed for 3 months is then utilized to purchase Notes from the bondholders. (12) Gives effect to the acquisitions of POA and Amtel and the Pending Acquisitions, and the Company Debt Offering and the Company Equity Offering, as if such transactions had occurred on June
30, 1996. (13) Excludes $5,850 constituting the unamortized portion of long-term debt discount, which arose from the original allocation of proceeds to warrants issued to the Lenders (as defined herein) in connection with the Credit Agreement. (14) Working capital (deficit) is calculated by subtracting the Company's current liabilities from its current assets.


                                 RISK FACTORS

          Investment in the Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby.

     SUBSTANTIAL LEVERAGE AND EFFECT ON ABILITY TO PAY INDEBTEDNESS

          The Company will have substantial indebtedness upon the consummation of the Company Debt Offering. As of June 30, 1996 on a pro forma basis after giving effect to the Acquisitions, the Company Debt Offering and the Company Equity Offering, the Company's total indebtedness was $118.9 million, its total assets were $157.5 million and its mandatorily redeemable preferred stock and other equity was $32.3 million, with the ability, subject to certain limitations described herein, to incur approx-imately $50 million of additional indebtedness under a new senior credit facility expected to be entered into by the Company upon consummation of the Company Debt Offering (the "New Credit Agreement"). In addition, earnings were insufficient to cover fixed charges by approximately $6.1 million and $9.8 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively.

          The Company's high degree of leverage could have important consequences for the Company, including: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be used to pay the Company's interest expense, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities;
     (iii) a decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than some of its competitors which may place it at a competitive disadvantage; and (v) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its indebtedness or obtain additional financing as needed would have a material adverse effect on the Company's business, results of operations or financial condition. See "--Risks of Growth Strate-gy."

          The ability of the Company to make cash payments to satisfy its substantial indebtedness, including the Notes, will depend upon its future operating performance, which is subject to prevailing economic conditions, and to financial, business and other factors beyond the Company's control. Based upon the Company's cash flow from operations and the proceeds to the Company from the Company Debt Offering and the Company Equity Offering, the Company believes that it will have the funds necessary to meet the principal and interest payments on its debt as they become due and to operate its business. However, there can be no assurance that the Company will be able to do so or that the Company Equity Offering and the Company Debt Offering will be consummated. If the Company is unable to generate sufficient earnings and cash flow to meet its obligations with respect to its outstanding indebtedness, including the Notes, refinancing of certain of the debt obligations or asset disposi-tions might be required. In the event debt refinancing is required, there can be no assurance that the Company can effect such refinancing on satisfactory terms or that the refinancing will be permitted by the lenders under the New Credit Agreement, the other creditors of the Company or by the terms of the Inden-ture pursuant to which the Notes will be issued. In addition, asset dispositions may be made under circumstances which might not be favorable to realizing the best price for such assets. Moreover, there can be no assurance that assets can be sold promptly enough, or for amounts sufficient to satisfy outstanding debt obligations. The New Credit Agreement is expected to contain certain restrictions on the Company's ability to sell assets and on the use of proceeds from permitted assets sales. See "Description of Certain Indebtedness--The New Credit Agree-ment." For restrictions on debt refinancing and asset disposi-tions under the Indenture, see "Description of Certain Indebted-ness--The Notes."

     GOVERNMENT REGULATION

          The operations of the public pay telephone industry are regulated by the public service or utility commissions of the various states and, to a lesser extent, by the FCC. In particu-lar, the Company must obtain approvals to operate public pay telephones from the public utility commissions of most states in which the Company operates. In addition, from time to time legislation is enacted by Congress or the various state legisla-tures that affects the telecommunications industry generally and the public pay telephone industry specifically. Court decisions interpreting laws applicable to the telecommunications industry may also have a significant effect on the public pay telephone industry. Changes in existing laws and regulations as well as the creation of new ones, applicable to the activities of the Company or other telecommunication businesses (including the extent of competition, the charges of providers of interexchange and operator services and the implementation of new technolo-
     gies), particularly in the states of Florida, Texas and Califor-nia, may have a material adverse effect on the Company's busi-ness, results of operations or financial condition.

          The recently enacted Section 276 ("Section 276") of the Telecommunications Act of 1996 (the "Telecommunications Act") and the implementing rules adopted by the FCC pursuant to Section 276 are expected to have a significant effect on the public pay telephone industry. For a discussion of the potential effects of
     Section 276 on the public pay telephone industry and competition within this industry, including the FCC's rules to implement
     Section 276, see "Business--Governmental Regulations" and "--Compe-tition." Since neither Section 276 nor the FCC rules have yet been interpreted by the courts, there can be no assurance that the rules and policies ultimately adopted thereunder will not adversely affect the Company.

     HISTORY OF LOSSES

          The Company was incorporated in 1984 and began providing commercial public pay telephone services in 1986. Although the Company has experienced revenue growth since the beginning of its operation, the Company has operated at a loss since its incep-tion. For the year ended December 31, 1995 and for the six months ended June 30, 1996, the Company has incurred losses before taxes and extraordinary item of approximately $6,109,697 and $10,047,417, respectively, and on a pro forma basis after giving effect to the Acquisitions, the Company Debt Offering and the Company Equity Offering would have incurred losses before taxes and extraordinary items of $25,271,191 and $16,913,519, respectively. There can be no assurance that revenue growth will continue or that the Company will ever achieve or sustain profit-ability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated finan-cial statements of the Company and notes thereto contained elsewhere in this Prospectus.

     RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

          The terms and conditions of the New Credit Agreement and the Indenture expected to be entered into by the Company will impose restrictions that affect, among other things, the ability of the Company to incur debt, pay dividends, merge, dispose of assets, create liens and make investments and capital expenditures. See "Description of Certain Indebtedness." The New Credit Agreement is expected to be secured and guaranteed by all of the Company's subsidiaries. The Credit Agreement requires, and the New Credit Agreement is expected to require, the Company to satisfy certain financial covenants on a quarterly basis. The Company was not in compliance with various financial covenants contained in the Credit Agreement at June 30, 1996 and subsequently received a waiver of such non-compliance from the Lenders. The Credit Agreement was amended on October 8, 1996 to make the covenants less restrictive and, although there can be no assurance, the Company expects to be in compliance with such covenants as of September 30, 1996. The ability of the Company to comply with such financial covenants can be affected by events beyond the Company's control, and there can be no assurance that the Company will achieve operating results that comply with such covenants.
     A breach of any of these covenants could result in a default under the New Credit Agreement and other indebtedness of the Company. In the event of any such default, the lenders could elect to declare all amounts borrowed under the New Credit Agreement, together with accrued interest, to be due and payable. If the Company were unable to pay such amounts, the lenders could proceed against their collateral. If the New Credit Agreement indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company.

     POSSIBLE NON-CONSUMMATION OF THE PENDING ACQUISITIONS AND THE PUBLIC OFFERINGS

          The consummation of the Cherokee Acquisition, which is anticipated to occur in January 1997, is subject to certain closing conditions, including the negotiation and execution of a definitive purchase agreement by November 30, 1996 and the receipt of approval from the board of directors and stockholders of Cherokee. The consummation of the Texas Coinphone Acquisi-tion, which is also anticipated to occur in January 1997, is subject to similar closing conditions. The Company expects to use a portion of the net proceeds from the Company Debt Offering to finance the Pending Acquisitions. Although management be-lieves that all such conditions to consummate the Pending Acqui-sitions will be satisfied, including the consummation of the Company Debt Offering, there can be no assurance that such conditions will be satisfied or waived or that the closings will occur. A portion of the Notes will be subject to an offer to repurchase by the Company to be made on the Special Offer Date at the Special Offer Price if the Cherokee Acquisition is not consummated prior to ________ __, 1997. See "Description of Certain Indebtedness The Notes."

          The closing of the Company Equity Offering is expected to occur in December 1996 and the closing of the Company Debt Offering is expected to occur simultaneously with, or shortly after, consummation of the Company Equity Offering, although there can be no assurance that either offering will be consummat-ed. If the Company Debt Offering is not consummated, there can be no assurance that the Company will be able to raise the additional funds necessary to pay the purchase price for the Pending Acquisitions.

     RISKS OF GROWTH STRATEGY

          The Company is subject to various risks associated with an acquisition growth strategy, including the risk that the Company will be unable to integrate successfully and manage the acquired companies or to identify and acquire suitable companies in the future or to integrate successfully and manage any additional acquired companies. Since September 1, 1995, the Company has acquired 19,053 public pay telephones, which represent approxi-mately 77% of the Company's public pay telephones in operation after giving effect to such completed acquisitions. Accordingly, prospective investors have a limited basis for evaluating the performance of these assets under the Company's management.
     There can be no assurance that companies acquired or to be acquired will be beneficial to the successful implementation of the Company's overall strategy or will ultimately produce returns that justify the Company's investment, or that the Company will be successful in integrating and managing the acquired companies or achieving meaningful economies of scale. The Company may also be required to hire additional personnel and senior management in order to continue its acquisition program. The dedication of management resources to such efforts may detract attention from the day-to-day business of the Company. There can be no assur-ance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integration efforts, which could have a material adverse effect on the Company's business, results of operations or financial condition. Furthermore, there can be no assurance that competition for acquisitions will not grow, thereby increas-ing the costs of making acquisitions. While management believes that pursuing its growth strategy will improve its overall market position and, ultimately, its profitability, there can be no assurance that this will occur. The Company's ability to grow internally by installing additional public pay telephones depends on numerous factors, including locating satisfactory sites for public pay telephones, hiring qualified employees to service the sites and raising additional capital or otherwise financing such expansion. See "Business Business Strategy."

          The Company's growth strategy requires substantial capital investment. Capital is needed not only for acquisitions, but also for the effective integration, operation and expansion of such businesses. The Company may incur additional debt to finance its expansion strategy which may cause an increase in its interest expense and divert cash flow which would otherwise be available to the Company for its operations and future business opportunities. The Company may issue shares of Common Stock or other equity-related securities to finance future acquisitions, which may result in the dilution of the Company's shareholders. In the event that the Company chooses to issue Common Stock as acquisition consideration and the Common Stock does not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to continue its acquisition program. There can be no assurance that acceptable financing for future acquisitions or for the integra-tion and expansion of existing businesses can be obtained when it is needed or that, if available, it will be on terms the Company deems acceptable. As a result, the Company might be unable to implement successfully its growth strategy.

     RELIANCE ON KEY PERSONNEL

          The Company's success depends to a significant extent upon the contributions of its executive officers and other key person-nel. The loss of services of one or more of its executive officers or key personnel could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's success also will depend in part on its ability to attract and retain other qualified and skilled employ-ees. There can be no assurance that the Company will be able to identify, hire or retain such employees. The Company's inability to identify, hire or retain qualified personnel could have a material adverse effect on the Company's business, results of operations or financial condition. See "Management" and "Busi-ness--Employees."

     SERVICE INTERRUPTIONS; EQUIPMENT FAILURE

          The Company outsources its long distance service and opera-tor service operations to a number of subcontractors, including Intellicall, the Company's primary provider of such services, American Telephone & Telegraph Company ("AT&T"), Bell South Telecommunications, Inc. ("Bell South"), Opticom, a division of One Call Communications, Inc. ("Opticom"), and Conquest Telecom-munications Service Company ("Conquest"). Such operations require that the switching equipment and the equipment of its long distance service and operator providers be operational 24 hours per day, 365 days per year. The Company's long distance and OSPs may experience temporary service interruptions or equipment failure which may result from causes beyond the Company's control. In addition, the Company's public pay tele-phones may experience line interruptions in their connections to the LECs due to weather conditions or other natural occurrences such as earthquakes or floods which are beyond the Company's control. Any such event could have a material adverse effect on the Company.

     DEPENDENCE UPON THIRD-PARTY PROVIDERS

          The Company's ability to complete operator service and direct dial long distance calls is dependent upon third party carriers for the transmission of calls, with providers of opera-tor support, validation of credit card and calling card billing information and with billing and collection services. While the Company believes that it has access to several providers of these services at competitive rates and expects to continue to have such access in the foreseeable future, the continuing availabili-ty of these resources cannot be assured.

     COMPETITION

          The public pay telephone industry is, and can be expected to remain, highly competitive. While the Company's principal competition comes from BOCs and other LECs, the Company also competes for locations with other independent public pay tele-phone companies, some of which may have greater financial re-sources than the Company. Competition from these sources could prevent the Company from obtaining or maintaining desirable locations for its public pay telephones, could cause the Company to pay higher commissions on the revenues generated by its public pay telephones or could affect the Company's ability to complete future acquisitions thereby reducing the Company's profits. The Company also competes with long distance companies that provide operator services to owners of property on which LEC-owned public pay telephones are located and to hotels, motels and similar locations. In addition, the Company competes with providers of cellular communications services and personal communications services (wireless), which provide an alternative to the use of public pay telephones.

               Furthermore, pursuant to the recently enacted Sec-tion 271 of the Telecommunications Act and the FCC's implementing regulations, BOCs may now seek FCC approval to offer interLATA long distance service to their customers, including interLATA service originating from public pay telephones. The FCC may grant such approval on a state-by-state basis once a BOC has (1) met the requirements of the Telecommunications Act's fourteen point competitive checklist and (2) entered into an approved interconnection agreement with at least one unaffiliated, facili-ties-based competitor in some portion of the state pursuant to which such competitor provides both business and residential service (or that by a certain date no such competitors have "requested" interconnection as defined in the Telecommunications
     Act). Certain BOCs may receive permission from the FCC to offer interLATA long distance service as early as 1997, although the timing of the FCC's approval depends in part on the outcome of pending federal appeals court litigation concerning related FCC regulations. Once it has received FCC approval for a particular state, a BOC will be able to generate revenues from this new interLATA long distance service. In addition, the BOC may be better able to compete with independent public pay telephone providers for locations to install its public pay telephones because it will be able to offer location providers higher commissions for long distance calls than those currently offered by independent public pay telephone providers. This potential competition for locations may have a material adverse effect on the Company's business, results of operation or financial condi-tion.

     TECHNOLOGICAL CHANGE

          The telecommunications industry has been characterized by steady technological change, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate and respond to such changes on a timely basis. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technology or to intro-duce new services that would satisfy an expanded range of custom-er needs.

     ANTI-TAKEOVER PROVISIONS

          Certain provisions of the Company's Articles of Incorpora-tion could, together or separately, discourage potential acquisi-tion proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions include the authority of the Board of Directors to issue shares of preferred stock with rights and privileges which could be senior to the Common Stock, without obtaining shareholder approval. The issuance of preferred stock, while providing flexibility in connection with possible acquisi-tions and other corporate transactions, could have the effect of making it more difficult for a third party to acquire, or dis-courage a third party from acquiring, a significant percentage of the outstanding voting stock of the Company. Although the Company has the ability to use such provisions as anti-takeover measures, the Company currently has no intention to issue such preferred stock in the future. See "Description of Capital Stock."

     SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON
     FUTURE MARKET PRICES

          The Company can make no prediction as to the effect, if any, that sales of additional shares of Common Stock or the availabil-ity of shares for future sale will have on the market price of the Common Stock. Sales in the public market of substantial amounts of the Common Stock (including shares issued upon the exercise of outstanding options or warrants), or the perception that such sales could occur, could depress prevailing market prices for the Common Stock. Such sales also may make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate.

          After giving effect to the Company Equity Offering, the Company would have _______ shares of Common Stock outstanding as of September 30, 1996. In addition, at September 30, 1996, an aggregate of 12,557,876 shares of Common Stock have been reserved for issuance pursuant to (i) the exercise of options and warrants to purchase 2,464,902 shares of Common Stock, all of which were immediately exercisable, and (ii) the conversion of shares of the Company's Series A Preferred (as defined herein), Series B Preferred (as defined herein) and 14% Preferred (as defined herein). All of the 13,304,263 shares of Common Stock, when sold hereby, together with approximately ________ shares (consisting of shares sold in the Company Equity Offering and shares of Common Stock sold pursuant to Rule 144 as described below) will be freely transferable without restriction under the Securities Act, unless held by an affiliate of the Company. The remaining outstanding shares of Common Stock held by existing stockholders are "restricted securities" of the Company within the meaning of Rule 144 under the Securities Act and may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration thereunder, including the exemption contained in Rule 144, which contains certain volume and other resale limitations. Pursuant to Rule 144(k), however, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at the time of sale and has not been an affiliate during the three months immediately preced-ing the sale may sell such shares without regard to such volume and other resale limitations of Rule 144 provided that a period of at least three years has elapsed since the later of the date the securities were acquired from the issuer or from an affiliate of the issuer.

          In connection with the Company Equity Offering,
     Internationale Nederlanden (U.S.) Capital Corporation ("ING") and Cerberus Partners, L.P. ("Cerberus" and, together with ING, the "Lenders"), who are both Selling Shareholders and hold approxi-mately 67% of the shares of Common Stock being registered hereby, have agreed not to transfer, sell or otherwise dispose of shares of Common Stock (except for 250,000 shares which may be sold by each of ING and Cerberus as part of the Company Equity Offering or otherwise) prior to the expiration of 360 days after the effective date of the registration statement relating to the Company Equity Offering (the "Effective Date") without the consent of Southcoast Capital Corporation except as follows: (i) up to 900,000 shares in the aggregate may be transferred, sold or otherwise disposed of by each of ING and Cerberus during the period commencing on the 181st day following the Effective Date and ending on the 270th day following the Effective Date and (ii) up to 1,150,000 shares in the aggregate (including any shares sold pursuant to clause (i)) may be transferred, sold or otherwise disposed of by each of ING and Cerberus during the period commencing on the 271st day following the Effective Date and ending on the 360th day following the Effective Date. In addition, other Selling Shareholders who hold approximately 25% of the shares of Common Stock being registered hereby have agreed not to transfer, sell or otherwise dispose of such shares for a period of 180 days commencing on the date of the consummation of the Company Equity Offering without the consent of Southcoast Capital Corporation.

          In connection with the Company Equity Offering, the Company and its executive officers and directors have agreed pursuant to lock-up agreements that they will not offer or sell any shares of Common Stock of the Company beneficially owned by them during a period of 180 days (the "Lock-up Period") following the Effective Date without the prior written consent of Southcoast Capital Corporation, except that the Company may issue shares of Common Stock upon the exercise of options or in connection with acquisi-tions. After the Lock-up Period, all such shares may be sold in accordance with Rule 144 under the Securities Act.

     POSSIBLE VOLATILITY OF STOCK PRICE

          There may be significant volatility in the market price for the Company's Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets of the telecommunications industry or other developments affecting the Company or its competitors, could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, in recent years, the stock market and, in particular, the telecommunications industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating perfor-mance.

     SEASONALITY

          The Company's revenues have fluctuated seasonally on a historical basis. The Company's public pay telephones in the northern and western states, some of which are located outdoors, typically experience reduced revenues in the first quarter due to weather conditions, which may have a material adverse effect on the Company's operating performance. Revenues are typically highest in the fourth quarter because of the increased volume of calls made during the holiday season.

     DEPENDENCE ON SIGNIFICANT CUSTOMER

          The Company's public pay telephone operations are diversi-fied on both a geographical and customer account basis. Current-ly, it owns and operates public pay telephones in 41 states and the District of Columbia (approximately 95% of which public pay telephones are located in 17 states) through agreements with both multi-station customers such as shopping malls, convenience stores, service stations and grocery stores as well as with single station customers. After giving effect to the consumma-tion of the Pending Acquisitions, the Company will own and operate public pay telephones in 43 states, the District of Columbia and Mexico (approximately 96% of which public pay telephones are located in 21 states).

          The Company owns and operates the public pay telephones for certain properties owned by The Edward J. DeBartolo Corporation and its affiliates (which merged with Simon Property Group L.P. in 1996 and is now known as Simon DeBartolo Group ("Simon DeBartolo")). The Company derived approximately 15% and 8% of its total revenue for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, from the operation of these public pay telephones. As the Company expands its installed public pay telephone base through additional acquisi-tions and internal growth, it expects that the percentage of total revenue derived from Simon DeBartolo will continue to decline. There can be no assurance that the agreements will be renewed upon expiration. Other than Simon DeBartolo, no single customer generated more than 5% of the Company's total revenue for the year ended December 31, 1995 or the six months ended June 30, 1996. On a pro forma basis after giving effect to the Pending Acquisitions, no single customer would have accounted for more than 5% of the Company's total revenue for the year ended December 31, 1995 or the six months ended June 30, 1996.

     DIVIDEND POLICY

          The Company has never declared or paid any dividend on its Common Stock. The Company currently intends to retain its earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. The Credit Agreement restricts the Company's ability to pay dividends, and the Company cannot pay dividends on the Common Stock unless dividends are also paid on the Series A Preferred and the Series B Preferred. See "Dividend Policy."

     POSSIBLE CHANGE IN CONTROL

          In connection with the Company's Credit Agreement dated March 15, 1996, as amended (the "Credit Agreement"), with the Lenders, ING and Cerberus received warrants to purchase a total of 204,824 shares of Series A Special Convertible Preferred Stock ("Series A Preferred") which, in turn, are convertible into 4,096,480 shares of Common Stock. In addition, $29,000,000 of the outstanding debt under the Credit Agreement is convertible into 241,667 shares of Series B Special Convertible Preferred Stock ("Series B Preferred") which, in turn, is convertible into a total of 4,833,333 shares of Common Stock. Prior to the consummation of the Company Equity Offering, ING and Cerberus intend to exercise warrants in an amount sufficient to purchase shares of Series A Preferred that are convertible into an aggre-gate of 500,000 shares of Common Stock, which shares will be sold in the Company Equity Offering. Upon consummation of the Company Equity Offering, ING and Cerberus will still have the right to acquire 3,596,480 shares of Common Stock upon exercise of the remaining warrants and 4,833,333 shares of Common Stock assuming conversion of the outstanding debt under the Credit Agreement, which would result in ownership in the aggregate of ___% of the Company's Common Stock (based on the amount outstanding as of September 30, 1996 after giving effect to the Company Equity Offering). Upon consummation of the Company Equity Offering and the Company Debt Offering and the repayment of all outstanding debt under the Credit Agreement, ING and Cerberus will still have the right to acquire 3,596,480 shares of Common Stock upon exercise of the remaining warrants, which would result in owner-
     ship in the aggregate of    % of the Company's Common Stock
     (based on the amount outstanding as of September 30, 1996 after giving effect to the Company Equity Offering).

     ACTUAL RESULTS MAY DIFFER FROM FORWARD LOOKING STATEMENTS

          Statements in this Prospectus that reflect projections or expectations of future financial or economic performance of the Company, and statements of the Company's plans and objectives for future operations, including those relating to the Company's services and ability to generate additional revenues, are "for-ward looking" statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include, but are not limited to, the anticipated effects of Section 276 of the Telecommunications Act and the FCC's implementing regulations, the achievement of cost savings from the acquisitions described herein and the availability of capital resources.

          No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such forward looking statements. Important factors that could result in such differences, in addition to the risk factors identified above, include: general economic condi-tions in the Company's markets, including recession, interest rates and other economic factors; disruption of operations; and other factors that generally affect businesses.

                          THE PENDING ACQUISITIONS

     THE CHEROKEE ACQUISITION

          The Company has entered into a letter of intent dated October 16, 1996 (the "Cherokee Letter of Intent") to acquire all of the capital stock of Cherokee for a purchase price of $54 million plus related fees and expenses, subject to certain purchase price adjustments, which may include an increase of up to $6 million in cash or common stock payable in two equal installments due January 1998 and 1999 if the FCC fails to implement certain rate caps, rate guidelines or third party preferences during 1997 or 1998, as the case may be. In addi-tion, the Company will pay $1.25 million in connection with certain non-competition agreements. Cherokee, with corporate headquarters in Jacksonville, Texas, is the fifth largest inde-pendent public pay telephone operator in the United States. At September 30, 1996, Cherokee owned and operated 12,344 public pay telephones in 14 states, of which approximately 85% were located in Texas, New Mexico, Colorado, Utah and Montana. Upon consumma-tion of the Cherokee Acquisition, the Company expects to acquire approximately 14,000 public pay telephones from Cherokee (of which 13,500 will be installed), which include 300 public pay telephones in Monterrey, Mexico which are owned by a joint venture in which Cherokee has an approximate 50% interest. The Company will also acquire Cherokee's public pay telephone enclo-sure refurbishing and manufacturing facilities in Jacksonville. Upon consummation of the Cherokee Acquisition and the Texas Coinphone Acquisition, the Company believes that it will be one of the two largest independent public pay telephone operators in the United States. After giving effect to the Pending Acquisi-tions, the Company will own and operate 38,423 public pay tele-phones, approximately 44% of which will be located in Texas, Florida and California.

          The consummation of the Cherokee Acquisition is subject to certain closing conditions, including the negotiation and execu-tion of a purchase agreement by November 30, 1996 and the receipt of approval from Cherokee's board of directors and stockholders. The Cherokee Acquisition is currently expected to close in January 1997; however, there can be no assurance that the closing conditions will be satisfied or waived or that the Cherokee Acquisition will be consummated or if consummated, as to the final terms thereof. However, the Company will be required to make an offer to repurchase approximately $35.0 million aggregate principal amount of the Notes on the Special Offer Date at the Special Offer Price if the Cherokee Acquisition is not consummated prior to ________ __, 1997. See "Risk Fac-tors--Possible Non-Consummation of the Pending Acquisitions and the Public Offerings" and "Description of Certain Indebted-ness--The Notes."

          Pursuant to the Cherokee Letter of Intent, at the time of execution of the purchase agreement, the Company will be required to deposit $520,000 in escrow to be credited toward the purchase price for the Cherokee Acquisition, which deposit will be for-feited by the Company if the Company breaches its obligations under the purchase agreement or the Cherokee Acquisition other-wise fails to close by January 31, 1997. The Company and Chero-kee have agreed that at the closing the Company will deposit an additional $480,000 into an escrow account, representing an aggregate of $1 million of the purchase price held in escrow to fund certain indemnification arrangements and purchase price adjustments. To the extent not utilized to fund such payments, the escrowed funds will be released as follows: (i) $250,000 on the 90th day after closing, (ii) $250,000 on the 180th day after closing and (iii) the balance on the 270th day after closing. Pursuant to the Cherokee Letter of Intent, the sellers in the Cherokee Acquisition have each agreed to be personally liable for any unrecorded expenses and liabilities in excess of $100,000, up to a maximum of $2,000,000. There can be no assurance, however, that the escrowed funds will be sufficient to satisfy such unrecorded expenses and liabilities of Cherokee assumed by the Company or that the sellers will satisfy their personal indemni-fication obligations to the Company.

          Pursuant to the Cherokee Letter of Intent, certain key employees of Cherokee will enter into employment and/or non-competition agreements with the Company upon consummation of the Cherokee Acquisition.

          The Cherokee Letter of Intent requires that the purchase agreement to be entered into by the Company and Cherokee include customary representations and warranties with respect to the condition and operation of Cherokee's business.

          The Indenture provides that the Trust Funds will be released to the Company on the closing date for the Cherokee Acquisition.

     THE TEXAS COINPHONE ACQUISITION

          The Company has entered into a letter of intent dated October 9, 1996 (the "Texas Coinphone Letter of Intent") to acquire 1,200 installed public pay telephones from Texas Coinphone for a purchase price of approximately $3.7 million, subject to certain purchase price adjustments. Texas Coinphone, with corporate headquarters in Bryan, Texas, owns and operates 1,200 public pay telephones in Texas, including Dallas, Houston, San Antonio and the Bryan/College Station area. The Company expects to realize significant costs savings in connection with the integration of the Texas Coinphone business because all the public pay telephones being acquired are located in Texas.

          The consummation of the Texas Coinphone Acquisition is subject to certain closing conditions, including the negotiation and execution of a purchase agreement by November 30, 1996. The Texas Coinphone Acquisition is currently expected to close in January 1997; however, there can be no assurance that the closing conditions will be satisfied or waived or that the Texas Coinphone Acquisition will be consummated, or if consummated, as to the final terms thereof.

          Pursuant to the Texas Coinphone Letter of Intent, at the time of execution of the purchase agreement the Company will be required to deposit $150,000 in escrow to be credited toward the purchase price for the Texas Coinphone Acquisition, which deposit will be forfeited by the Company if the Texas Coinphone Acquisi-tion is not consummated as a result of the Company's actions.
     The Company and Texas Coinphone have agreed that at the closing the Company will deposit an additional $180,000 into an escrow account, representing an aggregate of $330,000 of the purchase price held in escrow to fund certain indemnification arrangements and purchase price adjustments. To the extent not utilized to fund such payments, the escrowed funds will be released as follows: (i) $150,000 on the 90th day after closing and (ii) the balance on the first anniversary date of the closing. There can be no assurance, however, that the escrowed funds will be suffi-cient to satisfy such liabilities of Texas Coinphone assumed by the Company.

          Pursuant to the Texas Coinphone Letter of Intent, certain key employees of Texas Coinphone will enter into non-competition agreements with the Company upon consummation of the Texas
     Coinphone Acquisition.

          The Texas Coinphone Letter of Intent requires that the purchase agreement to be entered into by the Company and Texas Coinphone include customary representations and warranties.

                              USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of Common Stock offered by the Selling Shareholders.

                               CAPITALIZATION

          The following table sets forth the capitalization of the Company at June 30, 1996 (i) on an actual basis, (ii) on a pro forma basis to give effect to the acquisitions of POA and Amtel, and the Company Equity Offering as if such transactions had occurred on June 30, 1996, (iii) on a pro forma basis to give effect to the acquisitions of POA and Amtel, the Company Equity Offering and the Company Debt Offering and assuming the $35.0 million held in escrow for three months is then utilized to purchase Notes from the bondholders as if such transactions had occurred on June 30, 1996 and (iv) on a pro forma basis as set forth in the preceding clause (iii) (except for the repurchase by the Company of the $35 million of Notes from the bondholders) and as adjusted to reflect the Pending Acquisitions, as if such transactions had occurred on June 30, 1996. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Data" and the financial statements and notes thereto included elsewhere in this Prospectus.



                                           As of June 30, 1996

                                                                                 Pro Forma
                                                                                for the POA
                                                                  Pro Forma     and Amtel
                                                                 for the POA    Acquisitions,
                                                     Pro Forma    and Amtel     the Pending
                                                    for the POA  Acquisitions,  Acquisitions,
                                                     and Amtel    the Company   the Company
                                                    Acquisitions Debt Offering  Debt Offering
                                                    and the Com-  and the Com-  and the Com-
                                                    pany Equity   pany Equity   pany Equity
                                         Actual       Offering     Offering       Offering
                                      -----------   ------------ -------------  ------------

      Total long-term debt (includ-
      ing current installments):
       Credit Agreement, net (1)  .   $26,372,962   $27,149,508       --           --
       New Credit Agreement (2)   .       --            --            --           --

       __% Senior Notes due 2006  .       --            --       $75,000,000  $110,000,000
       Notes payable (including
       obligations under capital
       leases)  . . . . . . . . . .     2,391,276    13,936,463    2,552,349      3,113,915
                                        ---------    ----------    ---------      ---------
      Total long-term debt
      (including current install-
      ments)  . . . . . . . . . . .    28,764,238    41,085,971   77,552,349    113,113,915

      Redeemable preferred stock:
       14% cumulative redeemable
        convertible preferred
        stock:   $60 stated value;
        200,000 shares authorized;
        107,918.19 shares issued
        and outstanding; 4,464.48
        shares reserved for issu-
        ance upon declaration of
        dividends (3)   . . . . . .     6,404,228     6,404,228    6,404,228      6,404,228

      Non-mandatorily redeemable
      preferred stock, common
        stock and other
        shareholders' equity:
      Series A special convertible
       preferred stock:  $0.20 par
       value; 250,000 shares au-
       thorized; no shares issued  .        --             --          --            --
       Series B special convertible
        preferred stock:  $0.20 par
        value; 250,000 shares au-
        thorized; no shares issued .        --             --          --            --
       Common stock:  $.01 par val-
        ue; 50,000,000 shares au-
        thorized; 5,248,230 shares
        issued and outstanding,
        actual; 7,577,059 shares
        issued and outstanding, pro
        forma; 14,327,059 shares
        issued and outstanding, pro
        forma, as adjusted (4)  . .        52,482       143,720       143,270      143,270

       Additional paid-in capital      35,702,864    63,066,581    63,066,581   63,066,581
       Accumulated deficit (5)  . .   (25,638,420) (25,638,420)   (36,984,810) (36,984,810)
                                      -----------  -----------    -----------  -----------
        Total non-mandatorily re-
          deemable preferred stock,
          common stock and other
          shareholders' equity  . .    10,116,926   37,571,431     26,225,041   26,225,041
                                      -----------   ----------     ----------   ----------
      Total capitalization  . . . .   $45,285,392   85,061,630   $110,181,618 $145,743,184
                                      ===========   ==========   ============ ============

 ____________
 (1) Excludes $5,850,492 constituting the unamortized portion of the debt discount, which arose from the original allocation of proceeds to warrants issued to the Lenders in connection with the Credit Agreement. The total face amount of the Credit Agreement outstanding as of June 30, 1996 was $32,223,454.
 (2) Upon consummation of the Company Debt Offering and the Company Equity Offering, the Company does not expect to have any borrowings under the New Credit Agreement.
 (3) The redemption amount of $6,742,980 (plus accrued dividends) is due on June 30, 2000. If the Company Debt Offering and the Company Equity Offering are consummated, the Company may elect, at its option, to redeem approximately $5.5 million of 14% Preferred.
 (4) Does not reflect the issuance of any Common Stock pursuant to options and warrants outstanding.
 (5) Reflects a $2,002,386 reduction (of which $1,227,589 was a non-cash item) resulting from the redemption of the Company's 10% Cumulative Redeemable Preferred Stock (the "10% Preferred"), the 8% Cumulative Redeemable Preferred Stock (the "8% Preferred") and 7% Cumulative Convertible Redeemable Preferred Stock (the "7% Preferred") on March 15, 1996. See Note 15 to the audited consolidated financial statements of the Company included elsewhere in this Prospectus.

                        PRICE RANGE OF COMMON STOCK

        The Common Stock is listed on Nasdaq under the symbol "PNTL." The following table sets forth on a per share basis, for the periods indicated, the high and low sales prices of the Common Stock as reported by Nasdaq.

                                                       Price Range
                                                     High       Low

      Fiscal 1996:
       First Quarter  . . . . . . . . . . . . . .  $7 7/8      $5
       Second Quarter   . . . . . . . . . . . . .   6 1/2       2 3/4
       Third Quarter  . . . . . . . . . . . . . .   5           2
       Fourth Quarter (through November 12, 1996)
                                                    4 3/8       2 1/4

      Fiscal 1995:
       First Quarter  . . . . . . . . . . . . . .  $7 1/8      $4 7/8
       Second Quarter   . . . . . . . . . . . . .   8 1/4       4 7/8
       Third Quarter  . . . . . . . . . . . . . .   8 1/4       5 7/16
       Fourth Quarter   . . . . . . . . . . . . .   8 5/8       5 1/4

      Fiscal 1994:
       First Quarter  . . . . . . . . . . . . . . $20 1/4     $14 1/4
       Second Quarter   . . . . . . . . . . . . .  15 3/4       8 5/8
       Third Quarter  . . . . . . . . . . . . . .   9 3/8       6
       Fourth Quarter   . . . . . . . . . . . . .  11 1/4       6 3/4

          On November 12, 1996, the last sale price as reported by Nasdaq was $3 3/8 per share.

          As of September 30, 1996, there were approximately 313 shareholders of record of the Company's Common Stock. The number of record holders does not take into account shares held in nominee or "street" name for the account of beneficial owners.


                              DIVIDEND POLICY

          The Company has never declared or paid any dividends on its Common Stock. The Company currently intends to retain its earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. The payment of dividends by the Company is restricted by the Credit Agreement and is expected to be restricted by the New Credit Agreement, and the Company cannot pay any dividends on its Common Stock unless dividends are paid to the holders of the Series A Preferred and Series B Preferred in an amount equal to that which such holders would have been entitled to receive if such holders had converted their shares of Series A Preferred or Series B Preferred, as applicable, into Common Stock prior to the record date used by the Board of Directors for determining the holders of Common Stock entitled to receive such dividends. Any future declaration of dividends will be subject to the discretion of the Board of Directors of the Company. The timing, amount and form of dividends (other than with respect to the holders of 14% Preferred which are only entitled to receive dividends payable in additional shares of 14% Preferred), if any, will depend, among other things, on the Company's financial condition, capital requirements, cash flow, profitability, plans for expansion, business outlook and other factors deemed relevant by the Board of Directors of the Company.


                          SELECTED FINANCIAL DATA

          The following tables present selected historical financial data for the fiscal years ended December 31, 1993, 1994 and 1995 derived from, and which should be read in conjunction with, the audited consolidated financial statements of the Company and related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The following tables also present selected historical financial data for the six months ended June 30, 1995 and 1996 derived from, and which should be read in conjunction with, the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus which, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the interim period financial data. The results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

          In addition, the following tables present unaudited pro forma selected financial and operating data for the Company as of and for the six months ended June 30, 1996 and the year ended December 31, 1995, as adjusted to give pro forma effect to (i) in the case of statement of operations data, (a) the 1995 Acquisi-tions, the 1996 Acquisitions and the Company Equity Offering as if such transactions had been consummated at the beginning of the respective period, (b) the 1995 Acquisitions, the 1996 Acquisi-tions, the Company Equity Offering and the Company Debt Offering as if such transactions had been consummated at the beginning of the respective period and assuming $35 million is escrowed for 3 months and then utilized to purchase Notes from the bondholders and (c) the Acquisitions, the Company Debt Offering and the Company Equity Offering as if such transactions had been consum-mated at the beginning of the respective period and (ii) in the case of balance sheet data, (a) the acquisitions of POA and Amtel and the Company Equity Offering as if such transactions had been consummated on June 30, 1996, (b) the acquisitions of POA and Amtel, the Company Equity Offering and the Company Debt Offering as if such transactions had been consummated on June 30, 1996 and assuming $35 million is escrowed for 3 months and then utilized to purchase Notes from bondholders and (c) the acquisitions of POA and Amtel, the Pending Acquisitions, the Company Debt Offer-ing and the Company Equity Offering as if such transactions had been consummated on June 30, 1996. See "Pro Forma Financial Data." The unaudited pro forma data give pro forma effect to the acquisitions under the purchase method of accounting and certain other operating assumptions. See "Pro Forma Financial Data."

          The unaudited pro forma financial data do not purport to represent what the Company's results of operations or financial condition would have actually been or operations of the Company in any future period would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The following information is qualified by reference to and should be read in conjunction with "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus.


                                                                                              Six Months Ended
                                   Year Ended December 31     Year Ended December 31, 1995        June 30
                                   ----------------------     ----------------------------    ----------------

                                                                                      Pro
                                                                                      Forma
                                                                                      for
                                                                                      1995
                                                                                      and
                                                                                      1996
                                                                                      Acquisi-
                                                                             Pro      tions,
                                                                            Forma     Pend-
                                                                Pro        for 1995    ing
                                                                Forma      and 1996   Acquisi-
                                                                 for       Acquisi-   tions,
                                                                 1995     tions, the   the
                                                                 and        Company   Company
                                                                 1996        Equity    Equity
                                                               Acquisi-    Offering   Offering
                                                              tions and     and the   and the
                                                               Company     Company    Company
                                                               Equity        Debt      Debt
                                                               Offering    Offering   Offer-
                                   1993      1994      1995      (1)          (2)     ing (3)       1995     1996
                                 -------    ------   -------   ---------   ---------  ---------   -------   -------
(In thousands, except
  per share data)

Statement of Operations
  Data:

Total revenues..................   $11,070   $15,866   $18,718   $59,610    $ 59,610    $91,496    $7,878   $16,806
Cost and expenses...............    11,683    17,180    24,007    68,892      68,892    101,132     9,077    24,497
Loss from operations............      (613)   (1,314)   (5,289)   (9,282)    ( 9,282)    (9,636)   (1,199)   (7,691)
Interest expense................       175       388       837     8,960      12,253     15,403       220     2,091
Loss before extraordinary item..      (779)   (1,695)   (6,110)  (18,407)    (21,174)   (25,420)   (1,413)   (9,780)
Net loss........................      (779)   (1,695)   (6,110)                                    (1,413)  (10,047)
Net loss applicable to common
shareholders (7)................      (986)   (1,987)   (6,419)  (19,060)    (21,828)   (26,073)   (1,568)  (12,185)
Net loss per common share (7)...     (0.96)    (1.35)    (3.29)    (1.57)      (1.80)     (2.15)    (0.99)    (3.41)
Weighted average number of
common shares................... 1,031,384 1,470,188 1,950,561 12,115,561 12,115,561 12,115,561 1,586,142 3,576,381





                                                Six Months Ended
                                                  June 30, 1996
                                       --------------------------------

                                                              Pro
                                                              Forma
                                                              for
                                                              1996
                                                              Acquisi-
                                                   Pro        tions,
                                                   Forma      Pend-
                                                    for       ing
                                                    1996      Acquisi-
                                       Pro         Acquisi-   tions,
                                       Forma       tions,     the
                                        for         the       Company
                                       1996        Company    Equity
                                       Acquisi-     Equity    Offering
                                      tions and    Offering   and the
                                       Com-        and the    Company
                                       pany        Compa-     Debt
                                       Equity      ny Debt    Of-
                                       Offering    Offering   fering
                                         (4)       (5)        (6)
                                       -------     -------    -------

(In thousands, except
  per share data)

Statement of Operations Data:

Total revenues..................        $30,240    $30,240    $46,566
Cost and expenses...............         38,042     38,042     56,008
Loss from operations............         (7,802)    (7,802)    (9,442)
Interest expense................          2,900      5,872      6,922
Loss before extraordinary item..        (10,763)   (13,210)   (16,442)
Net loss........................
Net loss applicable to common
shareholders (7)................        (10,898)   (13,345)   (16,577)
Net loss per common share (7)...          (0.85)     (1.04)     (1.29)
Weighted average number of
common shares...................     12,871,427 12,871,427 12,871,427




Financial Ratios and Operating
Data:

EBITDA (8)......................         $6,397    $6,397    $10,177
EBITDA margin (9)...............          21.15%    21.15%    21.86%
Ratio of EBITDA to interest
expense.........................           2.21      1.09      1.47
Number of public pay telephones
in service......................                   24,813     40,013




Financial Ratios and Operating
Data:

EBITDA (8)...................... $283      $922    $1,264      $10,381    $10,381     $21,244      $233     $2,956
EBITDA margin (9)............... 2.56%     5.81%     6.75%      17.42%     17.42%       23.22%     2.96%    17.59%
Ratio of EBITDA to interest
expense......................... 1.62      2.38      1.51        1.16        .85         1.38      1.06      1.41
Number of public pay telephones
in service...................... 2,350    4,891     9,458                  24,074      39,274     5,038    14,826


                                                                   As of June 30, 1996
                                 ------------------------------------------------------------------------

                                                                                                       Pro Forma for the
                                                                                                            POA and
                                                                                                             Amtel
                                                                                     Pro Forma for     Acquisitions, the
                                                                                     POA and Amtel          Pending
                                                                                     Acquisitions,     Acquisitions, the
                                                               Pro Forma for POA    the Company Debt      Company Debt
                                                                   and Amtel            Offering          Offering and
                                                               Acquisitions and     and the Company       the Company
                                                              the Company Equity    Equity Offering     Equity Offering
                                           Actual                Offering (10)            (11)                (12)
Balance Sheet Data:              ----------------------       ----------------     ---------------     ---------------

Total assets....................           $52,043                 $90,451            $115,571            $151,842
Long-term debt and obligations
under capital leases
 (including current
installments) (13)..............            28,764                 41,086              77,552             113,114
14% Redeemable Preferred Stock..             6,404                  6,404               6,404               6,404
Non-mandatorily redeemable
preferred stock, common
 stock and other shareholders'
equity..........................            10,117                 37,571              26,225              26,225
Working capital (deficit) (14)..            (8,984)                 4,637              34,027              10,928




   (1) Gives effect to the 1995 Acquisitions, the 1996 Acquisitions and the Company Equity Offering, as if such transactions had occurred on January 1, 1995. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.
    (2) Gives effect to the 1995 Acquisitions, the 1996 Acquisitions, the Company Equity Offering and the Company Debt Offering, as if such transactions had occurred on January 1, 1995, and assuming $35 million is escrowed for 3 months and then utilized to purchase Notes from the bondholders. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.
    (3) Gives effect to the Acquisitions, the Company Equity Offering and the Company Debt Offering, as if such transactions had occurred on January 1, 1995. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.
    (4) Gives effect to the 1996 Acquisitions and the Company Equity Offering, as if such transactions had occurred on January 1, 1996. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.
    (5) Gives effect to the 1996 Acquisitions, the Company Equity Offering and the Company Debt Offering, as if such transactions had occurred on January 1, 1996, and assuming $35 million is escrowed for 3 months and then utilized to purchase Notes from the bondholders. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.
    (6) Gives effect to the 1996 Acquisitions, the Pending Acquisitions, the Company Equity Offering and the Company Debt Offering, as if such transactions had occurred on January 1, 1996. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.
    (7) Pro forma net loss applicable to common shareholders excludes the extraordinary loss on debt restructuring and the loss on redemption of 10% Preferred (as defined herein), 8% Preferred (as defined herein) and 7% Preferred (as defined herein) realized in March 1996.
    (8) EBITDA represents earnings before interest income, interest expense, income taxes, depreciation, amortization and other unusual charges and settlements of employment contracts. EBITDA is not intended to represent an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. The Company believes that EBITDA is a meaningful measure of performance because it is commonly used in the public pay telephone industry to analyze comparable public pay telephone companies on the basis of operating performance, leverage and liquidity.
    (9) EBITDA margin is calculated by dividing (a) EBITDA by (b) total revenues. EBITDA margin is a measure commonly used in the Company's industry as an indicator of the efficiency of the Company's operations.
    (10) Gives effect to the acquisitions of POA and Amtel and the Company Equity Offering, as if such transactions had occurred on June 30, 1996.
    (11) Gives effect to the acquisitions of POA and Amtel, the Company Debt Offering and the Company Equity Offering, as if such transactions had occurred on June 30, 1996 and assuming the $35 million escrowed for 3 months is then utilized to purchase Notes from the bondholders.
    (12) Gives effect to the acquisitions of POA and Amtel and the Pending Acquisitions, and the Company Debt Offering and the Company Equity Offering, as if such transactions had occurred on June 30, 1996.
    (13) Excludes $5,850 constituting the unamortized portion of long-term debt discount, which arose from the original allocation of proceeds to warrants issued to the Lenders (as defined herein) in connection with the Credit Agreement.
    (14) Working capital (deficit) is calculated by subtracting the Company's current liabilities from its current assets.


                          PRO FORMA FINANCIAL DATA

          The following unaudited pro forma combined, condensed financial statements adjust the historical statements of opera-tions data for the year ended December 31, 1995 and the six months ended June 30, 1996 and adjusts the historical balance sheet data as of June 30, 1996 to give effect to (i) the acquisi-tion of World on September 22, 1995, Public Telephone on October 15, 1995, IPP and Paramount on March 15, 1996, Amtel on September 13, 1996, and POA on September 16, 1996; (ii) the pending acqui-sitions of Cherokee and Texas Coinphone; (iii) the funds borrowed under the Credit Agreement; (iv) the sale by the Company of $25,000,000 of Common Stock pursuant to the Company Equity Offering and the application of the estimated net proceeds therefrom as set forth under "Prospectus Summary The Company Equity Offering and the Company Debt Offering"; and (v) the sale by the Company of $110,000,000 of Notes pursuant to the Company Debt Offering and the application of the estimated net proceeds therefrom as set forth under "Prospectus Summary The Company Equity Offering and the Company Debt Offering." All purchase price allocations for the Acquisitions, are preliminary in nature and are subject to change within the next twelve months of each acquisition based on refinements as actual data becomes avail-able. The pro forma adjustments are included in the unaudited pro forma balance sheet as if the transactions had occurred on June 30, 1996 and in the unaudited pro forma statements of operations as if the transactions had occurred at the beginning of each period presented. The unaudited pro forma combined condensed financial data should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus, and are not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on the dates indicated or which might occur in any future period.



PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995
----------------------------------------------------------------------------------------------------------------------------


                                                                 World,                                          Pro Forma
                                                                 Public                                         Adjustments
                                                PhoneTel       Telephone,                                        for 1995
                                                Technolo-       IPP and                                          and 1996
                                                  gies        Paramount a         Amtel           POA          Acquisitions
                                             -------------------------------------------------------------------------------
Revenues
      Coin calls                                $12,130,189      $18,246,442      $9,689,179     $3,747,247    ($295,475)
      Non-coin                                    3,776,501                -       5,459,411      4,418,667     (963,882)
      Other                                       2,811,293          242,481       1,910,550         49,221   (1,612,090)
                                             -----------------------------------------------------------------------------
                                                 18,717,983       18,488,923      17,059,140      8,215,135   (2,871,447) b
                                             -----------------------------------------------------------------------------
Operating expenses:
      Line and transmission charges               5,475,699        6,377,191       6,862,015      3,599,271   (1,694,515) c
      Location commissions                        3,467,626        2,361,157       3,921,741      1,178,156   (1,067,000) d
      Other operating expenses                    5,310,262        1,847,352       2,719,090        289,036   (3,027,295) e
      Depreciation and amortization               4,383,049        2,059,628       1,621,029      1,218,095     8,686,142 f
      Selling, general and administrative         3,200,742        5,229,060      15,103,091      1,911,624  (14,309,744) g
      Other unusual charges and
           contractual settlement                 2,169,503                -               -              -             -
                                             -----------------------------------------------------------------------------
                                                 24,006,881       17,874,388      30,226,966      8,196,182  (11,412,412)
                                             -----------------------------------------------------------------------------
           Loss from operations                 (5,288,898)          614,535    (13,167,826)         18,953     8,540,965

Other income (expense)
      Interest expense - related parties                  -                -               -              -   (7,198,404) h
      Interest expense - others                   (836,911)      (1,109,102)     (7,429,502)      (971,141)     7,524,624 i
      Interest income                                16,112           19,671               -            415             -
      Reorganization expenses                             -                -       (539,942)              -       539,942 j
      Other                                               -        (405,505)       (429,967)       (68,517)       429,967 j
                                             -----------------------------------------------------------------------------
           Total other income (expense)           (820,799)      (1,494,936)     (8,399,411)    (1,039,243)     1,296,129
                                             -----------------------------------------------------------------------------
Loss before income taxes
           and extraordinary item               (6,109,697)        (880,401)    (21,567,237)    (1,020,290)     9,837,094
      Income taxes                                        -           38,100           4,000      (277,720)      (38,100) k
                                             -----------------------------------------------------------------------------
Loss before extraordinary item                 ($6,109,697)       ($918,501)   ($21,571,237)     ($742,570)    $9,875,194
                                             =============================================================================

Earnings per share calculation:
      Preferred dividend requirements             (309,668)        (343,567)               -              -             -
                                             -----------------------------------------------------------------------------
           Loss before extraordinary item
           applicable to common sharehold-
           ers                                 ($6,419,365)     ($1,262,068)   ($21,571,237)     ($742,570)    $9,875,194
                                             =============================================================================
Loss per common  share before
      extraordinary item                            ($3.29)
                                             ===============
Weighted average number of shares                 1,950,561        1,086,171       2,162,163        166,666
                                             ===============================================================







                                                                                                               Pro Forma for 1995
                                                                    Pro Forma for 1995                         and 1996 Acquisi-
                                                     Pro Forma           and 1996             Pro Forma        tions, the Company
                                                  Adjustments for    Acquisitions and      Adjustments for    Equity Offering and
                                                 Company Equity       Company Equity      the Company Debt      the Company Debt
                                                     Offering            Offering             Offering              Offering
                                             -------------------------------------------------------------------------------------
Revenues
      Coin calls                                            -          $43,517,582                   -           $43,517,582
      Non-coin                                              -           12,690,697                   -            12,690,697
      Other                                                 -            3,401,455                   -             3,401,455
                                                --------------    -----------------     ---------------     ----------------------
                                                            -           59,609,734                   -            59,609,734
                                                --------------    -----------------     ---------------     ----------------------
Operating expenses:

      Line and transmission charges                         -           20,619,661                                20,619,661
      Location commissions                                  -            9,861,680                                 9,861,680
      Other operating expenses                              -            7,138,445                                 7,138,445
      Depreciation and amortization                         -           17,967,943                                17,967,943
      Selling, general and administrative                   -           11,134,773                                11,134,773
      Other unusual charges and
           contractual settlement                           -            2,169,503                   -             2,169,503
                                                --------------    -----------------     ---------------     ----------------------
                                                            -           68,892,005                   -            68,892,005
                                                --------------    -----------------     ---------------     ----------------------
           Loss from operations                             -          (9,282,271)                               (9,282,271)

Other income (expense)
      Interest expense - related parties           $1,060,000 l        (6,138,404)          $6.138.404 o                   -
      Interest expense - others                             -          (2,822,032)         (9,430,876) p        (12,252,908)
      Interest income                                       -               36,198             525,000 q             561,198
      Reorganization expenses                               -                    -                                         -
      Other                                                 -            (474,022)                   -             (474,022)
                                                --------------    -----------------     ---------------     ----------------------
           Total other income (expense)             1,060,000          (9,398,260)         (2,767,472)          (12,165,732)
                                                --------------    -----------------     ---------------     ----------------------
Loss before income taxes
           and extraordinary item                   1,060,000         (18,680,531)         (2,767,472)          (21,448,003)
      Income taxes                                          -            (273,720)                   -             (273,720)
                                                --------------    -----------------     ---------------     ----------------------
Loss before extraordinary item                     $1,060,000        ($18,406,811)        ($2,767,472)         ($21,174,283)
                                                ==============    =================     ===============     ======================

Earnings per share calculation:

      Preferred dividend requirements                       -            (653,235)                   -             (653,235)
                                                --------------    -----------------     ---------------     ----------------------
           Loss before extraordinary item
           applicable to common sharehold-
           ers                                     $1,060,000        ($19,060,046) n      ($2,767,472)         ($21,827,518) r
                                                ==============    =================     ===============     ======================
Loss per common  share before
      extraordinary item                                                   ($1.57)                                   ($1.80) r
                                                                  =================                         =================
Weighted average number of shares                   6,750,000 m         12,115,561 n                              12,115,561
                                                ==============    =================                         =================




                                                                                                                    Pro Forma
                                                                                                                for the 1995 and
                                                                                                                      1996
                                                                                                                  Acquisitions,
                                                                                                                 Pending Acqui-
                                                                                                                    sitions,
                                                                                                                   the Company
                                                                              Pro Forma           Pro Forma      Equity Offering
                                                                           Adjustments for     Adjustments for         and
                                                               Texas           Pending        the Company Debt     the Company
                                               Cherokee      Coinphone       Acquisitions         Offering        Debt Offering
                                          ---------------------------------------------------------------------------------------
Revenues
      Coin calls                                $14,036,665     $846,210               -                  -           $58,400,457
      Non-coin                                   15,944,498      553,337                                  -            29,188,532
      Other                                         505,581            -               -                  -             3,907,036
                                          -----------------------------------------------    ---------------   ------------------
                                                 30,486,744    1,399,547               -                  -            91,496,025
                                          -----------------------------------------------    ---------------   ------------------
Operating expenses:

      Line and transmission charges               9,673,772      513,036               -                  -            30,806,469
      Location commissions                        4,909,445      135,746               -                  -            14,906,871
      Other operating expenses                    2,016,935      280,706      ($128,393) s                -             9,307,693
      Depreciation and amortization               4,298,090      151,926       5,641,393 t                -            28,059,352
      Selling, general and administrative         5,520,405      357,197     (1,129,896) u                -            15,882,479
      Other unusual charges and
           contractual settlement                         -            -               -                  -             2,169,503
                                          -----------------------------------------------    ---------------   ------------------
                                                 26,418,647    1,438,611       4,383,104                  -           101,132,367
                                          -----------------------------------------------    ---------------   ------------------
           Loss from operations                   4,068,097     (39,064)     (4,383,104)                  -           (9,636,342)

Other income (expense)
      Interest expense - related parties                  -            -               -                  -                     -
      Interest expense - others                 (1,631,416)     (57,561)       1,688,977 v      (3,150,000) y        (15,402,908)
      Interest income                                57,278       21,563        (21,563) w        (525,000) z              93,476
      Reorganization expenses                             -            -               -                  -                     -
      Other                                       1,125,630      281,501       (281,501) x                -               651,608
                                          -----------------------------------------------    ---------------   ------------------
           Total other income (expense)           (448,508)      245,503       1,385,913        (3,675,000)          (14,657,824)
                                          -----------------------------------------------    ---------------   ------------------
Loss before income taxes
           and extraordinary item                 3,619,589      206,439     (2,997,191)                             (24,294,166)
      Income taxes                                1,399,140            -               -        (3,675,000)             1,125,420
                                          -----------------------------------------------    ---------------   ------------------
Loss before extraordinary item                   $2,220,449     $206,439    ($2,997,191)       ($3,675,000)         ($25,419,586)
                                          ===============================================    ===============   ==================

Earnings per share calculation:

      Preferred dividend requirements                     -            -               -                  -             (653,235)
                                          -----------------------------------------------    ---------------   ------------------
           Loss before extraordinary item
           applicable to common sharehold-
           ers                                   $2,220,449     $206,439    ($2,997,191)       ($3,675,000)         ($26,072,821)
                                          ===============================================    ===============   ==================
Loss per common  share before
      extraordinary item                                                                                                  ($2.15)
                                                                                                               ==================
Weighted average number of shares                                                                                      12,115,561
                                                                                                               ==================




The accompanying footnotes to the Unaudited Pro Forma Combined Condensed Statement of Operations are an integral part of these financial statements





           Footnotes to the Pro Forma Combined Condensed Statement of
              Operations for the year ended December 31, 1995
          ----------------------------------------------------------

    a Represents the operations of World, Public Telephone, IPP and Paramount for the period from January 1, 1995 through December 31, 1995, or the date of acquisition, as appropriate.

                                                                      Public      IPP and
                                                          World      Telephone   Paramount
                                                       January 1,   January 1,   January 1,
                                                         1995 -       1995 -       1995 -
                                                        September     October     December
                                                        21, 1995     14, 1995     31, 1995     Combined

                                                     -----------------------------------------------------
           Revenues:
           Coin calls                                    $6,258,703  $1,757,054  $10,230,685  $18,246,442
           Other                                             58,345     184,136            -      242,481
                                                     -----------------------------------------------------
                                                          6,317,048   1,941,190   10,230,685   18,488,923
           Operating expenses:
           Line & transmission charges                    2,706,199     535,771    3,135,221    6,377,191
           Location commissions                             852,944     196,243    1,311,970    2,361,157
           Other operating expenses                       1,026,000     112,071      709,281    1,847,352
           Depreciation & amortization                      855,059     268,262      936,307    2,059,628
           Selling, general, & administrative             1,276,056     594,588    3,358,416    5,229,060
                                                     -----------------------------------------------------
                                                          6,716,258   1,706,935    9,451,195   17,874,388
                                                     -----------------------------------------------------
           Income from operations                         (399,210)     234,255      779,490      614,535
           Other income (expense):
           Interest expense                               (590,980)   (304,664)    (213,458)  (1,109,102)
           Interest income                                      834       3,371       15,466       19,671
           Other                                                  -   (321,923)     (83,582)    (405,505)
                                                     -----------------------------------------------------
                                                          (590,146)   (623,216)    (281,574)  (1,494,936)
                                                     -----------------------------------------------------
           Loss before income taxes                       (989,356)   (388,961)      497,916    (880,401)
           Income taxes                                           -           -       38,100       38,100
           Net loss                                      ($989,356)  ($388,961)     $459,816   ($918,501)
                                                     =====================================================

    b Represents the estimated reduction in revenues for assets not acquired in the acquisition of the following:

           1)  Amtel                                     $2,859,394
           2)  POA                                           12,053
                                                     ---------------
                                                         $2,871,447
                                                     ===============

    c Represents estimated reduction in line and transmission charges at Amtel to reflect lower volumes and better rates.

    d      Represents estimated lower location commission at:

           Amtel                                           $800,000
           World, Public, IPP and Paramount                 267,000
                                                     ---------------
                                                         $1,067,000
                                                     ===============

    e Represents estimated reduction in other operating expenses primarily resulting from eliminating certain offices, redundant operating personnel, costs of operations not acquired
           (principally Amtel) and elimination of costs associated with the bankruptcy of Amtel, at:

           1)  World, Public, IPP and Paramount            $800,000
           2)  Amtel                                      2,131,584
           3)  POA                                           95,711
                                                     ---------------
                                                         $3,027,295
                                                     ===============

    f Represents additional depreciation and amortization associated with the acquired tangible and intangible assets, as follows:

                                                      Amount               Lives
                                                      ------               -----
                                                                   Tangible    Intangible
                                                                   --------    ----------
           1)  World, Public, IPP and Paramount      $6,116,925       60         36-60
           2)  Amtel                                  1,045,167       60           54
           3)  POA                                    1,524,050       60           72
                                                  --------------
                                                     $8,686,142
                                                  ==============

    g Represents estimated reductions in selling, general and administrative expenses resulting primarily from eliminating certain offices, executives and administrative personnel, costs of operations not acquired (principally Amtel), and elimination of costs associated with the bankruptcy of Amtel, as follows:

           1)  World, Public, IPP and Paramount           $2,004,051
           2)  Amtel                                      11,360,614
           3)  POA                                           945,079
                                                        -------------
                                                         $14,309,744

                                                        =============

     h Represents additional interest expense for borrowings under the Credit Agreement:

                                                                Amount        Interest     Pro Forma
           1)   to fund the acquisition of World, Public        Borowed         Rate        Expense
                Telephone, IPP and Paramount as if the          -------       --------     ---------
                borrowings were outstanding from the
                beginning of 1995 and the acquisitions
                had been made at the beginning of 1995         $31,039,800     13.25%     $4,112,776

           2)   to fund the acquisitions of Amtel and
                POA and to pay related expenses and other
                obligations                                      8,776,516     13.25%      1,162,892

           3)   Accretion of original issue debt discount                                  1,922,736
                                                                                           ---------
                                                                                          $7,198,404
                                                                                          ==========

    i Represents reduction in interest expense to reflect elimination of separate company borrowings as all acquisition debt is reflected in h) above, as follows:

           1)  World, Public, IPP and Paramount          $650,249
           2)  Amtel                                    7,429,502
           3)  POA                                      (555,125)
                                                    --------------
                                                       $7,524,624

                                                    ==============

    j Represents elimination of Amtel reorganization expenses subsequent to filing of bankruptcy and elimination of non-recurring loss on disposal of assets at Amtel.

    k      Represents elimination of income taxes.

    l Represents elimination of interest expense on $8.0 million repaid under the Credit Agreement.

    m Represents 6,250,000 shares of Common Stock which may be sold pursuant to the Company Equity Offering, and the exercise of warrants to purchase, in the aggregate, 25,000 shares of Series A Preferred and the immediate conversion of the Series A Preferred into 500,000 shares of Common Stock.

    n Loss per share excludes an increase of the loss to common shareholders of (i) $2,002,386 which was realized on redemption of the 10% Preferred, 8% Preferred, and 7% Preferred; and (ii) an extraordinary loss of $267,281 realized on the restructuring of the Company's debt on March 15, 1996.

    o Represents elimination of interest expense incurred under the Credit Agreement.

    p      Represents additional interest expense as follows:

                                                                  Amount           Interest         Months        Interest
                                                                Outstanding          Rate        Outstanding       Expense
                                                              ---------------------------------------------------------------
           Debt pursuant to the Company Debt Offering
           (during the period funds are held in
           escrow)                                              $110,000,000         12%              3           $3,300,000

           Debt pursuant to the Company Debt Offering
           assuming escrow amount is utilized to
           purchase Notes.                                        75,000,000         12%              9            6,750,000

           In addition, there is additional interest
           expense on debt refinanced in the amount of
           $650,240, offset by interest savings on the
           POA Sellers' notes and repayment of capital
           leases in the amount of $1,269,373.                                                                     (619,124)
                                                                                                                ------------
                                                                                                                  $9,430,876
                                                                                                                =============

    q Represents interest income estimated to be earned on the escrow balance of $35,000,000, assuming the balance is retained in escrow for 3 months and earns interest income at 6%.

    r Loss per share excludes an increase of the loss to common shareholders of an estimated extraordinary loss of $11,346,390 to be realized on the early repayment of the borrowings under the Credit Agreement.

    s Represents the estimated reduction in other operating expenses primarily resulting from elimination of duplicate facilities and certain field operations personnel, as follows:

           1)  Cherokee                                 $40,339
           2)  Texas Coinphone                           88,054
                                                    ------------
                                                       $128,393
                                                    ============

    t Represents additional depreciation and amortization associated with the acquired tangible and intangible assets for the pending acquisitions, as follows:

                                       Amount                Lives
                                       ------                -----
                                                      Tangible     Intangible
                                                      --------     ----------
           1)  Cherokee               $5,243,005         60            82
           2)  Texas Coinphone           398,388         60            72
                                  ---------------
                                     $5,641,393
                                  ===============

    u Represents estimated reductions in selling, general and administrative expenses to reflect the elimination of certain offices, executives and administrative personnel.



           1)  Cherokee                                  $1,000,000
           2)  Texas Coinphone                              129,896
                                                     ---------------
                                                         $1,129,896
                                                     ===============
    v Represents reduction in interest expense to reflect elimination of separate company borrowings.

           1)  Cherokee                                  $1,631,416
           2)  Texas Coinphone                               57,561
                                                     ---------------
                                                            $1,688,
                                                                977
                                                     ===============

    w Represents reduction to reflect elimination of Texas Coinphone interest income.

    x      Represents elimination of Texas Coinphone other income.

    y Represents additional interest expense assuming consummation of the pending acquisitions and $110,000,000 is outstanding for full year (additional $35,000,000 at 12% for 9 months).

    z Represents elimination of interest income on escrow balance assuming consummation of the Pending Acquisitions.



PHONE TEL TECHNOLOGIES, INC. AND SUBSIDIARIES
Unaudited Pro Forma Combined Condensed Statement of Operations for the Six Months Ended June 30, 1996

----------------------------------------------------------------------------------------------------------------------------------








                                                                                                     Pro Forma
                                                                                                    Adjustments  Pro Forma Adjust-
                                               PhoneTel       IPP and                                for 1996    ments for Company
                                             Technologies   Paramount a     Amtel       POA        Acquisitions   Equity Offering
                                           ----------------------------------------------------------------------------------------
Revenues
      Coin calls                               $10,411,344    $2,473,567  $4,696,852 $1,516,506              -                 -
      Non-coin                                   5,292,530             -   2,445,875  1,539,280              -                 -
      Other                                      1,101,636        15,113      62,095    712,439      ($27,625) b               -
                                           --------------------------------------------------------------------   ---------------
                                                16,805,510     2,488,680   7,204,822  3,768,225       (27,625)                 -
                                           --------------------------------------------------------------------   ---------------
Operating expenses:
      Line and transmission charges              3,866,207       585,463   2,428,704    698,365              -                 -
      Location commissions                       2,536,730       367,269   1,639,127    436,681              -                 -
      Other operating expenses                   5,047,451       356,816     321,947  1,060,772      (206,786) c               -
      Depreciation and amortization              5,312,885       183,931     777,823    596,134      2,062,209 d               -
      Selling, general and administrative        2,398,724       492,244   2,231,970    985,290    (1,481,569) e               -
      Other unusual charges and
           contractual settlements               5,334,514             -           -          -              -                 -
                                           --------------------------------------------------------------------   ---------------
                                                24,496,511     1,994,723   7,399,571  3,777,242        373,854                 -
                                           --------------------------------------------------------------------   ---------------

      Loss from operations                     (7,691,001)       493,957   (194,749)    (9,017)      (401,479)                 -

Other income (expense):
      Interest expense - related parties       (1,816,890)             -           -          -      (581,446) f        $530,000 j
      Interest expense - others                  (274,221)      (30,881)     (6,077)  (333,230)      (387,311) g               -
      Interest income                                1,976             -       1,606      4,111              -                 -
      Reorganization expenses                            -             -   (789,888)          -        789,888 h               -
      Other                                              -      (12,638)   (959,011)   (55,475)        959,011 h               -
                                           --------------------------------------------------------------------   ---------------
            Total other income (expense)       (2,089,135)      (43,519) (1,753,370)  (384,594)        780,142           530,000
                                           --------------------------------------------------------------------   ---------------
Loss before income taxes
      and extraordinary item                   (9,780,136)       450,438 (1,948,119)  (393,611)        378,663           530,000
      Income taxes                                       -             -       4,000          -        (4,000) i               -
                                           --------------------------------------------------------------------   ---------------
Loss before extraordinary item                ($9,780,136)      $450,438 ($1,952,119)($393,611)       $382,663          $530,000
                                           ====================================================================   ===============

Earnings per share calculation:
      Preferred divided requirement              (134,741)             -           -          -              -                 -
                                           --------------------------------------------------------------------   ---------------
           Loss before extraordinary
                item applicable to
                common shareholders           ($9,914,877)      $450,438 ($1,952,119)($393,611)       $382,663          $530,000
                                           ====================================================================   ===============
Loss per common share before
      extraordinary item                           ($2.77)
                                           ================
Weighted average number of shares                3,576,381       216,217   2,162,163    166,666              -         6,750,000 k
                                           ====================================================================   ===============





                                                                                       Pro Forma
                                                                                        for 1996
                                                                                      Acquisitions,
                                                                 Pro Forma            the Company
                                              Pro Forma for     Adjustments         Equity Offering
                                             1996 Acquisitions      for                  and
                                               and Company      the Company           the Company                       Texas
                                              Equity Offering   Debt Offering        Debt Offering        Cherokee    Coinphone
                                            ------------------------------------------------------------------------------------
Revenues
      Coin calls                                 $19,098,269                  -        $19,098,269       $8,249,881    $572,925
      Non-coin                                     9,277,685                  -          9,277,685        6,785,142     289,675
      Other                                        1,863,658                  -          1,863,658          428,537           -
                                              ---------------    ---------------    --------------------------------------------
                                                  30,239,612                  -         30,239,612       15,463,560     862,600
                                              ---------------    ---------------    --------------------------------------------
Operating expenses:
      Line and transmission charges                7,578,739                  -          7,578,739        4,158,130     292,576
      Location commissions                         4,988,807                  -          4,988,807        2,395,668      96,632
      Other operating expenses                     6,580,200                  -          6,580,200        3,601,427     171,554
      Depreciation and amortization                8,932,982                  -          8,932,982        2,523,591      37,005
      Selling, general and administrative          4,626,659                  -          4,626,659        2,322,048     189,031
      Other unusual charges and
           contractual settlements                 5,334,514                  -          5,334,514                -           -
                                              ---------------    ---------------    --------------------------------------------
                                                  38,041,901                  -         38,041,901       15,000,864     786,798
                                              ---------------    ---------------    ---------------    -------------------------

      Loss from operations                       (7,802,289)                  -        (7,802,289)          462,696      75,802

Other income (expense):
      Interest expense - related parties         (1,868,336)         $1,851,297 m         (17,039)                -           -
      Interest expense - others                  (1,031,720)        (4,823,382) n      (5,855,102)        (794,626)    (28,214)
      Interest income                                  7,693            525,000 o          532,693                -           -
      Reorganization expenses                              -                  -                  -                -           -
      Other                                         (68,113)                  -           (68,113)                -      83,073
                                              ---------------    ---------------    --------------------------------------------
            Total other income (expense)         (2,960,476)        (2,447,085)        (5,407,561)        (794,626)      54,859
                                              ---------------    ---------------    --------------------------------------------
Loss before income taxes
      and extraordinary item                    (10,762,765)        (2,447,085)       (13,209,850)        (331,930)     130,661
      Income taxes                                         -                  -                  -           16,896           -
                                              ---------------    ---------------    --------------------------------------------
Loss before extraordinary item                 ($10,762,765)       ($2,447,085)      ($13,209,850)       ($348,826)    $130,661
                                              ===============    ===============    ============================================

Earnings per share calculation:
      Preferred divided requirement                (134,741)                  -          (134,741)                -           -
                                              ---------------    ---------------    ---------------    -------------------------
           Loss before extraordinary
                item applicable to
                common shareholders            ($10,897,506) t     ($2,447,085)      ($13,344,591) p     ($348,826)    $130,661
                                              ===============    ===============    ============================================
Loss per common share before
      extraordinary item                             ($0,85) l                             ($1.04) p
                                                                                    ===============
Weighted average number of shares                 12,871,427                            12,871,427
                                              ===============                       ===============



                                                                              Pro Forma
                                                                              for 1996
                                                                             Acquisitions,
                                                                               Pending
                                                                               Acquisi-
                                                                               tions, the
                                                                                Company
                                                Pro Forma       Pro Forma        Equity
                                               Adjustments   Adjustments for  Offering and
                                                for Pending     the Company    the Company
                                               Acquisitions    Debt Offering  Debt Offering
                                             ------------------------------------------------
Revenues
      Coin calls                                       -               -         $27,921,075
      Non-coin                                         -               -          16,352,502
      Other                                            -               -           2,292,195
                                             ------------   -------------    ----------------
                                                       -               -          46,565,772
                                             ------------   -------------    ----------------
Operating expenses:
      Line and transmission charges                    -               -          12,029,445
      Location commissions                             -               -           7,481,107
      Other operating expenses                ($116,056) q             -          10,237,125
      Depreciation and amortization            2,859,654 r             -          14,353,232
      Selling, general and administrative      (564,948) s             -           6,572,790
      Other unusual charges and
           contractual settlements                     -               -           5,334,514
                                             ------------   -------------    ----------------
                                               2,178,650               -          56,008,213
                                             ------------   -------------    ----------------

      Loss from operations                   (2,178,650)               -         (9,442,441)

Other income (expense):
      Interest expense - related parties               -               -            (17,039)
      Interest expense - others                  822,840 t   ($1,050,000)v       (6,905,102)
      Interest income                                  -       (525,000) w             7,693
      Reorganization expenses                          -               -                   -
      Other                                     (83,073) u             -            (68,113)
                                             ------------   -------------    ----------------
            Total other income (expense)         739,767     (1,575,000)         (6,982,561)
                                             ------------   -------------    ----------------
Loss before income taxes
      and extraordinary item                 (1,438,883)     (1,575,000)        (16,425,002)
      Income taxes                                     -               -              16,896
                                             ------------   -------------    ----------------
Loss before extraordinary item               ($1,438,883)    ($1,575,000)      ($16,441,898)
                                             ============   =============    ================

Earnings per share calculation:
      Preferred divided requirement                    -               -           (134,741)
                                             ------------   -------------    ----------------
           Loss before extraordinary
                item applicable to
                common shareholders          ($1,438,883)    ($1,575,000)      ($16,576,639)
                                             ============   =============    ================
Loss per common share before
      extraordinary item                                                             ($1.29)
                                                                             ================
Weighted average number of shares                                                 12,871,427
                                                                             ================


The accompanying footnotes to the Unaudited Pro Forma Combined Condensed Statement of
Operations are an integral part of these financial statements.




                Footnotes to the Pro Forma Combined Condensed
                 Statement of Operations for the Six Months
                         Ended June 30, 1996

               -----------------------------------------------



a Represents the operations of IPP and Paramount for the period from January 1, 1996 through March 14, 1996.

                                            IPP      Paramount     Combined
                                            ---      ---------     --------
     Revenues:
         Coin Calls                       $841,346   $1,632,221  $2,473,567
         Other                              15,113            -      15,113
                                      --------------------------------------
                                           856,459    1,632,221   2,488,680
     Operating expenses:

         Line & transmission charges       309,582      275,881     585,463
         Location commissions              144,412      231,857     376,269
         Other operating expenses           90,474      266,342     356,816
         Depreciation & amortization       102,013       81,918     183,931
         Selling, general, & admin.        296,181      196,063     492,244
                                      --------------------------------------
                                           942,662    1,052,061   1,994,723
                                      --------------------------------------
         Income (loss) from operations    (86,203)      580,160     493,957
         Other income (expense):
         Interest expense                 (19,511)     (11,370)    (30,881)
         Other                                   -     (12,638)    (12,638)
                                      --------------------------------------
                                          (19,511)     (24,008)    (43,519)
                                      --------------------------------------
         Income (loss) before
              income taxes               (105,714)      556,152     450,438
         Income taxes                            -            -           -
                                      --------------------------------------
         Net income (loss)              ($105,714)     $556,152    $450,438
                                      --------------------------------------

b Represents the estimated reduction in revenues for assets not acquired in the acquisition of POA.

c Represents estimated reduction in other operating expenses primarily resulting from eliminating certain offices, redundant executives and administrative personnel, costs of operations not acquired
     (principally Amtel), as follows:

         1)   Amtel                        $25,000
         2)   POA                          181,786
                                      -------------
                                          $206,786
                                      =============

d Represents additional depreciation and amortization associated with the acquired tangible and intangible assets, as follows:

                                         Amount              Lives
                                       -----------    --------------------
                                                      Tangible  Intangible
                                                           (months)

         1)   IPP and Paramount           $744,909      60         60
         2)   Amtel                        555,275      60         36
         3)   POA                         $762,025      60         72
                                      -------------
                                        $2,062,209
                                      =============

e Represents estimated reductions in selling, general and administrative expenses principally resulting from elimination of pre-petition expenses at Amtel and redundant personnel, as follows:

         1)   IPP and Paramount           $238,761
         2)   Amtel                        823,408
         3)   POA                          419,400
                                      -------------
                                        $1,481,569
                                      =============

f Represents additional interest expense for borrowings under the Credit Agreement to fund the acquisitions of Amtel and POA, as follows:

                                         Amount      Interest  Pro Forma
                                        Borrowed       Rate     Expense
                                      ------------------------------------
                                        $8,776,546    13.25%     $581,446
                                      ====================================

g Represents reduction in interest expense to reflect elimination of separate company borrowings as all acquisition debt is reflected in f) above, as follows:

         1)   Amtel                        $6,077
         2)   POA                        (393,388)
                                      -------------
                                        ($387,311)
                                      =============

h Represents elimination of Amtel reorganization expenses subsequent to filing of bankruptcy and elimination of non-recurring loss on disposal of assets at Amtel.

i    Represents elimination of income taxes.

j Represents elimination of interest expense on $8,000,000 repaid under the Credit Agreement.

k Represents 6,250,000 shares of Common Stock (excluding the Underwriters' over-allotment) sold pursuant to the Company Equity Offering, and, the exercise of warrants to purchase, in the aggregate, 25,000 shares of Series A Preferred by the Selling Shareholders and the immediate conversion by the Selling Shareholders of the shares of Series A Preferred into 500,000 shares of Common Stock.

l Loss per share excludes an increase of the loss to common shareholders of (i) $2,002,386 which was realized on redemption of the 10% Preferred, 8% Preferred, and 7% Preferred; and (ii) an extraordinary loss of $267,281 realized on the restructuring of the Company's debt on March 15, 1996.

m    Represents elimination of interest expense incurred under the Credit
     Agreement.

n    Represents increase in interest expense as follows:


                                          Amount    Interest    Months     Interest
                                         Outstanding    Rate    Outstanding   Expense
                                        ----------------------------------------------
    Debt pursuant to the Company Debt
      Offering (during the period
      funds are held in escrow)         $110,000,000    12%         3       $3,300,000

    Debt pursuant to the Company Debt
      Offering assuming escrow amount
      is utilized to purchase Notes       75,000,000    12%         3        2,250,000
                                                                          -------------

    This increase in interest is partially
      offset by interest saved on the POA
      sellers' note and capital  leases in
      the amount of $726,618.                                                 (726,618)
                                                                          -------------
                                                                            $4,823,382
                                                                          -------------

o Represents interest income estimated to be earned on the escrow balance of $35,000,000, assuming the balance is retained in escrow for 3 months and earns interest income at 6%.

p Loss per share excludes an increase of the loss to common shareholders of an estimated extraordinary loss of $11,346,390 to be realized on the early repayment of the borrowings under the Credit Agreement.

q Represents the estimated reduction in other operating expenses to eliminate redundancies and duplicate operational personnel, as follows:

     1)  Cherokee                          $72,029
     2)  Texas Coinphone                    44,027
                                      -------------
                                          $116,056
                                      =============

r Represents additional depreciation and amortization associated with the acquired tangible and intangible assets for the pending acquisitions, as follows:

                                         Amount             Lives
                                       -----------   --------------------
                                                     Tangible  Intangible
                                                          (months)

     1)  Cherokee                       $2,621,502      60         82
     2)  Texas Coinphone                   238,152      60         72
                                      -------------
                                        $2,859,654
                                      =============

s Represents estimated reductions in selling, general and administrative expenses to reflect the elimination of certain offices and executives and administrative personnel

     1)  Cherokee                         $500,000
     2)  Texas Coinphone                    64,948
                                      -------------
                                          $564,948

                                      =============

t Represents reduction in interest expense to reflect elimination of separate company borrowings, as follows (all acquisition debt is reflected in k.)

     1)  Cherokee                          794,626
     2)  Texas Coinphone                    28,214
                                      -------------
                                           822,840
                                      =============

u Represents reduction to reflect elimination of Texas Coinphone other income which relates to assets not acquired.

v Represents additional interest assuming consummation of the pending acquisitions and $110,000,000 is outstanding for full 6 month period (additional $35,000,000 at 12% for 3 months).

w Represents elimination of interest income on escrow balance assuming consummation of the pending acquisitions.


PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AT JUNE 30, 1996

-----------------------------------------------------------------------------------------------------------------------------









                                                                                            Pro Forma
                                                                                           Adjustments       Pro Forma for
                                               PhoneTel                                     for Amtel        Company Equity
                                             Technologies        Amtel          POA          and POA            Offering
                                          -----------------------------------------------------------------------------------
Assets
      Current assets:
      Cash                                    $1,025,382      $422,566             -       ($650,188) a      $14,505,000 l
      Accounts receivable, net                 1,570,576       527,883      $372,558        (527,883) b                -
      Other current assets                       302,469       137,553        79,456        (137,553) b                -
                                          -----------------------------------------------------------------------------------
      Total current assets                     2,898,427     1,088,002       452,014      (1,315,624)         14,505,000
      Property and equipment, net             22,995,039    12,276,039     2,411,423      (5,440,371) c                -
      Intangible assets, net                  24,286,302             -     2,709,697       13,243,660 d                -
      Other assets                             1,863,716       294,619             -      (1,817,425) e                -
                                          -----------------------------------------------------------------------------------
                                             $52,043,484   $13,658,660    $5,573,134       $4,670,240        $14,505,000
                                          ===================================================================================
Liabilities and Equity
       Current liabilities
       Current long-term debt:
           Payable to related parties         $3,548,454             -             -     $  1,494,253 f                -
           Payable to others                   1,502,653             -    $  979,823        (653,534) g                -
      Current portion capital leases              73,510             -             -          656,947 h                -
      Accounts payable                         2,039,122   $ 1,930,980       243,877      (2,932,980) i                -
      Accrued expenses                         3,338,419       767,661       583,217      (1,961,959) i                -
      Pre-petition liabilities                         -    80,598,956                   (80,598,956) j                -
      Deferred revenues                          900,000             -             -                -                  -
      Other unusual items and
           contractual settlements               480,551             -             -                -                  -
                                          -----------------------------------------------------------------------------------
      Total current liabilities               11,882,709    83,297,597     1,806,917     (83,996,229)                  -

Long-term debt:
      payable to related parties              23,149,508             -       568,090        6,714,203 f     ($8,000,000) l
      payable to others                          287,556             -                      3,468,898 g                -
Capital leases                                   202,557             -     4,568,294        2,524,759 h                -
Deferred taxes                                         -             -             -                -                  -
14% preferred mandatorily
      redeemable at $6,742,960                 6,404,228             -             -                -                  -
Other equity:
      Preferred stock                                  -             -             -                -
      Common stock                                52,482        50,000       348,756        (375,468) k           67,500 m
      Additional paid in capital              35,702,864             -             -        4,926,217 k       22,437,500 m
      Accumulated deficit                   (25,638,420)  (69,688,937)   (1,718,923)       71,407,860 k                -
                                          -----------------------------------------------------------------------------------
Total other equity                            10,116,926  (69,638,937)   (1,370,167)       75,958,609         22,505,000
                                          -----------------------------------------------------------------------------------
                                             $52,043,484   $13,658,660    $5,573,134       $4,670,240        $14,505,000
                                          ===================================================================================



                                                                                           Pro Forma
                                                                                           for Amtel
                                                                                            and POA
                                             Pro Forma for           Pro Forma           Acquisitions,
                                             Amtel and POA        Adjustments             the Company
                                              Acquisitions            for the           Equity Offering
                                              and Company          Company Debt         and the Company                  Texas
                                            Equity Offering          Offering            Debt Offering     Cherokee    Coinphone
                                           --------------------------------------------------------------------------------------
Assets
      Current assets:
      Cash                                   $15,302,760          $24,015,886 n     $39,318,646           $364,691    $106,812
      Accounts receivable, net                1,943,134                     -         1,943,134          3,712,950     167,311
      Other current assets                      381,925                     -           381,925            210,439           -
                                           --------------------------------------------------------------------------------------
      Total current assets                   17,627,819            24,015,886        41,288,080          4,288,080     274,123
      Property and equipment, net            32,242,130                     -        32,354,960         16,354,960     782,098
      Intangible assets, net                 40,239,659             1,104,102 0      41,343,761          4,048,701           -
      Other assets                              340,910                     -           340,910            665,044     727,884
                                           --------------------------------------------------------------------------------------
                                             $90,450,518          $25,119,988      $115,570,506        $25,356,785  $1,784,105
                                           ======================================================================================
Liabilities and Equity
       Current liabilities
       Current long-term debt:
           Payable to related parties        $5,042,707          ($4,717,707) p        $325,000
           Payable to others                  1,828,942                     -         1,828,942         $2,982,325    $151,851
      Current portion capital leases            730,457             (656,947) q          73,510            977,433
      Accounts payable                        1,280,999                     -         1,280,999            754,048      20,592
      Accrued expenses                        2,727,338                     -         2,727,338          2,979,962      37,115
      Pre-petition liabilities                        -                     -                 -                  -           -
      Deferred revenues                         900,000                     -           900,000                  -           -
      Other unusual items and
           contractual settlements              480,551                     -                 -                  -           -
                                           --------------------------------------------------------------------------------------
      Total current liabilities              12,990,994           (5,374,654)         7,616,340          7,693,768     209,558

Long-term debt:
      payable to related parties             22,431,801          (22,431,801) p               -                  -           -
      payable to others                       3,756,454            71,365,886 r      75,122,340         10,636,237     565,222
Capital leases                                7,295,610           (7,093,053) q         202,557                  -      46,050
Deferred taxes                                        -                     -                 -            342,359           -
14% preferred mandatorily
      redeemable at $6,742,960                6,404,228                     -         6,404,228                  -           -
Other equity:
      Preferred stock                                                                         -          2,400,000           -
      Common stock                              143,270                     -           143,270            351,903     316,469
      Additional paid in capital             63,066,581                     -        63,066,581          1,097,630           -
      Accumulated deficit                    (25,638,420)        (11,346,390) s    (36,984,810)          2,834,888     646,806
                                           --------------------------------------------------------------------------------------
Total other equity                           37,571,431          (11,346,390)        26,225,041          6,684,421     963,275
                                           --------------------------------------------------------------------------------------
                                             $90,450,518          $25,119,988      $115,570,506        $25,356,785  $1,784,105
                                           ======================================================================================




                                                                                     Pro Forma
                                                                                     for Amtel
                                                                                      and POA
                                                                                    Acquisitions,
                                                                                      Pending
                                                                                    Acquisitions,
                                                                                    the Company
                                                                                       Equity
                                                                    Pro Forma         Offering
                                               Pro Forma           Adjustments        and the
                                              Adjustments            for the          Company
                                              for Pending         Company Debt          Debt
                                             Acquisitions           Offering          Offering
                                           -----------------------------------------------------
Assets
      Current assets:
      Cash                                 ($62,127,094) t       $35,000,000 aa     $12,663,055
      Accounts receivable, net                 (167,311) u                 -          5,656,084
      Other current assets                                                 -            592,364
                                           ----------------------------------     --------------
      Total current assets                  (62,294,405)          35,000,000         18,911,503
      Property and equipment, net              3,170,582 v                 -         52,549,770
      Intangible assets, net                  34,315,961 v                 -         79,708,423
      Other assets                           (1,061,604) u                 -            672,234
                                           ----------------------------------     --------------
                                           ($25,869,466)         $35,000,000       $151,841,930
                                           ==================================     ==============
Liabilities and Equity
       Current liabilities
       Current long-term debt:
           Payable to related parties                                                  $325,000
           Payable to others                ($3,134,176) w                 -          1,828,942
      Current portion capital leases           (977,433) x                 -             73,510
      Accounts payable                         (774,640) y                 -          1,280,999
      Accrued expenses                       (2,649,578) y                 -          3,094,837
      Pre-petition liabilities                         -                   -
      Deferred revenues                                -                   -            900,000
      Other unusual items and
           contractual settlements                     -                   -            480,551
                                           ----------------------------------     --------------
      Total current liabilities              (7,535,827)                   -          7,983,839

Long-term debt:
      payable to related parties                       -                   -                  -
      payable to others                     (10,639,893) w       $35,000,000 aa     110,683,906
Capital leases                                  (46,050) x                 -            202,557
Deferred taxes                                         -                   -            342,359
14% preferred mandatorily
      redeemable at $6,742,960                         -                   -          6,404,228
Other equity:
      Preferred stock                        (2,400,000) z                 -                  -
      Common stock                             (668,372) z                 -            143,270
      Additional paid in capital             (1,097,630) z                 -         63,066,581
      Accumulated deficit                    (3,481,694) z                 -       (36,984,810)
                                           ----------------------------------     --------------
Total other equity                           (7,647,696)                   -         26,225,041
                                           ----------------------------------     --------------
                                           ($25,869,466)         $35,000,000       $151,841,930
                                           ==================================     ==============




      THE ACCOMPANYING FOOTNOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET ARE AN INTEGRAL PART
                                        OF THESE FINANCIAL STATEMENTS.







     FOOTNOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               AT JUNE 30, 1996

             Pro Forma Adjustments for Amtel and POA Acquisitions

     a.   Adjustments to cash, are comprised of:
             Purchase of Amtel, net of deposits previously made  $ (5,700,000)
             Amtel elimination of cash not acquired                  (422,566)
             Sales tax on Amtel purchase                             (277,622)
             Purchase of POA, net of deposit previously made         (200,000)
             Additional borrowings under the Credit Agreement       8,776,546
             Fees associated with additional borrowings               (60,000)
             Payment of commissions and other payables
               pursuant to the Credit Agreement                    (2,766,546)
                                                                 -------------
                                                                 $   (650,188)
                                                                 =============

     b.   Adjustment for assets not acquired:
             Amtel:
               Accounts receivable                               $    527,883
                                                                 =============

               Other current assets                              $    137,553
                                                                 =============

     c.   Adjustments to reflect purchase price allocations to
          property and equipment, net, are comprised of:
             Incremental increase (decrease) in telephones
               and other fixed assets:
               Amtel                                              $ (8,566,221)
               POA                                                   3,125,850
                                                                  -------------
                                                                  $ (5,440,371)
                                                                  =============

     d.   Adjustments to reflect purchase price allocations
          to intangible assets, net, are comprised of:
             Value of Amtel's telephone location contracts        $  8,525,949
             Value of POA's telephone location contracts             5,185,274
             Net increase in the value of non-compete agreements
               resulting from the POA acquisition                      265,843
             Book value of intangibles not acquired from POA          (793,406)
             Fees relating to additional borrowings under
               the Credit Agreement to fund the acquisitions            60,000
                                                                  -------------
                                                                  $ 13,243,660
                                                                  =============

     e.   Adjustments to other assets, are comprised of:
             Assets not acquired from Amtel                       $   (217,425)
             Reclassification of cash deposits made for
             the acquisition of:
               Amtel                                                (1,300,000)
               POA                                                    (300,000)
                                                                  -------------
                                                                  $ (1,817,425)
                                                                  =============

     f.   Adjustments to current long-term debt and long-term
          debt payable to related parties, are comprised of:
             Additional current borrowings under the Credit
               Agreement to complete the Amtel and POA
               acquisitions and to pay certain operating
               expenses of the Company                            $  1,494,253
                                                                  =============

             Long-term debt borrowed under the Credit Agreement   $  7,282,293
             POA elimination of liabilities not assumed               (568,090)
                                                                  -------------
                                                                    $6,714,203
                                                                  =============

     g.   Adjustments to current long-term debt and long-term
          debt payable to others, are comprised of:
             Elimination of liabilities not assumed from POA      $   (979,823)
             To reflect additional current debt on POA
             acquisition                                               228,889
             Current portion of POA's non-compete agreements            97,400
                                                                  -------------
                                                                  $    (653,534)
                                                                  =============

             Long-term portion of POA's non-compete agreements    $     209,864
             POA's sellers debt                                       3,634,114
             Adjustment to seller's debt for assumed liabilities
                exceeding current assets relating to the POA
                acquisition                                           (375,080)
                                                                  -------------
                                                                  $  3,468,898
                                                                  =============

     h.   Adjustments to current portion and long-term portions
          of obligations under capital leases, are comprised of:
             POA reclassification of current portion of capital
               lease obligations assumed                          $    656,947
                                                                  =============

             Increase in long-term obligations under capital
               leases                                             $  2,524,759
                                                                  =============

     i.   Adjustments to accounts payable and accrued expenses,
          are comprised of:
             Accounts payable
               Liabilities not assumed from Amtel                 $ (1,930,980)
               Payment of accounts payable from
                  borrowings under the Credit Agreement             (1,002,000)
                                                                  -------------
                                                                  $ (2,932,980)
                                                                  =============

             Accrued expenses
               Liabilities not assumed from Amtel                 $   (767,661)
               Acquisitions costs:
                  Amtel                                                397,500
                  POA                                                  172,748
               Repayment of certain operating obligations
                  of the Company pursuant to the Credit Agreement    (1,764,546)
                                                                  -------------
                                                                  $ (1,961,959)
                                                                  =============

     j.   Adjustments to pre-petition liabilities, are
          comprised of:
             Amtel elimination of liabilities not assumed         $(80,598,956)
                                                                  =============
     k.   Adjustments to other equity, are comprised of:
             Common Stock:
               Par value of 2,162,163 shares of Common Stock
                  issued to the shareholders of Amtel             $     21,621
               Par value of 166,666 shares of Common Stock
                  issued to the shareholders of POA                      1,667
               Elimination of common stock:
                  Amtel                                                (50,000)
                  POA                                                 (348,756)
                                                                  -------------
                                                                  $   (375,468)
                                                                  =============


             Additional paid-in capital is comprised of:
               Value of the unregistered 2,162,163 shares of
                  Common Stock issued to Amtel valued at the
                  average of the BID and ASK (as reported by
                  NASDAQ on September 13, 1996, less an
                  unregistered and block discount of 20.19%
                  as determined by an independent valuation
                  firm), or $2.15 per share                       $  4,616,218

               Value of the unregistered 166,166 shares of Common
                  Stock issued to POA valued at the average
                  of the BID and ASK (as reported by NASDAQ on
                  September 16, 1996, less an unregistered and
                  block discount of 30.42% as determined
                  by an independent valuation firm), or $1.87 per
                  share                                               309,999
                                                                  -------------
                                                                  $ 4,926,217
                                                                  =============

               To eliminate accumulated deficit of:
                  Amtel                                           $ 69,688,937
                  POA                                                1,718,923
                                                                  -------------
                                                                  $ 71,407,860
                                                                  =============
           Pro Forma Adjustments for the Company Equity Offering

     l.   Adjustments to cash are comprised of:
             Company Equity Offering proceeds, net of expenses    $ 22,500,000
             Proceeds from exercising Series A Preferred
             warrants                                                    5,000
             Repayment of borrowings under Credit Agreement         (8,000,000)
                                                                  -------------
                                                                  $ 14,505,000
                                                                  =============

     m.   Adjustments to other equity are comprised of:
             Common Stock
               Issuance of 6,250,000 shares pursuant to the
                  Company Equity Offering                         $     62,500
               Issuance of 500,000 shares pursuant to the
                  exercise of Series A Preferred warrants
                  and the assumed immediate exercise thereof
                  into 500,000 shares of Common Stock                    5,000
                                                                  -------------
                                                                  $     67,500
                                                                  =============

             Additional paid in capital
               Proceeds from the sale of 6,250,000 shares
                  of Common Stock at an offering price of
                  $4.00 per share, net of estimated
                  transaction fees of $2,500,000                  $ 22,437,500

              Pro Forma Adjustments for the Company Debt Offering

     n.   Adjustments to cash are comprised of:

             Company Debt Offering proceeds, net of expenses      $104,150,000
             Fees to obtain working capital line of credit            (750,000)
             Repayment of borrowings under Credit Agreement        (33,000,000)
             Repayment of POA Seller's Notes                        (3,634,114)
             Repayment of capital lease obligations                 (7,750,000)
             Escrow of offering proceeds for Cherokee Acquisition  (35,000,000)
                                                                  -------------
                                                                  $ 24,015,886
                                                                  =============

     o.   Adjustments to the intangible assets are comprised of:
             Working capital line of credit fees                  $    750,000
             Fees and expenses relating to the Company Debt
             Offering                                                5,850,000
             Write-off unamortized portion of fees pertaining to
               the Credit Agreement                                 (5,495,898)
                                                                  -------------
                                                                  $  1,104,102
                                                                  =============

     p.   Adjustments to current long-term debt and long-term
          payable to related parties are comprised of:
             Repay current portion of borrowings under
             Credit Agreement                                     $ (4,717,707)
                                                                  =============

             Repay long-term portion of borrowings under
             Credit Agreement                                     $(22,431,801)
                                                                  =============

     q.   Adjustments to current portion of and long-term
             obligations under capital leases are comprised of:
             Repay obligations under capital leases
               Current portion                                    $   (656,947)
                                                                  =============

               Long-term obligations                              $ (7,093,053)
                                                                  =============

     r.   Adjustments to long-term debt payable to others
          is comprised of:
             Repayment of POA's Seller's debt                     $ (3,634,114)
             Gross proceeds from the Company Debt Offering         110,000,000
             Funds placed in escrow for Cherokee Acquisition       (35,000,000)
                                                                  -------------
                                                                  $ 71,365,886
                                                                  =============

     s.   Adjustments to other equity are comprised of:
             Accumulated deficit
             Warrant accretion - extraordinary loss on
             repayment of borrowings under the Credit
             Agreement                                            $ (5,850,492)
             Write-off of unamortized debt costs relating
               to the repayment of borrowings under the
               Credit Agreement                                     (5,495,898)
                                                                  -------------
                                                                  $ (11,346,390)
                                                                  =============


               Pro Forma Adjustments for Pending Acquisitions

     t.   Adjustments to cash are comprised of:
             Purchase of Cherokee                                 $(57,995,591)
             Cash not acquired in Cherokee Acquisition                (364,691)
             Purchase of Texas Coinphone                            (3,660,000)
             Texas Coinphone adjustment for assets not acquired       (106,812)
                                                                  -------------
                                                                  $(62,127,094)
                                                                  =============

     u.   Adjustments to accounts receivable, net and other
          assets are comprised of the elimination of assets
          not acquired:
             Accounts receivable, net - Texas Coinphone           $   (167,311)
                                                                  =============
             Other assets
               Cherokee                                           $   (336,159)
               Texas Coinphone                                        (725,445)
                                                                  -------------
                                                                  $ (1,061,604)
                                                                  =============

     v.   Adjustments to property and equipment, net and
          intangibles, net are comprised of the effect of
          purchase price allocations:
             Property and equipment
             Incremental increase in telephones and other
             fixed assets:
               Cherokee                                           $  2,266,478
               Texas Coinphone                                         904,104
                                                                  -------------
                                                                  $  3,170,582
                                                                  =============

             Intangibles
               Telephone location contracts - Cherokee           $  31,108,036
               Non-compete agreements - Cherokee                     1,186,567
               Telephone location contracts - Texas Coinphone        2,021,358
                                                                  -------------
                                                                 $  34,315,961
                                                                  =============

     w.   Adjustments to current long-term debt and long-term debt
          to others are comprised of:
             Current long-term debt
               Debt not acquired from Cherokee                   $  (2,982,325)
               Debt not acquired from Texas Coinphone                 (151,851)
                                                                  -------------
                                                                 $  (3,134,176)
                                                                  =============

             Long term-debt not acquired:
               Cherokee                                          $ (10,636,237)
               Texas Coinphone                                        (565,222)
             Long-term portion of the non-compete
             liability for Cherokee                                    561,566
                                                                  -------------
                                                                 $ (10,639,893)
                                                                  =============

     x.   Adjustments to current portion capital leases
          and capital leases
          are comprised of:
             Current portion of capital leases of Cherokee
             not acquired                                        $    (977,433)
                                                                  =============

             Capital leases of Texas Coinphone not acquired      $     (46,050)
                                                                  =============


     y.   Adjustments to accounts payable and accrued expenses
          are comprised of:
             Accounts payable not assumed
               Cherokee                                          $    (754,048)
               Texas Coinphone                                         (20,592)
                                                                  -------------
                                                                 $    (774,640)
                                                                  =============
             Accrued expenses
               Cherokee                                          $  (2,979,962)
               Texas Coinphone                                         (37,115)
               Acquisition expenses                                    367,499
                                                                  -------------
                                                                 $  (2,649,578)
                                                                  =============

     z.   Adjustments to the other equity are comprised of:
             Preferred stock of Cherokee redeemed prior to
               acquisition completion date                       $  (2,400,000)
                                                                  =============
             Common Stock eliminated
               Cherokee                                          $    (351,903)
               Texas Coinphone                                        (316,469)
                                                                  -------------
                                                                 $    (668,372)
                                                                  =============

             Paid-in capital of Cherokee eliminated              $  (1,097,630)
                                                                  =============

             Accumulated deficit eliminated
               Cherokee                                          $  (2,834,888)
               Texas Coinphone                                        (646,806)
                                                                  -------------
                                                                 $  (3,481,694)
                                                                  =============

             Pro Forma Adjustment for the Company Debt Offering

     aa.  The adjustments to cash and long-term debt payable
          to others represents the release of funds, previously
          held in escrow,upon completion of the Cherokee
          Acquisition                                             $  35,000,000
                                                                  =============


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company and the notes thereto which appear elsewhere in this Prospectus.

     OVERVIEW

          The Company derives substantially all of its revenues from coin calls and non-coin calls placed from its public pay tele-phones. Coin revenue is generated from local and direct-dial long-distance calls that are placed from the Company's public pay telephones. Non-coin revenue is generated from calling card, credit card, collect and third party billed calls. Typically, each public pay telephone has a presubscribed (dedicated) provid-er of long distance and operator services. The Company receives revenues for non-coin calls placed from its public pay telephones in the form of commissions from its presubscribed long distance and OSPs based on the volume of calls made as well as the amount generated per call. Pursuant to recently promulgated FCC regula-tions, which regulations are currently subject to pending peti-tions at the FCC seeking reconsideration, the Company is able to derive additional revenues from access it provides callers to any carrier other than the presubscribed carrier. This practice is commonly referred to as "dial-around" access. The Company believes that the rules and regulations recently promulgated by the FCC under Section 276 of the Telecommunications Act will result in additional revenues for the Company, net of related expenses and processing fees, by (i) providing for dial-around compensation of $45.85 per telephone per month from November 6, 1996 through October 1, 1997 (as compared with the flat fee of $6.00 per telephone per month in place prior to November 6,
     1996), and for per-call compensation thereafter, at a rate initially set at $0.35 per call from October 1, 1997 to October 1, 1998 (as compared with the flat fee of $45.85 per telephone per month) and thereafter, at a per-call rate equal to the local coin call rate and (ii) requiring states to deregulate the price of a local phone call, which the Company believes, may result in an increase in the local coin drop rate thereby generating additional revenues. However, there can be no assurance as to the ultimate effect that the rules and policies adopted by the FCC on its own or after any judicial review will have on the Company's business, results of operations or financial condition. See "Business--Governmental Regulations."

          The Company's principal operating expenses consist of (i) telephone line charges, (ii) commissions paid to location provid-ers which are typically expressed as a percentage of revenues and are fixed for the term of the agreements with the respective location providers, and (iii) field service and collection costs which are principally comprised of personnel costs of collecting coins from and maintaining the Company's public pay telephones. The Company pays monthly line and usage charges to BOCs and other LECs for interconnection to the local network for local calls, which are computed on a flat monthly charge plus either a per message or per minute usage rate based on the time and duration of the call. The Company also pays fees to BOCs and other LECs and long distance carriers based on usage for local or long distance coin calls. The Company believes that the rules and regulations recently promulgated by the FCC under Section 276 of the Telecommunications Act may result in lower tariffed rates charged by BOCs and other LECs, since the FCC rules would re-strict certain subsidies and discriminatory practices now engaged in by BOCs and other LECs in favor of their own public pay telephone services. However, there can be no assurance that the rules and policies ultimately adopted by the FCC on its own or after judicial review will not have a material adverse effect on the Company's business, results of operations or financial condition.

          Notwithstanding the aforementioned anticipated benefits of
     Section 276 and the implementing regulations, as a result of the provisions permitting BOCs and other LECs to negotiate with location owners and select interLATA long distance carriers for their public pay telephones, it is anticipated that Section 276 and the implementing regulations may also result in increased competition for public pay telephone locations and an accompany-ing increase in the commissions payable to location owners. Moreover, revenues may be diminished if the FCC prescribes lower benchmark rates for interstate operator long distance calls. See
     "Business   Governmental Regulations."

     RESULTS OF OPERATIONS

          The following table sets forth, for the periods indicated, certain information from the Company's Consolidated Statements of Operations, included elsewhere in this Prospectus, expressed as a percentage of total revenues. Certain of the following informa-tion for the years ended December 31, 1993, 1994 and 1995 has been reclassified to conform to the interim period presentation based on management's belief that the revised presentation more accurately reflects the Company's strategy of owning and managing public pay telephones versus providing operator services. The reclassifications have no impact on total revenues or total expenses as previously reported.



                                Year Ended December       Six Months Ended
                                         31,                   June 30,
                                --------------------      ----------------
                                1993    1994    1995       1995     1996

      Revenues:
       Coin calls   . . . . .    38.3%   53.1%    64.8%    63.4%    62.0%
       Non-coin   . . . . . .    54.9    33.5     20.2     29.3     31.5
       Other    . . . . . . .     6.8    13.4     15.0      7.3      6.5
                                 ----    ----     ----     ----    -----
                                100.0   100.0    100.0    100.0    100.0
                                 ----    ----     ----     ----    -----
      Operating expenses:
       Line and transmission
       charges  . . . . . . .    25.1    28.1     29.3     26.7     23.0

       Location commissions .    23.4    21.4     18.5     19.2     15.1
       Other operating ex-
       penses   . . . . . . .    27.2    26.9     28.4     34.0     30.0
       Depreciation and amor-
       tization   . . . . . .     8.1    14.1     23.4     18.2     31.6
       Selling, general and
       administrative
         expenses   . . . . .    21.7    17.9     17.1     17.1     14.3

       Other unusual charges
       and contractual settle-
       ments  . . . . . . . .       -       -     11.6        -     31.8
                                 ----    ----     ----     ----    -----
       Total operating ex-
       penses   . . . . . . .   105.5   108.4    128.3    115.2    145.8

      Other expenses  . . . .     1.5     2.4      4.5      2.7     12.4
                                 ----    ----     ----     ----    -----
      Loss before extraordi-
      nary item . . . . . . .    (7.0)  (10.8)   (32.8)   (17.9)   (58.2)
      Extraordinary item  . .     -       -        -        -       (1.6)
                                 ----    ----     ----     ----    -----
      Net loss  . . . . . . .    (7.0)  (10.8)   (32.8)   (17.9)   (59.8)
                                 =====  ======   ======   ======   ======
      EBITDA  . . . . . . . .     2.6     5.8      6.8      3.0     17.6
                                 =====  ======   ======   ======   ======


     Six Months Ended June 30, 1996 Compared to Six Months Ended June
     30, 1995

          Revenues. Revenues increased $8,927,448, or 113.3%, from $7,878,062 for the six months ended June 30, 1995 to $16,805,510 for the six months ended June 30, 1996. This increase is attrib-utable primarily to an increase in the number of installed public pay telephones, which increased by 9,788, or 194.3%, from June 30, 1995 to June 30, 1996, with the majority of the increase occurring in the fourth quarter of 1995 and the first quarter of 1996 due to the Company's recent acquisitions.

          Revenues from coin calls increased $5,416,015 or 108.4%, from $4,995,329 for the six months ended June 30, 1995 to $10,411,344 for the six months ended June 30, 1996. Non-coin revenues increased $2,987,035, or 129.6%, from $2,305,495 for the six months ended June 30, 1995 to $5,292,530 for the six months ended June 30, 1996. The increases were primarily due to the acquisition and installation of public pay telephones producing additional revenues and, to a lesser extent, to the increases in coin calls resulting from the continuation of the 1994 program which offered customers a three minute long distance call any-where in the continental United States for $0.75 (the "$0.75 Long Distance Call Program" subsequently changed to $1.00 for the first three minutes in some locations). However, the increase in non-coin revenues was offset in part by a reduction in operator assisted calls as a result of aggressive dial-around advertising by long distance carriers such as AT&T and MCI Communications Corporation ("MCI").

          Other revenues increased $524,398, or 90.8%, from $577,238 for the six months ended June 30, 1995 to $1,101,636 for the six months ended June 30, 1996. This increase was primarily the result of an increase in the number of public pay telephones and increased revenues from dial-around calls.

          Operating expenses. Total operating expenses increased $15,419,091, or 169.9%, from $9,077,420 for the six months ended
     June 30, 1995 to $24,496,511 for the six months ended June 30, 1996. Operating expenses represented 115.2% of total revenues for the six months ended June 30, 1995 and 145.8% of total revenues for the six months ended June 30, 1996. The percentage increase was due to other unusual charges and contractual settle-ments, offset in part by lower ongoing expenses.

          Line and transmission charges increased $1,765,780, or 84.1%, from $2,100,427 for the six months ended June 30, 1995 to $3,866,207 for the six months ended June 30, 1996. Line charges represented 26.7% of total revenues for the six months ended June 30, 1995 and 23.0% of total revenues for the six months ended June 30, 1996, a decrease of 3.7%. The dollar increase in line charges was, in part, due to additional telephones acquired from IPP and Paramount, the increases in coin calls resulting from the $0.75 Long Distance Call Program, as well as increases in certain local telephone company line charges. The percentage decrease was due to lower line charges for the acquired companies.

          Location commissions increased $1,020,365, or 67.3%, from $1,516,365 for the six months ended June 30, 1995 to $2,536,730 for the six months ended June 30, 1996. Location commissions represented 19.2% of total revenues for the six months ended June 30, 1995 and 15.1% of total revenues for the six months ended June 30, 1996, a decrease of 4.1%. The dollar increase is due to location agreements from public pay telephones acquired in the acquisitions of World and Public Telephone, while the percentage decrease is due to such location agreements having lower commis-sion rates than those for the Company's existing public pay telephones.

          Other operating expenses (consisting of personnel costs, rent, utilities, repair and maintenance of the phones, operator services processing fees and property and sales taxes), increased $2,364,741, or 88.1%, from $2,682,710 for the six months ended
     June 30, 1995 to $5,047,451 for the six months ended June 30, 1996. Other operating expenses represented 34.0% of total revenues for the six months ended June 30, 1995 and 30.0% of total revenues for the six months ended June 30, 1996, a decrease of 4.1%. The dollar increase was primarily the result of higher personnel costs, rent, utilities and service related expenses attributable to the outsourcing of operator services and to the acquisitions of World and Public Telephone completed in September and October 1995, respectively, and to a lesser extent, the acquisitions of IPP and Paramount completed in March 1996, the increase in the Company's public pay telephone base, and the additional field personnel to accommodate the increased business. The percentage decrease reflects the economies of scale resulting from these acquisitions that the Company has already realized. Such economies of scale come primarily from the elimination of costs associated with the closing of certain offices, the elimi-nation of redundant executive and administrative personnel in billing and other operations areas and leveraging the Company's existing field technicians. Additional economies of scale are expected to be realized from acquisitions made in September 1996, resulting in the further decrease of other operating expenses as a percentage of total revenues for the full year 1996.

          Depreciation and amortization increased $3,880,394, or 270.9%, from $1,432,491 for the six months ended June 30, 1995 to $5,312,885 for the six months ended June 30, 1996. Depreciation and amortization represented 18.2% of total revenues for the six months ended June 30, 1995 and 31.6% of total revenues for the six months ended June 30, 1996, an increase of 13.4%. The dollar and percentage increases were primarily due to the Company's acquisitions and expansion of its public pay telephone base and purchases of additional computer equipment, service vehicles and software to accommodate the Company's growth.

          Selling, general and administrative (SG&A) expenses in-creased $1,053,297, or 78.3%, from $1,345,427 for the six months ended June 30, 1995 to $2,398,724 for the six months ended June 30, 1996. SG&A represented 17.1% of total revenues for the six months ended June 30, 1995 and 14.3% of total revenues for the six months ended June 30, 1996, a decrease of 2.8%. The dollar increase was primarily the result of the acquisitions of World, Public Telephone, IPP and Paramount, while the percentage de-crease was due primarily to the additional revenues from these acquisitions and the resulting economies of scale provided by such acquisitions.

          Other unusual charges and contractual settlements consist primarily of: (i) the settlement of contractual obligations under certain employment contracts with former officers, $325,000; (ii) the settlement of other contractual obligations, $210,599; (iii) the write-off of selected assets in connection with the continued evaluation of the Company's operations and certain one-time charges for changes to the operations of the Company, $282,131; (iv) losses recognized on the early pay-off of obligations under capital leases and other debt concurrent with the debt restructuring completed on March 15, 1996, $630,645; and
     (v) the estimated fair market value of the Nominal Value Warrants charged to operations on March 15, 1996, $3,886,139. In the aggregate, contractual settlements and other unusual charges were $5,334,514, or 31.8% of total revenues, for the six months ended June 30, 1996 and $0 for the six months ended June 30, 1995.

          Other income (expense). Other income (expense) is comprised of interest expense incurred on debt with related parties and others and interest income. Total other expense (net of interest income) increased $1,875,493, or 877.9%, from $213,642 for the six months ended June 30, 1995 to $2,089,135 for the six months ended June 30, 1996. Other expenses represented 2.7% of total revenues for the six months ended June 30, 1995 and 12.4% of total revenues for the six months ended June 30, 1996, an in-crease of 9.7%. The dollar and percentage increases were due to the financing obtained for the recent acquisitions. Related party interest expense was $1,816,890 for the six months ended June 30, 1996, representing 10.8% of total revenues. Included in related party interest expense was non-cash interest expense of $561,008, or 3.3% of revenues, for the six months ended June 30, 1996, representing the accretion of the debt under the Credit Agreement to its maturity amount.

          Extraordinary item. The Company recorded an extraordinary loss of $267,281 representing 1.6% of total revenues for the six months ended June 30, 1996. The extraordinary loss related to one-time costs that were incurred in connection with the restruc-turing of the Company's long-term debt. Concurrent with the restructuring of the Company's debt and the redemption of the 10% Preferred, 8% Preferred and 7% Preferred, the Company recorded the difference between the carrying value of the 10% Preferred, 8% Preferred and 7% Preferred and the redemption price as reduc-tions in earnings available to the common shareholders of $2,002,386.

          EBITDA. EBITDA increased $2,723,265 or 1,168.1%, from $233,133 for the six months ended June 30, 1995 to $2,956,398 for the six months ended June 30, 1996. For the reasons discussed above, EBITDA represented 3.0% of total revenues for the six months ended June 30, 1995 and 17.6% for the six months ended June 30, 1996.

     Year Ended December 31, 1995 Compared to Year Ended December 31,
     1994

          Revenues. Revenues increased $2,851,896, or 18.0%, from $15,866,087 for the year ended December 31, 1994 to $18,717,983 for the year ended December 31, 1995. This increase was attrib-utable primarily to an increase in the number of installed public pay telephones. The total installed public pay telephones increased by 4,979 public pay telephones, or 105.0%, with the majority of the increase occurring late in the third quarter and in the fourth quarter of fiscal 1995 and attributable to the 1995 Acquisitions. In addition, revenues improved as a result of the continuation of the $0.75 Long Distance Call Program.

          Revenues from coin calls increased $3,708,952, or 44.0%, from $8,421,237 for the year ended December 31, 1994 to $12,130,189 for the year ended December 31, 1995. The increase was due primarily to the 1995 Acquisitions. Non-coin revenues decreased $1,542,637, or 29.0%, from $5,319,138 for the year ended December 31, 1994 to $3,776,501 for the year ended December 31, 1995. The decrease was primarily the result of a decrease in the number of public pay telephones to which the Company provided operator services through pre-subscription arrangements and aggressive dial-around advertising by AT&T, MCI and Sprint Communications Company ("Sprint"). In December 1995, the Company decided to focus on the ownership and maintenance of its public pay telephone business and outsourced its operator service center to Intellicall. A substantial portion of the transfer of such service center was completed by March 31, 1996. The Company wrote off the fixed assets of its operator service center in 1995 and recorded a non-cash charge of $298,626.

          Other revenues increased $685,581, or 32.3%, from $2,125,712 for the year ended December 31, 1994 to $2,811,293 for the year ended December 31, 1995. This increase was primarily the result of the 1995 Acquisitions.

          Operating expenses. Line charges increased $1,019,190, or 22.9%, from $4,456,509 for the year ended December 31, 1994 to $5,475,699 for the year ended December 31, 1995. Line charges represented 28.1% of total revenues for the year ended December 31, 1994 and 29.3% of total revenues for the year ended December 31, 1995. The increase resulted, in part, from increased coin calls resulting from the $0.75 Long Distance Call Program as well as increases in certain local telephone company line charges. However, this program reduces billing, collection and operator service costs.

          Location commissions increased $76,436, or 2.3%, from $3,391,190 for the year ended December 31, 1994 to $3,467,626 for the year ended December 31, 1995. Location commissions repre-sented 21.4% of total revenues for the year ended December 31, 1994 and 18.5% of total revenues for the year ended December 31, 1995. The decrease in location commissions as a percentage of total revenues is due to lower location commissions for those public pay telephones acquired in the 1995 Acquisitions.

          Other operating expenses increased $1,045,590, or 24.5%, from $4,264,672 for the year ended December 31, 1994 to $5,310,262 for the year ended December 31, 1995. Other operating expenses represented 26.9% of total revenues for the year ended December 31, 1994 and 28.4% of total revenues for the year ended December 31, 1995. The increase was the result of higher person-nel costs, rent, utilities and service related expenses attribut-able to the 1995 Acquisitions, the increase in the Company's public pay telephone base, and the additional personnel to accommodate the increased business.

          Depreciation and amortization increased $2,146,780, or 96.0%, from $2,236,269 for the year ended December 31, 1994 to $4,383,049 for the year ended December 31, 1995. Depreciation and amortization represented 14.1% of total revenues for the year ended December 31, 1994 and 23.4% of total revenues for the year ended December 31, 1995. The increase was primarily due to the 1995 Acquisitions and the resultant expansion of its public pay telephone base which included purchases of additional computer equipment, service vehicles and software to accommodate the Company's growth.

          SG&A expenses increased $368,967, or 13.0%, from $2,831,775 for the year ended December 31, 1994 to $3,200,742 for the year ended December 31, 1995. The increase was due to increases in advertising, travel and entertainment, wages and payroll related expenses and general office expenses as a result of hiring additional personnel to conduct the Company's expanded selling and marketing program and customer services. SG&A expenses represented 17.9% of total revenues for the year ended December 31, 1994 and 17.1% of total revenues for the year ended December 31, 1995. The Company expects that SG&A expenses will continue to decrease as a percentage of total revenues as total revenues increase.

          Other unusual charges and contractual settlements consist primarily of costs associated with the settlement of contractual obligations to certain former officers of the Company and related legal fees, the write-off of selected assets in connection with the outsourcing of the operator service center and consulting and legal fees incurred for changes to the operations of the Company. Settlements of employment contracts and other unusual charges were $2,169,503, and represented 11.6% of total revenues, for the year ended December 31, 1995. There were no contractual settle-ments and other unusual charges for 1994.

          Other income (expense). Other income (expense) increased $448,696, or 115.6%, from $388,215 for the year ended December 31, 1994 to $836,911 for the year ended December 31, 1995. Interest expense, net of interest income, represented 2.4% of total revenues for the year ended December 31, 1994 and 4.5% of
     total revenues for the year ended December 31, 1995.   The
     increase was due to financing obtained for acquisitions, addi-tional service vehicles and switch operating equipment. In addition, the Company entered into financing agreements with certain manufacturers throughout the year for the purchase of phone equipment to accommodate the expansion of its public pay telephone base.

          EBITDA. EBITDA increased $341,713, or 37.1%, from $921,941 for the year ended December 31, 1994 to $1,263,654 for the year ended December 31, 1995. For the reasons discussed above, EBITDA represented 5.8% of total revenues for the year ended December 31, 1994 and 6.8% of total revenues for the year ended December 31, 1995.

     Year Ended December 31, 1994 Compared to Year Ended December 31,
     1993

          Revenues. Revenues increased $4,796,570, or 43.3%, from $11,069,517 for the year ended December 31, 1993 to $15,866,087 for the year ended December 31, 1994. This increase was attrib-utable primarily to an increase in the number of installed public pay telephones, which increased by 2,559 from 2,185 at December 31, 1993 to 4,744 at December 31, 1994, with the majority of the increase relating to an acquisition in the first quarter of 1994.

          Revenues from coin calls increased $4,183,389, or 98.7%, from $4,237,848 for the year ended December 31, 1993 to $8,421,237 for the year ended December 31, 1994. Non-coin revenue decreased $755,266, or 12.4%, from $6,074,394 for the year ended December 31, 1993 to $5,319,128 for the year ended December 31, 1994. The decrease was primarily the result of a reduction in the number of telephones to which the Company provided operator services through pre-subscription arrangements and aggressive dial-around advertising by AT&T, Sprint and MCI.

          Other revenues increased $1,368,437, or 180.7%, from $757,275 for the year ended December 31, 1993 to $2,125,712 for the year ended December 31, 1994. This increase was primarily the result of an increase in the number of installed telephones and dial-around compensation.

          Operating expenses. Line charges increased $1,680,061, or 60.5%, from $2,776,448 for the year ended December 31, 1993 to $4,456,509 for the year ended December 31, 1994. Line charges represented 25.1% of total revenues for the year ended December 31, 1993 and 28.1% of total revenues for the year ended December 31, 1994. The increase in line charges was, in part, due to increased coin calls resulting from the implementation of the $0.75 Long Distance Call Program, as well as increases in certain local telephone company line charges.

          Location commissions increased $791,860, or 30.5%, from $2,599,330 for the year ended December 31, 1993 to $3,391,190 for the year ended December 31, 1994. Location commissions repre-sented 23.4% of total revenues for the year ended December 31, 1993 and 21.4% of total revenues for the year ended December 31, 1994. The decrease as a percentage of total revenues resulted from the renegotiation of location agreements acquired in the acquisition of Alpha Pay Phones - IV L.P. ("Alpha").

          Other operating expenses increased $1,256,539, or 41.8%, from $3,008,133 for the year ended December 31, 1993 to $4,264,672 for the year ended December 31, 1994. The increase was primarily the result of higher personnel costs, rent, utili-ties and service related expenses attributable to the addition of the Alpha assets, new operations in Texas, the establishment of Florida and Nevada sales offices, the increase in the Company's public pay telephone base and the additional field personnel to accommodate the increased business. Other operating expenses represented 27.2% of total revenues for the year ended December 31, 1993 and 26.9% of total revenues for the year ended December 31, 1994.

          Depreciation and amortization increased $1,340,228, or 149.6%, from $896,041 for the year ended December 31, 1993 to $2,236,269 for the year ended December 31, 1994. Depreciation and amortization represented 8.1% of total revenues for the year ended December 31, 1993 and 14.1% of total revenues for the year ended December 31, 1994. This increase was primarily due to the Company's acquisition of the Alpha assets at the end of the first quarter of 1994 and expansion of the public pay telephone base, purchases of additional computer equipment, service vehicles and software to accommodate the Company's growth.

          SG&A expenses increased $429,192, or 17.9%, from $2,402,583 for the year ended December 31, 1993 to $2,831,775 for the year ended December 31, 1994. The increase was primarily the result of the increases in advertising, travel and entertainment, wages and payroll related expenses and general office expenses as a result of hiring additional personnel to conduct the Company's expanded selling and marketing program and customer services. SG&A represented 21.7% of total revenues for the year ended December 31, 1993 and 17.9% of total revenues for the year ended December 31, 1994.

          Other income (expense). Other income (expense) increased $213,221, or 121.8%, from $174,994 for the year ended December 31, 1993 to $388,215 for the year ended December 31, 1994. Interest expense, net of interest income, represented 1.5% of total revenues for the year ended December 31, 1993 and 2.4% of total revenues for the year ended December 31, 1994. The in-crease was due to the financing obtained for acquisitions, additional service vehicles and switch operating equipment. In addition, the Company entered into financing agreements with certain manufacturers throughout the year for the purchase of its telephone base.

          EBITDA. EBITDA increased $638,918, or 225.7%, from $283,023 for the year ended December 31, 1993 to $921,941 for the year ended December 31, 1994. For the reasons discussed above, EBITDA represented 2.6% of total revenues for the year ended December 31, 1993 and 5.8% of total revenues for the year ended December 31, 1994.

     LIQUIDITY AND CAPITAL RESOURCES

          Cash Flows. Net cash provided by (used in) operating activities during the fiscal years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996 were $11,208, $2,380,216, ($579,133) and ($397,324), respectively. Net cash used in operating activities consisted primarily of the funding of operating losses, increases in current assets (other than cash) and repayment of significant current liabilities. Cash flows used in operating activities in the six months ended June 30, 1996 decreased by $862,598 over cash provided by operations for the six months ended June 30, 1995 of $465,274, mostly due to the larger loss in the first and second quarter of 1996, and the repayment of contractual and other obligations offset by non-cash charges related to Nominal Value Warrants, depreciation and amortization, and accretion of debt.

          Cash used in investing activities during the fiscal years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996 were $1,196,761, $3,214,302, $2,354,011 and
     $16,542,990, respectively. Cash used in investing activities consisted primarily of payments to acquire companies and capital expenditures primarily due to expansion of the pay telephone base.

          Cash provided by financing activities during the fiscal years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996 were $859,846, $1,229,282, $3,167,850 and $17,252,234, respectively, which consisted primarily of proceeds from the issuance of debt and equity offset by redemp-tions and repurchases of preferred and common stock and repay-ments of debt.

          Credit Agreement. On March 15, 1996, the Company entered into the Credit Agreement (the "Credit Agreement") with ING and Cerberus, pursuant to which the Lenders agreed to lend the Company up to $37,250,000. On March 15, 1996, the Company bor-rowed $30,530,954 pursuant to the Credit Agreement. During the second quarter of 1996, the Company borrowed an additional $1,692,500 pursuant to the Credit Agreement. The initial borrowings under the Credit Agreement were used to complete the Paramount and IPP acquisitions, to repay $8,503,405 of outstand-ing debt and $3,173,931 of outstanding obligations under capital leases, to redeem the 10% Preferred, 8% Preferred, and 7% Pre-ferred, and to pay related transaction fees. The additional borrowings of $1,692,500 were used for an acquisition deposit of $1,300,000, classified as a non-current asset, and working capital.

          On September 13, 1996, concurrent with the acquisition of Amtel, the Lenders amended the Credit Agreement to increase the maximum borrowings available under the Credit Agreement to $41,000,000. The Company then borrowed an additional $8,776,546 and used $5,950,000 of the proceeds to complete the Amtel and POA acquisitions and the remainder of the proceeds, $2,826,546, for working capital and payment of certain related acquisition expenses. As of September 30, 1996, borrowings of $41,000,000 were outstanding and there was no additional borrowing availabil-ity under the Credit Agreement. The Company was not in compli-ance with various financial covenants contained in the Credit Agreement at June 30, 1996 and subsequently received a waiver of such non-compliance from the Lenders. The Credit Agreement was amended on October 8, 1996 to make the covenants less restrictive and, although there can be no assurance, the Company expects to be in compliance with such covenants as of September 30, 1996. The Company is seeking an amendment to the Credit Agreement to permit the incurrence of additional borrowings of up to $2.0 million to fund deposits required in connection with the Pending Acquisitions and for working capital purposes. The Company intends to use a portion of the net proceeds from the Company Debt Offering and the Company Equity Offering to repay the indebtedness under the Credit Agreement. Concurrently with such repayment, the Company will terminate the Credit Agreement and enter into the New Credit Agreement, which will provide for a senior credit facility of $25 to $50 million. Under the New Credit Agreement, after giving effect to the consummation of the Company Debt Offering, the Company Equity Offering and the Pending Acquisitions, the Company would have had additional borrowing availability of $______ million as of June 30, 1996, subject to meeting the debt incurrence covenant under the Inden-ture. See "Description of Certain Indebtedness" for descriptions of the terms of the Credit Agreement, the New Credit Agreement and the Indenture.

          Of the Term Loans outstanding under the Credit Agreement, $29,000,000 can be converted into Series B Preferred at the ratio of 833 shares for each $100,000 in outstanding debt and accrued interest. Additionally, in connection with the execution of the original Credit Agreement on March 15, 1996, ING and Cerberus each received 102,412 warrants (204,824 warrants in total and referred to herein as the "Lenders' Warrants"), which would collectively allow them to purchase up to 204,824 shares of Series A Preferred at an exercise price of $0.20 per share. Each share of Series A Preferred is convertible into 20 shares of the Company's Common Stock. See "Description of Capital Stock." ING and Cerberus may separately exercise their warrants without any action of the other party.

          Other. The redemption price for the 10% Preferred, 8% Preferred and 7% Preferred consisted of cash payments aggregating $1,117,371 and 34,436.33 shares of 14% Preferred. In the aggre-gate, $6,269,487 of the Company's outstanding obligations, including portions of the purchase price for the IPP and Para-mount acquisitions, was liquidated by issuing 107,918.19 shares of 14% Preferred. The $2,002,386 excess of the redemption price of the preferred issues redeemed over their aggregate carrying value was recorded as a reduction of earnings available to common shareholders on March 15, 1996. The Company may redeem approxi-mately $5.5 million stated value of 14% Preferred with a portion of the net proceeds of the Company Debt Offering and the Company Equity Offering.

          At September 30, 1996, long-term debt and obligations under capital leases, including the current portions, but excluding the amount allocated to the Lender Warrants, was $55,057,893 and consisted of: (i) related party debt (payable to the Lenders and an officer of the Company), including the current portion and excluding the portion allocated to the Lenders Warrants, of $41,325,000, an increase of $39,267,500 as compared to $1,732,500 at December 31, 1995; (ii) capital leases of $8,032,032; (iii) seller notes of $3,634,114; and (iv) other long-term debt, including the current portion, of $2,066,747, a decrease of $6,184,671 as compared to $8,596,413 at December 31, 1995. The overall increase is primarily attributable to debt incurred in connection with the acquisitions of IPP, Paramount, POA and Amtel.

          On March 15, 1996, warrants to purchase 2,018,942 shares of Common Stock ("Nominal Value Warrants") were issued in conjunc-tion with the acquisitions of IPP and Paramount, redemption of the 10% Preferred, 8% Preferred and 7% Preferred, and conversion of certain debt of the Company to the 14% Preferred. The war-rants expire on March 13, 2001. An independent appraiser has estimated the fair value market value of the Nominal Value Warrants to be $4,974,673, using the Black-Scholes valuation model, of which $3,886,139 (the amount attributable to the warrants provided to related parties in connection with the redemption of the preferred shares and the conversion of certain debt) was recorded in the caption "other unusual charges and contractual settlements" in the Company's statement of operations for the six months ended June 30, 1996.

          In 1995, the Company sold, or issued in consideration for services rendered, 602,003 shares of its Common Stock to offi-cers, directors, creditors and affiliates of the Company and to others, including a predecessor of Southcoast Capital Corpora-tion, one of the underwriters in the Company Equity Offering and the Company Debt Offering, at values ranging from $4.20 to $6.01 per share. See "Certain Transactions." Additionally, certain warrants and options to purchase 660,506 shares of the Company's Common Stock at prices ranging from $5.70 to $6.00 were granted in 1995.

          On September 12, 1995, the Company borrowed $1,200,000 (which was recorded net of the value of warrants issued of $349,000) from third party investors pursuant to a 19 month credit agreement, bearing interest at 12.5%. The proceeds were used for operating expenses and to make certain employee sever-ance payments. This debt was repaid on March 15, 1996 with borrowings under the Credit Agreement.

     SEASONALITY

          The Company completed two acquisitions which added approxi-mately 4,400 public pay telephones in 1995, and four acquisitions which added approximately 15,200 telephones during the first nine months of 1996. The seasonality of the Company's historical operating results has been affected by shifts in the geographic concentrations of its telephones resulting from such acquisi-tions. In recent years, the Company acquired a large number of telephones in the northern and western states of the United States. As a result of such acquisitions, the Company has more recently experienced lower operating results in the first quarter due to the effect of the cold weather in the northern and western states on outdoor public pay telephone usage. Revenues are typically highest in the fourth quarter because of the increased volume of calls made during the holiday season.

     CAPITAL EXPENDITURES

          For the nine months ended September 30, 1996 the Company had capital expenditures (exclusive of acquisitions) of $2,770,804, which were financed through cash flow from operations.

          Capital expenditures are principally for the expansion of the Company's installed pay telephone base, including the pur-chase of telephones and related equipment, operating equipment and computer hardware.

          The Company expects to make capital expenditures of approxi-mately $225,000 during the three months ended December 31, 1996 and approximately $4,100,000 during the year ended December 31, 1997.

          Management believes that based upon the net proceeds to the Company from the Company Debt Offering and the Company Equity Offering and cash flow from operations the Company will have the funds necessary to meet the Company's cash requirements for working capital, capital expenditures and debt service over the next twelve months. However, there can be no assurance that the Company will be able to do so or that the Company Equity Offering and the Company Debt Offering will be consummated. See "Risk Factors--Substantial Leverage and Effect on Ability to Pay Indebt-edness" and "--Possible Non-Consummation of the Pending Acquisi-tions and the Public Offerings."


                                  BUSINESS

     GENERAL

          The Company is currently the third largest independent public pay telephone operator and the eleventh largest public pay telephone operator in the United States. Upon consummation of the Pending Acquisitions, the Company believes that it will be one of the two largest independent public pay telephone operators in the United States. As of September 30, 1996, after giving effect to the Pending Acquisitions, the Company would have owned and operated 38,423 public pay telephones in 43 states, the District of Columbia and Mexico, of which approximately 96% are located in 21 states. After giving effect to the Pending Acqui-sitions, approximately 44% of the Company's public pay telephones will be located in Florida, Texas and California, which are three of the four most populous states. As of September 30, 1996, the Company owned and operated 24,732 public pay telephones, of which approximately 95% are located in 17 states and approximately 46% are located in Florida, Texas and California. Since September 1, 1995, the Company has added 19,581 public pay telephones, primar-ily through a series of acquisitions by the Company of 6 indepen-dent public pay telephone companies. In addition, the Company maintains an active program of installing public pay telephones.

          The Company owns, operates, services and maintains a system of micro processor controlled "smart" public pay telephones. The Company derives substantially all of its revenues from coin and non-coin calls placed from its public pay telephones. The Company obtains contracts with national, regional and local accounts to operate public pay telephones at locations where significant demand exists for public pay telephone services, such as malls, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals. As of September 30, 1996, the average remaining life of the Company's contracts with its customers was 40.1 months (excluding the contracts acquired in connection with the acquisition of POA).

          As of September 30, 1996, the Company owned and operated 24,732 public pay telephones in 41 states and the District of Columbia and, on a pro forma basis after giving effect to the Pending Acquisitions, will own and operate 38,423 public pay telephones in 43 states, the District of Columbia and Mexico. The following chart sets forth certain information with respect to the locations of the Company's pay telephones as of September 30, 1996 on an actual basis and a pro forma basis giving effect to the Pending Acquisitions:


                                          Actual             Pro Forma

                                    Public              Public
                                    Pay      Percent-    Pay     Percent-
                                    Tele-     age of     Tele-    age of
           Location                 phones    Total     phones    Total

           Florida                    5,127   20.7%       5,129   13.3%
           California                 3,705   15.0        3,705    9.6
           Missouri                   2,912   11.8        2,912    7.6
           Texas                      2,533   10.2        8,064   21.0
           Ohio                       1,633    6.6        1,633    4.2
           Illinois                   1,329    5.4        1,329    3.4
           Montana                                        1,025    2.7
           South Carolina             1,249    5.1        1,249    3.2
           Virginia                     975    3.9          975    2.5
           Colorado                     764    3.1        1,442    3.8
           Tennessee                    674    2.7          674    1.8
           Washington                   616    2.5          616    1.6
           Utah                          26               2,245    5.9
           New Mexico                     4               2,409    6.3

           Other                      3,185   13.0        5,016   13.1
                                      -----   ----        -----   ----

                Total                24,732  100.0%      38,423  100.0%
                                     ======  =====       ======  =====

               The public pay telephones to be acquired in the Cherokee Acquisition are located primarily in Texas, New Mexico, Colorado, Utah and Montana. All of the public pay telephones to be ac-quired in the Texas Coinphone Acquisition are located in Texas.

               On an actual basis, the Company had revenues and EBITDA of $16.8 million and $3.0 million, respectively, for the six months ended June 30, 1996. On the same basis, the Company's EBITDA margins have increased to 17.6% for the six months ended June 30, 1996 from 3.0% for the six months ended June 30, 1995. The increase in EBITDA margin is primarily due to the elimination of costs associated with the closing of certain offices, the elimi-nation of redundant executives and administrative personnel in billing and other operational areas and leveraging the Company's existing field technicians.

               After giving pro forma effect to the 1995 Acquisitions and 1996 Acquisitions, the Company would have achieved revenues of $59.6 million and $30.2 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, and EBITDA of $10.4 million and $6.5 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respec-tively. After giving pro forma effect to the 1995 Acquisitions, the 1996 Acquisitions and the Pending Acquisitions, the Company would have achieved revenues of $91.5 million and $46.6 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, and EBITDA of $21.2 million and $10.2 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. See "Pro Forma Finan-cial Data."

               In June 1995, Peter Graf was appointed Chairman of the Board of Directors and in September 1995 was appointed Chief Executive Officer of the Company. In September 1995, Stuart Hollander, Joseph Abrams, Aron Katzman and Steven Richman were appointed to the board of directors of the Company, and the majority of the existing board resigned at that time. The new management team identified and implemented the business strategy set forth below.

          BUSINESS STRATEGY

               The Company's objective is to grow through additional acquisitions and internally, thereby achieving economies of scale and cost savings. The Company has implemented the following strategy to meet its objective:

               Grow through acquisitions. The Company believes that there is a significant opportunity to consolidate the highly fragmented independent segment of the public pay telephone industry. Selective acquisitions enable the Company to expand its geograph-ic presence and further its strategy of clustering its public pay telephones more rapidly than with new installations. The Company has been able to make acquisitions at attractive prices because smaller companies typically are not able to achieve the economies of scale realized by the Company. As a result, when acquisitions are integrated, the Company can operate the public pay telephones at significantly lower operating costs than the seller. Accord-ingly, the Company maintains an active acquisition program to acquire public pay telephones that are in, or contiguous to, its existing markets or that can form the basis of a new cluster. Management believes that the Company's experience in completing acquisitions of companies in the public pay telephone industry is instrumental in identifying and negotiating additional acquisi-tions as well as integrating the Acquisitions. In addition, as the Company grows to become the leading supplier of independent public pay telephone services in an area, "fill-in" and contigu-ous acquisitions become less attractive to other potential acquirors as their ability to create significant clusters is reduced. Moreover, the Company believes that such growth will further enhance its ability to negotiate favorable rates with long distance and operator services providers as well as suppli-ers of pay telephones and other related equipment.

               Facilitate internal growth. The Company actively seeks to install new public pay telephones and intends to enhance its sales and marketing efforts to obtain additional contracts to own and operate public pay telephones with new and existing national, regional and local accounts. In evaluating locations for the installation of public pay telephones, the Company generally conducts a site survey to examine various factors, including population density, traffic patterns, historical usage informa-tion and other geographic factors. The installation of public pay telephones is generally less expensive than acquiring public pay telephones.

               Reduce operating costs through geographically concentrated clusters. The Company believes that in addition to facilitating additional acquisitions, the clustering of public pay telephones creates an opportunity to generate savings through reduced field service and collection expenses, the closing of duplicate offic-es, reduction in staff and general corporate overhead expenses and reduced expenses associated with interLATA and intraLATA traffic.

                Form strong relationships with service providers and suppliers. As part of its strategy to continue to reduce operat-ing costs, the Company outsources its long distance and operator services to a number of subcontractors that are OSPs, principally Intellicall. The Company intends to strengthen its relationships with Intellicall, together with other OSPs, and the suppliers of its public pay telephone equipment as its market presence in-creases. By achieving close working relationships with its OSPs and suppliers, the Company believes that it will be in a position to negotiate lower cost agreements with increasingly favorable terms.

               Use of state-of-the-art technology. The Company's public pay telephones are "smart" telephones and are operated by means of advanced microprocessor technology that enables the telephones to perform substantially all of the necessary coin-driven and certain non coin-driven functions independent of the Company's central office. Unlike "dumb" telephones used by most BOCs and other LECs, smart telephones, in concert with the Company's management information systems, enable the Company to determine each telephone's operability and need for service as well as its readiness for collection of coin revenues. In addition, rate changes and other software-dependent functions can also be performed from the central office without dispatching service technicians to individual public pay telephones. As a result, the Company can increase the number of public pay telephones it owns while reducing the costs on a per phone basis of telephone service and maintenance and coin collection.

               Provide superior customer service. The Company strives to maximize the number of its telephones that are operational at any one time and thereby retain existing customers and attract new ones. Accordingly, the Company employs both advanced telecommu-nications technology and trained field technicians to ensure superior customer service. This technology also enables the Company to (i) maintain accurate records of telephone activity which can be verified by customers and (ii) respond quickly to equipment malfunctions. The Company's standard of performance is to repair malfunctions within 24 hours of their occurrence.

               Achieve market recognition. With the greater financial resources available to the Company following the Company Debt Offering and the Company Equity Offering, the Company intends to promote actively its brand and customer service capabilities. The Company seeks to promote and achieve recognition of its products and services by posting on all of its public pay tele-phones the "PhoneTel" label and through advertisements in trade magazines. The Company believes that achieving market recogni-tion will facilitate its expansion strategy by enhancing its ability to obtain additional accounts and encouraging the use of its public pay telephones in locations where consumers have multiple pay telephone options.

          INDUSTRY OVERVIEW

               Public pay telephones are primarily owned and operated by BOCs and other LECs and independent public pay telephone compa-nies. Of the approximately 2.54 million public pay telephones operated in the United States in 1996, Multimedia Telecommunica-tions Association estimates that approximately 87% are operated by BOCs and other LECs and approximately 13% are operated by independent public pay telephone companies. Within the United States, the Multimedia Telecommunications Association estimates that there were approximately 342,000 public pay telephones owned by independent public pay telephone companies in 1995. Today's telecommunications marketplace was principally shaped by the 1984 court-directed divestiture of the BOCs by AT&T. The AT&T dives-titure and the many regulatory changes adopted by the FCC and state regulatory authorities in response to the AT&T divestiture, including the authorization of the connection of competitive or independently-owned public pay telephones to the public switched network, have resulted in the creation of new business segments in the telecommunications industry. Prior to these developments, only BOCs or other LECs owned and operated public pay telephones.

               As part of the AT&T divestiture, the United States was divided into geographic areas known as Local Access Transport Areas or "LATAs." BOCs and other LECs provide telephone service that both originates and terminates within the same LATA ("intraLATA") pursuant to tariffs filed with and approved by state regulatory authorities. Until recently, BOCs were prohib-ited from telecommunications offering or deriving revenues or income from telecommunications services between LATAs ("interLATA"). Long distance companies, such as AT&T, MCI and Sprint, provide interLATA services and, in some circumstances, may also provide long distance service within LATAs. An interLATA long distance telephone call generally begins with an originating LEC transmitting the call from the originating telephone to a point of connection with a long distance carrier. The long distance carrier, through its owned or leased switching and transmission facilities, transmits the call across its long distance network to the LEC servicing the local area in which the recipient of the call is located. This terminating LEC then delivers the call to the recipient.

               As a result of the February 8, 1996 enactment of the Tele-communications Act, the BOCs may provide interLATA telecommunica-tions services and may compete for the provision of interLATA toll calls, upon receipt of all necessary regulatory approvals and the satisfaction of applicable conditions. The Telecommuni-cations Act permits the BOCs to provide virtually all "out of region" long distance telecommunications services immediately upon the receipt of any state and/or federal regulatory approvals otherwise applicable to long distance service. For the BOCs and other LECs to provide interLATA toll service within the same states in which they also provide local exchange service ("in-region service"), prior FCC approval must be obtained. The timing of such approval is unclear and may depend on the outcome of litigation related to recent regulations promulgated by the FCC relating to the duties of BOCs and other incumbent LECs under
          Section 257 of the Telecommunications Act. This FCC approval to provide" in-region" service is conditioned upon, among other things, a showing by a BOC or other LEC that, with certain limited excep-tions, facilities-based local telephone competition is present in its market, that it has entered into at least one interconnection agreement, and that it has satisfied the 14-point "competitive checklist" established by the Telecommunications Act. In addi-tion, the Telecommunications Act is designed to facilitate the entry of any entity (including cable television companies and utilities) into both the competitive local exchange and long distance telecommunications markets. As a result of the Telecom-munications Act, long distance companies (such as AT&T and MCI), cable television companies, utilities and other new competitors will be able to provide local exchange service in competition with the incumbent BOC or other LEC. This should ultimately increase the number and variety of carriers that provide local access line service to independent public pay telephone providers such as the Company.

               Prior to 1987, coin calls were the sole source of revenues for independent public pay telephone operators. Long distance calling card and collect calls from these public pay telephones were handled exclusively by AT&T. Beginning in 1987, a competi-tive operator service system developed which allowed OSPs, including long distance companies such as MCI and Sprint, to handle non-coin calls and to offer independent public pay tele-phone companies commissions for directing operator assisted or calling card calls to them.

               Generally, public pay telephone revenues may be generated through: (i) coin calls; (ii) operator service calls ("0+" i.e., credit card, collect and third number billing calls, and "0-", i.e. calls transferred by the LECs to the OSPs requested by the caller); and (iii) access code calls using carrier access numbers (e.g., "10XXX" codes, "1-800" or "950"). Section 276 of the
          Telecommunication Act and the FCC implementing rules (both of which were recently enacted) will permit independent public pay telephone providers to generate additional revenues from all of these three categories, each of which consists of local, intraLATA toll, intrastate interLATA, interstate interLATA and international call components.

          ACQUISITION STRATEGY

               The Company believes that the existence of many small independent public pay telephone providers presents acquisition opportunities for the Company. The Company believes that acqui-sitions of other independent public pay telephone companies and management's experience in identifying and negotiating potential acquisitions and integrating acquired companies into the Company's ongoing operations may substantially accelerate its rate of growth, increase the Company's concentration of public pay telephones through clustering and thereby increase profit-ability through economies of scale. The Company intends to continue this acquisition program upon consummation of the Company Debt Offering and the Company Equity Offering.

               In reviewing potential acquisition candidates, the Company considers various factors, including:

               Historical and pro forma financial performance. The Company reviews the historical revenues, mix between coin and non-coin revenue and cash flows of the public pay telephone providers to be acquired and analyzes their prospective profitability based on pro forma considerations, such as lower service and collection expenses, lower general and administrative expenses, and the more favorable terms and conditions which the Company may be able to obtain from OSPs and long distance carriers due to the increased level of calls on such pro forma basis.

               Location and economies of scale. The Company considers the geographic proximity of the public pay telephones to be acquired to the Company's existing clusters or markets and the extent to which the acquisition would provide the Company with economies of scale through more efficient operation and maintenance of a larger number of public pay telephones within a geographic region or cluster. In addition, the Company seeks to acquire indepen-dent public pay telephone companies in new markets where the Company believes it can create a new cluster and achieve internal growth through increases in the number of public pay telephones as well as through additional acquisitions. The Company also assesses the resources that would be necessary to integrate effectively and efficiently the target company into the Company's existing operations, including the staff required to service the new public pay telephones. To date, the Company has targeted companies that operate primarily in the southeastern, midwestern and western areas of the United States.

               Location agreements and condition of equipment. The Company reviews the standard terms of location agreements including the revenue sharing terms and commissions, term and transferability of related site location agreements with location providers, the line charges required to be paid for the public pay telephones and the type and condition of the proposed equipment to be acquired. The Company also conducts a physical survey of a representative sample of the public pay telephones proposed to be acquired.

               Regulatory matters. The Company reviews the applicable regulatory framework, as well as proposed changes in regulatory matters, in states where the Company is not currently operating and is considering the acquisition of a significant number of public pay telephones.

               The Company believes that it has a competitive advantage over other potential acquirors because of management's experience in identifying and negotiating acquisitions and in integrating acquired companies into the Company's ongoing operations.

               The following table summarizes the recent acquisitions completed, or entered into, by the Company as of October 30, 1996:

                                                    Number of
                                                    Installed
                                                     Public
                                                    Pay Tele-
                                        Date of      phones
                                       Expected      to be       Primary
          Company to be Acquired      Acquisition   Acquired   Areas Served
          ----------------------      -----------   --------   ------------

          Cherokee Communications,   January 1997   13,500     Texas;
          Inc. (1)                                             New Mexico;
                                                               Colorado;
                                                               Utah; Montana

          Texas Coinphone (2)        January 1997    1,200     Texas
                                                    ------

             Total installed public                 14,700
             pay telephones to be                   ======
             acquired

                                                    Number of
                                                    Installed
                                                     Public
                                                    Pay Tele-
                                      Date of        phones     Primary
          Company Acquired          Acquisition    Acquired     Areas Served
          ----------------          -----------    --------     ------------

          Amtel Communications       September       6,872     California;
          Services (3)               13, 1996                  Washington;
                                                               Oregon;
                                                               Colorado

          Payphones of America,      August 1,       3,115     Missouri;
          Inc. (4)                   1996                      Illinois;
                                                               Virginia;
                                                               Florida
          IPP (5)                    March 15,       2,101     North Carolina;
                                     1996                      South Carolina;
                                                               Tennessee

          Paramount Communications   March 15,       2,528     Florida
          Systems, Inc. (6)          1996

          Public Telephone Corpora-  October 16,     1,200     Illinois;
          tion (7)                   1995                      Michigan

          World Communications,      September       3,237     Missouri;
          Inc. (8)                   22, 1995                  Illinois;
                                                               Florida

          Alpha Pay Phones - IV      March 25,
          L.P. (9)                   1994            2,155     Texas
                                                     -----

            Total installed public
          pay telephones acquired                   21,208
                                                    ======


          ________________

          (1)  See "The Pending Acquisitions  The Cherokee Acquisition."
          (2) See "The Pending Acquisitions The Texas Coinphone Acquisi-tion."
          (3) The purchase price paid by the Company for Amtel consisted of $7.0 million in cash and $6.0 million in Common Stock. Such purchase price also included inventory of an additional 728 public pay telephones and related parts.
          (4) The purchase price paid by the Company for POA consisted of $500,000 in cash, 166,666 shares of Common Stock, assumption of $7.75 million of capital lease obligations, $3.6 million in notes payable to the sellers, the assumption of $0.2 million in liabilities and two five-year non-competition and consulting agreements with two of the sellers for an aggre-gate of approximately $.3 million.
          (5) The purchase price paid by the Company for IPP consisted of $3.5 million in cash, 555,589 shares of Common Stock, 5,453 shares of 14% Preferred, 117,785 Nominal Value Warrants and the assumption of $1.8 million in liabilities, of which $1.6 million was repaid by the Company on March 15, 1996. The cash purchase price included three five year non-compete agreements, with an aggregate value of $60,000, with three of IPP's former officers.
          (6) The purchase price paid by the Company for Paramount con-sisted of $9.6 million in cash, 8,333 shares of 14% Pre-ferred, 179,996 Nominal Value Warrants and the assumption of $0.7 million in liabilities which were repaid by the Company on March 15, 1996. The purchase price included a five year consulting and non-compete agreement, valued at $50,000, with one of Paramount's former officers.
          (7) The purchase price paid by the Company for Public Telephone consisted of 224,879 shares of Common Stock and the assump-tion of $2.8 million in liabilities. In connection with the acquisition, the Company entered into five year non-compete agreements with two of Public's former owners which require cash payments and the issuance, in the aggregate, of 80,000 shares of the Company's Common Stock.
          (8) The purchase price paid by the Company for World consisted of 402,500 shares of Common Stock, 530,534 shares of 10% Non-Voting Preferred and the assumption of $6.9 million in liabilities. All shares of the 10% Non-Voting Preferred were converted into 884,214 shares of the Company's Common Stock on June 28, 1996. In connection with the acquisition, the Company entered into two year non-compete and employment agreements with three of World's former officers, which require, in the aggregate, payment of $625,000 over a two year period.
          (9) The purchase price paid by the Company for Alpha consisted of $2.3 million in cash, a $1.1 million note payable to the sellers and the assumption of $2.2 million in liabilities. In connection with the acquisition, the Company entered into five year non-compete agreements with two of Public's former owners, which require cash payments and the issuance, in the aggregate, of 80,000 shares of the Company's Common Stock.


          PRODUCTS AND SERVICES

               Installation of public pay telephones

               The Company's primary business is to obtain contracts, either through acquisitions or internal growth, from location providers to install and operate public pay telephones on a revenue sharing basis. The Company installs public pay tele-phones in properties owned or controlled by others where signifi-cant demand exists for public pay telephone services, such as shopping malls, convenience stores, service stations, grocery stores, restaurants and truck stops, at no cost to the location provider. The Company then services and collects money from these telephones and pays the location owner a share of the public pay telephone's revenues. As of September 30, 1996, the Company owned and operated 24,732 installed public pay telephones and after giving pro forma effect to the Pending Acquisitions would have had owned and operated 38,423 installed public pay telephones.

               The percentage of revenues paid by the Company to the location provider is generally fixed for the term of the agree-ment and generally ranges from 15% to 40% if based on gross revenues per pay telephone or from 10% to 40% if based on net revenues per public pay telephone. The term of a location agreement generally ranges from three to ten years and provides for the automatic renewal of the contract for the same period as the original term of the contract if it is not cancelled by the location provider under the terms of the agreement. The Company can generally terminate an agreement on 30-days' prior notice to the location provider if the public pay telephone does not generate sufficient total revenues for two consecutive months. Under certain of the Company's location agreements, the failure of the Company to remedy a default within a specified period after notice may give the location provider the right to termi-nate such agreement. The duration of the contract and the commission arrangement depends on the location, number of tele-phones and revenue potential of the account.

               The Company's average cost of installing a public pay telephone in 1996 has ranged from $2,000 to $2,500, which costs include site surveys, telephones, enclosures and related hard-ware, commissions and all other costs incurred in connection with installation.

               Local Service

               Substantially all of the Company's public pay telephones accept coins as well as other forms of payment for local or long-distance calls. The Company's public pay telephones generate
          coin revenues primarily from local calls.   State regulatory
          authorities typically set the maximum rate for local coin calls that may be charged by BOCs and other LECs and independent public pay telephone companies although this will change over the next year as states follow the FCC's mandate and deregulate the price of a local coin call. See "--Governmental Regulations." The Company charges the same rate as the BOCs and the other LECs for local calls in substantially all of the territories in which the Company's public pay telephones are located. In most territories that charge is $0.25, although in some jurisdictions the charge is less than $0.25 per local call and in a limited number of other jurisdictions, which have already deregulated local calls, the charge is $0.35. Whereas local coin calls have traditionally been provided for an unlimited call duration, some jurisdictions in which the Company's public pay telephones are located have begun to allow call timing, which requires the deposit of an additional amount after a specified period. The Company pays monthly line and usage charges to LECs for all of its installed public pay telephones. These charges cover basic telephone service as well as the transport of local coin calls.

               Operator-Assisted Long Distance Services

               The Company outsources its long distance and operator service operations to a number of OSPs, including Intellicall, which is the Company's primary provider of such services, AT&T, BellSouth, Opticom and Conquest. The Company receives commis-sions from these services based on the volume of calls made as well as on the amount of revenues generated per call. However, in certain regions the Company may also install an automated operator system for select pay telephones that allows the tele-phones to collect and store billing information and forward calls to the called party, i.e. "store and forward" calls. The Company also receives additional revenues from long distance carriers for dial-around calls made from its public pay telephones whereby the consumer gains access to an OSP or a long distance company other than one designated by the Company. In May 1992, the FCC ruled that independent public pay telephone providers are entitled to dial-around compensation on an interim basis at a fixed rate of $6.00 per telephone per month for interstate dial-around calls. Similarly state regulatory authorities, including Illinois, Florida, Georgia and South Carolina, have implemented intrastate dial-around compensation programs for independent public pay telephones. Other states are currently considering intrastate dial-around compensation programs for independent public pay telephones. The recently enacted Section 276 of the Telecommuni-cations Act requires the FCC to establish a per-call compensation plan to ensure that public pay telephone service providers are fairly compensated for all calls made from their telephones commencing November 6, 1996. In an order released on September 20, 1996 (which order is currently subject to pending petitions at the FCC seeking reconsideration), the FCC implemented new rules that replace the current $6.00 flat fee per telephone per month with an interim $45.85 flat fee per telephone per month from November 6, 1996 to October 1997. In October 1997, the flat fee will be replaced by a per-call compensation mechanism. See "--Governmental Regulations." Management believes that both the interim plan and the per-call compensation plan will generate significant additional revenues, net of related expenses and processing fees, commencing November 6, 1996 for the Company.

          TELEPHONE EQUIPMENT

               The Company purchases its pay telephones from two of the three largest independent manufacturers of public pay telephones, Intellicall and Protel Inc. The Company has also acquired telephones manufactured by the third manufacturer of public pay telephones, Elcotel Inc. Although all three manufacturers use similar technology, the Company seeks to purchase primarily a single brand of telephone within a geographic area. This maxi-mizes the efficiency of the Company's field technicians and makes it easier to stock appropriate spare parts. It is the Company's policy to place the PhoneTel name on telephones that it acquires or installs.


          MANAGEMENT INFORMATION SYSTEMS

               The Company's management information systems have enabled the Company to enhance customer service and to achieve strong operational and financial controls by enabling management to react quickly and efficiently to critical information collected from the Company's public pay telephones. The custom operational software used to manage the Company's public pay telephone business is an internally developed application named Prophecy. Prophecy is a comprehensive system of data collection and analy-sis that supports daily operations in the field and provides the Company with management data. The Prophecy software allows the Company's management information systems to accept direct output from the polling operations of the individual public pay tele-phones, analyze the data and produce daily operational reports for the Company's field offices. In addition, Prophecy develops summaries of management information.

               The Prophecy software is scalable and is able to support the varying proprietary protocols of the individual manufacturers of its public pay telephones. The Company's polling operations are supported by the software provided by the manufacturers of the public pay telephones owned by the Company. The Company believes that its Prophecy management information systems supports its expansion strategy by enabling the Company to integrate effi-ciently and effectively newly acquired companies.

               The Company's public pay telephones are "smart" telephones and are operated by means of advanced microprocessor technology that enables the telephones to perform substantially all the necessary coin-driven and certain non coin-driven functions independent of the Company's central office. Unlike the "dumb" telephones used by most BOCs and other LECs, the Company's public pay telephones are equipped with an audit feature which is linked by modem to the Company's central computer. Substantially all of the Company's public pay telephones are called daily by the Company's central office to determine their operability or need for service as well as their readiness for collection of coin revenues. Rate changes and other software-dependent functions can also be performed from the central office without dispatching service technicians to individual public pay telephones. These polling processes are accomplished on computers that are dedicat-ed to the nightly processing of public pay telephone information. This information is used to plan collection and servicing routes on a daily basis by the Company's service technicians. This allows the Company to minimize the number of service technicians required to service its telephones while maintaining a high level of operability of its public pay telephones.

          SALES AND MARKETING

               The Company relies on its internal sales force and indepen-dent sales representatives to market its products and services. The internal sales force receives salaries plus commissions for each public pay telephone installed and the sales representatives are paid on a commission-only basis for each public pay telephone installed. In addition, the Company pays its technicians a finders fee for certain phones installed. The Company has 9 sales persons who report to the Vice President of Sales and Marketing. The Company also markets its products and services through advertising in trade publications, booths at trade shows and referrals from existing accounts.

               The Company directs a major portion of its marketing efforts for public pay telephones to multi-station accounts, such as shopping centers, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals (stations). These multi-station accounts have the advantages of greater efficiency in collection and maintenance. The Company also solicits single station accounts, where there is a demonstrated high demand for public pay telephone service. In evaluating locations for the installation of public pay telephones, the Company generally conducts a site survey to examine various factors, including population density, traffic patterns, histori-cal usage information and other geographical factors. The Company generally will not install a public pay telephone unless it believes based on the site survey that the site will generate a minimum level of revenues.

          CUSTOMERS

               The Company's public pay telephone operations are diversi-fied on both a geographical and customer account basis. Current-ly, the Company owns and operates public pay telephones in 41 states and the District of Columbia through agreements with both multi-station customers such as shopping malls, convenience stores, service stations and grocery stores as well as with single station customers. After giving effect to the consumma-tion of the Pending Acquisitions, the Company will own and operate public pay telephones in 43 states, the District of Columbia and Mexico (approximately 96% of which public pay telephones are located in 21 states).

               The Company owns and operates the public pay telephones for certain properties owned by Simon DeBartolo. The Company derived approximately 15% and 8% of its total revenue for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively, from the operation of these public pay telephones. As the Company expands its installed public pay telephone base through additional acquisitions, it expects that the percentage of total revenue derived from Simon DeBartolo will continue to decline. Other than Simon DeBartolo, no single customer generat-ed more than 5% of the Company's total revenue for the year ended December 31, 1995 or the six months ended June 30, 1996. See "Risk Factors--Dependence on Significant Customer." On a pro forma basis after giving effect to the Pending Acquisitions, no single customer would have accounted for more than 5% of the Company's total revenue for the year ended December 31, 1995 or the six months ended June 30, 1996.

          GOVERNMENTAL REGULATIONS

               The operations of the public pay telephone industry are regulated primarily by the public service or utility commission of the various states and by the FCC. In particular, the Company must obtain approvals to operate public pay telephones from the public utility commissions of most states in which the Company operates. In addition, from time to time, legislation is enacted by Congress or the various state legislatures that affects the telecommunications industry generally and the public pay tele-phone industry specifically. Court decisions may also have a significant effect on the public pay telephone industry. Changes in existing laws and regulations as well as the creation of new ones, applicable to the activities of the Company or other telecommunications businesses (including the extent of competi-tion, the charges of providers of interexchange and operator services and the implementation of new technologies), may have a material adverse effect on the Company's business, results of operations or financial condition.

               State. Since the AT&T break-up, state regulatory authori-ties have primarily been responsible for regulating intrastate public pay telephone services. Public utility commissions in most states have established rules and regulations that govern the provision of public pay telephone services, including certif-ication or registration, notice to end users of the identity of the service provider in the form of postings or verbal announce-ments, requirements for rate quotes upon request, call routing restrictions, and maximum price limitations. While not necessar-ily uniform, these rules and regulations generally establish minimum technical and operational characteristics to assure that public interest considerations are met. To date, each state has had the right to regulate pricing and other aspects of the operations of independently-owned public pay telephones and all intrastate telephone service. In some jurisdictions, in order for the Company to operate its own public pay telephones, it may be necessary to become certificated and have tariffs filed. The procedure and length of time for the process varies from state to state. Until recently, in many states only local telephone companies were permitted to process local and/or intraLATA operator assisted calls. The Company has obtained the requisite regulatory approvals to provide public pay telephone service in all states in which it provides such services and complies with applicable state regulations governing such services.

               The recently enacted Section 276 of the Telecommunications Act gives the FCC authority to adopt rules affecting intrastate telephone services and to preempt state rules and regulations inconsistent with those adopted by the FCC. As discussed in more detail under the caption "--Federal," the FCC adopted rules on September 20, 1996 (which rules are currently subject to pending petitions at the FCC seeking reconsideration) that will preempt certain existing state regulations and will limit the scope of future state regulation of pricing and other aspects of public pay telephone operation. In particular, states are required to:

                    (a)  deregulate the price of a local phone call;

                    (b) eliminate all intrastate subsidies for BOC and LEC pay phone services;

                    (c) enact rules governing the provision of "public interest pay phones;" and

                    (d) conduct a thorough review of all existing state pay phone rules to ensure that those rules do not conflict with the intent of Section 276 and the FCC implementing rules.

               Federal. Until recently, the FCC has not actively regulated the provision of intrastate public pay telephone services by independent public pay telephone companies. However, the Company believes that the recent enactment of Section 276 of the Telecom-munications Act will have a significant impact on the FCC's role in governing and regulating the provision of intrastate public pay telephone services. In addition, the FCC actively regulates the interstate and foreign telecommunications market, which affects the Company's operations in numerous ways.

               Until the enactment of Section 276, the FCC had regulated public pay telephones primarily in the context of its regulation of OSPs, and in particular, through its implementation of the Telephone Operator Consumer Services Improvement Act (the "Opera-tor Services Act"). The Operator Services Act was enacted in October 1990 and established various requirements for companies that provide operator services and call aggregators (which send calls to these OSPs). The requirements of the Operators Services Act include call branding, information posting, rate quoting and the filing of informational tariffs. The Company must comply or ensure compliance with certain billing and consumer information requirements. For example, the Company is not permitted to or to allow its OSP to bill consumers for unanswered calls, bill for calls that do not reflect the location or the origination of the call, or bill the call from any location other than from where the call is made, unless the consumer's consent is explicitly obtained. Furthermore, the Company and its OSP must identify the OSP presubscribed to the public pay telephone to end users in the form of postings at or near the telephone or verbal announcements in accordance with the FCC's requirements. The Company also must allow consumers to access the interexchange carrier of their choice by entering a specific code number, i.e., a "10XXX," "800" or a "950" number. The Company believes that it complies with the provisions of the Operator Services Act as a call aggregator (i.e., one who makes telephones available to the public for long distance calls using an OSP). The Operator Services Act also requires the FCC to take action to limit the exposure of public pay telephone companies to undue risk of fraud.

               The Operator Services Act also directed the FCC to consider the need to prescribe compensation to owners of independent public pay telephones for dial-around access to a long distance company other than the one selected by the independent public pay telephone company. In May 1992, the FCC ruled that independent public pay telephone companies are entitled to compensation for these calls. Due to the complexity of establishing an accounting system for determining compensation for these calls, the FCC temporarily set compensation at $6.00 per public pay telephone per month, to be allocated among long distance companies earning annual toll revenues for interstate calls in excess of $100 million per year in accordance with their market share. Similar-ly, state regulatory authorities, including, for example, Illi-nois, Florida, Georgia and South Carolina, implemented intrastate dial-around compensation programs for independent public pay telephone providers and other states are considering such pro-grams. In 1995, Section 276 of the Telecommunications Act was enacted, which required the FCC to establish a per-call compensa-tion plan to ensure that all public pay telephone service provid-ers are fairly compensated for all calls, both intrastate and interstate. See "--Compensation."

               In 1992, the FCC initiated a rulemaking in which it proposed to implement the "billed party preference" system ("BPP") for 0+ interLATA traffic from public pay telephones and other aggregator locations such as hotels and motels. Under BPP, operator-assist-ed long distance traffic would be carried automatically by the OSP preselected by the party being billed for the call. Under the current presubscription system, unless an access code is dialed, 0 + calls from public pay telephones are routed to the OSP presubscribed to the public pay telephones. Under BPP as proposed, 0 + calls would be completed by an OSP with no rela-tionship to the public pay telephone provider, and thus would eliminate commissions paid by the presubscribed OSP to the public pay telephone provider on 0 + calls.

               In June 1996, the FCC issued a Second Further Notice of Proposed Rulemaking in CC Docket No. 92-77 in which it tentative-ly concluded that the costs of BPP outweigh the benefits, and proposed to not implement BPP. Instead, the FCC proposed to (i) establish benchmarks for OSP rates based upon a composite of the rates charged by the three largest interexchange carriers (AT&T, MCI, and Sprint), which composite is intended to reflect rates in line with what consumers expect to pay, and (ii) require OSP's that charge rates and/or fees imposed by location owners whose total is greater than a given percentage above the benchmarks, to disclose the applicable charges for the call to consumers orally before connecting a call. Alternatively, the FCC proposed to require all OSP's to disclose their rates on all 0+ calls. The effect of the rules, if any, ultimately adopted by the FCC, on the Company's business, results of operations or financial condition can not be determined at this time.

               In September 1996, the FCC adopted rules which implement the public pay telephone provisions of Section 276 of the Telecommu-nications Act. Petitions seeking reconsideration of aspects of these FCC rules were filed with the FCC in October 1996 and are currently pending. Key elements of the rulemaking include:

               (a) Compensation. Currently independent public pay tele-phone providers are not compensated on a per-call basis for toll-free calls, such as "800" calls and debit card calls, both domestic and international. The new FCC rules establish a three-phase compensation plan to ensure that public pay telephone providers are fairly compensated for all calls originating from public pay telephones, with the exception of emergency calls and telecommunications relay service calls for hearing-disabled individuals. For the period from November 6, 1996 through October 1, 1997, the $6.00 flat fee per telephone per month will be replaced by an interim $45.85 flat fee per telephone per month (which was established by the FCC by multiplying $0.35 per call times the estimated industry average of 131 access code calls and "800" calls per pay telephone per month). In October 1997, the flat fee will be replaced by a per-call compensation mechanism. From October 1997 to October 1998, the per-call payment shall be $0.35; thereafter, the per-call rate shall be equal to the local coin call rate for each location. Obtaining fair compensation for these dial-around calls is particular-ly important since the use of access codes to reach a preferred long distance carrier has recently gained significant exposure and customer acceptance, because of marketing campaigns of the larger interexchange carriers, such as AT&T's "1-800-CALLATT" and MCI's "1-800-COLLECT." BOCs are not permitted to receive com-pensation for dial-around calls until they have com-plied with the Computer III non-structural safeguards and have ceased subsidizing their public pay telephone operations (see below).

               The Section 276 requirement that public pay telephone opera-tors receive fair compensation for all public pay telephone calls also applies to local coin drop calls. To implement the requirement, the new FCC rules mandate a two phase transition to market-based rates for local coin drop calls. During the first year-long phase, states may continue to set the local coin rate in the same manner as they currently do, but they are also free to adopt market-based rates at any time during this one-year period. In addition, states are required during this period to review and remove, if neces-sary, those state regulations, such as entry and exit re-strictions, that affect public pay telephone competition and are inconsistent with the Telecommunications Act and the new FCC rules. In the second phase, which will begin in October 1997, the market will be allowed to set the rate for local coin calls in each state, unless the state can demonstrate to the satisfaction of the FCC that there are market fail-ures within the state that would not allow market-based rates.

               (b) BOC subsidization. BOCs and other LECs have tradition-ally included a public pay telephone cost element in determining the access charges imposed upon carriers to terminate long distance calls. Section 276 and the new FCC rules require LECs to eliminate these and other subsidies, to reduce their interstate access charges, to operate their public pay telephones as detariffed customer premises equipment and to provide independent public pay telephone providers all functionalities used by the LEC in its own delivery of public pay telephone service. In contrast to the past, when the LEC imposed a subscriber line charge on public pay telephone pro-viders but not on their own public pay telephones, the FCC now requires that any subscriber line charge and tariffed network services charges apply equally to both LEC and independent public pay telephones.

               (c) Non-structural safeguards. The FCC adopted certain non-structural safeguards in its Computer III inquiry which were designed to prevent BOCs from using their incumbent market power in an anti-competitive manner. These safeguards generally allow the BOCs to provide certain services on an integrated basis (i.e., directly rather than through a separate subsidiary) provided that BOCs (i) allow nondiscriminatory access to their network features and functionalities; (ii) restrict use of customer proprietary network information; (iii) subscribe to certain network information disclosure rules; (iv) do not discriminate in the provision, installation, and maintenance of services and reporting and (v) adopt certain cost accounting safeguards. In its rulemaking, the FCC applied these safeguards to the provision of public pay telephone services by the BOCs, and found that further non-structural safeguards were unnecessary. The FCC also decided to reclassify BOC public pay telephone service as a "nonregulated activi-ty" so that costs from public pay telephone activities would be separated from regulated non-public pay tele-phone accounts. Consistent with this approach, in a rulemaking initiated in July 1996 to implement certain accounting safeguards under the Telecommunications Act, the FCC proposed to apply accounting safeguards identi-cal to those adopted in Computer III to prevent the subsidization of BOC public pay telephone services by non-public pay telephone revenues.

               (d) InterLATA presubscription. In the past BOCs were not permitted to compete in the interLATA marketplace.
                    Section 276 permits BOCs to negotiate with location providers and select interLATA long distance service providers for their public pay telephones, unless the FCC determines that it is not in the public's interest. In its rulemaking, the FCC concluded that a BOC should be permitted to negotiate for the right to select the interLATA carrier serving its public pay telephones, but not until its plan to comply with the Computer III non-structural safeguards has been approved by the FCC.

               (e) IntraLATA presubscription. Until recently, in almost every state only the LEC has been able to be "presubscribed" to a telephone for local and intraLATA toll calls, including at a public pay telephone. "Presubscription" refers to an arrangement whereby a call is automatically connected to a pre-selected carrier, unless another carrier's access code is di-aled. According to the FCC, intraLATA presubscription (the ability to presubscribe a carrier other than the BOC or LEC) has been ordered to become available in eighteen states. Section 276 provides that all public pay telephone service providers have the right to "negotiate with the location provider on the location provider's selecting and contracting with, and subject to the terms of any agreement with the location provid-er, to select and contract with, the carriers that carry intraLATA calls from their payphones." The FCC's new rules give all public pay telephone service provid-ers (including BOCs and independent providers such as the Company) the right to negotiate with location providers concerning the intraLATA carrier.

               (f) Public interest public pay telephones. Section 276 requires the FCC to ensure that public pay telephones provided in the interest of public health, safety, and welfare are maintained and supported equitably. The new FCC rules adopt a narrow definition of "public interest payphone," and leave to the discretion of the states how to fund their respective public interest public pay telephone programs, so long as the funding mechanism (i) "fairly and equitably" distributes the costs of such program, and (ii) does not involve the use of subsidies prohibited by Section 276(b)(1)(B) of the Telecommunications Act. Each state's funding review must be completed by October 1998.

               The Company believes that Section 276 and the implementing regulations adopted by the FCC will likely have an overall positive effect on the public pay telephone industry in general and the Company in particular. However, the final rules adopted by the FCC and Section 276 have not yet been interpreted by the courts, and there can be no assurance regarding the effect that the rules and policies ultimately adopted thereunder will have on the Company.

          SERVICEMARK

               The Company uses the servicemark "PhoneTel" on its tele-phones, letterhead and in various other manners. On November 22, 1988, the United States Patent and Trademark Office granted the Company a Certificate of Registration for the servicemark "PhoneTel" for providing telecommunications services for a period of twenty years.

          COMPETITION

               The public pay telephone industry is, and can be expected to remain, highly competitive. While the Company's principal competition comes from BOCs and other LECs, the Company also competes with other independent providers of public pay telephone services, major OSPs and interexchange carriers. In addition, the Company competes with providers of cellular communications services and personal communications services (wireless), which provide an alternative to the use of public pay telephones. Furthermore, pursuant to the recently enacted Section 276 of the Telecommunications Act and the FCC's implementing regulations, BOCs are permitted to negotiate with location providers and select interLATA long distance service providers for their public pay telephones. See "--Governmental Regulations." This will enable BOCs to generate revenues from a new service, as well as to compete with independent public pay telephone providers for locations to install their public pay telephones by offering location providers higher commissions for long distance calls than those currently offered by independent public pay telephone providers. This competition for locations may have a material adverse effect on the Company's business, results of operations and financial condition.

               Some of the other public pay telephone companies have pursued an acquisition strategy similar to the Company's and frequently compete with the Company for the most favorable public pay telephone contracts and sites. Although the Company is one of the largest independent public pay telephone service provid-ers, most BOCs and other LECs and interexchange carriers have, and some independent public pay telephone companies with which the Company competes may have, substantially greater financial,
          marketing and other resources than the Company.   In addition, in
          response to competition from public pay telephone companies, many BOCs and other LECs have increased their compensation arrangement with location providers by offering higher commissions.

               The Company believes the principal competitive factors in the public pay telephone industry are (i) commission payments to location providers, (ii) the ability to serve accounts with locations in several LATAs or states and (iii) the quality of service provided to location owners and public pay telephone users. The Company believes that it is well-positioned to compete effectively in the public pay telephone industry.

          EMPLOYEES

               The Company had 168 employees at September 30, 1996, of whom 124 were employed to perform or support field operations. The Company considers its relations with its employees to be satis-factory. None of the employees of the Company are a party to agreements with any unions.

          PROPERTIES

               The Company's principal office is located at 1127 Euclid Avenue, Suite 650, Cleveland, Ohio, where the Company leases approximately 15,200 square feet of space at a monthly rental of $12,728. The lease is scheduled to terminate in December 1997. The monthly rent will increase to $15,200 in 1997. The lease also contains five, one year renewal options. As of September 30, 1996, the Company also maintains service and sales offices in leased premises in Fort Lauderdale, Orlando, Ocala, and Tampa, Florida; Las Vegas, Nevada; Farmers Branch, Texas; Springfield, St. Louis, and Kansas City, Missouri; Chicago, Illinois; Livonia, Michigan; Hilton Head, South Carolina; Knoxville, Tennessee; San Diego, Hayward and Santa Fe Springs, California; Kent, Washing-ton; Denver, Colorado; Cicero, Indiana; Lincolnton, North Caroli-na; Portland, Oregon; and Newport News, Virginia, at an aggregate monthly rental of $39,958. The Company believes that it would be able to replace any leases that are not renewed upon expiration with leases having comparable terms.

               The Company expects that upon consummation of the Pending Acquisitions it will acquire and maintain service and sales offices in owned or leased premises in Houston, Lubbock, McAllen, El Paso and Corpus Christi, Texas; Albuquerque, Farmington and Gallup, New Mexico; Billings and Missoula, Montana; Salt Lake City and Cedar City, Utah; Bismarck, North Dakota; Flagstaff, Arizona; and Grand Junction, Colorado.

          LEGAL PROCEEDINGS

               The Company is not a party to any pending legal proceedings as to which the outcome would have a material adverse effect on the Company's business, results of operations or financial condition.



                                      MANAGEMENT

               The following table sets forth the names and ages (as of September 30, 1996) and positions of each of the directors and executive officers of the Company.

           Name                  Age                  Position
           ----                  ---                  --------

           Peter G. Graf         59                   Chairman,
                                                        Chief Executive
                                                      Officer
                                                        and Director

           Tammy L. Martin       32                   Executive Vice Pres-
                                                      ident,
                                                        Chief Administra-
                                                      tive
                                                        Officer, General
                                                      Counsel
                                                        and Secretary
           Nickey B. Maxey       40                   Chief Operating
                                                      Officer and
                                                        Director

           Gary Pace             45                   Senior Vice Presi-
                                                      dent,
                                                        Acquisitions and
                                                        Regulatory Matters
           Richard Kebert        50                   Chief Financial
                                                      Officer

           Joseph Abrams         60                   Director

           George H. Henry       43                   Director
           Stuart Hollander      66                   Director

           Aron Katzman          58                   Director
           Steven Richman        53                   Director

               PETER G. GRAF has been Chairman and a Director of the Company since July 1, 1995 and was elected Chief Executive Officer of the Company in September 1995 and spends a substantial portion of his time fulfilling such duties. Mr. Graf is licensed as an attorney and as a certified public accountant and serves as an officer and/or director of various privately-held companies and the managing partner of an accounting firm. From 1991 to September 1995, Mr. Graf served as Vice Chairman of USA Mobile Communications Holdings, Inc.

               TAMMY L. MARTIN was elected Executive Vice President and Chief Administrative Officer of the Company in April 1996 and has been General Counsel and Secretary of the Company since September 1995. Prior to that, Ms. Martin served as associate legal counsel for the Company during 1993 and 1994. Prior to joining the Company, Ms. Martin was in private legal practice from 1992 to 1993 and was self-employed as an accountant from 1990 to 1992.

               NICKEY B. MAXEY has served as Chief Operating Officer and a Director of the Company since April 1996. Mr. Maxey was founder and President of International Pay Phones, Inc., a Tennessee company and International Pay Phones, Inc., a South Carolina company, both of which were merged into the Company in March 1996. Mr. Maxey has also owned and operated Resort Hospitality Services, Inc., a telecommunications company since 1990.

               GARY PACE has been Senior Vice President of the Company since its merger with World in September 1995. Prior to such merger, Mr. Pace was President of World since 1989.

               RICHARD KEBERT has served as Chief Financial Officer of the Company since September 1996. Prior to joining the Company, Mr. Kebert was an independent consultant. From 1994 to 1996, he was Vice President - Finance and Administration of Accordia of Cleveland, Inc. For 12 years prior thereto, Mr. Kebert held several senior management positions with Mr. Coffee, inc., including Vice President - Administration and Secretary. Mr. Kebert is licensed as a certified public accountant.

               JOSEPH ABRAMS has been a Director since September 1995. Mr. Abrams is also a director of Merisel, Inc. a public company that distributes micro computer hardware and software, and Spectrum Signal Processing, Inc., a public company that specializes in digital signal solutions. Mr. Abrams was a co-founder of and served as the President of AGS Computers from 1967 to 1991. From 1991 to 1996, Mr. Abrams has been a private investor.

               GEORGE H. HENRY has been a Director since April 1993. Mr. Henry has been the managing director of G. Howard Associates, Inc., a private investment firm, since 1986. Mr. Henry is also on the Board of Directors of Biovail International Corporation and a trustee of Mitchell College.

               STUART HOLLANDER has been a Director since September 1995. Mr. Hollander was founder, principal owner and Chairman of the Board of World from 1986 until it was merged into the Company in 1995. Prior to that he was Executive Vice President of Hollander & Company, Inc., one of the largest distributors of consumer electronics in the U.S., representing Zenith Radio Corporation; the founder and an officer of Lesley Acceptance Corporation; Chairman and a Member of the Board of Jaeger of Canada, Inc.; and a member of the Board of Pioneer Bank and Trust Company.

               ARON KATZMAN has been a Director since September 1995. Mr. Katzman is President of New Legends, Inc., a country club/residential community in the St. Louis, Missouri area, and Chairman and Chief Executive Officer of Decorating Den of Missou-ri, a company engaged in the selling of decorating franchises in Missouri. Previously, Mr. Katzman was founder and a former Director of Medicine Shoppe, Inc., a franchisor of pharmacies, and Chairman and Chief Executive Officer of Roman Company, a manufacturer and distributor of fashion costume jewelry, from 1984 until it was sold in 1994. Mr. Katzman was formerly a director and officer of World, which was merged into the Company in September 1995.

               STEVEN RICHMAN has been a Director since September 1995.
          Mr. Richman is the principal owner of, and has served as the Chairman and President of, Fabric Resources International for more than the past five years. Mr. Richman was the co-founder and an officer of Cable Systems USA; and an officer at Cellular Systems USA and a director of USA Mobile Communications Holdings, Inc.

          COMMITTEES OF THE BOARD OF DIRECTORS

               The Board of Directors of the Company has a Compensation Committee and an Audit Committee. Although neither committee had held any meetings in 1995, both committees are scheduled to meet in the fourth quarter of 1996. The Audit Committee is expected to meet on a quarterly basis in 1997.

               The Compensation Committee has the authority to make deci-sions with respect to executive compensation matters. Joseph Abrams (Chairman of the Compensation Committee), George Henry and Peter Graf are the members of the Compensation Committee.

               The Audit Committee has the authority to recommend to the Board of Directors the independent accountants to audit the Company's financial statements, to meet with the independent accountants and to review the Company's financial statements, results of audits and fees charged. Aron Katzman (Chairman of the Audit Committee) and Steven Richman are the members of the Audit Committee.

          COMPENSATION OF DIRECTORS

               The Company compensates non-employee directors for serving on the Board and reimburses them for any expenses incurred as a result of Board of Directors meetings. The Board of Directors had approved an annual fee of $5,000 for non-employee directors in cash, or at the director's election, shares of Common Stock. During 1995, Mr. Henry received a fee $5,000 which was paid in 1,111 shares of Common Stock of the Company.

          EXECUTIVE COMPENSATION

               On September 22, 1995, the Company entered into a consulting agreement with Stuart Hollander, World's former Chairman, pursu-ant to the terms of the acquisition of World. The agreement with Mr. Hollander entitles him to annual salaries of $125,000 and $135,000 during the two year term of the agreement.

               On September 22, 1995 the Company also entered into an employment agreement with the Company's Senior Vice President, Gary Pace, pursuant to the terms of the acquisition of World.
          The agreement with Mr. Pace entitles him to annual salaries of $110,000 and $120,000, as well as certain bonuses, during the two year term of the agreement.

               On September 1, 1996, the Company also entered into an employment agreement with the Company's Chief Financial Officer, Richard Kebert. The agreement with Mr. Kebert entitles him to an annual salary of $120,000, as well as a guaranteed minimum bonus of $15,000 during the eighteen-month term of the agreement.

               The Company has not entered into employment agreements with Peter Graf or Nickey Maxey, the Company's Chief Executive Officer and Chief Operating Officer, respectively. Mr. Graf and Mr. Maxey provide their services to the Company without receiving any compensation. The Company does, however, reimburse such officers for their business expenses.

               The following table sets forth a summary of all compensation of the Company's Chief Executive Officer and all other executive officers whose total compensation exceeded $100,000 per year for any year in the three year period ended December 31, 1995 (the "named executive officers").


                                                       SUMMARY COMPENSATION TABLE

           Name and                                                                  Long-Term Compensation
           Principal
           Position           Year       Annual Compensation                   Awards                        Payouts
           ----------         ----       -------------------          ---------------------  ------------------------




                                                                                             Long-
                                                           Other                             Term
                                                          Annual   Restricted-               Incen-       All Other
                                                          Compen-    Stock       Options/     tive         Compen-
                                      Salary     Bonus    sation    Award(s)     SARs       Payouts        sation
                                      ------     -----    ------    --------     --------   -------       ---------

           Peter G. Graf      1995      --        --        --        --         47,583       --             --
            Chairman,         1994      --        --        --        --         24,705       --             --
            Chief
            Executive
            Officer,
            and Director

           Jerry H. Burger    1995  $ 74,293    $13,600  $13,600(1)   --         62,500       --         $212,000(2)
            Former Chief      1994  $ 40,000      --        --        --           --         --             --
            Executive
            Officer           1993  $ 42,000    $75,000  $ 5,917(3)   --         43,333(4)

           Bernard Mandel     1995  $147,544    $ 9,760  $ 9,760(5)   --         41,666       --         $146,500(6)
            Former President, 1994  $ 88,894      --     $ 4,154(3)   --           --         --             --
            Chief             1993  $ 83,269    $25,000  $ 3,698(3)   --         10,000(7)    --             --
            Operating
            Officer
            and
            Secretary

           Daniel J.Moos      1995  $ 95,000    $ 1,442  $12,800(8)   --         54,999(9)    --             --(10)
            Former
            Executive
            Vice President,
            Chief Financial
            Officer, and
            Treasurer

          ____________________

          (1) Represents the value of 2,833 shares paid to Mr. Burger for services provided.
          (2) On September 15, 1995, the Company and Mr. Burger entered into a separation agreement which provided for the termina-tion of the employment agreement and the resignation of Mr. Burger as a director, officer and employee of the Company. Pursuant to the separation agreement, the Company agreed to pay Mr. Burger $650,000 in installments, with the final amount paid March 15, 1996. All other compensation repre-sents payment under the separation agreement with Mr. Burger and related expenses excluding payment of $445,000, plus accrued interest of $4,291, paid on March 15, 1996.
          (3)  Value of non-business use of Company automobile.
          (4)  26,000 options expired in 1995.
          (5) Represents the value of 2,033 shares paid to Mr. Mandel for services provided.
          (6) On September 15, 1995, the Company and Mr. Mandel entered into a separation agreement which provided for the termina-tion of the employment agreement and the resignation of Mr. Mandel as a director, officer and employee of the Company. Pursuant to the separation agreement, the Company agreed to pay Mr. Mandel the amount of $450,000 in installments, with the final amount paid March 15, 1996. All other compensa-tion represents payment under the separation agreement with Mr. Mandel, excluding payment of $308,500, plus accrued interest of $2,976, paid on March 15, 1996.
          (7)  Expired in 1995.
          (8) Represents the value of 2,666 shares paid to Mr. Moos for services provided.
          (9)  33,000 options not vested at December 31, 1995.
          (10) On July 29, 1996, the Company and Mr. Moos entered into a separation agreement which provided for the termination of his employment agreement and the resignation of Mr. Moos as an executive vice president, chief financial officer and treasurer of the Company, effective August 2, 1996. Pursu-ant to the separation agreement, the Company agreed to pay Mr. Moos the amount of $325,000 in installments, of which $25,000 has been paid, with the final amount to be paid on the earlier to occur of (i) December 31, 1996 or (ii) the consummation of a debt or equity offering by the Company in an amount equal to or greater than $10 million.


           The following table sets forth certain information concerning individual grants of stock options made during the year ended December 31, 1995 to each of the named executive officers.

                        OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                 (INDIVIDUAL GRANTS)

                                           Percent
                                               of
                                             Total
                                 Number   Options/
                                     of       War-
                                Securi-     rants/
                                   ties       SARs
                               Underly-    Granted
                                    ing         to    Exer-
                               Options/    Employ-     cise
              Name and             SARs     ees in  or Base
              Principal Posi-   Granted     Fiscal    Price Expiration
              tion                  (#)       Year   ($/Sh) Date

              Peter G. Graf      41,833       6.3%    $5.70 December 31, 1997
               Chairman,          5,750       0.9%    $6.00 August 15, 2000
               Chief
               Executive
              Officer
               and Director
              Jerry H. Berger  62,500(1)      9.5%  $6.00(2) August 31, 1997
               Former Chief
               Executive
              Officer

              Bernard Mandel   41,666(3)      6.3%  $6.00(2) August 31, 1997
               Former Presi-
              dent,
               Chief Operat-
              ing Officer
               and Secretary
              Daniel J. Moos   54,999(4)       8.3%  $6.00(2) August 2, 1998
               Former Execu-
              tive
               Vice Presi-
              dent, Chief
               Financial
              Officer
               and Treasurer

          (1) Excludes 38,306 additional options issued pursuant to anti-dilution provisions.
          (2) Does not reflect anti-dilutive repricing of options on June 4, 1996, which lowered the exercise price to $3.72 per share.
          (3) Excludes 25,537 additional options issued pursuant to anti-dilution provisions.
          (4) Excludes 33,709 additional options issued pursuant to anti-dilution provisions.

           The following table sets forth certain information about unex-ercised stock options held by the named executive officers at December 31, 1995. No stock options were exercised by such persons during 1995.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION/SAR VALUES

                                                    Number of
                                                    Securities
                                                    Underlying     Value of
                                                                Unexercised
                                                       Unexer-      in-the-
                                                         cised        Money
                                                           Op-          Op-
                                                    tions/SARs   tions/SARs
                                                     at FY-End    at FY-End
                                                           (#)          ($)
                           Shares                     Exercis-     Exercis-
           Name and        Acquired                      able/        able/
           Principal Po-   on Exer-     Value       Unexercisa  Unexercisab
           sition          cise         Realized           ble           le

           Peter G. Graf            --          --      75,064      $31,316
            Chairman,
            Chief
            Executive
           Officer, and
            Director

           Jerry H. Bur-            --          --     127,361      $31,840
           ger
            Former Chief
            Executive
           Officer

           Bernard Mandel           --          --      66,666      $91,667
            Former Presi-
            dent, Chief
            Operating
            Officer and
           Secretary

           Daniel J. Moos           --          --      54,999      $13,750
            Former Execu-
            tive Vice
            President,
            Chief
            Financial
           Officer and
            Treasurer



                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth certain information regarding the beneficial ownership of the Common Stock owned by each Director of the Company, each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, the named executive officers and all directors and officers as a group as of September 30, 1996. The table does not give effect to the issuance and sale of shares by the Company or the sale of shares by certain of the 5% shareholders in the Company Equity Offering. Unless otherwise indicated, the number of shares of Common Stock owned by the named shareholders assumes the exercise of the warrants or options that are exercisable within 60 days, the number of which is separately referred to in a footnote, and the percentage shown assumes the exercise of such warrants or options and assumes that no warrants or options held by others are exercised. This information is based upon information furnished by such persons and statements filed with the Securi-ties and Exchange Commission and other information known by the Company.

                                                  Number of
                                                     Shares
                                            of Common Stock
           Name and Address                    Beneficially  Percentage of
           of Beneficial Owner                        Owned          Class
           Directors

           Peter G. Graf(1)(16)                   1,029,376         12.89%
           Chairman, Chief Executive
           Officer and Director
           1127 Euclid Avenue, Suite 650
           Cleveland, OH 44115-1601

           Nickey B. Maxey(2)(16)                   406,184          5.30%
           Chief Operating Officer and
           Director
           1127 Euclid Avenue, Suite 650
           Cleveland, OH 44115-1601

           George H. Henry(3)                       360,376          4.70%
           Director
           6860 Sunrise Court
           Coral Gables, FL 33133

           Stuart Hollander(4)                      323,559          4.24%
           Director
           32 Lake Forest
           St. Louis, MO 63117

           Steven Richman(5)(16)                    258,535          3.31%
           Director
           9 Beech Lane
           Kings Point, NY 11024

           Aron Katzman (6)(16)                     244,664          3.14%
           Director
           10 Layton Terrace
           St. Louis, MO 63124


                                                  Number of
                                                     Shares
                                            of Common Stock
           Name and Address                    Beneficially  Percentage of
           of Beneficial Owner                        Owned          Class

           Joseph Abrams (7)(16)                    195,536          2.50%
           Director
           85 Old Farm Road
           Bedminster, NJ 07921

           Named Executive Officers
           Jerry Burger (8)                         239,930          3.06%
           Former Chief Executive Officer
           27040 Cedar Road
           Beachwood, OH 44122

           Bernard Mandel (9)                       100,824          1.31%
           Former President, Chief Operat-
           ing
           Officer & Secretary
           8233 Whispering Pines Drive
           Russell, OH 44072

           Daniel J. Moos (10)                      100,707          1.30%
           Former Executive Vice Presi-
           dent,
           Chief Financial Officer & Trea-
           surer
           7399 Stow Road
           Hudson, OH 44236

            Executive Officers and Direc-         2,961,473         34.62%
            tors
            as a group (10 per-
           sons)(11)(17)

           5% Beneficial Owners

           Internationale Nederlanden
              (U.S.) Capital Corporation          4,464,907         36.89%
           (12)(18)
           135 East 57th Street
           New York, NY 10022

           Cerberus Partners, L.P.                4,464,907         36.89%
           (13)(18)
           950 Third Avenue, 20th floor
           New York, NY 10022

           ACI - HDT Supply Company, et           2,162,163         28.30%
           al.,
            as Debtors-in-Possession (14)
           5452 Oberlin Drive, Suite B
           San Diego, CA 92121

           J&C Resources (15)(17)                   486,860          6.25%
           216 Daniel Webster Highway
           S. Nashua, NH 03060


                                                  Number of
                                                     Shares
                                            of Common Stock
           Name and Address                    Beneficially  Percentage of
           of Beneficial Owner                        Owned          Class

           Brenner Securities Corporation           475,108          5.90%
           (16)(17)
           277 Park Avenue
           New York, NY 10172

          ____________________

          (1) Includes warrants to purchase 75,064 shares of Common Stock through March 13, 2001 and 14% Preferred which is convert-ible through June 30, 2000 into 269,454 shares of Common Stock.
          (2) Includes 14% Preferred which is convertible through June 30, 2000 into 31,262 shares of Common Stock.
          (3) Includes options to purchase 35,000 shares of Common Stock through October 9, 1998.
          (4) Includes 148,864 shares of Common Stock held by his spouse and 6,266 shares of Common Stock held by other family mem-bers.
          (5) Includes warrants to purchase 126,830 shares of Common Stock through March 13, 2001, 4,444 shares of Common Stock held by his spouse, and 14% Preferred which is convertible through June 30, 2000 into 44,909 shares of Common Stock.
          (6) Includes warrants to purchase 95,128 shares of Common Stock through March 13, 2001 and 14% Preferred which is convert-ible through June 30, 2000 into 47,469 shares of Common Stock.
          (7) Includes warrants to purchase 125,997 shares of Common Stock through March 13, 2001 and 14% Preferred which is convert-ible through June 30, 2000 into 62,873 shares of Common Stock.
          (8)  Includes options to purchase 210,430 shares of Common Stock
               through August 31, 1997.   Beneficial owner has anti-dilu-
               tion rights pursuant to stock option agreements or other rights which will require adjustments to the number of shares beneficially owned as a result of certain transac-tions which occurred during the period from July 1, 1996 to September 30, 1996.
          (9) Includes options to purchase 97,541 shares of Common Stock through August 31, 1997 and 1,250 shares of Common Stock held by his spouse. Beneficial owner has anti-dilution rights pursuant to stock option agreements or other rights which will require adjustments to the number of shares beneficially owned as a result of certain transactions which occurred during the period from July 1, 1996 to September 30, 1996.
          (10) Includes options to purchase 88,708 shares of Common Stock which expire August 2, 2000. Beneficial owner has anti-dilution rights pursuant to stock option agreements or other rights which will require adjustments to the number of shares beneficially owned as a result of certain transac-tions which occurred during the period from July 1, 1996 to September 30, 1996.
          (11) Includes beneficial ownership of Common Stock described above with respect to Messrs. Graf, Maxey, Richman, Abrams, Katzman, Hollander, Henry, and beneficial ownership of Common Stock of Mr. Pace and Ms. Martin.
          (12) Includes Lenders' Warrants to purchase the Series A Pre-ferred, which is immediately convertible into 2,048,240 shares of Common Stock and certain debt under the Credit Agreement which is convertible into Series B Preferred, which is immediately convertible into 2,416,667 shares of Common Stock. ING may exercise a portion of its Lenders' Warrants in order to sell shares of Common Stock in the Company Equity Offering. Assuming ING sells 250,000 shares of Common Stock in the Company Equity Offering and all of the indebtedness under the Credit Agreement is repaid with a portion of the net proceeds of the Company Debt Offering, ING will beneficially own ___ shares of Common Stock, which would represent ___% of the Common Stock outstanding after consummation of the Company Equity Offering. Assuming ING sells 250,000 shares of Common Stock in the Company Equity Offering and the Credit Agreement indebtedness remains outstanding because the Company Debt Offering is not consum-
               mated, ING will beneficially own      shares of Common
               Stock, which would represent     % of the Common Stock
               outstanding after consummation of the Company Equity Offer-
               ing.
          (13) Includes Lenders' Warrants to purchase the Series A Pre-ferred, which is immediately convertible into 2,048,240 shares of Common Stock and certain debt under the Credit Agreement which is convertible into Series B Preferred, which is immediately convertible into 2,416,667 shares of Common Stock. Cerberus may exercise a portion of its Lenders' Warrants in order to sell shares of Common Stock in the Company Equity Offering. Assuming Cerberus sells 250,000 shares of Common Stock in the Company Equity Offer-ing and all of the indebtedness under the Credit Agreement is repaid with a portion of the net proceeds of the Company Debt Offering, Cerberus will beneficially own ___ shares of Common Stock, which would represent __% of the Common Stock outstanding after consummation of the Company Equity Offer-ing. Assuming Cerberus sells 250,000 shares of Common Stock in the Company Equity Offering and the Credit Agreement indebtedness remains outstanding because the Company Debt Offering is not consummated, Cerberus will beneficially own
                    shares of Common Stock, which would represent     % of
               the Common Stock outstanding after consummation of the Company Equity Offering. See note (18) below.
          (14) Represents the shares of Common Stock given by the Company to ACI-HDT Supply Company and its affiliates (collectively referred to herein as Amtel) as consideration in the Amtel acquisition. Each of the Amtel entities is a Debtor-In-Possession in separate Chapter 11 reorganization proceedings pending before the Untied States Bankruptcy Court for the Southern District of California (the "Bankruptcy Court") identified as Case Nos. 95-08253-All. Pursuant to the Asset Purchase Agreement dated as of June 26, 1996, as amended, between the Company and Amtel, Amtel has agreed to distrib-ute the shares of Common Stock to its creditors after a final plan of reorganization is confirmed by order of the Bankruptcy Court.
          (15) Represents 14% Preferred which is convertible through June 30, 2000 into 148,200 shares of Common Stock.
          (16) See "Certain Transactions" for information with respect to the 14% Preferred and the Nominal Value Warrants.
          (17) Includes warrants to purchase 310,660 shares of Common Stock through March 13, 2001 and 14% Preferred which is convert-ible through June 30, 2000 into 107,782 shares of Common Stock.
          (18) Cerberus may sell fewer than 250,000 shares of Common Stock in the Company Equity Offering. Notwithstanding the lock-up agreement entered into with the underwriters in the Company Equity Offering, in such event, Cerberus will be permitted to sell at any time following the effective date of the registration statement relating to the Company Equity Offering up to that number of shares equal to the difference between 250,000 and the number of shares of Common Stock actually sold by Cerberus in the Company Equity Offering. See "Description of Capital Stock--Registration Rights and Lock-ups."

                                 CERTAIN TRANSACTIONS

               On March 15, 1996, Nominal Value Warrants to purchase 2,018,942 shares of Common Stock expiring March 13, 2001 were issued in conjunction with the acquisitions of IPP and Paramount, redemption of the 10% Preferred, 8% Preferred, and 7% Preferred, and conversion of certain debt of the Company into the 14% Preferred. See "Description of Capital Stock--Preferred Stock--14% Preferred" for a description of the terms of the 14% Preferred. Concurrently with their exchange of debt and preferred stock for the 14% Preferred, the following directors, executive officers and security holders of 5% or more of the Common Stock received the amount of 14% Preferred and Nominal Value Warrants shown below. The Company may use a portion of the net proceeds of the Company Debt Offering and the Company Equity Offering to redeem all of the 14% Preferred other than the shares of 14% Preferred beneficially owned by Peter G. Graf.

                                                     Value of
                                                 Debt/Preferr
                                                           ed
                                                  Surrendered    Number of
                                                   and Stated      Nominal
                                                 Value of 14%        Value
                                                    Preferred     Warrants
               Name of Beneficial Owner               Issued        Issued
               Peter G. Graf                       $1,500,000      539,989
                 Chairman, Chief Executive
                 Officer and Director

               Joseph Abrams                          350,000      125,997
                 Director

               Aron Katzman                           264,250       95,128
                 Director
               Steven Richman                         250,000       89,998
                 Director

               Nickey B. Maxey                        174,032       62,650
                 Chief Operating Officer and
               Director
               J&C Resources                          825,000      296,994
                 5% Owner

               Brenner Securities Corporation         600,000      143,994
                 5% Owner

               A predecessor of Southcoast Capital Corporation, which is a 5% or more stockholder and one of the underwriters in the Company Debt Offering and the Company Equity Offering, was paid fees consisting of (i) $600,000 in cash, (ii) $600,000 of 14% Pre-ferred and (iii) Nominal Value Warrants to purchase 143,944 shares of Common Stock of the Company for providing financial advisory services to the Company in connection with the Credit Agreement. In addition, a predecessor of Southcoast Capital Corporation received 56,666 shares of Common Stock and warrants to purchase 166,666 shares of the Company's Common Stock at an exercise price of $6.00 per share for services rendered in connection with the acquisition of World and certain bridge financing.

               ING, which is a 5% or more stockholder and one of the Lenders under the Credit Agreement, received customary fees during 1995 and 1996 pursuant to the terms of the Credit Agree-ment.

               Southcoast Capital Corporation will receive approximately $810,000 in customary fees for providing financial advisory services to the Company in connection with the Cherokee Acquisi-tion. In addition, Southcoast Capital Corporation will receive customary fees for acting as underwriter in connection with each of the Company Equity Offering and the Company Debt Offering.

                             DESCRIPTION OF CAPITAL STOCK

          GENERAL

               The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, without par value, except as further designated by the Board of Directors (the "Preferred Stock"). As of September 30, 1996, there was outstanding (i) 7,639,709 shares of Common Stock, (ii) 116,316.05 shares of 14% Cumulative Redeemable Convertible Preferred Stock, $60 stated value per share (the "14% Preferred"), (iii) Lenders' Warrants to purchase 204,824 shares of Series A Preferred, which are then immediately convertible into 4,096,480 shares of Common Stock,
          (iv) 983,805 Nominal Value Warrants, which are exercisable into the same number of shares of Common Stock, (v) 830,351 additional warrants which are exercisable into the same number of shares of Common Stock and (vi) 650,746 stock options for Common Stock, all of which are immediately exercisable. In addition, at September 30, 1996, $29,000,000 of indebtedness outstanding under the Credit Agreement was convertible at the Lenders' option into approximately 241,667 shares of Series B Preferred, which are then immediately convertible into 4,833,333 shares of Common Stock. Upon completion of the Company Debt Offering and the Company Equity Offering, there will be outstanding (i) ___ shares of Common Stock, (ii) ___ shares of 14% Preferred, (iii) Lenders' Warrants to purchase ____ shares of Series A Preferred, (iv) 983,805 Nominal Value Warrants, (v) 830,351 additional warrants and (vi) 650,746 stock options for Common Stock. After the Company Debt Offering and the Company Equity Offering and the application of the net proceeds therefrom, there would be no debt outstanding under the Credit Agreement or the New Credit Agree-ment that was convertible into Series B Preferred or Common Stock.

               The following summary is qualified in its entirety by the provisions of the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), a copy of which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

          COMMON STOCK

               Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and they do not have any cumulative voting rights except as permitted by Ohio law. Accordingly, holders of a majority of the outstand-ing shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to preferential dividend rights of any outstanding series of Preferred Stock. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and liabilities of the Company and the liquidation preferences which may be granted to holders of the Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of the 14% Preferred, the Series A Preferred, the Series B Preferred and any other series of Preferred Stock that the Company may designate and issue in the future.

          PREFERRED STOCK

               The Board of Directors is authorized to issue from time to time up to an aggregate of 10,000,000 shares of Preferred Stock, in one or more series, without any further shareholder approval. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be deter-mined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

               The authority of the Board to create and issue at its discretion any series of Preferred Stock without shareholder approval could adversely affect the voting power and other rights of the holders of Common Stock. The ability of the Board to issue Preferred Stock, while providing flexibility in connection with financings, acquisitions and other corporate purposes, could have the effect of discouraging an attempt by another person or entity to acquire control of the Company through a merger, sale of the Company's assets or similar transaction, since the issu-ance of Preferred Stock could be used to dilute the share owner-ship of a person or entity seeking to obtain control of the Company. Additionally, future issuances of any series of Pre-ferred Stock could result in additional classes of shares with conversion features and preferences over the Common Stock with respect to dividends and distributions in liquidation and could also result in the dilution of net income and book value per share of the Company.

               The Board of Directors has designated the following out-standing series of Preferred Stock pursuant to its authority under the Articles of Incorporation:

               Series A Preferred

               The Company has 250,000 shares of Series A Preferred autho-rized, none of which have been issued. Lenders' Warrants for the purchase of 204,824 shares of Series A Preferred at an exercise price of $0.20 per share were issued by the Company in connection with the Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources."

               The Series A Preferred shares are pari passu with the Common Stock with respect to the payment of dividends. If a dividend or other distribution is declared by the Board of Directors to be paid to holders of the Common Stock, then simultaneously with the payment of such dividend or making of such distribution, and as a condition precedent to its right to do so, the Board of Directors will pay or distribute to the holders of the Series A Preferred the same dividends or distributions as such holders would have been entitled to receive if such holders had converted their shares of Series A Preferred into Common Stock prior to the record date used by the Board of Directors for determining the holders of Common Stock entitled to receive such dividend or distribution.

               With respect to liquidation preferences, the Series A Preferred is pari passu with the Series B Preferred and senior to the Common Stock and any other series of Preferred Stock. Accordingly, upon the liquidation, dissolution or winding up of the Company, holders of the Series A Preferred will be entitled to receive, on a ratable and pari passu basis with the holders of the Series B Preferred, out of the assets of the Company legally available for distribution to its stockholders before making any payment to holders of Common Stock or any other series of Pre-ferred Stock, a liquidation preference of $0.20 per share plus accrued and unpaid dividends to the date of payment.

               Holders of the Series A Preferred have the right, at any time, to convert each share of Series A Preferred into 20 shares of fully paid and nonassessable Common Stock, subject to certain antidilution adjustments and regulatory restrictions applicable to bank holding companies.

               Except as provided by law, the holders of Series A Preferred have no voting rights.

               Series B Preferred

               The Company has 250,000 shares of Series B Preferred autho-rized, none of which have been issued. Term Loans of $29,000,000 outstanding under the Credit Agreement, which may be converted into Series B Preferred at the ratio of approximately 833 shares of Series B Preferred for each $100,000 of outstanding debt and accrued interest, will be repaid with a portion of the net proceeds from the Company Debt Offering and the Company Equity Offering. See "Prospectus Summary The Company Equity Offering and the Company Debt Offering."

               The Series B Preferred shares are pari passu with the Common Stock with respect to the payment of dividends. If a dividend or other distribution is declared by the Board of Directors to be paid to holders of the Common Stock, then simultaneously with the payment of such dividend or making of such distribution, and as a condition precedent to its right to do so, the Board of Directors will pay or distribute to the holders of the Series B Preferred the same dividends or distributions as such holders would have been entitled to receive if such holders had converted their shares of Series B Preferred into Common Stock prior to the record date used by the Board of Directors for determining the holders of Common Stock entitled to receive such dividend or distribution.

               With respect to liquidation preferences, the Series B Preferred is pari passu with the Series A Preferred and senior to the Common Stock and any other series of Preferred Stock. Accordingly, upon the liquidation, dissolution or winding up of the Company, holders of the Series B Preferred will be entitled to receive, on a ratable and pari passu basis with the holders of the Series A Preferred, out of the assets of the Company legally available for distribution to its stockholders before making any payment to holders of Common Stock or any other series of Pre-ferred Stock, a liquidation preference of $120 per share plus accrued and unpaid dividends to the date of payment.

               Holders of the Series B Preferred have the right, at any time, to convert each share of Series B Preferred into 20 shares of fully paid and nonassessable Common Stock, subject to certain antidilution adjustments and regulatory restrictions applicable to bank holding companies.

               Except as provided by law, the holders of Series B Preferred have no voting rights.

               14% Preferred

               The Company has 200,000 shares of 14% Preferred authorized of which 116,316.05 shares were issued at September 30, 1996. Holders of the 14% Preferred are entitled to receive dividends payable in additional shares of 14% Preferred at a quarterly rate of 0.035 shares per share of 14% Preferred outstanding, on the first business day of each April, July, October and January, commencing April 1, 1996. Dividends on the outstanding shares of 14% Preferred accrue, whether or not declared. Unless full cumulative dividends on all shares of 14% Preferred outstanding have been paid, no redemption or fund for such redemption may be authorized, no dividend (other than a dividend payable in Common Stock or any other class of stock ranking junior to the 14% Preferred as to dividends and upon liquidation) or other distri-bution may be declared or paid on any class of the Company's stock ranking junior to the 14% Preferred as to dividends or as to liquidation preferences. However, the holders of at least 50% of the outstanding shares of 14% Preferred may vote to approve a redemption.

               With respect to liquidation preferences, the 14% Preferred is junior to the Series A Preferred and the Series B Preferred and is senior to the Common Stock and any other series of Pre-ferred Stock. Accordingly, upon the liquidation, dissolution or winding up of the Company, holders of the 14% Preferred will be entitled to receive out of the assets of the Company legally available for distribution to its stockholders after making payment to the holders of the Series A Preferred and the Series B Preferred and before making any payment to holders of Common Stock or any other series of Preferred Stock, a liquidation preference of $60.00 per share.

               Holders of the 14% Preferred have the right, at any time, to convert each share of 14% Preferred, including any accrued and unpaid dividend shares, into 10 shares of fully paid and nonas-sessable Common Stock, subject to certain antidilution adjust-ments.

               The 14% Preferred is mandatorily redeemable by the Company on June 30, 2000, and is redeemable at any time prior thereto at the Company's option, in each case, at a redemption price of $60 per share plus accrued and unpaid dividends. Holders of the 14% Preferred have 20 days from receipt of notice of a redemption by the Company to convert their 14% Preferred shares into Common Stock. The Company may use a portion of the net proceeds of the Company Debt Offering and the Company Equity Offering to redeem shares of 14% Preferred having a liquidation preference of approximately $5.5 million. See "Prospectus Summary The Company Equity Offering and The Company Debt Offering."

               Except as provided by law, the holders of the 14% Preferred have no voting rights.

               From time to time, the Board of Directors has designated other series of Preferred Stock, none of which are currently outstanding.

          EQUITY SECURITIES RESERVED FOR ISSUANCE

               As of September 30, 1996, the Company has reserved 12,551,876 shares of Common Stock for issuance under the follow-ing circumstances: (i) exercise of warrants to purchase 204,824 shares of Series A Preferred at $0.20 per share, immediately convertible into 4,096,480 shares of Common Stock; (ii) conver-sion of 116,316.05 shares of 14% Preferred into 1,163,161 shares of Common Stock; (iii) exercise of 983,805 Nominal Value War-rants; (iv) exercise of 830,351 warrants at prices ranging from $5.70 to $15.75 per share; (v) exercise of 650,746 stock options at prices ranging from $2.63 to $19.50 per share; and (vi) conversion of $29,000,000 of outstanding debt under the Credit Agreement and accrued interest into 241,667 shares of Series B Preferred that are immediately convertible into 4,833,333 shares of Common Stock.

          REGISTRATION RIGHTS AND LOCK-UPS

               The Company has entered into registration rights agreements with the Selling Shareholders and has filed the Registration Statement of which this Prospectus forms a part in order to satisfy its obligations under such agreements.

               Notwithstanding the filing of the Registration Statement, however, each of ING and Cerberus (who hold approximately 67% of the shares of Common Stock offered hereby) have agreed not to transfer, sell or otherwise dispose of shares of Common Stock
          (except for 250,000 shares which may be sold by each of ING and Cerberus as part of the Company Equity Offering or otherwise) prior to the expiration of 360 days after the Effective Date without the consent of Southcoast Capital Corporation except as follows: (i) up to 900,000 shares in the aggregate may be transferred, sold or otherwise disposed of by each of ING and Cerberus during the period commencing on the 181st day following the Effective Date and ending on the 270th day following the Effective Date and (ii) up to 1,150,000 shares in the aggregate (including any shares sold pursuant to clause (i)) may be transferred, sold or otherwise disposed of by each of ING and Cerberus during the period commencing on the 271st day following the Effective Date and ending on the 360th day following the Effective Date. In addition, other Selling Shareholders who hold approximately 25% of the shares of Common Stock offered hereby have agreed not to transfer, sell or otherwise dispose of such shares for a period of 180 days commencing on the date of the consummation of the Company Equity Offering without the consent of Southcoast Capital Corporation.

               In connection with the Company Equity Offering, the Company and its directors and executive officers have agreed not to offer, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of any shares of Common Stock in any manner prior to the expiration of 180 days after the Effective Date without the prior written consent of Southcoast Capital Corporation, except that the Company may issue shares of Common Stock upon the exercise of options or in connection with acquisitions.

          TRANSFER AGENT AND REGISTRAR

               The Transfer Agent and Registrar for the Common Stock is American Securities Transfer & Trust, Inc.


                         DESCRIPTION OF CERTAIN INDEBTEDNESS

          THE CREDIT AGREEMENT

               The Credit Agreement consists of (i) the Revolving A Loans (as defined therein) in the aggregate principal amount of $7,250,000, (ii) the Revolving B Loans (as defined therein) in the aggregate principal amount of $4,750,000 and (iii) the Term Loans (as defined therein) in the aggregate principal amount of $29,000,000. The obligations under the Credit Agreement are secured by a first priority lien on all of the Company's in-stalled telephones and other assets (other than the telephones acquired in the POA acquisition).

               The Credit Agreement requires monthly interest payments at the ING Alternate Base Rate (as defined therein) plus 5% (13.25% at September 30, 1996). The Credit Agreement contains certain representations and warranties, certain negative and affirmative financial covenants and certain conditions and events of default which are customarily required for similar financings. Such covenants include, among other things, restrictions on the Company's ability to pay dividends, incur or permit to exist debt, liens or lease obligations, make investments and capital expenditures, dispose of assets and also include restrictions on the activities of subsidiaries. Such financial covenants also require the Company to maintain certain financial ratios includ-ing, among other things, minimum net worth, working capital and EBITDA (as defined therein). The Credit Agreement also contains a subjective acceleration clause which states that in the event of a material adverse change in the business, as determined by the Lenders, the Lenders can require prepayment of the debt at their discretion. The Lenders have agreed to waive their right to exercise this subjective acceleration clause through December 31, 1997.

               Principal payments under the Credit Agreement commence April 1997, and continue monthly and/or quarterly through June 1999 at which time the remaining principal balance is due. The amount of the principal payment is contingent upon numerous factors, including the borrowing base and cash flow of the Company.

               As of September 30, 1996, approximately $41 million of indebtedness (excluding accrued interest) was outstanding under the Credit Agreement. The Company expects that up to $43.0 million of indebtedness will be outstanding under the Credit Agreement as of the date of this Prospectus. Simultaneously with the closing of the Company Debt Offering, the Company will retire all of the outstanding indebtedness under the Credit Agreement and will enter into the New Credit Agreement.

               The following summary of the terms of the Credit Agreement does not purport to be complete, and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Credit Agreement. The Credit Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

          THE NEW CREDIT AGREEMENT

               The Company is negotiating with several lenders to enter into the New Credit Agreement. However, there can be no assur-ance that the Company will be able to enter into the New Credit Agreement on the terms described herein or at all.

               The New Credit Agreement is expected to provide for borrowings of $25.0 million to $50.0 million in the form of a senior secured credit facility. Funds available under the New Credit Agreement are expected to be available to retire indebted-ness under the Credit Agreement, to finance certain acquisitions, to fund the optional redemption of the Notes and for capital expenditures and working capital needs.

               The Company expects that the New Credit Agreement will contain restrictions on the Company's ability to pay dividends, incur or permit to exist debt, liens or lease obligations, make investments and capital expenditures, dispose of assets and also include restrictions on the activities of the Subsidiary Guaran-tors. The New Credit Agreement is also expected to contain provisions requiring the Company to maintain certain financial ratios.

          THE NOTES

               The Notes that are being offered in the Company Debt Offer-ing will be issued under an Indenture (the "Indenture") to be dated as of December , 1996, by and among the Company, each subsidiary of the Company (the "Subsidiary Guarantors") and , as trustee (the "Trustee"). The following summary of the terms of the Notes and the Indenture does not purport to be complete, and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Notes and the Indenture. A copy of the form of the Indenture, which includes the form of Note, has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

               The Indenture will provide for the issuance of up to $110.0 million aggregate principal amount of Notes. The Notes will be general unsecured obligations of the Company and senior in right of payment to all existing and future indebtedness of the Company that is expressly subordinated and will be pari passu in right of payment with all other senior indebtedness of the Company. The Notes will be guaranteed by the Subsidiary Guarantors, including any and all future subsidiaries of the Company.

               The Notes will mature on        , 2006, unless previously
          redeemed.  The Notes will be redeemable, in whole or in part, at
          the option of the Company at any time on or after       , 2001,
          at the redemption prices set forth in the Indenture, plus accrued and unpaid interest to the date of redemption. In addition, at
          any time or from time to time prior to      , 1999, the Company
          may redeem up to    % of the aggregate principal amount of the
          Notes originally issued with the net cash proceeds to the Company of one or more public equity offerings or equity private place-ments (other than the Company Equity Offering) at a redemption
          price equal to     % of the principal amount thereof, plus
          accrued and unpaid interest to the date of redemption provided that at least $75.0 million principal amount of the Notes remains outstanding immediately after any such redemption.

               If the Cherokee Acquisition is not consummated prior to
          , 1997, the Company will be required to offer to purchase (the "Special Offer") $35.0 million principal amount of the Notes on
          or prior to    , 1997 (the "Special Offer Date") at a price equal
          to 101% of the principal amount of the Notes plus accrued and unpaid interest to the Special Offer Date. Immediately upon consummation of the Company Debt Offering and prior to the consummation of the Cherokee Acquisition, the portion of the net proceeds of the Company Debt Offering equal to the amount suffi-cient to permit the Company to purchase $35.0 million principal amount of the Notes on the Special Offer Date at the Special Offer Price will be held and pledged to the Trustee for the benefit of the holders of the Notes and the obligations of the Company to consummate the Special Offer will be secured by such funds (the "Trust Funds").

               The Indenture will impose certain limitations on the ability of the Company and the Subsidiary Guarantors to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with interested persons, incur liens, impose restrictions on the ability of a Subsidiary Guarantor to pay dividends or make certain payments to the Company, conduct business other than the pay telephone and ancillary businesses, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

               The Indenture will contain customary events of default, including, without limitation, the following: (i) the failure to pay principal or interest when due on the Notes; (ii) certain defaults under agreements relating to other indebtedness; (iii) the breach of any covenant in the Indenture; (iv) the levy of certain judgments; and (v) certain bankruptcy, reorganization and insolvency events. The occurrence of an event of default under the Indenture will permit the holders of the Notes to accelerate the Notes and to pursue other remedies.

               In addition, upon a "change of control" (as defined in the Indenture), the Company will have the obligation to offer to repurchase all outstanding Notes from the holders thereof at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.


                                 SELLING SHAREHOLDERS

               This Prospectus relates to offers and sales from time to time of up to 13,304,263 shares of Common Stock by the selling shareholders named below (collectively, the "Selling Sharehold-ers"). The table below sets forth certain information with respect to the Selling Shareholders and their beneficial owner-ship of Common Stock as of the date hereof. Except as otherwise disclosed in "Management," "Certain Transactions," "Security Ownership of Certain Beneficial Owners and Management" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Credit Agreement," none of the Selling Shareholders holds any position, office or has had any other material relationship with the Company, or any of its predecessors or affiliates, during the past three years. The table has been prepared based upon infor-mation furnished to the Company by or on behalf of the Selling Shareholders. All of the shares being registered on behalf of the Selling Shareholders, as set forth below, may be offered hereby.

                                                            Shares Being
            Selling Shareholder                              Registered
            -------------------                             -------------

            Abrams, Douglas                                  24,165

            Ackerman, R. Kevin                                  233
            Aerial Partners Limited                         177,082

            Allenstown Investments Limited c/o Charles
            Johnston                                         21,000
            Arnstein, Frederick Jr., as trustee for
            Frederick A.       Arnstein, Jr.                 12,901

            Axelbaum, Jerold L. and Shirley F.
            Axelbaum, as trustees for Jerold L.
            Axelbaum Revocable Trust                         10,894

            Berk, Gary                                       10,833
            Berthel Fisher & Company Inc.                   236,888

            Blackman, Paul                                    4,166
            Blumenfeld, Andrew D.                             1,787

            Blumenfeld, Emily A.                              1,787

            Blumenfeld, James M.                              1,787
            Blumenfeld, Jane A.                               1,787

            Blumenfeld, John A., as trustee for John A.
            Blumenfeld                                          378
            Blumenfeld, John A., Jr.                          1,787

            Bowlin, Richard R.                               11,175

            Brenner Securities Corporation                  475,108
            Bridges, W. Lloyd, M.D.                           2,328
            Bridges, W. Lloyd, M.D. Trust                     4,656

            Brinkmeier, William                              42,233
            Burger, Jerry                                   210,430

            Cerberus Partners, L.P. (1)                   4,214,907

            Collins, Hugh                                   103,703
            Commercial Alloys Corporation                     4,166

            Danco (D. Schouweiler - FWNB)                     1,164
            Danco (G.R. Nolan, M.D. IRA-FWNB)                11,640

            Danco (S. Schouweiler-FWNB)                       1,164

            DeBartolo Trusts (2)                            363,195
            Delaware Charter (Samuel B. Gregory, Jr.
            IRA)                                             12,804

            Evans, Richard C. & Martha, Trust                 2,328
            Evans, Richard W.                                 1,164

            Evans, Ryan M.                                    1,164

            French, Arleen N., as trustee for Arleen N.
            French Revocable Trust                            2,680
            Gabriel Capital Group                           177,082

            Galakatos, George, as Trustee under living
            trust of George Galakatos                        78,155
            Gavatin, Linda S.                                   893

            Greenberg, Lawrence H. and Sandra M.
            Greenberg, with right of survivorship             4,764

            Gregory, Constance A.                             2,794
            Gregory, Samuel B., Jr.                           3,260

            Guyer, Gerald H.                                  4,656
            Harvey, Linda M.                                 24,774

            Harvey, Michael S and Linda M. Harvey, as
            joint tenants with right of survivorship          6,449

            Harvey, Michael S.                                1,086
            Henry, George                                   206,883

            Hoffman, Augusta                                 10,344
            Hoffman, Burton D.                                2,978

            Hoffman, David                                   26,221

            Hoffman, James                                   10,344
            Hoffman, Larry                                    2,978

            Hollander, Jason                                  6,267
            Hollander, Sharon M., as trustee for Sharon
            M. Hollander                                    148,865

            Hollander, Stuart S.                              6,267

            Hollander, Stuart., as trustee for Stuart
            Hollander                                       162,163
            Huffman, Alton L.                               112,180

            Huffman, Jeff                                   109,151

            Internationale Nederlanden (U.S.) Capital
            Corporation (3)                               4,214,907
            Katzman, Aron                                   102,067

            Klaehn, William R.                               12,804
            Kliethermes, Roberta                              2,918

            Kliethermes, Roberta Ann, as custodial
            trustee for Kimberly Anne Kliethermes                30

            Kliethermes, Roberta Ann, as custodial
            trustee for Regina Linn Kliethermes                  30
            Kolbrener, Maynard, II                           26,795

            Kolbrener, Richard                                5,954
            Kolbrener, Robert                                15,878

            Kolbrener, Thomas                                 5,954

            Komisarow, Marvin L.                             16,296
            M & M Financial Services                         12,500

            Mandel, Bernard                                  97,541
            Mann, Vincent                                       833

            Mark Twain Trust for separate account of
            Richard S. Marx under Blumenfeld, Kaplan &
            Sandweiss Profit Sharing Plan                    39,696

            Mark Twain Trust for the separate account
            of John A. Blumenfeld under Blumenfeld,
            Kaplan and Sandweiss Profit Sharing Plan
            Account                                          14,887
            Martin, James R.                                112,237

            Martin, Thomas J.                               181,027
            Martin, Thomas J.                                   233
            Martin, Thomas J. Jr.                            18,158

            Marx, Richard S., as trustee for Richard S.
            Marx                                              9,311

            Maxey, Nickey                                   405,127
            McCadden, John E., Jr. and Patricia N.
            McCadden, as trustees for John E. McCadden,
            Jr., as trustee                                  12,210

            Miniaci, Albert J. (4)                          266,777
            Minner, Jack D.                                 145,256

            Mitchusson, Margaret, as trustee for Marga-
            ret M. Mitchusson Trust                           1,936

            Mitchusson, Robert L., as trustee for Rob-
            ert L. Mitchusson Trust                             317
            Moos, Daniel                                     63,708

            Morgan, Jerald L.                                10,476

            Morgan, Lewis G.                                  5,820

            Moses & Partners, Inc.                           15,833
            Moses, William Jr.                               36,666

            Moulton, Edmond A.                                  833
            Newman, Andrew R.                                 1,489

            Newman, Elizabeth J.                              1,489

            Newman, Lee I.                                    1,489
            Newman, Matthew                                  14,887

            Niedt, Greg S. or Moira M.B. Niedt with
            right of survivorship                            12,945
            Nolan, Gerald R. M.D.                             1,164

            Pace, Gary                                      142,910

            Paine Weber (Krueger-IRA)                        11,640
            Roman, Adele G., as trustee for Adele G.
            Rowan Revocable Living Trust                        148

            Roman, Melvin F., as trustee for Melvin F.
            Roman Revocable Living Trust                        148
            Rojeski, Stanley                                 54,211

            Sale, Fred R. and Susan W. Sale, as trust-
            ees for Fred R. Sale                             17,125

            Sale, Susan W. and Fred R. Sale, as trust-
            ees for Susan W. Sale                            17,128
            Sass, Richard                                     8,394

            Schlott, Richard C. Sr. (Richard L. Schlott
            Jr)                                               6,519
            Schouweiler, David E.                               932

            Schouweiler, Jeanne R.                            2,328

            Schouweiler, Scot C.                              5,820
            Schraier, Mark Z.                                 2,665

            SKBW Partnership (Edward E. Beck)                 2,794
            Spitzer, Gloria F., as trustee for Gloria
            F. Spitzer Living Trust                          10,344

            Spitzer, Jeffrey A.                                 893

            Spitzer, Michael N.                                 893
            Spitzer, Sanford, as trustee for Sanford J.
            Spitzer Living Trust                            239,438

            Spitzer-Resnick, Sheryl K.                          893
            Tymoszczuk, William                              40,738

            Vela, Donny                                       3,333

            WEA Investments                                   8,333

            Willing, Richard M.                               1,489

            Willing, Susan                                    1,489

            Wolff, Robert S.                                  5,032
            Yavitz, Marvyn                                   14,887
                                                             ------

                 Total                                   13,304,263
                                                         ==========

          (1) See notes (13) and (18) under "Security Ownership of Certain Beneficial Owners and Management."
          (2)  Includes shares held by various affiliated trusts.
          (3) See note (12) under "Security Ownership of Certain Benefi-cial Owners and Management."
          (4) Includes shares held by Albert J. Miniaci directly and indirectly by Frank Miniaci, as trustee for the Frank Miniaci Revocable Living Trust, Rose Miniaci, as trustee for each of the Albert J. Miniaci Irrevocable Trust and the Dominick F. Miniaci Irrevocable Trust and Dominick F. Miniaci, as trustee for the Dominick F. Miniaci Trust.

               Because the Selling Shareholders may sell all or a part of their shares of Common Stock offered hereby, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Shareholder upon termination of any offering made hereby.

                                 PLAN OF DISTRIBUTION

               This Prospectus relates to the offer and sale from time to time by the Selling Shareholders of up to 13,304,263 shares of Common Stock. Any or all of the shares of Common Stock offered hereby may be sold from time to time directly by the Selling Shareholders. Alternatively, the Common Stock may from time to time be offered by the Selling Shareholders to or through broker-dealers or underwriters, who may act solely as agents or who may acquire Common Stock as principals. The distribution of shares of the Common Stock being offered by the Selling Shareholders may be effected in one or more transactions that may take place on Nasdaq or on such other national securities exchange or automated interdealer quotation system on which the shares of Common Stock are then listed, or in the over-the-counter market, including block trades or ordinary broker's transactions, through privately negotiated transactions, through an underwritten public offering or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such prices will be determined by the Selling Shareholders or by agreement between the Selling Shareholders and their underwriters, broker-dealers or agents. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

               The aggregate proceeds to the Selling Shareholders from the sale of the Common Stock so offered will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Share-holders may pay usual and customary or specifically negotiated underwriting discounts, concessions or commissions in connection with such sales. The Selling Shareholders and such broker-dealers, underwriters or agents that participate with the Selling Shareholders in the distribution of the Common Stock may be deemed to be underwriters under the Securities Act, and any commissions received by them and any profit on the resale of the Common Stock purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act. Those persons who act as broker-dealers, underwriters or agents in connection with the sale of the Common Stock will be selected by the Selling Shareholders and may have other business relation-ships with, and perform services for, the Company or its affili-ates in the ordinary course of business.

               The Company has agreed to pay all expenses (other than commissions or discounts of underwriters, broker-dealers or agents, brokers' fees, state and local transfer taxes and fees and any other expenses that certain of the registration rights agreements have assigned to particular Selling Shareholders) in connection with the registration and sale of the Common Stock being offered by the Selling Shareholders. Pursuant to the registration rights agreements entered into by the Company and the Selling Shareholders, the Company has agreed to indemnify the Selling Shareholders, and with respect to certain Selling Share-holders, each of their respective officers and directors and any person who controls such Selling Shareholders, against certain liabilities incurred in connection with the registration and sale of the Common Stock offered hereby, including liabilities under the Securities Act.

               In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed broker-dealers. In certain states the Common Stock offered hereby may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

               At any time that a particular offer of Common Stock is made by the Selling Shareholders, to the extent required, a Prospectus Supplement will be distributed which will set forth the identity of, and certain information relating to, the particular Selling Shareholder who is offering the Common Stock, the number of shares of Common Stock being offered and the terms thereof, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other items constituting compensation from such Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.


                                    LEGAL MATTERS

               The legality of the shares of Common Stock offered hereby will be passed upon by Tammy L. Martin, Esq., General Counsel of the Company.

                                       EXPERTS

               The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for the three years ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The financial statements of Paramount Communications Sys-tems, Inc. as of December 31, 1995 and for the year then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The financial statements of Paramount Communications Sys-tems, Inc. as of December 31, 1994 and for the year then ended included herein and in the registration statement of which this Prospectus forms a part have been so included in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

               The financial statements of International Pay Phones, Inc. (South Carolina) as of December 31, 1994 and 1995 and for each of the two years ended December 31, 1994 and 1995 included in this Prospectus have been so included in reliance on the report of Miller Sherrill Blake, CPA, PA, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The financial statements of International Pay Phones, Inc. (Tennessee) as of December 31, 1994 and 1995 and for each of the two years ended December 31, 1994 and 1995 included in this Prospectus have been so included in reliance on the report of Ernest M. Sewell, CPA, independent accountant, given on the authority of said person as an expert in auditing and accounting.

               The financial statements of Payphones of America, Inc. as of December 31, 1994 and 1995 and for each of the two years ended December 31, 1994 and 1995 included in this Prospectus have been so included in reliance on the report of Kerber, Eck & Braeckel LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The consolidated financial statements of Amtel Communica-tions, Inc. and combined companies as of December 31, 1995 and for the six months ended June 30, 1996 and the combined statement of revenue and direct operating expenses for three months ended December 31, 1994 included in this Prospectus have been so included in reliance on the report of Harlan & Boettger, CPAs, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The financial statements of Cherokee Communications, Inc. as of September 30, 1995 and 1994 and for each of the three years in the period ended September 30, 1995 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                       GLOSSARY

          The following is a description of certain terms used in this Prospectus.

          ACCESS CHARGES -- The fees paid by long distance companies to LECs for originating and terminating long distance calls on LECs' networks.

          BPP (Billed-Party Preference) -- Billing system proposed by the FCC and not adopted in which the party being billed preselects the service provider of his or her choice to carry long distance traffic (as opposed to the provider presubscribed by the public pay telephone provider).

          BOCS (Bell Operating Companies) -- The seven regional holding companies and their respective local telephone operating compa-nies established by the MFJ. Under the MFJ, the BOCs were prohibited from providing interLATA telecommunications services and from manufacturing telecommunications equipment.

          CALL AGGREGATOR -- Person that, in the ordinary course of its operations, makes telephones available to the public or to transient users for interstate telephone calls using an OSP.

          COMPUTER III -- FCC rulemaking proceeding that established certain non-structural safeguards designed to prevent BOCs from using their incumbent market power in an anti-competitive manner.

          CUSTOMER PROPRIETARY NETWORK INFORMATION -- Information that relates to the quantity, technical configuration, type, destina-tion, and amount of use of a telecommunications service sub-scribed to by any customer of a telecommunications carrier, and that is made available to the carrier by the customer solely by virtue of the carrier-customer relationship.

          DIAL-AROUND CALLS -- Telephone calls placed from public pay telephones using a long distance or operator service provider other than the one selected by the independent public pay tele-phone company.

          FCC -- Federal Communications Commission.

          IN-REGION SERVICE -- InterLATA toll service provided by the BOCs within the same states in which they also provide local exchange service.

          INTEREXCHANGE CARRIER -- See Long Distance Company.

          INTERLATA PRESUBSCRIPTION -- Ability of a customer to presubscribe to a carrier of its choice for interLATA calls.

          INTRALATA PRESUBSCRIPTION -- Ability of a customer to presubscribe to a carrier of its choice for local and intraLATA calls.

          LOCATION PROVIDER -- The property owner or occupant that supplies the site on which public pay telephones are placed in operation by the telephone provider.

          LATA (Local Access and Transport Area) -- The geographically defined areas in which BOCs were authorized by the MFJ to provide local exchange service.

          LONG DISTANCE COMPANY OR INTEREXCHANGE CARRIER -- Company provid-ing transmission services between local exchanges on either an intrastate or interstate basis. A long distance company may offer services by using its own or by reselling another carrier's facilities.

          LECS (Local Exchange Carrier) -- Companies providing local exchange telephone service (including, but not limited to, BOCs).

          MFJ (Modification of Final Judgment) -- Court order that divested the seven BOCs from AT&T and imposed various line of business restrictions on the BOCs and AT&T.

          OPERATOR SERVICES ACT -- The Telephone Operator Consumer Services Improvement Act of 1990, which imposed various requirements for OSPs and call aggregators.

          OSP (or Operator Service Provider) -- Provider of operator assistance in the billing or completion (or both) of an inter-state telephone call.

          POLLING -- Process in which the Company's management information system calls the public pay telephone and collects certain data.

          TELECOMMUNICATIONS ACT -- The Telecommunications Act of 1996, which amended the Communications Act of 1934.

                          PHONETEL TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
PHONETEL TECHNOLOGIES, INC.
Audited Financial Statements:
      Report of Independent Accountants..............................................    F-3
      Consolidated Balance Sheets as of December 31, 1994 and December 31, 1995......    F-4
      Consolidated Statements of Operations for the years ended December 31, 1993,
      1994 and 1995..................................................................    F-5
      Consolidated Statements of Shareholders' Equity for the years ended December
      31, 1993, 1994 and 1995........................................................    F-6
      Consolidated Statements of Cash Flows for the years ended December 31, 1993,
      1994 and 1995..................................................................    F-8
      Notes to Consolidated Financial Statements.....................................   F-10
Unaudited Financial Statements:
      Consolidated Balance Sheets as of December 31, 1995 and June 30, 1996..........   F-26
      Consolidated Statements of Operations for the six and three months ended June
      30, 1995 and 1996..............................................................   F-27
      Consolidated Statements of Cash Flows for the six months ended June 30, 1995
      and 1996.......................................................................   F-28
      Consolidated Statements of Changes in Mandatorily Redeemable Preferred Stock
      and Non-Mandatorily Redeemable Preferred Stock, Common Stock and Other
      Shareholders' Equity...........................................................   F-29
      Notes to Consolidated Financial Statements.....................................   F-31
PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
Audited Financial Statements -- 1995:
      Report of Independent Accountants..............................................   F-37
      Balance Sheet as of December 31, 1995..........................................   F-38
      Statement of Income for the year ended December 31, 1995.......................   F-39
      Statement of Cash Flows for the year ended December 31, 1995...................   F-40
      Statement of Changes in Shareholders' Equity for the year ended December 31,
      1995...........................................................................   F-41
      Notes to Financial Statements..................................................   F-42
Audited Financial Statements -- 1994:
      Report of Independent Certified Public Accountants.............................   F-45
      Balance Sheet as of December 31, 1994..........................................   F-46
      Statement of Income for the year ended December 31, 1994.......................   F-47
      Statement of Shareholders' Equity for the year ended December 31, 1994.........   F-48
      Statement of Cash Flows for the year ended December 31, 1994...................   F-49
      Notes to Financial Statements..................................................   F-50
INTERNATIONAL PAY PHONES, INC. (SOUTH CAROLINA)
Audited Financial Statements -- 1995:
      Independent Auditors' Report...................................................   F-53
      Balance Sheet as of December 31, 1995..........................................   F-54
      Statement of Income and Retained Earnings for the year ended December 31,
      1995...........................................................................   F-55
      Statement of Cash Flows for the year ended December 31, 1995...................   F-56
      Notes to Financial Statements..................................................   F-57
Audited Financial Statements -- 1994:
      Independent Auditors' Report...................................................   F-62
      Balance Sheet as of December 31, 1994..........................................   F-63
      Statement of Income and Retained Earnings for the year ended December 31,
      1994...........................................................................   F-64
      Statement of Cash Flows for the year ended December 31, 1994...................   F-65
      Notes to Financial Statements..................................................   F-66

                                                                                       PAGE
                                                                                       -----
(TENNESSEE)Audited Financial Statements:
     Independent Auditors' Report....................................................   F-70
     Balance Sheets as of December 31, 1995 and 1994.................................   F-71
     Statements of Earnings and Retained Earnings for the years ended December 31,
      1995 and 1994..................................................................   F-72
     Statements of Cash Flows for the years ended December 31, 1995 and 1994.........   F-73
     Notes to Financial Statements...................................................   F-74
PAYPHONES OF AMERICA, INC.
Audited Financial Statements:
     Independent Auditors' Report....................................................   F-77
     Consolidated Balance Sheets as of December 31, 1995 and 1994....................   F-78
     Consolidated Statements of Operations for the years ended December 31, 1995 and
      1994...........................................................................   F-79
     Consolidated Statement of Stockholders' Equity (Deficit) for the years ended
      December 31, 1995 and 1994.....................................................   F-80
     Consolidated Statements of Cash Flows for the years ended December 31, 1995 and
      1994...........................................................................   F-81
     Notes to Financial Statements...................................................   F-82
Unaudited Financial Statements:
     Independent Accountants' Report.................................................   F-89
     Consolidated Balance Sheets as of June 30, 1996 and 1995........................   F-90
     Consolidated Statements of Operations for the six months ended June 30, 1996 and
      1995...........................................................................   F-91
     Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and
      1995...........................................................................   F-92
     Notes to Consolidated Financial Statements......................................   F-93
AMTEL COMMUNICATIONS INC. AND COMBINED COMPANIES (DEBTOR-IN POSSESSION)
Audited Financial Statements:
     Independent Auditors' Report....................................................   F-98
     Combined Balance Sheets as of June 30, 1996 and December 31, 1995...............   F-99
     Combined Statements of Operations for the six months ended June 30, 1996 and the year ended December 31, 1995...................................................  F-100
     Combined Statements of Changes in Stockholder's Deficit for the six months ended
      June 30, 1996 and the year ended December 31, 1995.............................  F-101
     Combined Statements of Cash Flows for the six months ended June 30, 1996 and the year ended December 31, 1995...................................................  F-102
     Notes to Financial Statements...................................................  F-103
Audited Statement of Revenues and Direct Operating Expenses:
     Independent Auditors' Report....................................................  F-107
     Combined Statement of Revenues and Direct Operating Expenses for the three months ended December 31, 1994.................................................  F-108
     Notes to Combined Statement of Revenues and Direct Operating Expenses...........  F-109
CHEROKEE COMMUNICATIONS, INC.
Audited Financial Statements:
     Independent Auditors' Report....................................................  F-111
     Balance Sheets as of September 30, 1995 and 1994................................  F-112
     Statements of Income for the years ended September 30, 1995, 1994 and 1993......  F-113
     Statement of Shareholders' Equity for the years ended September 30, 1995, 1994 and 1993.......................................................................  F-114
     Statements of Cash Flows for the years ended September 30, 1995, 1994 and
      1993...........................................................................  F-115
     Notes to Financial Statements...................................................  F-116
Unaudited Financial Statements:
     Condensed Balance Sheets as of September 30, 1995 and June 30, 1996.............  F-124
     Condensed Income Statements for the three and nine months ended June 30, 1996 and 1995.......................................................................  F-125
     Condensed Statements of Cash Flows for the nine months ended June 30, 1996 and
      1995...........................................................................  F-126
     Notes to Financial Statements...................................................  F-127

                       REPORT OF INDEPENDENT ACCOUNTANTS

March 29, 1996

To the Board of Directors
and Shareholders of
PhoneTel Technologies, Inc.

     In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of PhoneTel Technologies, Inc. and its subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/  Price Waterhouse LLP
Cleveland, Ohio

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                        1994           1995
                                                                     -----------    -----------
ASSETS
Current assets:
  Cash.............................................................  $   478,756    $   713,462
  Accounts receivable, net of allowance for doubtful
     accounts of $44,000 and $40,000, respectively.................      562,147        901,508
  Other current assets.............................................      164,331        185,634
                                                                     -----------    -----------
     Total current assets..........................................    1,205,234      1,800,604
Property and equipment, net........................................    5,294,839     14,099,111
Intangible assets, net.............................................    3,429,121     11,592,157
Other assets.......................................................      228,707      1,425,384
                                                                     -----------    -----------
                                                                     $10,157,901    $28,917,256
                                                                     ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt................................  $ 1,814,760    $ 1,010,412
  Current portion of obligation under capital leases...............       94,343        288,972
  Accounts payable.................................................    2,514,110      2,772,306
  Accrued expenses.................................................      814,656      1,610,100
  Obligations relating to contractual settlements and restructuring
     charges.......................................................           --        962,338
                                                                     -----------    -----------
     Total current liabilities.....................................    5,237,869      6,644,128
Long-term debt.....................................................    2,063,896      9,318,501
Obligations under capital leases...................................      208,269      3,243,965
Commitments and contingencies......................................           --             --
Total shareholders' equity.........................................    2,647,867      9,710,662
                                                                     -----------    -----------
                                                                     $10,157,901    $28,917,256
                                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                          1993           1994           1995
                                                       -----------    -----------    -----------
REVENUES:
  Coin calls.........................................  $ 4,237,848    $ 8,421,237    $12,130,189
  Operator services..................................    6,074,394      5,319,138      3,776,501
  Commissions........................................      667,976      1,856,482      2,681,172
  Other..............................................       89,299        269,230        130,121
                                                       -----------    -----------    -----------
                                                        11,069,517     15,866,087     18,717,983
                                                       -----------    -----------    -----------
COSTS AND EXPENSES:
  Line and transmission charges......................    2,776,448      4,456,509      5,475,699
  Location commissions...............................    2,599,330      3,391,190      3,467,626
  Other operating expenses...........................    1,891,984      3,238,252      4,452,032
  Depreciation and amortization......................      896,041      2,236,269      4,383,049
  Selling, general and administrative................    2,402,583      2,831,775      3,200,742
  Billing and collection.............................    1,116,149      1,026,420        858,230
  Other unusual charges and contractual
     settlements.....................................           --             --      2,169,503
                                                       -----------    -----------    -----------
                                                        11,682,535     17,180,415     24,006,881
                                                       -----------    -----------    -----------
     Loss from operations............................     (613,018)    (1,314,328)    (5,288,898)
Interest expense.....................................     (174,994)      (388,215)      (836,911)
Interest income......................................        9,137          7,421         16,112
                                                       -----------    -----------    -----------
NET LOSS.............................................  $  (778,875)   $(1,695,122)   $(6,109,697)
                                                       ===========    ===========    ===========
Less: Preferred stock dividend requirement...........     (207,623)      (291,980)      (309,668)
                                                       -----------    -----------    -----------
Net loss applicable to common shareholders...........  $  (986,498)   $(1,987,102)   $(6,419,365)
                                                       ===========    ===========    ===========
Net loss per common share............................  $     (0.96)   $     (1.35)   $     (3.29)
                                                       ===========    ===========    ===========
Weighted average number of shares....................    1,031,384      1,470,188      1,950,561
                                                       ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                            YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------------------------
                                         1993                        1994                         1995
                               ------------------------    -------------------------    -------------------------
                                SHARES        AMOUNT        SHARES         AMOUNT        SHARES         AMOUNT
                               ---------    -----------    ---------    ------------    ---------    ------------
7% CUMULATIVE CONVERTIBLE
  REDEEMABLE PREFERRED STOCK
  Balance at beginning of
    year.....................         --             --        2,500    $    200,000        2,500    $    200,000
  Issuance of 7% preferred...      2,500    $   200,000           --              --           --              --
                               ---------    -----------    ---------    ------------    ---------    ------------
  Balance at end of year.....      2,500    $   200,000        2,500    $    200,000        2,500    $    200,000
                               =========    -----------    =========    ------------    =========    ------------
8% CUMULATIVE REDEEMABLE
  PREFERRED STOCK
  Balance at beginning of
    year.....................         --             --       12,200    $    981,084       12,200    $    981,084
  Issuance of 8% preferred...     12,200    $   981,084           --              --           --              --
                               ---------    -----------    ---------    ------------    ---------    ------------
  Balance at end of year.....     12,200    $   981,084       12,200    $    981,084       12,200    $    981,084
                               =========    -----------    =========    ------------    =========    ------------
10% CUMULATIVE REDEEMABLE
  PREFERRED STOCK
  Balance at beginning of
    year.....................      1,496    $         1        1,496    $          1        1,496    $          1
                               ---------    -----------    ---------    ------------    ---------    ------------
  Balance at end of year.....      1,496    $         1        1,496    $          1        1,496    $          1
                               =========    -----------    =========    ------------    =========    ------------
10% CUMULATIVE NON-VOTING
  REDEEMABLE PREFERRED STOCK
  Balance at beginning of
    year.....................         --             --           --              --           --              --
  Acquisition of World
    Communications, Inc......         --             --           --              --      530,534    $  5,305,340
                               ---------    -----------    ---------    ------------    ---------    ------------
  Balance at end of year.....         --             --           --              --      530,534    $  5,305,340
                               =========    -----------    =========    ------------    =========    ------------
12% CONVERTIBLE PREFERRED
  STOCK
  Balance at beginning of
    year.....................      6,500    $   650,000           --              --           --              --
  Conversion to Common
    Stock....................     (6,500)      (650,000)          --              --           --              --
                               ---------    -----------    ---------    ------------    ---------    ------------
  Balance at end of year.....         --             --           --              --           --              --
                               =========    -----------    =========    ------------    =========    ------------
COMMON STOCK
  Balance at beginning of
    year.....................    724,092    $     7,241    1,284,449    $     12,845    1,522,158    $     15,222
  Employee stock grants......      1,533             15           --              --           --              --
  Issuance of stock..........     25,270            253        8,389              84       91,383             914
  Private sales of stock.....         --             --      136,111           1,361      472,056           4,720
  Exercise of warrants and
    options..................    331,796          3,318       87,931             879        8,333              83
  Zandec interest and
    commitment fee
    conversion...............     76,164            762           --              --           --              --
  Conversion of 12% Preferred
    to Common Stock..........    123,764          1,238           --              --           --              --
  Financing costs............      1,830             18        5,278              53           --              --
  Acquisition of World
    Communications, Inc......         --             --           --              --      402,500           4,025
  Conversion of debt to
    equity...................         --             --           --              --       30,231             303
  Acquisition of Public
    Telephone Corporation....         --             --           --              --      304,879           3,049
  Acquisition escrow
    deposits.................         --             --           --              --       23,810             238
                               ---------    -----------    ---------    ------------    ---------    ------------
  Balance at end of year.....  1,284,449    $    12,845    1,522,158    $     15,222    2,855,350    $     28,554
                               =========    -----------    =========    ------------    =========    ------------

                   PHONTEL TECHNOLOGIES INC. AND SUBSIDIARIES

                                                            YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------------------------
                                         1993                        1994                         1995
                               ------------------------    -------------------------    -------------------------
                                SHARES        AMOUNT        SHARES         AMOUNT        SHARES         AMOUNT
                               ---------      -------      ---------      -------       ---------      -------
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of
    year.....................               $ 3,482,110                 $  6,552,473                 $  8,755,364
  Employee stock grants......                    10,335                           --                           --
  Issuance of stock..........                   222,917                      276,414                      528,532
  Private sales of stock.....                        --                    1,473,638                    2,010,067
  Exercise of warrants and
    options..................                 1,335,876                      552,581                       34,917
  JTMFC settlement...........                   537,500                           --                           --
  Zandec interest and
    commitment fee
    conversion...............                   220,195                           --                           --
  Options issued below fair
    value....................                    24,785                           --                           --
  Conversion of 12% Preferred
    to Common Stock..........                   741,346                           --                           --
  Financing costs............                   (22,591)                     (99,742)                     (83,212)
  Acquisition of World
    Communications, Inc......                        --                           --                    2,712,852
  Conversion of debt to
    equity...................                        --                           --                      137,375
  Acquisition of Public
    Telephone Corporation....                        --                           --                    2,054,902
  Acquisition escrow
    deposits.................                        --                           --                      149,762
  Warrants issued with
    debt.....................                        --                           --                      349,000
                                            -----------                 ------------                 ------------
  Balance at end of year.....               $ 6,552,473                 $  8,755,364                 $ 16,649,559
                                            -----------                 ------------                 ------------
ACCUMULATED DEFICIT
  Balance at beginning of
    year.....................               $(4,658,009)                $ (5,556,807)                $ (7,303,804)
  Net loss for the year......                  (778,875)                  (1,695,122)                  (6,109,697)
  Conversion of 12% Preferred
    to Common Stock..........                   (92,584)                          --                           --
  Dividends paid on 12% and
    8% Preferred Stock.......                   (27,339)                          --                           --
  Dividends paid on 7% and 8%
    Preferred Stock..........                        --                      (51,875)                     (40,375)
                                            -----------                 ------------                 ------------
  Balance at end of year.....               $(5,556,807)                $ (7,303,804)                $(13,453,876)
                                            -----------                 ------------                 ------------
TOTAL SHAREHOLDERS' EQUITY...               $ 2,189,596                 $  2,647,867                 $  9,710,662
                                            ===========                 ============                 ============

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                          1993           1994           1995
                                                       -----------    -----------    -----------
CASH FLOWS PROVIDED BY (USED IN) OPERATING
  ACTIVITIES:
  Net loss...........................................  $  (778,875)   $(1,695,122)   $(6,109,697)
  Adjustments to reconcile net loss to net cash flow
     from operating activities:
     Depreciation and amortization...................      896,041      2,236,269      4,383,049
     Stock and stock awards issued...................       10,350         76,498        529,449
     Accretion of debt...............................           --             --         55,103
     Loss on disposal of assets......................           --             --        298,626
     Changes in assets and liabilities:
       Accounts receivable...........................     (132,885)        32,355        (64,873)
       Other current assets..........................      (71,841)      (116,591)       (47,121)
       Accounts payable..............................     (174,731)     1,975,628       (151,008)
       Accrued expenses..............................      263,149       (128,821)      (434,999)
       Other unusual charges and contractual
          settlements................................           --             --        962,338
                                                         ---------      ---------      ---------
                                                            11,208      2,380,216       (579,133)
                                                         ---------      ---------      ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Acquisition of Alpha Pay Phones-IV.................           --     (2,334,215)            --
  Acquisition of World Communications................           --             --       (696,006)
  Acquisition of Public Telephone....................           --             --         24,191
  Cash acquisition deposits..........................           --             --       (950,000)
  Purchases of intangible assets.....................           --       (363,853)      (427,409)
  Purchases of other assets..........................     (288,924)      (215,382)       (67,559)
  Purchases of property and equipment................     (907,837)      (300,852)      (237,228)
                                                         ---------      ---------      ---------
                                                        (1,196,761)    (3,214,302)    (2,354,011)
                                                         ---------      ---------      ---------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from debt issuances.......................           --      1,400,000      3,132,500
  Principal payments on borrowings...................   (1,637,957)    (2,202,608)    (1,890,850)
  Proceeds from issuance of preferred and common
     stock and other.................................    1,245,000      1,674,999      2,014,787
  Dividends paid.....................................      (27,339)       (21,875)       (40,375)
  Debt financing costs...............................           --        (75,000)            --
  Equity financing costs.............................      (26,552)       (99,689)       (83,212)
  Proceeds from warrant/option exercises.............    1,339,194        553,460         35,000
  Proceeds from JTMFC settlement.....................       87,500             --             --
  Repayment of advance from shareholder..............     (120,000)            --             --
                                                         ---------      ---------      ---------
                                                           859,846      1,229,287      3,167,850
                                                         ---------      ---------      ---------
(Decrease) increase in cash..........................     (325,707)       395,201        234,706
Cash at beginning of period..........................      409,262         83,555        478,756
                                                         ---------      ---------      ---------
Cash at end of period................................  $    83,555    $   478,756    $   713,462
                                                         =========      =========      =========
SUPPLEMENTAL DISCLOSURE:
  Interest paid during the year......................  $   174,995    $   385,311    $   673,906
                                                         =========      =========      =========

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                          1993           1994           1995
                                                       -----------    -----------    ----------
NON-CASH TRANSACTIONS:
  Common stock (402,500 shares) and preferred stock
     (530,534 shares) issued for acquisition of World
     Communications, Inc.............................           --             --    $ 8,022,217
                                                       ===========    ===========    ===========
  Common stock (304,879 shares) issued for
     acquisition of Public Telephone Corporation.....           --             --    $ 2,057,951
                                                       ===========    ===========    ===========
  Common stock issued for services (1,830 shares in
     1993, 8,389 shares in 1994, and 91,383 shares in
     1995)...........................................  $    22,573    $    76,498    $   529,446
                                                       ===========    ===========    ===========
  Common stock issued in payment of debt and interest
     (30,231 shares in 1995).........................           --             --    $   137,678
                                                       -----------    -----------    -----------
  Common stock issued for acquisition deposit (23,809
     shares in 1995).................................           --             --    $   150,000
                                                       ===========    ===========    ===========
  Common stock (5,278 shares) issued for financing
     costs in 1994...................................           --    $    99,689             --
                                                       ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     PhoneTel Technologies, Inc. and subsidiaries (the "Company") operates in the telecommunications industry specializing in the business segment that encompasses the installation of private pay telephones on a revenue sharing basis, offering operator assisted long distance services, and national and regional account management. The Company was incorporated on December 24, 1984, and began its private pay telephone operations in August 1985. In April 1988, the Company commenced reselling operator assisted long distance services. The Company's operations are regulated by the Public Service or Ulitity Commissions of the various States and the Federal Trade Commission.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. The Company capitalizes all labor and overhead costs related to installing telephones and depreciates those costs over the life of the telephone or the length of the location contract, whichever is shorter. Depreciation for financial reporting and tax purposes is computed using the straight-line method and accelerated methods, respectively, over the estimated useful lives of the assets commencing when the equipment is installed or placed in service.

  INTANGIBLE ASSETS

     Intangible assets include location contracts, non-compete agreements, costs associated with obtaining operating certification in various states and capitalized location contract fees. Intangible assets are amortized over the life of the respective location contract, non-compete and sales commission agreements, and five years for state operating certifications.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically evaluates potential impairment of long-lived assets. A loss relating to an impairment of assets occurs when the aggregate of the estimated undiscounted future cash inflows, (including any salvage values, less estimated cash outflows) to be generated by an asset is less than the asset's carrying value. Impairment is measured based on the difference between the present value of the discounted expected future cash flows and the asset's carrying value. No impairment was recorded in 1995 or 1994.

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, " Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which establishes criterion for when impairment should be evaluated, how an asset is determined to be impaired and the method of calculating the impairment loss. The methods

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

required by SFAS No. 121 are consistent with the methods currently being used by the Company to review assets for impairment. Accordingly, the adoption of the Statement, which is required for the Company in 1996, is not expected to have a significant impact on the Company.

  REVENUE RECOGNITION

     Revenues from coin calls, reselling operator assisted long distance services, and national and regional account management are recognized in the period in which the customer places the related call.

  EARNINGS PER SHARE

     Earnings per share amounts are computed based on the weighted average number of shares actually outstanding plus shares that would be outstanding assuming exercise of dilutive stock options and warrants. The number of shares that would be issued from the exercise of stock options and warrants would be reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company's stock.

     Fully diluted earnings per share amounts would be determined in the same manner as primary earnings per share except that the period-end stock price was used and the number of shares was increased assuming conversion of the 7% Cumulative Convertible Redeemable Preferred. (The 7% Cumulative Convertible Redeemable Preferred was redeemed on March 15, 1996.) Due to the Company's net loss, the impact of the assumed exercise of the stock options and warrants and the assumed conversion of the 7% Cumulative Convertible Redeemable Preferred was anti-dilutive and therefore were not included in the determination of the weighted average shares outstanding.

     The weighted average number of common shares outstanding has been adjusted to reflect the one for six (1:6) reverse stock split which was effective December 26, 1995.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of the statement of cash flows.

  INCOME TAXES

     The Company utilizes the asset and liability method to account for income taxes whereby deferred tax assets and liabilities are recognized to reflect the future tax consequences attributable to temporary differences between the financial reporting basis of the existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered and settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the change is enacted.

  OTHER UNUSUAL CHARGES AND CONTRACTUAL SETTLEMENTS

     Other unusual charges and contractual settlements consist primarily of costs associated with the settlement of contractual obligations to certain former officers of the Company and related legal fees, and the write-off of selected assets in connection with the outsourcing of the operator service center, and consulting and legal fees incurred for changes to the operations of the Company.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  RECLASSIFICATIONS

     Certain amounts relating to 1993 and 1994 have been reclassified to conform to the current year presentation. The reclassifications have had no impact on total assets, shareholders' equity or net loss as previously reported.

2.  FINANCIAL CONDITION

     In a transaction consummated on March 15, 1996, the Company borrowed $30,530,954 (out of a total credit facility commitment of $37,250,000) from Internationale Nederlanden (U.S.) Capital Corporation and one other lender (collectively know as "ING") to meet its anticipated working capital obligations, consolidate debt, redeem preferred stock, and complete the acquisitions of two pay phone companies, IPP and Paramount. The Company has available under the credit facility $6,700,000 to fund future acquisitions and for general working capital purposes. (See Note 3 and Note 15.)

     Management believes, but cannot assure, that cash flow from operations, the proceeds from the financing discussed above and other financial alternatives will be sufficient to allow the Company to sustain its operations, meet its current obligations and maintain some modest sales growth.

3.  ACQUISITIONS AND MERGERS

     On October 16, 1995, the Company consummated its acquisition of the outstanding common stock of Public Telephone Corporation (an Indiana corporation) ("Public") in a transaction accounted for as a purchase. The Company acquired current assets of $54,742, approximately 1,200 installed telephones, assumed approximately $2,800,000 in debt and outstanding liabilities of Public and issued 224,879 unregistered shares of the Company's Common Stock to the shareholders of Public. In connection with the acquisition, the Company entered into five year non-compete agreements with two of Public's former owners which require both cash payments and the issuance, in the aggregate, of 80,000 shares of the Company's Common Stock.

     On September 22, 1995, the Company consummated its merger with World Communications, Inc. (a Missouri corporation) ("World") in a transaction accounted for as a purchase. The Company acquired current assets of $256,571, 3,237 installed telephones, assumed approximately $6,900,000 in debt and outstanding liabilities of World and issued 402,500 unregistered shares of the Company's Common Stock and 530,534 shares of the Company's 10% Non-Voting Redeemable Preferred Stock. In connection with the acquisition, the Company entered into two year non-compete and employment agreements with three of World's former officers. These non-compete and employment agreements require, in the aggregate, payment of $625,000 over a two year period.

     On March 25, 1994, the Company acquired substantially all of the assets of Alpha Pay Phones-IV L.P. ("Alpha"). The acquired assets included 2,155 installed telephones for a cash purchase price of $2,334,215, a note payable to sellers of $1,100,620 and assumption by the Company of outstanding Alpha liabilities of $2,164,038.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

3.  ACQUISITIONS AND MERGERS (CONTINUED)

     Set forth below is the Company's unaudited pro forma condensed statement of operations data as though the Public and World acquisitions had occurred at the beginning of 1994 and 1995 and as though the Alpha acquisition had occurred at the beginning of 1994.

                                                                     1994              1995
                                                                  -----------      ------------
    Total revenues..............................................  $27,138,550      $ 26,976,221
    Net loss....................................................   (4,771,759)      (10,516,464)
    Net loss applicable to common shareholders..................   (5,594,273)      (11,356,666)
    Net loss per common share...................................  $     (2.57)     $      (5.82)

     The unaudited pro forma results above are not necessarily indicative of either actual results of operations that would have occurred had the acquisitions been made at the beginning of 1994 or 1995, or of future results. The pro forma statement of operations data includes adjustments related to amortization of intangible assets, interest expense on borrowings used to finance the acquisition and the weighted average number of common shares outstanding after giving effect to the acquisitions.

  ACQUISITIONS PENDING AT DECEMBER 31, 1995 AND COMPLETED ON MARCH 15, 1996

     On March 15, 1996, the Company completed the acquisition of the outstanding common stock of International Pay Phones, Inc. (a South Carolina company) and International Pay Phones, Inc. (a Tennessee company) (collectively "IPP"), companies affiliated through common ownership and management. The Company acquired 2,101 installed phones for a purchase price of $3,496,487 in cash, 555,589 unregistered shares of the Company's Common Stock, 5,453 shares of 14% Preferred Stock (immediately convertible into 54,530 shares of Common Stock), and warrants to purchase 117,785 shares of the Company's Common Stock at a nominal exercise price per share. Additionally, the Company assumed approximately $1,757,000 in liabilities, of which $1,551,796 was repaid by the Company on March 15, 1996. The cash purchase price included three five year non-compete agreements, with an aggregate value of $60,000, with three of IPP's former officers. The acquisition will be recorded as a purchase and the difference between the fair value of the tangible assets acquired and the total purchase price will be recorded as an increase to intangibles and amortized over the life of the acquired location contracts which is estimated to be 36 to 60 months.

     On March 15, 1996, the Company completed a Share Purchase Agreement with Paramount Communications Systems, Inc. (a Florida corporation) ("Paramount"). Under the terms of the Agreement, the Company acquired 2,528 installed phones for a cash purchase price of $9,618,553, 8,333 shares of 14% Preferred Stock (immediately convertible into 83,330 shares of Common Stock), warrants to purchase 179,996 shares of the Company's Common Stock at a nominal exercise price per share, and the Company assumed outstanding liabilities of approximately $733,000, of which $693,446 was repaid on March 15, 1996. The purchase price included a five year consulting and non-compete agreement, valued at $50,000, with one of Paramount's former officers. The acquisition will be recorded as a purchase and the difference between the fair value of the tangible assets acquired and the total purchase price will be recorded as an increase to intangibles and amortized over the life of the acquired location contracts which is estimated to be 36 to 60 months.

4.  ACCOUNTS RECEIVABLE

     The Company has billing, collection and advance payment agreements with Zero Plus Dialing, Inc. ("ZPDI") which provide for, among other things, the sale of certain eligible accounts to ZPDI. These receivables result from the Company reselling operator assisted long distance services. Included in accounts receivable at December 31, 1994 and 1995 is approximately $160,496 and $78,007, respectively, due from ZPDI. Approximately $5,300,000 and $3,800,000 of receivables were sold pursuant to these agreements

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

4.  ACCOUNTS RECEIVABLE (CONTINUED)

during 1994 and 1995, respectively, of which approximately $676,755 and $594,076 have not been collected by ZPDI at December 31, 1994 and 1995, respectively.

5.  PROPERTY AND EQUIPMENT

     As of December 31, property and equipment consisted of the following:

                                                    ESTIMATED                DECEMBER 31,
                                                   USEFUL LIVES      ----------------------------
                                                    (IN YEARS)          1994             1995
                                                   ------------      -----------      -----------
    Telephone boards, enclosures and cases.......       3-7          $ 6,155,690      $16,386,987
    Operator service equipment...................         5            1,065,389               --
    Furniture, fixtures and other equipment......       3-5            1,329,155          989,300
    Leasehold improvements.......................       2-5              413,177          231,466
                                                                      ----------       ----------
                                                                       8,963,411       17,607,753
      Less -- accumulated depreciation...........                     (3,668,572)      (3,508,642)
                                                                      ----------       ----------
                                                                     $ 5,294,839      $14,099,111
                                                                      ==========       ==========

     Depreciation expense, including amortization of assets under capital leases, was $668,415, $1,179,137 and $1,846,453 for the years ended December 31, 1993, 1994 and 1995, respectively.

6.  INTANGIBLE ASSETS

     As of December 31, intangible assets consisted of the following:

                                                 AMORTIZATION
                                                    PERIOD           1994           1995
                                                 -------------    -----------    -----------
    Costs incurred in the acquisition of
      installed phones (See Note 3)............   36-60 months    $ 3,026,387    $12,362,884
    Non-compete agreements.....................   24-60 months        400,000      1,513,765
    State operating certifications.............      60 months        260,113        466,796
    Capitalized location contract fees.........  96-120 months        997,574      1,040,242
                                                                  -----------    -----------
                                                                    4,684,074     15,383,687
    Less: accumulated amortization.............                    (1,254,953)    (3,791,530)
                                                                  -----------    -----------
                                                                  $ 3,429,121    $11,592,157
                                                                   ==========     ==========

     Amortization of intangible assets amounted to $227,629, $1,057,132 and $2,536,596 for the years ended December 31, 1993, 1994 and 1995, respectively.

7.  LONG-TERM DEBT

     As of December 31, long-term debt consisted of the following:

                                                                    1994           1995
                                                                 -----------    -----------
    Note payable to two third party investors repaid on March
      15, 1996. The principal due at the contractual maturity
      of April 1997 was $1,200,000.............................           --    $   906,105
    Notes payable to bank repaid on March 15, 1996.............           --      2,340,000

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                                    1994           1995
                                                                 -----------    -----------
7.  LONG-TERM DEBT (CONTINUED)
    Notes payable due on demand to five former World
      stockholders repaid on March 15, 1996....................           --        625,000
    Notes payable to former stockholders of Public due on April
      16, 1996 with interest at 9%. On March 15, 1996 $211,285
      was repaid...............................................           --        293,226
    Non-compete notes payable to two former officers of Public
      repaid on March 15, 1996.................................           --        203,480
    Two notes payable to a service provider repaid on March 15,
      1996.....................................................  $ 1,852,628      1,401,872
    Term notes payable to a vendor in monthly installments
      ranging from $31,107 to $47,330 including interest at
      rates varying from 10% to 13.75%. The vendor has a
      security interest in the underlying phones. On March 15,
      1996, the Company repaid $225,000, refinanced the
      remaining balance owed at 15% interest and the vendor
      released its security interest in the goods sold.........      694,611      1,066,428
    Promissory notes payable to Alpha repaid on March 15,
      1996.....................................................      751,848        500,756
    Promissory notes payable to a group of five investors
      repaid in 1995...........................................      300,000             --
    Promissory note payable to a vendor in monthly installments
      of $318 through $535 at an interest rate of 8.75%........           --        120,617
    Promissory note payable in monthly installments of $12,500
      through January 1996 at an interest rate of 8%...........      147,721        124,614
    Notes payable to directors and shareholders at an imputed
      interest rate of prime plus 5%, repaid on March 15,
      1996.....................................................           --      1,732,500
    Notes payable to two investors repaid on March 15, 1996....           --        200,000
    Note payable to a vendor repaid on March 15, 1996..........           --        201,101
    Note payable to a consultant. On March 15, 1996, the
      consultant accepted 12,500 shares of the Company's Common
      Stock and $50,000 in full settlement of the debt.........           --        125,000
    Non-compete obligation to a former owner of World payable
      in bi-weekly installments of $6,000 at an imputed
      interest at 9%...........................................           --        288,844
    Various notes payable to vendors in monthly installments
      ranging from $283 to $3,538 with interest rates ranging
      from 6.9% to 10.4%.......................................      131,848        199,370
                                                                 -----------    -----------
                                                                   3,878,656     10,328,913
    Less current maturities....................................   (1,814,760)    (1,010,412)
                                                                 -----------    -----------
                                                                 $ 2,063,896    $ 9,318,501
                                                                 ===========    ===========

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

7.  LONG-TERM DEBT (CONTINUED)
     Following are maturities of long-term debt for each of the next five years based on the terms of the ING credit facility (See Note 15):

                                                                        AMOUNT
                                                                      -----------
            1996....................................................  $ 1,010,412
            1997....................................................      640,913
            1998....................................................    1,001,576
            1999....................................................    7,674,596
            2000....................................................        1,416
                                                                      -----------
                                                                      $10,328,913
                                                                      ===========

     On March 15, 1996, $9,214,468 of outstanding debt was repaid.

8.  LEASES

  OPERATING LEASES

     The Company leases its corporate offices and other locations, office equipment and vehicles under noncancellable operating leases expiring at various times through 1999.

     Future minimum noncancellable payments under operating leases are as follows:

            1996......................................................  $329,352
            1997......................................................   303,658
            1998......................................................    96,721
            1999......................................................    54,473
            2000......................................................        --

     Rent expense under all operating leases was $264,369, $334,984 and $363,929 for the years ended December 31, 1993, 1994 and 1995, respectively.

  CAPITAL LEASES

     During 1995, as part of the acquisition of World and Public, the Company assumed capital leases between various lessors and World and Public. World and Public leased their installed phones. The allocation of the purchase price increased the historical book value of the phones to their current fair value. On March 15, 1996, the Company paid off these leases with the proceeds received in the refinancing of its debt.

     During 1994, the Company entered into lease financing agreements for the acquisition of computer equipment. Each agreement has a term of 36 months with interest ranging from 8.6% to 9.7% per year.

     Assets recorded under capital leases at December 31 were as follows:

                                                                     1994           1995
                                                                  ----------     ----------
    Telephone boards, enclosures and cases......................  $  111,349     $9,429,049
    Operator service equipment..................................     405,570             --
    Office equipment............................................     110,442        170,058
                                                                  ----------     ----------
                                                                     627,361      9,599,107
    Less accumulated amortization...............................    (246,198)      (616,778)
                                                                  ----------     ----------
                                                                  $  381,163     $8,982,329
                                                                  ==========     ==========

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

8.  LEASES (CONTINUED)

     On March 15, 1996, the Company repaid $3,243,965 of the outstanding obligations under capital leases. The following are maturities of long-term debt (which replaced obligations under capital leases) based on the terms of the ING credit facility (See Note 15):

            1996................................................  $  288,972
            1997................................................     112,545
            1998................................................     357,371
            1999................................................   2,774,049
            2000................................................          --
                                                                  ----------
                                                                  $3,532,937
                                                                  ==========

9.  INCOME TAXES

No provisions for income tax were required and no income taxes were paid for the years ended December 31, 1993, 1994 or 1995 because of operating losses generated by the Company. Deferred tax assets and (liabilities) at December 31 were as follows:

                                                                   1994            1995
                                                                -----------     -----------
    Federal net operating loss carryforward...................  $ 1,863,867     $ 5,342,374
    Depreciation and amortization.............................      273,287       1,017,406
    Bad debts.................................................       17,160          13,600
    Other.....................................................        5,538              --
                                                                -----------     -----------
    Gross deferred tax assets.................................    2,159,852       6,373,380
    Accruals..................................................     (117,000)             --
    Deferred sales commissions................................     (130,217)       (125,066)
    Valuation allowance on deferred tax assets................   (1,912,635)     (6,248,314)
                                                                -----------     -----------
    Net deferred tax assets...................................  $        --     $        --
                                                                ===========     ===========

     A valuation allowance has been provided against the net deferred tax assets since management cannot predict, based on the weight of available evidence, that it is more likely than not that such assets will be ultimately realized. The net operating loss carryforwards, if not utilized, will expire between the years 2002-2010. Internal Revenue Code Section 382 provides for the limitation on the use of net operating loss carryforwards in years subsequent to significant changes in ownership. As a result of the Company's Initial Public Offering in 1988 and certain other transactions, including acquisitions, changes in ownership have occurred resulting in significant limitations on the use of net operating loss carryforwards. The extent of limitations as a result of significant changes in ownership has not been determined by the Company.

10.  SHAREHOLDERS' EQUITY

As of December 31, shareholders' equity consisted of the following:

                                                                  1994             1995
                                                              ------------     ------------
    10% Cumulative Nonvoting Redeemable Preferred Stock
      ($10 stated value -- 550,000 shares authorized;
      530,534 shares issued and outstanding at December 31,
      1995).................................................            --     $  5,305,340

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                                  1994             1995
                                                              ------------     ------------
10.  SHAREHOLDERS' EQUITY (CONTINUED)
    10% Cumulative Redeemable Preferred Stock ($1,000 stated
      value -- 3,880 shares authorized; 1,496 shares issued
      and outstanding at December 31, 1994 and 1995,
      redeemed on March 15, 1996)...........................  $          1                1
    8% Cumulative Redeemable Preferred Stock ($100 stated
      value -- 16,000 shares authorized; 12,200 shares
      issued and outstanding at December 31, 1994 and 1995,
      redeemed on March 15, 1996)...........................       981,084          981,084
    7% Cumulative Convertible Redeemable Preferred Stock
      ($100 stated value -- 2,500 shares authorized, issued
      and outstanding at December 31, 1994 and 1995,
      redeemed on March 15, 1996)...........................       200,000          200,000
    Common Stock ($0.01 par value -- 22,500,000 shares
      authorized; 1,522,158 and 2,855,350 shares issued and
      outstanding at December 31, 1994 and 1995)............        15,222           28,554
    Additional paid-in capital..............................     8,755,364       16,649,559
    Accumulated deficit.....................................    (7,303,804)     (13,453,876)
                                                              ------------     ------------
                                                              $  2,647,867     $  9,710,662
                                                              ============     ============

  PREFERRED STOCK

     The Company's 10% Cumulative Non-Voting Redeemable Preferred Stock ("10% Non-Voting Preferred") has a liquidation preference of $10 per share. Under the terms of the 10% Non-Voting Preferred, which was issued in connection with the acquisition of World Communications, Inc. by the Company, from December 1996 through November 1997 the Company can be required by each holder of the 10% Non-Voting Preferred to repurchase their shares for $30 per share. At the time of the World acquisition, the Company entered into a Voting and Proxy Agreement ("the Agreement") with certain common stockholders of the Company ("Holders") representing, in the aggregate, over 50% of the then outstanding Common Stock of the Company. The Agreement has also been signed by the holders of the Nominal Value Warrants and Series A Preferred such that common shareholders representing over 50% of the Common Stock have signed the Agreement. Under the terms of the Agreement, the Holders agreed to call a special meeting of the shareholders by June 1996 at which time the Holders will propose that each share of the 10% Non-Voting Preferred be made convertible into 1.67 shares of the Company's Common Stock (a total of 885,992 shares). Such number of shares had a fair value at the date of acquisition approximately equal to the stated value of the 10% Non-Voting Preferred. Under the terms of the Agreement, the Holders have agreed to vote in favor of the proposal. Once the 10% Non-Voting Preferred is convertible, the Company cannot be required to redeem the 10% Non-Voting Preferred. No dividends were paid on the 10% Non-Voting Preferred in 1995 and no dividends are payable or accrue for nine months from date of issuance or if the stock is converted to Common Stock. In addition, certain holders of the 10% Non-Voting Preferred and the Company entered into a separate Voting and Proxy Agreement which provides that such holders shall vote the shares of 10% Non-Voting Preferred held by them to approve the foregoing grant of conversion rights.

     The Company's 10% Cumulative Redeemable Preferred Stock ("10% Cumulative Preferred") was issued to a significant customer in 1992 (see Note 12). No dividends were paid on the 10% Cumulative Preferred in 1993, 1994 or 1995 and all outstanding shares of the 10% Cumulative Preferred were redeemed on March 15, 1996.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     All outstanding shares of the Company's 8% Cumulative Redeemable Preferred Stock ("8% Preferred") were redeemed on March 15, 1996. Dividends paid on the 8% Preferred were $24,400, $30,000 and $36,000 in 1993, 1994 and 1995, respectively, and are reflected in the accumulated deficit.

     All outstanding shares of the Company's 7% Cumulative Convertible Redeemable Preferred Stock ("7% Preferred") were redeemed on March 15, 1996. Dividends paid on the 7% Preferred were $21,875 and $4,375 in 1994 and 1995, respectively, and are reflected in the accumulated deficit.

  PREFERRED DIVIDENDS

     On December 31, 1993, 1994 and 1995, the Company had dividends in arrears payable to preferred shareholders in the aggregate amount of $305,950, $546,055 and $826,548, respectively. On March 15, 1996, the 10% Cumulative Preferred, 8% Preferred and the 7% Preferred Stock and dividends in arrears were either paid or converted to a new class of preferred stock (See Note 15).

  SALES AND ISSUANCE OF UNREGISTERED COMMON STOCK

     Sales and issuances of the Company's unregistered Common Stock during 1995 were as follows:

                                                                   NUMBER OF       AVERAGE PRICE
                                                                 SHARES ISSUED       PER SHARE
                                                                 -------------     -------------
    Private sales to officers and directors....................      286,643           $4.77
    Private sales to creditors of the Company..................      133,332            4.50
    Private sales to affiliates of the Company.................       38,888            4.63
    Issued in connection with acquisitions.....................      731,189            6.74
    Issued to third parties for services.......................       69,895            6.01
    Issued to directors for services...........................       21,488            5.09
    Issued to directors upon conversion of debt and accrued
      interest.................................................       26,065            4.51
    Issued to third party creditors upon conversion of debt and
      accrued interest.........................................        4,166            4.80
    Issued for exercising stock options........................        8,333            4.20
    Other issuances............................................       13,193            5.20
                                                                   ---------
                                                                   1,333,192
                                                                   =========

     Sales to directors, creditors and affiliates of the Company were made at prices per share below the quoted market values (based on prices calculated by the Company's investment advisor) of the Company's Common Stock on the dates of the transactions. No expense was recognized by the Company as the Company believes that the discount associated with these sales reflects the impact on quoted market value of issuing unregistered shares.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

10.  SHAREHOLDERS' EQUITY (CONTINUED)

  STOCK WARRANT ACTIVITY

     Stock warrant activity during 1993, 1994 and 1995 was as follows:

                                                                  NUMBER         EXERCISE
                                                                 OF SHARES         PRICE
                                                                 ---------     -------------
    Balance, December 31, 1992.................................    350,887     $3.00- $ 6.00
    Granted....................................................     28,519      6.00-   8.70
    Exercised..................................................   (310,962)     3.00-   6.00
    Cancelled..................................................     (9,411)     4.50-   9.90
                                                                 ---------
    Balance, December 31, 1993.................................     59,033      6.00-   9.90
    Granted....................................................     88,236      7.50-  15.75
    Exercised..................................................    (35,000)     6.00-   8.70
    Cancelled..................................................         --
                                                                 ---------
    Balance, December 31, 1994.................................    112,269      7.50-  15.75
    Granted:
      To the Company's investment advisor......................    166,666              6.00
      To officers of the Company...............................     47,583      5.70-   6.00
      To lenders...............................................    277,884      5.70-   6.00
                                                                 ---------
    Total Granted..............................................    492,133      5.70-   6.00
    Exercised..................................................         --
    Cancelled..................................................    (24,051)             9.90
                                                                 ---------
    Balance, December 31, 1995.................................    580,351     $5.70- $15.75
                                                                  ========

     The estimated fair value of the warrants on the date of the grant for the warrants issued to the investment advisor has been included in the determination of World's purchase price. The fair value of warrants issued to lenders has been recorded as an adjustment to interest expense. The difference between the intrinsic value and the exercise price of the warrants issued to officers of the Company was not material. All warrants outstanding at each period end are exercisable.

  STOCK OPTION ACTIVITY

     Options are granted by the Company at the discretion of the Board of Directors to key employees, officers and directors, and generally are exercisable immediately upon issuance, have terms of three to five years and are issued with exercise prices at or slightly below quoted market value of the Company's Common Stock on the date of grant. The amount of compensation expense recorded by the Company during 1994 and 1995 relating to stock option activity was not material.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation." The Statement, which is effective for the Company beginning in 1996, encourages companies to record stock options issued to both employees and nonemployees at the fair value on the date of grant. As an alternative to fair value recording, the Statement permits companies to continue to use the methods outlined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" but requires that options issued to non-employees be recorded at the fair value on the date of grant and requires pro forma disclosure of the impact on the company as if the suggested method had been used. The Company has not yet determined how it will adopt the Statement.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     Information relating to stock option activity during 1993, 1994 and 1995 was as follows:

                                                                  NUMBER
                                                                 OF SHARES     OPTION PRICE
                                                                 ---------     -------------
    Balance, December 31, 1992.................................    249,637     $3.00- $12.60
    Granted....................................................    187,500      3.00-  15.78
    Exercised..................................................    (20,833)     3.18-   3.18
    Cancelled..................................................         --
                                                                 ---------
    Balance, December 31, 1993.................................    416,304      3.00-  15.78
    Granted....................................................     97,758      4.50-  19.50
    Exercised..................................................    (52,930)     4.50-   6.00
    Cancelled..................................................    (25,000)     5.22-   9.00
                                                                 ---------
    Balance, December 31, 1994.................................    436,132      3.00-  19.50
    Granted....................................................    168,373      6.00-   6.00
    Exercised..................................................     (8,333)     3.00-   6.00
    Cancelled..................................................   (124,427)     6.00-  18.78
                                                                 ---------
    Balance, December 31, 1995.................................    471,745     $3.00- $19.50
                                                                  ========
    Exercisable, December 31, 1995.............................    435,243     $3.00- $19.50
                                                                  ========

11.  COMMITMENTS AND CONTINGENCIES

  EMPLOYMENT AND SEVERANCE AGREEMENTS

     On March 15, 1996, the Company settled the amounts owed under the September 15, 1995 Separation Agreements with two of its former officers. Under the terms of the Separation Agreements, the Company was obligated to pay the former officers the remainder of their employment agreements and the Company agreed to accelerate the vesting of options for 194,027 shares of the Company's Common Stock at $6.00 per share.

     As part of the merger with World, the Company executed employment agreements with three former employees of World. The former Chairman of World will remain as an advisor to the Company for 24 months and receive $125,000 in year one and $135,000 in year two plus certain benefits. The former President of World has become an officer of the Company and will receive $110,000 for the first year of his contract and $120,000 in the second year, plus other customary benefits. The former Vice President and Secretary of World has become an officer of the Company and will receive a base salary of $65,000 for the first year of her contract and $70,000 for the second year, plus other customary benefits.

     On May 1, 1995, the Company entered into a three year employment agreement with two one year renewal options with an officer of the Company, whereby he will receive compensation of $95,000, $105,000 and $120,000 during the terms of the agreement and $130,000 and $140,000 during the option periods of employment, plus other customary benefits. This agreement provides for early contract termination and a "change in control" provision which requires severance pay equal to 150% of the normal salary which would have been payable over the next three years.

  CONTINGENCIES

     The Company, in the course of its normal operations, is subject to regulatory matters, disputes, claims and lawsuits. In management's opinion, any such outstanding matters, of which the Company has knowledge,

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

have been reflected in the financial statements and are covered by insurance or would have no material adverse effect on the Company's financial position, results of operations or cash flows.

12.  MAJOR CUSTOMER

     The Edward J. DeBartolo Corporation and its affiliates (collectively "DeBartolo"), accounted for 25%, 18% and 15% of the Company's total revenues for the years ended December 31, 1993, 1994 and 1995, respectively. The 10% Cumulative Preferred, which was issued in connection with the DeBartolo management agreements, was recorded at $1 based on the Company's determination that the benefits associated with the agreements should be recorded in the statement of operations as earned. On March 15, 1996, all of the outstanding shares of the 10% Cumulative Preferred were redeemed by the Company.

13.  POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

     Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" (collectively "the Statements"). The Statements establish accounting standards for employers who offer postretirement or postemployment benefits and require that the estimated cost of these benefits be accrued over the service lives of the covered employers. The Company does not offer postretirement or postemployment benefits to its employees and, therefore, the adoption of the Statements did not have a material impact on the Company's financial statements.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

     Cash and cash equivalents. The carrying amount reported in the balance sheet approximates fair value.

     Long-term debt. The estimated fair value of long-term debt is determined using interest rates that could be available to the Company for similar instruments with similar terms.

     Estimated fair values of the Company's financial instruments at December 31, 1995 are as follows:

                                                         CARRYING
                                                          AMOUNT        FAIR VALUE
                                                        -----------     -----------
            Cash and cash equivalents.................  $   713,462     $   713,462
            Long-term debt............................   10,328,913      10,803,472
            Obligations under capital leases..........    3,532,937       3,741,869

15.  SUBSEQUENT EVENTS

  CHANGES IN STOCKHOLDER'S EQUITY, DEBT REFINANCING AND COMPLETION OF
ACQUISITIONS

     On February 23, 1996, the Company created three new classes of preferred stock: (i) Series A Special Convertible Preferred Stock, $0.20 par value, $0.20 Stated Value, 250,000 authorized shares, with each share immediately convertible into 20 shares of Common Stock, and non-voting, ("Series A Preferred"); (ii) Series B Special Convertible Preferred Stock, $0.20 par value, $120 Stated Value, 250,000 authorized shares, with each share immediately convertible into 20 shares of Common Stock, and non-voting ("Series B Preferred"); and (iii) 14% Convertible Cumulative Redeemable Preferred Stock, without par value, $60 Stated Value, non-voting, 200,000 authorized shares, and with each share immediately convertible into

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

15.  SUBSEQUENT EVENTS (CONTINUED)

10 shares of Common Stock ("14% Preferred"). Each share of the 14% Preferred is entitled to receive a quarterly dividend of 0.035 shares of 14% Preferred.

     In a transaction consummated on March 15, 1996, the Company borrowed $30,530,954 (out of a total credit facility ("Credit Facility") commitment of $37,250,000) from Internationale Nederlanden (U.S.) Capital Corporation and one other lender (collectively known as the "Lenders"). The Company has available under the Credit Facility $6,700,000 to fund future acquisitions and for general working capital purposes. The Company used the funds to complete the Paramount and IPP acquisitions, to repay all outstanding long-term debt and capital lease obligations which had a secured interest in the Company's installed phones, to redeem the 10% Cumulative Preferred, 7% Preferred and 8% Preferred and to pay related transaction fees. The Credit Facility requires monthly interest payments at prime plus 5% and contains various covenants restricting the Company's ability to pay dividends or incur additional debt, among other conditions, and also contains financial covenants requiring minimum net worth, working capital and earnings before interest, depreciation and amortization among other covenants. The Credit Facility also contains a subjective acceleration clause which states that in the event of a material adverse change in the business, as determined by the Lenders, the Lenders can call the debt at its discretion. The Lenders have waived their right to exercise this subjective acceleration clause through April 1, 1997, (subsequently amended -- see note 16).

     Principal payments related to the original facility were to commence September 1997 and continue quarterly through June 1999 at which time the remaining principal balance is due. The amount of principal payments is contingent upon numerous factors, including the borrowing base and cash flow of the Company. Based on amounts borrowed at March 15, 1996, the estimated principal payment in September 1997 would be $534,000, increasing to $884,000 quarterly for 1998. All of the Company's installed phones are pledged as collateral to the Credit Facility.

     The majority of the Credit Facility ($29,000,000) can be converted into Series B Preferred at the ratio of 833 shares for each $100,000 in outstanding debt and interest. Additionally, the Lenders received warrants to purchase 204,824 shares of Series A Preferred at an exercise price of $0.20 per share. Each share of Series A Preferred and Series B Preferred is convertible into 20 shares of Common Stock. The estimated fair value of the warrants on the date of grant will be recorded as interest expense over the term of the Credit Facility. The Company has estimated the annual non-cash interest expense to be in excess of $1,900,000.

     On March 15, 1996, concurrent with the consummation of the Credit Facility, the Company redeemed the 10% Cumulative Preferred, the 8% Preferred, and the 7% Preferred. The redemption price was $1,117,371 and 34,434 shares of 14% Preferred. In the aggregate, $6,475,011 of the Company's outstanding obligations, including portions of the purchase price for the pending acquisitions, was liquidated by issuing 107,918 shares of 14% Preferred. The approximately $2,000,000 excess of the redemption price of the preferred issues redeemed over their aggregate carrying value will be recorded as a reduction of earnings available to common shareholders during the first quarter of 1996.

     On March 15, 1996, warrants to purchase 2,018,946 shares of Common Stock at a nominal exercise price per share ("Nominal Value Warrants") were issued in conjunction with the IPP and Paramount acquisitions, redemption of the 10% Cumulative Preferred, 8% Preferred, and the 7% Preferred, and conversion of certain debt of the Company to the 14% Preferred. The warrants expire on March 13, 2001. The Company has utilized an independent appraiser who has estimated the fair value of the Nominal Value Warrants to be $4,974,673, using the Black-Scholes valuation method, of which $3,886,139 (the amount attributable to the warrants provided to related parties in connection with the redemption of the 10% Cumulative Preferred, 8% Preferred, and 7% Preferred shares and conversion of certain debt) was recorded as an unusual charge in the Company's statement of operations for the three months ended March 31, 1996.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

15.  SUBSEQUENT EVENTS (CONTINUED)

     As of March 15, 1996, the Company has reserved 14,366,022 shares of Common Stock for issuance under the following scenarios: (1) conversion of $29,000,000 of the debt under the Credit Facility into 241,667 shares of Series B Preferred Stock which is then immediately convertible into 4,833,333 shares of Common Stock; (2) exercise of warrants to purchase 204,824 shares of Series A Preferred Stock at $0.20 per share, immediately convertible into 4,096,480 shares of Common Stock; (3) conversion of 107,918 shares of 14% Preferred into 1,079,179 shares of Common Stock; (4) conversion, upon Shareholder approval, of 530,534 shares of 10% Non-Voting Preferred into 885,992 shares of Common Stock; (5) exercise of 2,018,942 Nominal Value Warrants; (6) exercise of 980,351 warrants at prices ranging from $5.70 to $15.75 per share; and (7) exercise of 471,745 stock options at prices ranging from $3.00 to $19.50 per share.

16.  SUBSEQUENT EVENTS -- UNAUDITED

  PENDING ACQUISITIONS AND CHANGES TO SHAREHOLDERS' EQUITY

     During the April and May 1996, warrants representing 972,487 shares of Common Stock were exercised, and total proceeds to the Company were $9,725. Of the total warrants exercised, 539,989 shares of Common Stock were issued to an officer of the Company. On July 22, 1996, Nominal Value Warrants representing 62,650 shares of Common Stock were exercised by an officer of the Company, and total proceeds to the Company were $627.

     On June 27, 1996, the shareholders of the Company approved an amendment to the Articles of Incorporation which authorizes the Company to have outstanding 60,000,000 shares; of which 50,000,000 shares are to be classified as Common Stock and 10,000,000 shares as Preferred Stock. The shareholders also approved conversion rights to the 10% Preferred. Each share of 10% Preferred is convertible into 1.6667 shares of Common Stock at any time by the shareholder or the Company. On June 28, 1996, the Company converted the outstanding 10% Preferred into 884,214 shares of Common Stock.

  PENDING ACQUISITIONS (COMPLETED IN SEPTEMBER 1996)

     On June 26, 1996, the Company entered into an Asset Purchase Agreement with ACI-HDT Supply Company, Amtel Communications Services, Amtel Communications Correctional Facilities, Amtel Communications, Inc. and Amtel Communications Payphones, Inc. (all California corporations and Debtors-in-Possession) collectively referred to as "Amtel" for the purchase of approximately 8,435 telephones, of which 7,335 are considered revenue producing telephones, for a purchase price consisting of: (i) $7,000,000 in cash; (ii) 2,162,163 shares of the Company's Common Stock, valued at the average of the BID and ASK (as reported by The NASDAQ Stock Market ("NASDAQ") on September 13, 1996, less an unregistered and block discount of 20.19% as determined by Key Trust Company of Ohio, N.A. ("Key Trust")) $4,637,840, or $2.15 per share; and (iii) approximately $675,122 in related acquisition expenses. The Amtel acquisition closed on September 13, 1996.

     On September 16, 1996, the Company completed the acquisition of Payphones of America, Inc. ("POA"), pursuant to which the Company acquired approximately 3,115 installed pay telephones for a purchase price, consisting of: (i) $500,000 in cash; (ii) 166,666 unregistered shares of the Company's Common Stock, valued at the average of the BID and ASK (as reported by NASDAQ on September 16, 1996, less an unregistered and block discount of 30.42% as determined by Key Trust) $311,665, or $1.87 per share; (iii) assumption of capital lease obligations of $7,750,000; (iv) notes payable to the selling shareholders of POA, $3,634,114;
(v) assumption of other debt, $234,890; (vi) two five year non-competition and consulting agreements with two of the selling shareholders, $307,264; and (vii) approximately $166,748 in related acquisition expenses.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

16.  SUBSEQUENT EVENTS -- UNAUDITED (CONTINUED)
     The Amtel and POA acquisitions will be recorded as purchases and the differences between the fair values of the tangibles assets acquired and the total purchase price, $15,865,835, will be recorded as intangibles and will be amortized over the life of the acquired location contracts (54 months for Amtel's contracts and 72 months for POA contracts).

     On September 13, 1996, concurrent with the acquisitions of Amtel and POA, the Lenders amended the Credit Facility, increasing the maximum borrowings available under the Credit Facility to $41,000,000. The Company then borrowed an additional $8,776,546 and used $5,950,000 of the proceeds to complete the Amtel and POA acquisitions and the remaining portion of the proceeds of $2,826,546 was used for working capital and payment of certain related acquisition expenses.

     Based on amounts borrowed under the Credit Facility as of September 13, 1996, the estimated principal payment due April 30, 1997 would be $2,972,222, with monthly principal payments of $222,222 thereafter till December 31, 1997, and quarterly principal payments of $634,375 commencing September 30, 1997, increasing to $1,087,500 quarterly for 1998 and $1,268,750 at March 31, 1999. All of the Company's installed telephones are pledged as collateral to the Credit Facility. On June 30, 1996, and September 30, 1996 the Company did not meet certain financial loan covenants. The Lenders have amended the credit agreement to enable compliance with these loan covenants and have waived their right to exercise the subjective acceleration clause through December 31, 1997.

  PENDING ACQUISITIONS -- COMPLETION CONTINGENT ON OBTAINING FINANCING

     On October 16, 1996, the Company executed a Letter of Intent with Cherokee Communications, Inc. ("Cherokee") for the acquisition of 14,000 public pay telephones for a purchase price consisting of (i) $54,000,000 in cash; (ii) three five year non-compete and consulting agreements with the selling shareholders, $1,250,000, of which $625,000 is payable at closing; (iii) three two year employment agreements with the selling shareholders and former officers of Cherokee requiring 24 monthly payments aggregating $739,640; (iv) additional consideration of $6,000,000 in cash or Common Stock payable in two equal installments due January 10, 1998 and 1999 only if the Federal Communications Commission fails to implement Rate Caps, Rate Guidelines, and/or Billed Party Preferences during the calendar years of 1997 and 1998; (v) $3,103,933 for $3,655,761 in current receivables net of assumed income tax liabilities of $551,828; and (vi) approximately $317,500 in related acquisition expenses.

     On October 9, 1996, the Company executed a Letter of Intent with Texas Coinphone for the acquisition of 1,200 installed pay telephones for a purchase price of $3,660,000 and $50,000 in related acquisition expenses. Both of these transactions are subject to financing.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER      (UNAUDITED)
                                                                         31,         JUNE 30,
                                                                        1995           1996
                                                                     -----------    -----------
ASSETS
Current assets:
  Cash.............................................................  $   713,462    $ 1,025,382
  Accounts receivable, net of allowance for doubtful accounts
     of $40,000 and $100,961, respectively.........................      901,508      1,570,576
  Other current assets.............................................      185,634        302,469
                                                                     -----------    -----------
     Total current assets..........................................    1,800,604      2,898,427
Property and equipment, net........................................   14,099,111     22,995,039
Intangible assets, net.............................................   11,592,157     24,286,302
Other assets.......................................................    1,425,384      1,863,716
                                                                     -----------    -----------
                                                                     $28,917,256    $52,043,484
                                                                     ===========    ===========
LIABILITIES AND EQUITY
Current liabilities:
  Current portion of long-term debt -- related parties.............           --    $ 3,548,454
  Current portion of long-term debt -- others......................  $ 1,010,412      1,502,653
  Current portion of obligations under capital leases..............      288,972         73,510
  Accounts payable.................................................    2,772,306      2,039,122
  Accrued expenses.................................................    1,610,100      3,338,419
  Deferred revenues................................................           --        900,000
  Other unusual charges and contractual settlements................      962,338        480,551
                                                                     -----------    -----------
     Total current liabilities.....................................    6,644,128     11,882,709
Long-term debt -- related parties (amounts due at
  maturity $1,732,500 and $29,000,000, respectively)...............    1,732,500     23,149,508
Long-term debt -- others...........................................    7,586,001        287,556
Obligations under capital leases...................................    3,243,965        202,557
14% cumulative preferred stock mandatorily redeemable
  (redemption amount $6,742,960, due June 30, 2000)................           --      6,404,228
Non-mandatorily redeemable preferred stock,
  common stock and other shareholders' equity......................    9,710,662     10,116,926
                                                                     -----------    -----------
                                                                     $28,917,256    $52,043,484
                                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                                                                                 (UNAUDITED)
                                                   (UNAUDITED)             THREE MONTHS ENDED JUNE
                                            SIX MONTHS ENDED JUNE 30,                30,
                                            --------------------------     ------------------------
                                               1995           1996            1995         1996
                                            -----------   ------------     ----------   -----------
REVENUES:
  Coin calls..............................  $ 4,995,329   $ 10,411,344     $2,664,224   $ 5,959,549
  Non-coin................................    2,305,495      5,292,530      1,004,207     3,383,648
  Other...................................      577,238      1,101,636        436,316       855,709
                                            -----------   ------------      ---------   -----------
                                              7,878,062     16,805,510      4,104,747    10,198,906
                                            -----------   ------------      ---------   -----------
OPERATING EXPENSES:
  Line and transmission charges...........    2,100,427      3,866,207      1,287,084     2,260,838
  Location commissions....................    1,516,365      2,536,730        886,665     1,377,263
  Other operating expenses................    2,682,710      5,047,451      1,132,493     2,906,855
  Depreciation and amortization...........    1,432,491      5,312,885        731,591     3,227,617
  Selling, general & administrative.......    1,345,427      2,398,724        767,934     1,295,041
  Other unusual charges and contractual
     settlements..........................           --      5,334,514             --       531,149
                                            -----------   ------------      ---------   -----------
                                              9,077,420     24,496,511      4,805,767    11,598,763
                                            -----------   ------------      ---------   -----------
Loss from operations......................   (1,199,358)    (7,691,001)      (701,020)   (1,399,857)
OTHER INCOME (EXPENSE):
  Interest expense -- related parties.....           --     (1,816,890)            --    (1,537,174)
  Interest expense -- others..............     (220,230)      (274,221)      (116,939)      (50,266)
  Interest income.........................        6,588          1,976          6,038         2,142
                                            -----------   ------------      ---------   -----------
                                               (213,642)    (2,089,135)      (110,901)   (1,585,298)
                                            -----------   ------------      ---------   -----------
Loss before extraordinary item............   (1,413,000)    (9,780,136)      (811,921)   (2,985,155)
Extraordinary item:
  Loss on debt restructuring..............           --       (267,281)            --       (90,571)
                                            -----------   ------------      ---------   -----------
NET LOSS..................................  $(1,413,000)  $(10,047,417)    $ (811,921)  $(3,075,726)
                                            ===========   ============      =========   ===========
Earnings per share calculation:
  Preferred dividend payable in cash......     (154,834)            --        (77,417)           --
  Preferred dividend payable in kind......           --       (110,622)            --       (83,372)
  Accretion of 14% Preferred to its
     redemption value.....................           --        (24,119)            --       (24,119)
  Premium on redemption of 10%
     Preferred, 8% Preferred and
     7% Preferred.........................           --     (2,002,386)            --            --
                                            -----------   ------------      ---------   -----------
Net loss applicable to
  common shareholders.....................  $(1,567,834)  $(12,184,544)    $ (889,338)  $(3,183,217)
                                            ===========   ============      =========   ===========
Net loss per common share before
  extraordinary item......................  $     (0.99)  $      (3.33)    $    (0.54)  $     (0.74)
                                            ===========   ============      =========   ===========
Net loss per common share.................  $     (0.99)  $      (3.41)    $    (0.54)  $     (0.76)
                                            ===========   ============      =========   ===========
Weighted average number of shares.........    1,586,142      3,576,381      1,648,058     4,196,868
                                            ===========   ============      =========   ===========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                           (UNAUDITED)
                                                                    SIX MONTHS ENDED JUNE 30,
                                                                   ----------------------------
                                                                      1995             1996
                                                                   -----------     ------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net loss.......................................................  $(1,413,000)    $(10,047,417)
  Adjustments to reconcile net loss to net cash flow from
     operating activities:
     Depreciation and amortization...............................    1,432,491        5,312,885
     Issuance of Nominal Value Warrants..........................           --        3,886,140
     Stock issued in lieu of cash, payments......................       61,160           20,620
     Accretion of related parties' debt..........................           --          561,008
     Accretion of other debt.....................................                        45,921
     Loss on debt restructuring..................................           --          338,546
     Increase in allowance for doubtful accounts.................           --           60,961
     Amortization of deferred revenues...........................           --         (300,000)
     Changes in assets and liabilities:
       Accounts receivable.......................................     (233,352)        (584,429)
       Other current assets......................................       94,429         (116,835)
       Accounts payable..........................................      575,257         (703,756)
       Accrued expenses..........................................      (51,711)       1,610,819
       Other unusual charges and contractual settlements.........           --         (481,787)
                                                                   -----------     ------------
                                                                       465,274         (397,324)
                                                                   -----------     ------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Acquisition of International Pay Phones, Inc...................           --       (4,826,335)
  Acquisition of Paramount Communications Systems................           --       (9,780,644)
  Deferred charges on pending acquisitions.......................           --          (44,747)
  Deferred revenues..............................................           --        1,200,000
  Purchases of intangible assets.................................     (185,087)        (662,436)
  Change in other assets.........................................      (79,209)         236,668
  Acquisition deposits...........................................           --       (1,600,000)
  Purchases of property and equipment............................     (220,626)      (1,065,496)
                                                                   -----------     ------------
                                                                      (484,922)     (16,542,990)
                                                                   -----------     ------------
CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from debt issuances...................................      200,000               --
  Proceeds from related party debt...............................           --       32,223,454
  Proceeds from shareholder debt.................................           --          575,000
  Principal payments on borrowings...............................     (918,141)     (10,272,477)
  Proceeds from issuance of preferred and common stock and
     other.......................................................      690,000               --
  Dividends paid.................................................      (40,375)              --
  Debt financing costs...........................................           --       (4,166,097)
  Redemption of 10% Preferred and 8% Preferred...................           --       (1,117,371)
  Equity financing costs.........................................      (52,935)              --
  Proceeds from warrant and option exercises.....................       20,000            9,725
                                                                   -----------     ------------
                                                                      (101,451)      17,252,234
                                                                   -----------     ------------
(Decrease) increase in cash......................................     (121,099)         311,920
Cash at beginning of period......................................      478,756          713,462
                                                                   -----------     ------------
Cash at end of period............................................  $   357,657     $  1,025,382
                                                                   ===========     ============

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

      STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE PREFERRED STOCK AND
          NON-MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND
                           OTHER SHAREHOLDERS' EQUITY

                                                                                (UNAUDITED)
                                                 YEAR ENDED DECEMBER       SIX MONTHS ENDED JUNE
                                                      31, 1995                   30, 1996
                                                 --------------------     ------------------------
                                                 SHARES      AMOUNT         SHARES       AMOUNT
                                                 -------   ----------     ----------   -----------
MANDATORILY REDEEMABLE PREFERRED STOCK
14% CUMULATIVE REDEEMABLE
  CONVERTIBLE PREFERRED STOCK
  Balance at beginning of year.................       --           --             --            --
  Redemption of 7% Preferred...................       --           --       3,625.00   $   217,500
  Redemption of 8% Preferred...................       --           --      14,143.33       848,600
  Redemption of 10% Preferred..................       --           --      16,668.00     1,000,000
  Conversion of debt...........................       --           --      59,695.39     3,581,723
  Acquisition of Paramount Communications......       --           --       8,333.33       375,768
  Acquisition of International Payphones.......       --           --       5,453.14       245,896
  Dividends payable-in-kind....................       --           --       4,464.48       110,622
  Accretion of carrying value to amount
     payable at redemption, June 30, 2000......       --           --             --        24,119
                                                 -------   ----------     ----------   -----------
TOTAL MANDATORILY REDEEMABLE
  PREFERRED STOCK..............................       --           --     112,382.67   $ 6,404,228
                                                 =======   ==========     ==========   ===========
NON-MANDATORILY REDEEMABLE PREFERRED STOCK,
  COMMON STOCK AND OTHER SHAREHOLDERS' EQUITY
7% CUMULATIVE CONVERTIBLE
  REDEEMABLE PREFERRED STOCK
  Balance at beginning of year.................    2,500   $  200,000          2,500   $   200,000
  Redemption of 7% Preferred...................       --           --         (2,500)     (200,000)
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................    2,500   $  200,000             --
                                                 =======   ----------     ==========   -----------

8% CUMULATIVE REDEEMABLE
  PREFERRED STOCK
  Balance at beginning of year.................   12,200   $  981,084         12,200   $   981,084
  Redemption of 8% Preferred...................       --           --        (12,200)     (981,084)
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................   12,200   $  981,084             --            --
                                                 =======   ----------     ==========   -----------

10% CUMULATIVE REDEEMABLE
  PREFERRED STOCK
  Balance at beginning of year.................    1,496   $        1          1,496   $         1
  Redemption of 10% Preferred..................       --           --         (1,496)           (1)
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................    1,496   $        1             --            --
                                                 =======   ----------     ==========   -----------

10% CUMULATIVE NON-VOTING
  REDEEMABLE PREFERRED STOCK
  Balance at beginning of year.................       --           --        530,534   $ 5,305,340
  Acquisition of World Communications, Inc.....  530,534   $5,305,340             --            --
  Redemption of 10% Preferred..................       --           --       (530,534)   (5,305,340)
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................  530,534   $5,305,340             --            --
                                                 =======   ==========     ==========   ===========
SERIES A SPECIAL CONVERTIBLE
  PREFERRED STOCK
  Balance at beginning of year.................       --           --             --            --
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................       --           --             --            --
                                                 =======   ----------     ==========   -----------

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

      STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE PREFERRED STOCK AND
          NON-MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND
                    OTHER SHAREHOLDERS' EQUITY -- CONTINUED

                                                                                 (UNAUDITED)
                                                                              SIX MONTHS ENDED
                                                    YEAR ENDED                    JUNE 30,
                                                  DECEMBER 31, 1995                 1996
                                              ------------------------     ------------------------
                                               SHARES        AMOUNT         SHARES        AMOUNT
                                              ---------   ------------     ---------   ------------
SERIES B SPECIAL CONVERTIBLE
  PREFERRED STOCK
  Balance at beginning of year..............         --             --            --             --
                                              ---------   ------------     ---------   ------------
  Balance at end of period..................         --             --            --             --
                                              =========   ------------     =========   ------------
COMMON STOCK
  Balance at beginning of year..............  1,522,158   $     15,222     2,855,350   $     28,554
  Issuance of stock for services............     91,383            914         4,400             44
  Private sales of stock....................    472,056          4,720            --             --
  Exercise of warrants and options..........      8,333             83       972,487          9,725
  Acquisition of World Communications,
     Inc....................................    402,500          4,025            --             --
  Conversion of debt to equity..............     30,231            303            --             --
  Acquisition of Public Telephone
     Corporation............................    304,879          3,049            --             --
  Acquisition escrow deposits...............     23,810            238       (23,810)          (238)
  Acquisition of International Payphones....         --             --       555,589          5,555
  Redemption of 10% Non-Voting Preferred....         --             --       884,214          8,842
                                              ---------   ------------     ---------   ------------
  Balance at end of period..................  2,855,350   $     28,554     5,248,230   $     52,482
                                              =========   ------------     =========   ------------
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of year..............              $  8,755,364                 $ 16,649,559
  Issuance of stock for services............                   528,532                       20,576
  Private sales of stock....................                 2,010,067                           --
  Exercise of warrants and options..........                    34,917                           --
  Acquisition of World Communications,
     Inc....................................                 2,712,852                           --
  Conversion of debt to equity..............                   137,375                           --
  Acquisition of Public Telephone
     Corporation............................                 2,054,902                           --
  Acquisition escrow deposits...............                   149,762                     (149,762)
  Financing costs...........................                   (83,212)                          --
  Acquisition of International Payphones....                        --                    2,790,042
  Acquisition of Paramount Communications...                        --                      443,510
  Warrants issued with debt.................                   349,000                    6,411,500
  Issuance of Nominal Value Warrants........                        --                    4,240,941
  Redemption of 10% Non-voting Preferred....                        --                    5,296,498
                                                          ------------                 ------------
  Balance at end of period..................              $ 16,649,559                 $ 35,702,864
                                                          ------------                 ------------
ACCUMULATED DEFICIT
  Balance at beginning of year..............              $ (7,303,804)                $(13,453,876)
  Net loss for the period...................                (6,109,697)                 (10,047,417)
  Dividends paid on 7% and 8% Preferred.....                   (40,375)                          --
  14% Preferred dividend payable-in-kind....                        --                     (110,622)
  Accretion of 14% Preferred carrying
     value..................................                        --                      (24,119)
  Redemption of 7% Preferred................                        --                      (17,500)
  Redemption of 8% Preferred................                        --                     (293,516)
  Redemption of 10% Preferred...............                        --                   (1,691,370)
                                                          ------------                 ------------
  Balance at end of period..................              $(13,453,876)                $(25,638,420)
                                                          ------------                 ------------
TOTAL NON-MANDATORILY REDEEMABLE
  PREFERRED STOCK, COMMON STOCK AND
  OTHER SHAREHOLDERS' EQUITY................              $  9,710,662                 $ 10,116,926
                                                          ============                 ============

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
               FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 1996

1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB and subsequently amended on Form 10-KSB(A)-1 for the year ended December 31, 1995.

     Certain amounts relating to the three and six months ended June 30, 1995 have been reclassified to conform to the current quarter presentation. The reclassifications have no impact on total assets, shareholders' equity or net loss as previously reported.

2.  ACQUISITIONS AND MERGERS

     On March 15, 1996, the Company completed the acquisition of the outstanding common stock of International Pay Phones, Inc. (a South Carolina company) and International Pay Phones, Inc. (a Tennessee company) (collectively "IPP"), companies affiliated through common ownership and management. In connection with the acquisition of IPP, the Company acquired 2,101 installed telephones for a purchase price consisting of: (i) $3,496,487 in cash; (ii) 555,589 unregistered shares of the Company's Common Stock, par value $.01, ("Common Stock"); (iii) 5,453.14 unregistered shares of 14% Convertible Cumulative Redeemable Preferred Stock ("14% Preferred"); and (iv) warrants to purchase 117,785 shares of the Company's Common Stock at a nominal exercise price per share ("Nominal Value Warrants"). Additionally, the Company assumed approximately $1,757,000 in liabilities, of which $1,551,796 was repaid by the Company on March 15, 1996. The cash purchase price included three five year non-compete agreements, with an aggregate value of $60,000, with three of IPP's former officers.

     On March 15, 1996, the Company completed a Share Purchase Agreement with Paramount Communications Systems, Inc. (a Florida corporation) ("Paramount"). Under the terms of the Agreement, the Company acquired 2,528 installed telephones for a purchase price consisting of: (i) $9,618,553 in cash; (ii) 8,333.33 shares of 14% Preferred; and (iii) Nominal Value Warrants to purchase 179,996 shares of the Company's Common Stock.

     In addition, the Company assumed outstanding liabilities of approximately $733,000, of which $697,947 was repaid on March 15, 1996. The purchase price included a five year consulting and non-compete agreement, valued at $50,000, with one of Paramount's former officers.

     The IPP and Paramount acquisitions were recorded as purchases and the differences between the fair values of the tangible assets acquired and the total purchase price, aggregating $9,531,404, were recorded as intangibles and are being amortized over the average life of the acquired location contracts which have been estimated to be 60 months.

     On October 16, 1995, the Company consummated its acquisition of the outstanding common stock of Public Telephone Corporation (an Indiana corporation) ("Public Telephone") in a transaction accounted for as a purchase. The Company acquired current assets of $54,742, approximately 1,200 installed telephones, assumed approximately $2,800,000 in debt and outstanding liabilities of Public Telephone and issued 224,879 unregistered shares of the Company's Common Stock to the shareholders of Public Telephone. In connection with the acquisition, the Company entered into five year non-compete agreements with two of Public

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

2.  ACQUISITIONS AND MERGERS (CONTINUED)

Telephone's former owners which require both cash payments and the issuance, in the aggregate, of 80,000 unregistered shares of the Company's Common Stock.

     On September 22, 1995, the Company consummated its merger with World Communications, Inc. (a Missouri corporation) ("World") in a transaction accounted for as a purchase. The Company acquired current assets of $256,571, and 3,237 installed telephones, assumed approximately $6,900,000 in debt and outstanding liabilities of World and issued 402,500 unregistered shares of the Company's Common Stock and 530,534 shares of the Company's 10% Non-Voting Redeemable Preferred Stock, which was subsequently converted to 884,214 unregistered shares of Common Stock on June 28, 1996.

     The Public Telephone and World acquisitions were recorded as purchases and the differences between the fair values of the tangible assets acquired and the total purchase price, aggregating $9,305,168, were recorded as intangibles and are being amortized over the average life of the acquired location contracts which have been estimated to be 36 months.

     Set forth below is the Company's unaudited pro forma condensed statement of operations data as though the World, Public, IPP and Paramount acquisitions had occurred at the beginning of 1995 and as though the IPP and Paramount acquisitions had occurred at the beginning of 1996.

                                              PRO FORMA SELECTED RESULTS OF OPERATIONS DATA
                                       ------------------------------------------------------------
                                         SIX MONTHS ENDED JUNE 30       THREE MONTHS ENDED JUNE 30
                                       ----------------------------    ----------------------------
                                           1995            1996            1995            1996
                                       ------------    ------------    ------------    ------------
Total revenues.......................  $ 18,386,972    $ 19,294,190    $  9,602,762    $ 10,198,906
Net loss before extraordinary item...    (7,072,374)     (9,835,846)     (3,468,918)     (2,985,155)
Net loss applicable to common
  shareholders.......................    (7,492,475)    (10,210,618)     (3,678,969)     (3,183,217)
Net loss per common share............        $(2.63)         $(2.69)         $(1.26)         $(0.76)

     The unaudited pro forma results above are not necessarily indicative of either actual results of operations that would have occurred had the acquisitions been made at the beginning of 1995 or 1996, or of future results. The pro forma statement of operations data includes adjustments related to the amortization of intangible assets, reductions in certain selling, general, and administrative expenses, interest expense on borrowings used to finance the acquisitions and the weighted average number of common shares outstanding after giving effect to the acquisitions.

  PENDING ACQUISITIONS (COMPLETED IN SEPTEMBER 1996)

     On June 26, 1996, the Company entered into an Asset Purchase Agreement with ACI-HDT Supply Company, Amtel Communications Services, Amtel Communications Correctional Facilities, Amtel Communications, Inc. and Amtel Communications Payphones, Inc. (all California corporations and Debtors-in-Possession) collectively referred to as "Amtel" for the purchase of approximately 8,435 telephones, of which 7,335 are installed telephones, for a purchase price consisting of: (i) $7,000,000 in cash; (ii) 2,162,163 shares of the Company's Common Stock, valued at the average of the BID and ASK (as reported by The NASDAQ Stock Market ("NASDAQ") on September 13, 1996, less an unregistered and block discount of 20.19% as determined by an independent valuation firm), $4,637,840, or $2.15 per share; and (iii) approximately $675,122 in related acquisition expenses. The Amtel acquisition closed on September 13, 1996.

     On September 16, 1996, the Company completed the acquisition of Payphones of America, Inc. ("POA"), pursuant to which the Company acquired approximately 3,115 installed pay telephones for a purchase price, consisting of: (i) $500,000 in cash; (ii) 166,666 unregistered shares of the Company's

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

2.  ACQUISITIONS AND MERGERS (CONTINUED)

Common Stock, valued at the average of the BID and ASK (as reported by NASDAQ on September 16, 1996, less an unregistered and block discount of 30.42% as determined by an independent valuation firm), $311,665, or $1.87 per share;
(iii) assumption of capital lease obligations of $7,750,000; (iv) notes payable to the selling shareholders of POA, $3,634,114; (v) assumption of other debt, $234,890; (vi) two five year non-competition and consulting agreements with two of the selling shareholders, $307,264; and (vii) approximately $166,748 in related acquisition expenses.

     The Amtel and POA acquisitions will be recorded as purchases and the differences between the fair values of the tangibles assets acquired and the total purchase price, $15,865,835, will be recorded as intangibles and will be amortized over the life of the acquired location contracts (54 months for Amtel's contracts and 72 months for POA's contracts).

3.  PROPERTY AND EQUIPMENT

     As of December 31, 1995 and June 30, 1996, property and equipment consisted of the following:

                                                      ESTIMATED
                                                    USEFUL LIVES     DECEMBER 31,     JUNE 30,
                                                     (IN YEARS)          1995           1996
                                                    -------------    ------------    -----------
    Telephones, boards, enclosures and cases......       3-7         $ 16,386,987    $27,228,267
    Furniture, fixtures and other equipment.......       3-5              989,300      1,312,548
    Leasehold improvements........................       2-5              231,466        235,422
                                                                     ------------    -----------
                                                                       17,607,753     28,776,237
      Less -- accumulated depreciation............                     (3,508,642)    (5,781,198)
                                                                     ------------    -----------
                                                                     $ 14,099,111    $22,995,039
                                                                       ==========     ==========

4.  INTANGIBLE ASSETS

As of December 31, 1995 and June 30, 1996, intangible assets consisted of the following:

                                                     AMORTIZATION
                                                        PERIOD       DECEMBER 31,     JUNE 30,
                                                     (IN MONTHS)         1995           1996
                                                     ------------    ------------    -----------
    Costs incurred in the acquisition and
      installation
      of telephones................................     36-120       $ 13,403,126    $23,459,098
    Debt restructuring costs.......................         40                 --      5,495,898
    Non-compete agreements.........................      24-60          1,513,765      1,623,765
    State operating certifications.................         60            466,796        466,796
                                                                     ------------    -----------
                                                                       15,383,687     31,045,557
    Less: Accumulated amortization.................                    (3,791,530)    (6,759,255)
                                                                     ------------    -----------
                                                                     $ 11,592,157    $24,286,302
                                                                       ==========     ==========

5.  LONG-TERM DEBT -- RELATED PARTIES

     In a transaction consummated on March 15, 1996, the Company borrowed $30,530,954 (out of a total credit facility ("Credit Facility") commitment of $37,250,000) from Internationale Nederlanden (U.S.) Capital Corporation and one other lender (collectively known as "Lenders"). Subsequent to March 15, 1996,

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

5.  LONG-TERM DEBT -- RELATED PARTIES (CONTINUED)

the Company borrowed an additional $1,692,500 against the Credit Facility. As of June 30, 1996, $5,026,546 was available to the Company under the Credit Facility to fund acquisitions and for general working capital purposes, subject to certain conditions (including availability of additional collateral). However, at June 30, 1996, due to the unavailability of additional collateral, no additional funds could be borrowed by the Company. The initial borrowings under the Credit Facility were used to complete the Paramount and IPP acquisitions, to repay $8,503,405 of outstanding debt and $3,173,931 of outstanding obligations under capital leases, to redeem the 10% Cumulative Redeemable Preferred Stock ("10% Preferred"), 8% Cumulative Redeemable Preferred Stock ("8% Preferred"), and 7% Cumulative Convertible Redeemable Preferred Stock ("7% Preferred"), and to pay related transactions fees. The additional borrowings of $1,692,500 were used for an acquisition deposit ($1,300,000) classified as a non-current asset and working capital.

     On September 13, 1996, concurrent with the acquisitions of Amtel and POA, the Lenders amended the Credit Facility, increasing the maximum borrowings available under the Credit Facility to $41,000,000. The Company then borrowed an additional $8,776,546 and used $5,950,000 of the proceeds to complete the Amtel and POA acquisitions and the remaining portion of the proceeds, $2,826,546 was used for working capital and payment of certain related acquisition expenses. There were no available amounts under the credit facility at September 13, 1996.

     The Credit Facility requires monthly interest payments at the Alternate Base Rate (as defined therein) plus 5% and contains various covenants restricting the Company's ability to pay dividends or incur additional debt, among other conditions, and also contains financial covenants requiring minimum net worth, working capital and earnings before interest, depreciation and amortization among other covenants. The Credit Facility also contains a subjective acceleration clause which states that in the event of a material adverse change in the business, as determined by the Lenders, the Lenders can call the debt at their discretion. The Lenders have waived their right to exercise this subjective acceleration clause through December 31, 1997. Pursuant to the Credit Facility amendments dated September 13, 1996, principal payments commence in April 1997, and continue monthly and/or quarterly through June 1999 at which time the remaining principal balance is due. The amount of the principal payment is contingent upon numerous factors, including the borrowing base and cash flow of the Company.

     Based on amounts borrowings under the Credit Facility as of September 13, 1996, the estimated principal payment due April 30, 1997 would be $2,972,222, with monthly principal payments of $222,222 thereafter until December 31, 1997, and quarterly principal payments of $634,375 commencing September 30, 1997, increasing to $1,087,500 quarterly for 1998 and $1,268,750 at March 31, 1999. All of the Company's installed telephones are pledged as collateral to the Credit Facility. On June 30, 1996, the Company did not meet certain financial loan covenants. The Lenders have amended the credit agreement to enable compliance with these loan covenants.

     The majority of the Credit Facility (currently $29,000,000) can be converted into Series B Special Convertible Preferred Stock ("Series B Preferred"), at the ratio of 833 shares for each $100,000 in outstanding debt and accrued interest. Additionally, the Lenders received warrants to purchase 204,824 shares of Series A Special Convertible Preferred Stock ("Series A Preferred"), at an exercise price of $0.20 per share for the initial borrowings under the Credit Facility. Pursuant to the loan agreement, the Lenders will receive additional warrants to purchase Series A Preferred for providing the $1,300,000 acquisition deposit. Each share of Series A Preferred and Series B Preferred is convertible into 20 shares of Common Stock. The debt under the Credit Facility was initially recorded net of an allocation of the fair value of the warrants. Such fair value was determined using the Black-Scholes valuation model. The Company recorded non-cash interest expense (accretion of debt) of $480,864 for the three months ended June 30, 1996 and $561,008 for the six months ended June 30, 1996.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

6.  PREFERRED STOCK MANDATORILY REDEEMABLE

     As of December 31, 1995 and June 30, 1996, preferred stock mandatorily redeemable consisted of the following:

                                                                 DECEMBER 31,     JUNE 30,
                                                                     1995           1996
                                                                 ------------    ----------
    14% Cumulative Redeemable Convertible Preferred Stock
      ($60 stated value -- 200,000 shares authorized;
      107,918.19 shares issued and outstanding at June 30,
      1996; cumulative dividends issuable of 4,464.48 shares,
      valued at $110,622; mandatory redemption amount of
      $6,742,960 due June 30, 2000)............................            --    $6,404,228

     The Company records dividends, declared and undeclared, at their fair market value and recognizes the difference between the carrying value of the 14% Preferred and the mandatory redemption amount, through monthly accretions, using the interest method. For the six and three months ended June 30, 1996, the carrying value of the 14% Preferred was increased by $24,119 through accretions. Each share of 14% Preferred is entitled to receive a quarterly dividend of 0.035 shares of 14% Preferred. Each share of 14% Preferred is convertible into 10 shares of Common Stock.

7. NON-MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND OTHER SHAREHOLDERS' EQUITY

     As of December 31, 1995 and June 30, 1996, non-mandatorily redeemable preferred stock, common stock, and other shareholders' equity consisted of the following:

                                                               DECEMBER 31,      JUNE 30,
                                                                   1995            1996
                                                               ------------    ------------
    10% Cumulative Nonvoting Redeemable Preferred Stock
      ($10 stated value -- 550,000 shares authorized; 530,534
      shares issued and outstanding at December 31, 1995,
      converted to Common Stock pursuant to its terms on June
      28, 1996)..............................................  $  5,305,340              --
    Series A Special Convertible Preferred Stock ($0.20 par
      value, $0.20 stated value -- 250,000 shares authorized;
      no shares issued)......................................            --              --
    Series B Special Convertible Preferred Stock ($0.20 par
      value, $120 stated value -- 250,000 shares authorized;
      no shares issued)......................................            --              --
    10% Cumulative Redeemable Preferred Stock ($1,000 stated
      value -- 3,880 shares authorized; 1,496 shares issued
      and outstanding at December 31, 1995, redeemed on March
      15, 1996)..............................................             1              --
    8% Cumulative Redeemable Preferred Stock ($100 stated
      value -- 16,000 shares authorized; 12,200 shares issued
      and outstanding at December 31, 1995, redeemed on March
      15, 1996)..............................................       981,084              --
    7% Cumulative Convertible Redeemable Preferred Stock
      ($100 stated value -- 2,500 shares authorized, issued
      and outstanding at December 31, 1995, redeemed on March
      15, 1996)..............................................       200,000              --

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

7. NON-MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND OTHER SHAREHOLDERS' EQUITY (CONTINUED)

                                                               DECEMBER 31,      JUNE 30,
                                                                   1995            1996
                                                               ------------    ------------
    Common Stock
      ($0.01 par value -- 50,000,000 shares authorized;
      2,855,350 and 5,248,230 shares issued and outstanding
      at December 31, 1995 and June 30, 1996)................        28,554          52,482
    Additional paid-in capital...............................    16,649,559      35,702,864
    Accumulated deficit......................................   (13,453,876)    (25,638,420)
                                                               ------------    ------------
                                                               $  9,710,662    $ 10,116,926
                                                                ===========     ===========

     On February 23, 1996, the Company created three new classes of preferred stock: (i) Series A Preferred; (ii) Series B Preferred; and (iii) 14% Preferred.

     On March 15, 1996, concurrent with the Credit Facility, the Company redeemed the 10% Preferred, 8% Preferred, and 7% Preferred. The redemption price was cash payments aggregating $1,117,371 and 34,436.33 shares of 14% Preferred. In the aggregate, $6,269,487 of the Company's outstanding obligations, including portions of the purchase price for the IPP and Paramount acquisitions, was liquidated by issuing 107,918.19 shares of 14% Preferred.

     The $2,002,386 excess of the redemption price of the preferred issues redeemed over their aggregate carrying value was recorded as a reduction of earnings available to common shareholders as of March 31, 1996.

     On March 15, 1996, Nominal Value Warrants to purchase 2,018,942 shares of Common Stock were issued in conjunction with the IPP and Paramount acquisitions, redemption of the 10% Preferred, 8% Preferred and 7% Preferred, and conversion of certain related party debt of the Company to the 14% Preferred. Certain holders of the 14% Preferred are deemed related parties pursuant to the rules and regulations of the Securities and Exchange Commission. The warrants expire on March 13, 2001. The Company has utilized an independent appraiser who has estimated the fair market value of the Nominal Value Warrants to be $4,974,673, using the Black-Scholes valuation method, of which $3,886,139 (the amount attributable to the warrants provided to related parties in connection with the redemption of the 10% Preferred, 8% Preferred, and 7% Preferred shares and conversion of certain debt) was recorded as an unusual charge in the Company's statement of operations for the three months ended March 31, 1996.

     During April and May 1996, warrants representing 972,487 shares of Common Stock were exercised, and total proceeds to the Company were $9,725. Of the total warrants exercised, 539,989 shares of Common Stock were issued to an officer of the Company. On July 22, 1996, Nominal Value Warrants representing 62,650 shares of Common Stock were exercised by an officer of the Company, and total proceeds to the Company were $627.

     On June 27, 1996, the shareholders of the Company approved an amendment to the Articles of Incorporation which authorizes the Company to have outstanding 60,000,000 shares; of which 50,000,000 shares are to be classified as Common Stock and 10,000,000 shares as Preferred Stock. The shareholders also approved conversion rights to the 10% Preferred. Each share of 10% Preferred is convertible into 1.6667 shares of Common Stock at any time by the shareholder or the Company. On June 28, 1996, the Company converted the outstanding 10% Preferred into 884,214 shares of Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

May 17, 1996

The Board of Directors of
Paramount Communications Systems, Inc.

In our opinion, the accompanying balance sheet and the related statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Paramount Communications Systems, Inc. at December 31, 1995 and the results of its operations, its changes in shareholders' equity and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 6, on March 15, 1996, the Company's net assets were sold to an unrelated party.

/s/ Price Waterhouse LLP
Cleveland, Ohio

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1995

ASSETS
Current assets:
  Cash and cash equivalents......................................................  $  479,984
  Receivables:
     Trade.......................................................................     237,455
     Shareholder.................................................................      38,168
                                                                                   ----------
          Total current assets...................................................     755,607
Property and equipment, net......................................................     788,582
Intangible assets, net...........................................................     146,029
Other assets.....................................................................      15,098
                                                                                   ----------
                                                                                   $1,705,316
                                                                                   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..........................................     373,866
  Location commissions payable...................................................      65,958
  Shareholder distributions payable..............................................     155,532
  Notes payable to affiliates....................................................     483,246
                                                                                   ----------
          Total current liabilities..............................................   1,078,602
                                                                                   ----------
Commitments and contingencies....................................................          --
                                                                                   ----------
Shareholders' equity:
  Common stock, $1 par value; 100 shares authorized, issued and outstanding......         100
  Additional paid-in capital.....................................................      19,900
  Retained earnings..............................................................     606,714
                                                                                   ----------
     Total shareholders' equity..................................................     626,714
                                                                                   ----------
                                                                                   $1,705,316
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

Revenues:
  Coin calls.....................................................................  $3,751,744
  Non-coin calls.................................................................   1,923,724
                                                                                   ----------
     Total revenues..............................................................   5,675,468
                                                                                   ----------
Operating costs and expenses:
  Telephone charges..............................................................   1,543,956
  Commissions....................................................................     696,443
  Selling, general and administrative............................................   2,407,479
  Depreciation and amortization..................................................     393,204
                                                                                   ----------
     Total operating costs and expenses..........................................   5,041,082
                                                                                   ----------
     Operating income............................................................     634,386
                                                                                   ----------
Other income (expenses):
  Interest and other income......................................................      14,800
  Interest expense...............................................................     (64,210)
  Other..........................................................................     (85,231)
                                                                                   ----------
     Total other expenses........................................................    (134,641)
                                                                                   ----------
     Net income..................................................................  $  499,745
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
  Net income.....................................................................  $  499,745
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization...............................................     393,204
     Changes in assets and liabilities:
       Decrease in receivables...................................................       2,392
       Decrease in other current assets..........................................      11,190
       Decrease in other assets..................................................       9,632
       Increase in other accounts payable and accrued expenses...................     179,706
       Increase in location commissions payable..................................      10,915
                                                                                   ----------
          Net cash provided by operating activities..............................   1,106,784
                                                                                   ----------
Cash flows from investing activities:
  Purchases of equipment.........................................................    (356,791)
                                                                                   ----------
Cash flows from financing activities:
  Proceeds from issuance of notes payable to related party.......................     200,000
  Distributions to shareholders..................................................    (229,088)
  Repayments of notes payable to related parties.................................    (439,470)
                                                                                   ----------
          Net cash used in financing activities..................................    (468,558)
                                                                                   ----------
          Net increase in cash and cash equivalents..............................     281,435
Cash and cash equivalents, beginning of year.....................................     198,549
                                                                                   ----------
Cash and cash equivalents, end of year...........................................  $  479,984
                                                                                   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest...........................................  $   64,210
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 1995

                                                     COMMON STOCK     ADDITIONAL
                                                    ---------------    PAID-IN     RETAINED
                                                    SHARES   AMOUNT    CAPITAL     EARNINGS    TOTAL
                                                    ------   ------   ----------   --------   --------
Balance
  December 31, 1994...............................    100     $100     $ 19,900    $106,969   $126,969
Net income........................................     --       --           --     499,745    499,745
Distributions.....................................     --       --           --          --         --
                                                     ----     ----      -------    --------   --------
Balance
  December 31, 1995...............................    100     $100     $ 19,900    $606,714   $626,714
                                                     ====     ====      =======    ========   ========

   The accompanying notes are an integral part of these financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     Paramount Communications Systems, Inc. (the "Company"), a Florida corporation, was formed in March 1987 as a result of the deregulation of the telephone industry. The Company is in the business of installing, maintaining and operating pay telephones throughout South Florida.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and depreciated on a straight-line basis over five years, the estimated useful lives of the respective assets. Maintenance, repairs and minor replacements of these items are charged to expense as incurred.

  INTANGIBLE ASSETS

     Intangible assets consist of non-compete agreements and location contracts. The non-compete agreements are being amortized on a straight-line basis over their duration (five years) and expire through July 1998. Also, in connection with certain equipment acquisitions, the Company entered into location contracts for two and one-half years terms. These contracts expired in June 1995.

  REVENUE RECOGNITION

     Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call. Revenue from the telephone service agreement is recognized in the month of service.

  INCOME TAXES

     The Company is a Subchapter S corporation. As such, no provision is made for income taxes as income or loss is included in the tax returns of the shareholders.

  CONCENTRATIONS OF CREDIT AND BUSINESS RISK

     Receivables have a significant concentration of credit risk in the telecommunications industry. In addition, receivables are generated by the Company's pay telephones located in the state of Florida.

  SHAREHOLDERS DISTRIBUTIONS

     The Company generally distributes 100 percent of tax-basis profits to its shareholders annually.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     During 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", which requires the disclosure of fair value of financial instruments. The Company's financial instruments consist of cash and cash equivalents, trade receivables and notes payable to affiliates. The carrying amount of these instruments at December 31, 1995 approximates their fair value.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

          Installed pay telephones and related equipment..............  $ 3,259,133
          Furniture, fixtures and office equipment....................       40,125
          Automobiles.................................................       31,943
          Leasehold improvements......................................        4,025
          Warehouse equipment.........................................        1,772
                                                                        -----------
                                                                          3,336,998
          Accumulated depreciation....................................   (2,548,416)
                                                                        -----------
          Property and equipment, net.................................  $   788,582
                                                                        ===========

     Depreciation expense amounted to $282,902 for the year ended December 31, 1995.

3.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

          Non-compete agreements......................................  $   533,135
          Location contracts..........................................      194,240
                                                                        -----------
                                                                            727,375
          Accumulated amortization....................................     (581,346)
                                                                        -----------
          Intangible assets, net......................................  $   146,029
                                                                        ===========

     Amortization expense related to intangible assets amounted to $110,302 for the year ended December 31, 1995.

4.  RELATED PARTY TRANSACTIONS

  NOTES PAYABLE

     The Company has notes payable to related parties, with principal and interest payable monthly at an annual rate of 10% and due in 1996. These notes are collateralized by installed pay telephones and related equipment. The notes were assumed and subsequently paid-off by the acquiring company (Note 6).

     Interest expense paid to related parties relating on these notes amounted to $64,210 in 1995.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

4.  RELATED PARTY TRANSACTIONS (CONTINUED)

  PAYROLL ALLOCATION

     Included in selling, general and administrative expenses is an allocation of payroll for certain service personnel working for various related party companies under common ownership. The allocation is based on management's estimate of the amount of time each employee provides each related company.

  OPERATING LEASE

     The Company occupies a facility under a lease with a related party which expired on May 31, 1993. Under the terms of the lease, the Company has the right to renew the lease for a five-year period which began immediately after the end of the initial term. The Company has not renewed the lease and currently leases the facility on a month-to-month basis. The lease provides that the Company pay its proportional share of the building's taxes, maintenance, insurance and other related occupancy expenses.

     Rent expense for the year ended December 31, 1995 amounted to $22,812.

  VEHICLE LEASES

     The Company leases various vehicles from a related party. Total lease payments made in connection with these leases amounted to $46,866 during 1995.

5.  COMMITMENTS AND CONTINGENCIES

     The Company is involved in litigation from time to time in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company's financial position or results of operations.

6.  SUBSEQUENT EVENTS

  ACQUISITION

     On March 15, 1996, the Company completed an Asset Purchase Agreement with an unrelated party. Under the terms of the Agreement, the Company sold its assets, including 2,528 installed telephones and related equipment, for a cash price of approximately $9.6 million, warrants to purchase shares of stock of the acquiring company, and the assumption, by the acquiring company, of approximately $733,000 of outstanding Company liabilities. The purchase price also included a five year consulting agreement with one of the Company's former officers valued at $50,000.

  TELECOMMUNICATIONS REFORM

     On February 8, 1996, the President of the United States signed into law the Telecommunications Act of 1996 (the "Act"). The Act changes many provisions of the Communications Act of 1934 and requires the Federal Communications Commission (the "FCC") to change its existing rules and adopt new rules in several areas affecting broadcasting. This Act is one of the most significant changes to the Communications Act since its adoption in 1934. Since the Act recently was passed and became law, the FCC has only begun the proceedings that the Act requires and it remains to be seen how the FCC will interpret certain of its provisions. Congress and the FCC currently have under consideration and may in the future adopt new laws and regulations and policies regarding a wide variety of matters which could, directly or indirectly, adversely affect the operation of the Company as well as its business strategies.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Paramount Communications Systems, Inc.:

     We have audited the accompanying balance sheet of Paramount Communications Systems, Inc. as of December 31, 1994, and the related statement of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paramount Communications Systems, Inc. at December 31, 1994 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP
                                          Fort Lauderdale, Florida

March 10, 1995

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1994

                                                                                      1994
                                                                                   ----------
ASSETS
Current assets:
  Cash and cash equivalents......................................................  $  198,549
  Accounts receivable............................................................     258,931
  Other current assets...........................................................      30,274
                                                                                   ----------
          Total current assets...................................................     487,754
Property and equipment, net (note 2).............................................     714,693
Intangible assets, less accumulated amortization of $471,044.....................     256,331
Other assets.....................................................................      15,188
                                                                                   ----------
                                                                                   $1,473,966
                                                                                   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..........................................     177,908
  Location commissions payable...................................................      55,043
  Accrued interest payable.......................................................          --
  Sales tax payable..............................................................      16,252
  Shareholder distributions payable..............................................     384,620
  Current maturities of notes payable -- related parties (note 3)................     436,619
                                                                                   ----------
          Total current liabilities..............................................   1,070,442
Long-term portion of notes payable -- related parties (note 3)...................     276,555
                                                                                   ----------
          Total liabilities......................................................   1,346,997
                                                                                   ----------
Shareholders' equity:
  Common stock, $1 par value; 100 shares authorized, issued and outstanding......         100
  Additional paid-in capital.....................................................      19,900
  Retained earnings..............................................................     106,969
                                                                                   ----------
          Total shareholders' equity.............................................     126,969
Commitments and contingencies (note 4)...........................................
                                                                                   ----------
                                                                                   $1,473,966
                                                                                   ==========

                See accompanying notes to financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1994

                                                                                     1994
                                                                                  ----------
Revenues:
  Coin calls....................................................................  $3,685,295
  Non-coin calls................................................................   2,030,194
                                                                                  ----------
          Total revenues........................................................   5,715,489
                                                                                  ----------
Operating costs and expenses:
  Telephone charges.............................................................   1,748,270
  Commissions...................................................................     676,304
  Selling, general and administrative...........................................   2,099,203
  Depreciation and amortization.................................................     770,429
                                                                                  ----------
          Total operating costs and expenses....................................   5,294,206
                                                                                  ----------
          Operating income......................................................     421,283
                                                                                  ----------
Other expense:
  Interest and other expense....................................................      (4,686)
  Interest expense..............................................................     (72,902)
                                                                                  ----------
          Total other expenses..................................................     (77,588)
                                                                                  ----------
          Net income............................................................  $  343,695
                                                                                  ==========

                See accompanying notes to financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 1994

                                          COMMON STOCK      ADDITIONAL
                                        ----------------     PAID-IN      RETAINED
                                        SHARES    AMOUNT     CAPITAL      EARNINGS       TOTAL
                                        ------    ------    ----------    ---------    ---------
Balances at December 31, 1993.........    100       100      $ 19,900     $ 397,894    $ 417,894
Net income............................     --        --            --       343,695      343,695
Distributions.........................     --        --            --      (634,620)    (634,620)
                                          ---      ----      --------     ---------    ---------
Balances at December 31, 1994.........    100      $100      $ 19,900     $ 106,969    $ 126,969
                                          ===      ====      ========     =========    =========

                See accompanying notes to financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1994

                                                                                     1994
                                                                                  -----------
Cash flows from operating activities:
  Net income....................................................................  $   343,695
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization of plant and equipment.......................      582,753
     Amortization of intangible assets..........................................      129,726
     Amortization of deferred asset.............................................       57,950
     Loss on write-off of property and equipment................................       14,980
     Changes in assets and liabilities:
       Decrease in accounts receivable..........................................        6,814
       Increase in other current assets.........................................       (5,841)
       Increase in other assets.................................................         (270)
       Decrease in other current liabilities....................................       (5,131)
                                                                                  -----------
          Net cash provided by operating activities.............................    1,124,676
                                                                                  -----------
Cash flows from investing activities:
  Purchases of equipment........................................................      (59,625)
  Proceeds from sale of equipment...............................................        3,578
  Purchase of investments.......................................................      (11,715)
  Purchase of intangible assets.................................................           --
                                                                                  -----------
          Net cash used in investing activities.................................      (67,762)
                                                                                  -----------
Cash flows from financing activities:
  Increase in notes payable -- related party....................................      200,000
  Distributions to shareholders.................................................     (626,989)
  Repayments of notes payable -- related parties................................     (591,366)
                                                                                  -----------
          Net cash used in financing activities.................................   (1,018,355)
                                                                                  -----------
          Net increase in cash and cash equivalents.............................       38,559
Cash and cash equivalents at beginning of year..................................      159,990
                                                                                  -----------
Cash and cash equivalents at end of year........................................  $   198,549
                                                                                  ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest........................................  $    74,570
                                                                                  ===========

                See accompanying notes to financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) THE COMPANY

     Paramount Communications Systems, Inc. (the "Company"), a Florida corporation, was formed in March, 1987 as a result of the deregulation of the telephone industry. The Company is a Subchapter S corporation in the business of installing, maintaining and operating pay telephones throughout South Florida.

  (b) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  (c) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization on property and equipment are calculated on a straight-line basis over five years, the estimated useful lives of the assets.

  (d) INTANGIBLE ASSETS

     Intangible assets consist of non-compete agreements and location contracts. The non-compete agreements are being amortized on a straight-line basis over their duration (five years) and expire through July, 1998. The location contracts are amortized over two and one-half years and expire through June, 1995.

  (e) RECOGNITION OF REVENUE

     Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call. Revenue from the telephone service agreement is recognized in the month of service.

  (f) INCOME TAXES

     The Company is a Subchapter S corporation. As such, no provision is made for income taxes as income or loss is included in the tax returns of the shareholders.

  (g) CONCENTRATIONS OF CREDIT AND BUSINESS RISK

     Receivables have a significant concentration of credit risk in the telecommunications industry. In addition, receivables are generated by the Company's pay telephones located in the state of Florida. No single customer accounted for more than 5% of the Company's sales.

  (h) DISTRIBUTIONS

     The Company generally distributes 100 percent of tax-basis profits to its shareholders annually.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

(2)  PROPERTY AND EQUIPMENT, NET

     Property and equipment consist of the following:

                                                                            1994
                                                                         ----------
          Installed pay telephones and related equipment...............  $2,845,325
          Furniture, fixtures and office equipment.....................      35,525
          Automobiles..................................................      26,328
          Leasehold improvements.......................................       4,025
          Warehouse equipment..........................................       1,772
                                                                         ----------
                                                                          2,912,975
          Less accumulated depreciation and amortization...............   2,198,282
                                                                         ----------
                                                                         $  714,693
                                                                         ==========

     Depreciation and amortization of property and equipment was $582,753.

(3)  RELATED PARTY TRANSACTIONS

  (a) NOTES PAYABLE -- RELATED PARTIES

                                                                            1994
                                                                         ----------
          Notes payable to various related parties, principal and
            interest payable monthly at rates ranging from 8% to 10%,
            due from March, 1993 to April, 1997, collateralized by
            installed pay telephones and related equipment.............  $  713,174
          Less current maturities of notes payable -- related
            parties....................................................     436,619
                                                                         ----------
                    Long-term portion of notes payable -- related
                      parties..........................................  $  276,555
                                                                         ==========

     Interest expense paid to related parties relating to the above amounted to $72,902.

     Aggregate maturities of notes payable -- related parties subsequent to December 31, 1994 are as follows:

                1995                    $436,619
                1996                     276,555
                                        --------
                                        $713,174
                                        ========

  (b) PAYROLL ALLOCATION -- RELATED PARTY

     Included in selling, general and administrative expenses is an allocation of payroll for certain service personnel working for various related party companies under common ownership. The allocation is based on management's estimate of the amount of time each employee provides each related company.

  (c) COMMISSION REVENUE -- RELATED PARTY

     Operator assisted service commissions received from a company under common ownership which are included in non-coin call revenue amounted to $-0- in 1994.

(4)  OPERATING LEASE -- RELATED PARTY

     The Company occupies a facility under a lease with a related party which expired on May 31, 1993. Under the terms of the lease, the Company has the right to renew the lease for a five-year period which began immediately after the end of the initial term. The Company has not renewed the lease and currently leases the

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

(4)  OPERATING LEASE -- RELATED PARTY (CONTINUED)

facility on a month-to-month basis. The lease provides that the Company pay its proportional share of the building's taxes, maintenance, insurance and other related occupancy expenses.

     Rent expense for the year ended December 31, 1994 was $23,373.

May 21, 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
International Pay Phones, Inc.
107 Dave Warlick Dr.
Lincolnton, North Carolina 28092

We have audited the accompanying balance sheet of International Pay Phones, Inc. (a South Carolina corporation) as of December 31, 1995, and the related statement of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Pay Phones, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

MILLER SHERRILL BLAKE CPA PA

/s/ Miller Sherrill Blake CPA

Lincolnton, North Carolina

                         INTERNATIONAL PAY PHONES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1995

ASSETS
Current Assets
  Cash and Cash Equivalents.....................................................  $    11,336
  Accounts Receivable...........................................................      142,801
                                                                                  -----------
     Total Current Assets.......................................................      154,137
                                                                                  -----------
Property and Equipment
  Leasehold Improvements........................................................       16,000
  Office Furniture and Equipment................................................       28,441
  Vehicles......................................................................      236,393
  Telephone Equipment...........................................................    2,304,632
  Accumulated Depreciation......................................................   (1,563,039)
                                                                                  -----------
     Total Property and Equipment...............................................    1,022,427
                                                                                  -----------
Other Assets
  Covenants Not to Compete -- Net of Amortization...............................      105,528
  Goodwill -- Net of Amortization...............................................       21,282
                                                                                  -----------
     Total Other Assets.........................................................      126,810
                                                                                  -----------
Total Assets....................................................................  $ 1,303,374
                                                                                  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable and Accrued Expenses.........................................  $   151,539
  Notes Payable.................................................................      107,125
  Notes Payable -- Related Party................................................       25,000
  Current Portion of Long-Term Debt.............................................      343,763
                                                                                  -----------
     Total Current Liabilities..................................................      627,427
                                                                                  -----------
Long-Term Liabilities
  Notes Payable -- Less Current Portion.........................................      643,935
  Obligations under Capital Leases -- Less Current Portion......................       95,895
                                                                                  -----------
     Total Long-Term Liabilities................................................      739,830
                                                                                  -----------
          Total Liabilities.....................................................    1,367,257
                                                                                  -----------
Stockholders' Equity
  Common Stock..................................................................       10,000
  Additional Paid-In-Capital....................................................       57,224
  Retained Earnings.............................................................     (131,107)
                                                                                  -----------
     Total Stockholders' Equity.................................................      (63,883)
                                                                                  -----------
Total Liabilities And Stockholders' Equity......................................  $ 1,303,374
                                                                                  ===========

       See Independent Auditors' Report and Notes to Financial Statement.

                         INTERNATIONAL PAY PHONES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

Sales............................................................................  $3,360,596
Cost of Goods Sold...............................................................   2,308,012
                                                                                   ----------
          Gross Profit...........................................................   1,052,584
OPERATING EXPENSES
  General And Administrative Expenses............................................     517,868
  Depreciation Expense...........................................................     413,144
  Interest Expense...............................................................     149,248
                                                                                   ----------
          Total Operating Expenses...............................................   1,080,260
                                                                                   ----------
Income From Operations...........................................................     (27,676)
OTHER (INCOME) EXPENSE
  (Gain) Loss on Sale of Assets..................................................        (733)
                                                                                   ----------
          Total Other (Income) Expense...........................................        (733)
          Income Before Corporate Taxes..........................................     (26,943)
Deferred Tax Expense.............................................................      35,800
                                                                                   ----------
          Net Income.............................................................     (62,743)
Beginning Retained Earnings......................................................     (68,364)
                                                                                   ----------
Ending Retained Earnings.........................................................  $ (131,107)
                                                                                   ==========

       See Independent Auditors' Report and Notes to Financial Statement.

                         INTERNATIONAL PAY PHONES, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

NET CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income.....................................................................  $ (62,743)
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
     Depreciation and Amortization...............................................    451,929
     Net (increase) decrease in receivables......................................    (61,817)
     Net increase (decrease) in accounts payable and accrued expenses............     40,406
     Net change in deferred tax asset/liability..................................     35,800
     Gain on sale of property and equipment......................................       (733)
                                                                                   ---------
Net Cash Provided (Used) by Operating Activities.................................    402,842
                                                                                   ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of equipment..........................................................    (66,943)
                                                                                   ---------
Net Cash Provided (Used) by Investing Activities.................................    (66,943)
                                                                                   ---------
CASH FLOW FROM FINANCING ACTIVITIES:
  Payments to settle short-term debt.............................................   (148,738)
  Payments to settle long-term debt..............................................   (187,055)
  Proceeds from short-term debt..................................................     52,315
  Proceeds from long-term debt...................................................     50,000
  Payments under capital lease obligations.......................................   (105,024)
                                                                                   ---------
Net Cash Provided (Used) by Financing Activities.................................   (338,502)
                                                                                   ---------
Net Increase (Decrease) In Cash and Cash Equivalents.............................     (2,603)
  Cash and Cash Equivalents at beginning of year.................................     13,939
                                                                                   ---------
Cash and Cash Equivalents at end of year.........................................  $  11,336
                                                                                   =========
SUPPLEMENTAL DISCLOSURES
  Interest Paid..................................................................  $ 149,248
                                                                                   =========
  Income Taxes Paid..............................................................  $       0
                                                                                   =========

       See Independent Auditors' Report and Notes to Financial Statement.

                         INTERNATIONAL PAY PHONES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS ACTIVITY

     International Pay Phones, Inc. was incorporated under the laws of the State of South Carolina on May 29, 1990. The Company purchases or leases pay phones from suppliers and installs them in various locations throughout the southeastern United States. Revenue is generated through contracts established with the property owners regarding the use of the phones.

  CASH

     Cash includes cash in bank and instruments with maturities of 30 days or less.

  DEPRECIATION

     Depreciation is computed using the straight-line and the accelerated cost recovery methods.

NOTE B -- RELATED PARTY TRANSACTIONS

     The Company has the following notes payable due to related parties as of December 31, 1995:

     Amounts payable to shareholders due on demand.............................  $25,000
     Amounts payable to corporations related through common ownership due on
       demand..................................................................   14,800
                                                                                 -------
                                                                                 $39,800
                                                                                 =======

     The Company rents its operating facility from a partnership related through common ownership. The rent expense totaled $19,508 for the year ended December 31, 1995.

NOTE C -- RETIREMENT PLAN

     The Company sponsors a 401(k) plan covering all of the eligible employees who elect to participate. The Company matches 50% of each employees deferred salary up to a maximum to 2% of compensation. The contribution was $3,115 for the year ended December 31, 1995.

NOTE D -- NOTES PAYABLE

     Short-term notes payable consist of the following at December 31, 1995:

                   Lincoln Bank.......  $ 50,000  10.25%     Personal Guarantees
                   Olen Beal..........    50,000  12.00%     Personal Guarantees
                   Conquest...........     7,125  10.00%     Personal Guarantees
                                        --------
                                        $107,125
                                        ========

                       See Independent Auditor's Report.

                         INTERNATIONAL PAY PHONES, INC.

NOTE E -- LONG-TERM DEBT

     Long-term debt consists of the following notes:

                                                                                     1995
                                                                                   ---------
Note Payable -- NationsBank......................................................  $  10,261
  Due in monthly installments of $327.26 which includes interest calculated at
  7.5%. Matures in November of 1998. Secured by vehicle.
Note Payable -- NationsBank......................................................     10,264
  Due in monthly installments of $327.26 which includes interest calculated at
  7.5%. Matures in November of 1998. Secured by vehicle.
Note Payable -- First Union National Bank........................................      8,827
  Due in monthly installments of $292.10 which includes interest calculated at
  6.25%. Matures in September of 1998. Secured by vehicle.
Note Payable -- First Union National Bank........................................      8,827
  Due in monthly installments of $292.10 which includes interest calculated at
  6.25%. Matures in September of 1998. Secured by vehicle.
Note Payable -- First Union National Bank........................................      9,616
  Due in monthly installments of $327.49 which includes interest calculated at
  7.5%. Matures in October of 1998. Secured by vehicle.
Note Payable -- Ford Motor Credit................................................     13,576
  Due in monthly installments of $395.81 which includes interest calculated at
  11.75%. Matures in June of 1999. Secured by vehicle.
Note Payable -- First Union National Bank........................................     12,285
  Due in monthly installments of $357.26 which includes interest calculated at
  7.75%. Matures in March of 1999. Secured by vehicle.
Note Payable -- GMAC.............................................................     16,105
  Due in monthly installments of $362.68 which includes interest calculated at
  10.0%. Matures in August of 2000. Secured by vehicle.
Note Payable -- NationsBank......................................................     21,478
  Due in monthly installments of $485.00 which includes interest calculated at
  8.99%. Matures in June of 2000. Secured by vehicle.
Note Payable -- NationsBank......................................................     29,398
  Due in monthly installments of $550.46 which includes interest calculated at
  9.99%. Matures in December of 2001. Secured by vehicle.
Note Payable -- First Union National.............................................     32,958
  Due in monthly installments of $694.24 which includes interest calculated at
  9.06%. Matures in December of 2000. Secured by vehicle.
Note Payable -- Olen Beal........................................................     41,627
  Due in monthly installments of $1,660.72 which includes interest calculated at
  12.0%. Matures in April of 1998. Guaranteed by officers.
Note Payable -- First National Bank..............................................    437,098
  Due in monthly installments of $11,686.55 which includes interest calculated at prime plus 2%. Matures in September of 1999. Secured by phone equipment, guarantees by officers, and assignment of life insurance.

                       See Independent Auditor's Report.

                         INTERNATIONAL PAY PHONES, INC.

                                                                                     1995
                                                                                   ---------
NOTE E -- LONG-TERM DEBT (CONTINUED)
Note Payable -- Karl Baker.......................................................    191,741
  Due in monthly installments of $5,219.19 which includes interest calculated at
  8.0%. Matures in April of 1999. Secured by phone equipment.
Note Payable -- First Union National Bank........................................      2,000
  Due in monthly installments of $666.67 principle plus interest calculated at
  10.0%. Matures in April of 1996. Secured by assets of the company.
Note Payable -- Elcotel..........................................................     11,300
  Due in monthly installments of $1,341 which includes interest calculated at
  16.049%. Matures in September of 1996. Secured by phone equipment and guaranteed by officers.
                                                                                   ---------
                                                                                     857,361
  Less: Current Maturities.......................................................   (213,426)
                                                                                   ---------
          Total Long-Term Debt...................................................  $ 643,935
                                                                                   =========

     Maturities of long-term debt in each of the next five years are as follows:

                1996                        $213,426
                1997                         221,139
                1998                         228,947
                1999                         169,611
                2000                          24,238
                                            --------
                                            $857,361
                                            ========

NOTE F -- INCOME TAXES

     Under Financial Accounting Standards Board Statement No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities and are measured using enacted tax rates.

     Net deferred tax assets in the accompanying balance sheet include the following components:

     Deferred tax asset arising from:
       Net operating loss carryforward........................................  $ 38,350
       Valuation Allowance....................................................   (38,350)
                                                                                --------
     Net deferred tax asset...................................................  $      0
                                                                                ========

     The Company has unused net operating losses available for carryforward to offset future taxable income. The net operating loss carryforward was approximately $250,000 at December 31, 1995 and will expire in the year 2010.

NOTE G -- LEASES

     The company is the lessee of telephone equipment under capital leases expiring in various years through 1998. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included

                       See Independent Auditor's Report.

                         INTERNATIONAL PAY PHONES, INC.

NOTE G -- LEASES (CONTINUED)

in depreciation expense for the year ended December 31, 1995. The following is a summary of property held under capital leases:

                           Telephone Equipment........  $ 416,160
                           Accumulated Depreciation...   (113,159)
                                                        ---------
                                                        $ 303,001
                                                        =========

     Minimum future lease payments under capital leases as of December 31, 1995 for each of the next five years are as follows:

1996.............  $130,337
1997.............    84,811
1998.............    11,084
1999.............         0
2000.............         0
                   --------
                   $226,232
                   ========

NOTE H -- RENTALS UNDER OPERATING LEASES

     The Company leased various vehicles under operating leases. Several of those leases were terminated during the year ended December 31, 1995. The remaining operating leases will expire in 1998.

     Future minimum rental payments required under operating leases that have remaining terms in excess of one year as of December 31, 1995 are as follows:

1996.............. $ 5,016
1997..............   5,016
1998..............   2,508
                   -------
                   $12,540
                   =======

     Rental expense was approximately $19,577.

NOTE I -- CONTINGENCIES

     The Company is a party to a contingent payment contract with Karl Baker for $25,000. The agreement states that if contracts purchased from Mr. Baker remain in effect for a specified time period, the payment will be made. However, if contracts are lost, the $25,000 is reduced by $1,000 per occurrence.

NOTE J -- SUBSEQUENT EVENTS

     The shareholders of International Pay Phones, Inc. have negotiated to sell all outstanding shares of stock to PhoneTel Technologies, Inc. The transaction was finalized on March 15, 1996. Also, an additional loan was secured from NationsBank on January 3, 1996 in the amount of $50,000. Interest is calculated at 10%, and the note matures March 3, 1996.

                       See Independent Auditor's Report.

                         INTERNATIONAL PAY PHONES, INC.

NOTE K -- USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE L -- STOCKHOLDERS' EQUITY

     The company has 100,000 shares of $1 par common stock authorized and 10,000 outstanding at December 31, 1995.

                       See Independent Auditor's Report.

January 17, 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
International Pay Phones, Inc.
107 Dave Warlick Dr.
Lincolnton, North Carolina 28092

     We have audited the accompanying balance sheet of International Pay Phones, Inc. (a South Carolina corporation) as of December 31, 1994, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Pay Phones, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

MILLER SHERRILL BLAKE CPA PA

/s/  TERRI A. BLAKE, CPA
------------------------------------------------------
For the Firm

                         INTERNATIONAL PAY PHONES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1994

                                     ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents.....................................................  $    13,939
  Accounts Receivable...........................................................       80,984
                                                                                  -----------
          TOTAL CURRENT ASSETS..................................................       94,923
                                                                                  -----------
PROPERTY AND EQUIPMENT
  Leasehold Improvements........................................................       16,000
  Office Furniture and Equipment................................................       27,441
  Vehicles......................................................................      146,295
  Telephone Equipment...........................................................    2,134,307
  Accumulated Depreciation......................................................   (1,155,533)
                                                                                  -----------
          TOTAL PROPERTY AND EQUIPMENT..........................................    1,168,510
                                                                                  -----------
OTHER ASSETS
  Covenants Not to Compete -- Net of Amortization...............................      143,695
  Goodwill -- Net of Amortization...............................................       21,900
  Deferred Tax Asset............................................................       35,800
                                                                                  -----------
          TOTAL OTHER ASSETS....................................................      201,395
                                                                                  -----------
TOTAL ASSETS....................................................................  $ 1,464,828
                                                                                  ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses.........................................  $    93,151
  Bank Overdraft................................................................       17,982
  Notes Payable.................................................................      166,645
  Notes Payable -- Related Party................................................       61,903
  Current Portion of Long-Term Debt.............................................      264,089
                                                                                  -----------
          TOTAL CURRENT LIABILITIES.............................................      603,770
                                                                                  -----------
LONG-TERM LIABILITIES
  Notes Payable -- Less Current Portion.........................................      724,379
  Obligations under Capital Leases -- Less Current Portion......................      137,819
                                                                                  -----------
          TOTAL LONG-TERM LIABILITIES...........................................      862,198
                                                                                  -----------
            TOTAL LIABILITIES...................................................    1,465,968
                                                                                  -----------
STOCKHOLDERS' EQUITY
  Common Stock..................................................................       10,000
  Additional Paid-In-Capital....................................................       57,224
  Retained Earnings.............................................................      (68,364)
                                                                                  -----------
          TOTAL STOCKHOLDERS' EQUITY............................................       (1,140)
                                                                                  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................  $ 1,464,828
                                                                                  ===========

       See Independent Auditors' Report and Notes to Financial Statement

                         INTERNATIONAL PAY PHONES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

Sales............................................................................  $2,631,627
Cost of Goods Sold...............................................................   1,950,062
                                                                                   ----------
  GROSS PROFIT...................................................................     681,565
OPERATING EXPENSES
  General And Administrative Expenses............................................     435,365
  Depreciation Expense...........................................................     389,201
  Interest Expense...............................................................     103,697
                                                                                   ----------
          TOTAL OPERATING EXPENSES...............................................     928,263
                                                                                   ----------
               INCOME FROM OPERATIONS............................................    (246,698)
OTHER (INCOME) EXPENSE
  Miscellaneous Income...........................................................      (2,076)
  (Gain) Loss on Sale of Assets..................................................      28,571
                                                                                   ----------
          Total Other (Income) Expense...........................................      26,495
          Income Before Corporate Taxes..........................................    (273,193)
Deferred Tax Benefit Provision...................................................     (35,800)
                                                                                   ----------
               NET INCOME........................................................    (237,393)
BEGINNING RETAINED EARNINGS......................................................     169,029
                                                                                   ----------
          ENDING RETAINED EARNINGS...............................................  $  (68,364)
                                                                                   ==========

       See Independent Auditors' Report and Notes to Financial Statement

                         INTERNATIONAL PAY PHONES, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

Net Cash Flow From Operating Activities:
  Net Income.....................................................................  $(237,393)
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
     Depreciation................................................................    389,201
     Net (increase) decrease in receivables......................................    (24,429)
     Net increase (decrease) in accounts payable and accrued expenses............     50,764
     Net increase (decrease) in accrued taxes....................................     (3,791)
     Net change in deferred tax asset/liability..................................     35,800
     Gain on sale of property and equipment......................................     28,571
                                                                                   ---------
Net Cash Provided (Used) by Operating Activities.................................    238,723
                                                                                   ---------
Cash Flow From Investing Activities:
     Purchase of equipment.......................................................   (186,716)
                                                                                   ---------
Net Cash Provided (Used) by Investing Activities.................................   (186,716)
                                                                                   ---------
Cash Flow From Financing Activities:
     Payments to settle short-term debt..........................................   (133,405)
     Payments to settle long-term debt...........................................   (352,114)
     Proceeds from short-term debt...............................................    206,903
     Proceeds from long-term debt................................................    260,736
     Payments under capital lease obligations....................................    (43,290)
                                                                                   ---------
Net Cash Provided (Used) by Financing Activities.................................    (61,170)
                                                                                   ---------
Net Increase (Decrease) In Cash and Cash Equivalents.............................     (9,163)
  Cash and Cash Equivalents at beginning of year.................................     23,102
                                                                                   ---------
Cash and Cash Equivalents at end of year.........................................  $  13,939
                                                                                   =========
Supplemental Disclosures
  Interest Paid..................................................................  $ 103,697
                                                                                   =========
  Income Taxes Paid..............................................................  $   3,587
                                                                                   =========

       See Independent Auditors' Report and Notes to Financial Statement

                         INTERNATIONAL PAY PHONES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS ACTIVITY

     International Pay Phones, Inc. was incorporated under the laws of the State of South Carolina on May 29, 1990. The Company purchases or leases pay phones from suppliers and installs them in various locations throughout the southeastern United States. Revenue is generated through contracts established with the property owners regarding the use of the phones.

  CASH

     Cash includes cash in bank and instruments with maturities of 30 days or less.

  DEPRECIATION

     Depreciation is computed using the straight-line and the accelerated cost recovery methods.

NOTE B -- RELATED PARTY TRANSACTIONS

     The Company has the following notes payable due to related parties as of December 31, 1994:

     Amounts payable to officers due on demand.................................  $ 5,000
     Amounts payable to shareholders due on demand.............................   50,000
     Amounts payable to corporations related through common ownership due on
       demand..................................................................    6,903
                                                                                 -------
                                                                                 $61,903
                                                                                 =======

     The Company rents its operating facility from a partnership related through common ownership. The rent expense totaled $14,934 for the year ended December 31, 1994.

NOTE C -- RETIREMENT PLAN

     The Company sponsors a 401(k) plan covering all of the eligible employees who elect to participate. The Company matches 50% of each employee's deferred salary up to a maximum of 2% of compensation. The contribution was $5,847 for 1994.

                        See Independent Auditors' Report

                         INTERNATIONAL PAY PHONES, INC.

NOTE D -- LONG-TERM DEBT

Long-term debt consists of the following notes:
Note Payable -- NationsBank.......................................................  $ 13,293
  Due in monthly installments of $327.26 which includes interest calculated at
  7.5%. Matures in November of 1998. Secured by vehicle
Note Payable -- NationsBank.......................................................    13,295
  Due in monthly installments of $327.26 which includes interest calculated at
  7.5%. Matures in November of 1998. Secured by vehicle
Note Payable -- First Union National Bank.........................................    11,677
  Due in monthly installments of $292.10 which includes interest calculated at
  6.25%. Matures in September of 1998. Secured by vehicle
Note Payable -- First Union National Bank.........................................    11,677
  Due in monthly installments of $292.10 which includes interest calculated at
  6.25%. Matures in September of 1998. Secured by vehicle
Note Payable -- First Union National Bank.........................................    12,702
  Due in monthly installments of $327.49 which includes interest calculated at
  7.5%. Matures in October of 1998. Secured by vehicle
Note Payable -- Ford Motor Credit.................................................    16,539
  Due in monthly installments of $395.81 which includes interest calculated at
  11.75%. Matures in June of 1999. Secured by vehicle
Note Payable -- First Union National Bank.........................................    15,486
  Due in monthly installments of $357.26 which includes interest calculated at
  7.75%. Matures in March of 1999. Secured by vehicle
Note Payable -- Ford Motor Credit.................................................    16,802
  Due in monthly installments of $401.09 which includes interest calculated at
  7.75%. Matures in January of 1999. Secured by vehicle
Note Payable -- First National Bank...............................................   528,493
  Due in monthly installments of $11,686.55 which includes interest calculated at prime plus 2%. Matures in September of 1999. Secured by phone equipment, guarantees by officers, and assignment of life insurance
Note Payable -- Karl Baker........................................................   231,643
  Due in monthly installments of $5,219.19 which includes interest calculated at
  8.0%. Matures in April of 1999. Secured by phone equipment
Note Payable -- First Union National Bank.........................................     9,998
  Due in monthly installments of $666.67 principal plus interest calculated at
  10.0%. Matures in April of 1996. Secured by assets of the company
Note Payable -- Elcotel...........................................................    24,411
  Due in monthly installments of $1,341 which includes interest calculated at
  16.049%. Matures in September of 1996. Secured by phone equipment and guarantees
  of officers.....................................................................   906,016
                                                                                    --------
Less: Current Maturities..........................................................  (181,637)
                                                                                    --------
          Total Long-Term Debt....................................................  $724,379
                                                                                    ========

                        See Independent Auditors' Report

                         INTERNATIONAL PAY PHONES, INC.

NOTE D -- LONG-TERM DEBT (CONTINUED)

     Maturities of long-term debt in each of the next five years are as follows:

                    1995........................................  $181,637
                    1996........................................   193,141
                    1997........................................   194,620
                    1998........................................   209,562
                    1999........................................   127,056
                                                                  --------
                                                                  $906,016
                                                                  ========

NOTE E -- INCOME TAXES

     Under Financial Accounting Standards Board Statement No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities and are measured using enacted tax rates.

     Net deferred tax assets in the accompanying balance sheet include the following components:

     Deferred tax asset arising from:
       Net operating loss carry forward........................................  $34,300
       Temporary differences -- Principally depreciation methods...............    1,500
                                                                                 -------
     Total deferred tax asset..................................................  $35,800
                                                                                 =======

     The Company has unused net operating losses available for carryforward to offset future taxable income. The net operating loss carryforward was $228,776 at December 31, 1994 and will expire in the year 2009.

NOTE F -- LEASES

     The company is the lessee of telephone equipment under capital leases expiring in various years through 1997. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for the year ended December 31, 1994.

     The following is a summary of property held under capital leases:

     Telephone Equipment......................................................  $292,845
     Accumulated Depreciation.................................................   (35,686)
                                                                                --------
                                                                                $257,159
                                                                                ========

                        See Independent Auditors' Report

                         INTERNATIONAL PAY PHONES, INC.

NOTE F -- LEASES (CONTINUED)

     Minimum future lease payments under capital leases as of December 31, 1994 for each of the next five years are as follows:

                    1995........................................  $ 82,452
                    1996........................................    94,760
                    1997........................................    43,059
                    1998........................................         0
                    1999........................................         0
                                                                  --------
                                                                  $220,271
                                                                  ========

NOTE G -- CONTINGENCIES

     The Company is party to a contingent payment contract with Karl Baker for $25,000. The agreement states that if contracts purchased from Mr. Baker remain in effect for a specified time period the payment will be made. However, if contracts are lost, the $25,000 is reduced by $1,000 per occurrence.

NOTE H -- SUBSEQUENT EVENTS

     The shareholders of International Pay Phones, Inc. are negotiating to sell all outstanding shares of stock to PhoneTel Technologies, Inc. The transaction has not been finalized as of the date this statement was issued.

NOTE I -- LINE OF CREDIT

     The Company has a line of credit for $150,000 that expires in March of 1995. At December 31, 1994 the company has outstanding $100,000 on the line of credit. Interest is calculated at 10.50%. Loan is guaranteed by officers and their spouses.

NOTE J -- STOCKHOLDERS' EQUITY

     The company has 100,000 shares of $1 par common stock authorized and 10,000 shares outstanding at December 31, 1994.

                        See Independent Auditors' Report

                          INDEPENDENT AUDITOR'S REPORT

To The Stockholders
International Payphones, Inc.
Hilton Head Island, South Carolina

We have audited the accompanying Balance Sheets of International Payphones, Inc. (a Tennessee corporation) as of December 31, 1995 and December 31, 1994, and the related Statements of Earnings and Retained Earnings and Cash Flows for years then ended. These financial statements are the responsibility of the management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Payphones, Inc. and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

                                          /s/ ERNEST M. SEWELL, CPA

April 24, 1996

                         INTERNATIONAL PAYPHONES, INC.

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                  ------------     ------------
ASSETS
Current Assets
  Cash..........................................................  $  17,321.08     $  25,530.67
  Accounts receivable - trade...................................     48,996.42        35,913.21
  Other amounts receivable (Note D).............................      5,600.00        25,574.54
  Parts and supplies inventory..................................      9,420.00        11,625.00
                                                                  ------------     ------------
  Total Current Assets..........................................     81,337.50        98,643.42
Property and Equipment
  Property and equipment (Note B and F).........................    816,148.89       720,142.61
  Accumulated depreciation......................................   (539,338.28)     (455,592.94)
                                                                  ------------     ------------
  Net Property and Equipment....................................    276,810.61       264,549.67
                                                                  ------------     ------------
          TOTAL ASSETS..........................................  $ 358,148.11     $ 363,193.09
                                                                  ============     ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Current portion of long-term debt (Note F)....................  $  73,978.08     $  48,761.05
  Accounts payable - trade......................................      2,717.23         7,822.66
  Accrued payroll and payroll taxes.............................            --        10,265.07
  Other accrued liabilities (Note E)............................     18,391.81        24,220.91
  Deferred income taxes (Note C)................................      6,000.00         5,100.00
                                                                  ------------     ------------
  Total Current Liabilities.....................................    101,087.12        96,169.69
Long-term debt - net of current portion (Note F)................    118,654.10        81,515.83
                                                                  ------------     ------------
          TOTAL LIABILITIES.....................................    219,741.22       177,685.52
Shareholders' Equity
  Common stock..................................................      3,321.00         3,321.00
  Additional paid-in capital....................................    106,000.00       106,000.00
  Retained earnings.............................................     29,085.89        76,186.57
                                                                  ------------     ------------
  Total Shareholders' Equity....................................    138,406.89       185,507.57
                                                                  ------------     ------------
          TOTAL LIABILITIES AND EQUITY..........................  $ 358,148.11     $ 363,193.09
                                                                  ============     ============

         The accompanying notes are an integral part of this statement.

                         INTERNATIONAL PAYPHONES, INC.

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                       1995            1994
                                                                   -------------   -------------
Revenue..........................................................  $1,194,620.91   $1,135,734.73
Direct costs.....................................................     608,061.14      553,336.70
                                                                   -------------   -------------
  Gross Profit...................................................     586,559.77      582,398.03
General and Administrative Expenses..............................     563,028.15      546,365.04
                                                                   -------------   -------------
  Earnings from operations.......................................      23,531.62       36,032.99
Other income (expense):
  Interest income................................................        (665.84)             --
  Gain (loss) on asset sale......................................         916.16       (2,731.45)
                                                                   -------------   -------------
  Earnings before taxes..........................................      25,113.62       33,301.54
Provision for income tax expense (Note C)........................       2,300.00        2,535.00
                                                                   -------------   -------------
          Net earnings...........................................      22,813.62       30,766.54
          BEGINNING RETAINED EARNINGS............................      76,186.57       88,677.65
                                                                   -------------   -------------
                                                                       99,000.19      119,444.19
Less dividend distributions......................................     (69,914.30)     (43,257.62)
                                                                   -------------   -------------
          ENDING RETAINED EARNINGS...............................  $   29,085.89   $   76,186.57
                                                                   =============   =============

         The accompanying notes are an integral part of this statement.

                         INTERNATIONAL PAYPHONES, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                   -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..............................................  $ 22,813.62     $  30,766.54
  Adjustments to reconcile net income (loss) to net cash provided
     (used) by operating activities
     Depreciation................................................    91,174.16        96,689.77
     (Gain) loss on disposal of property.........................      (916.16)        2,731.45
     (Increase) decrease in accounts receivable..................   (13,083.21)       (4,610.68)
     (Increase) decrease in inventories..........................     2,205.00        32,152.00
     Increase (decrease) in accounts payable.....................    (5,105.43)      (16,981.09)
     Increase (decrease) in income taxes payable.................     3,000.00        (5,280.00)
     Increase (decrease) in other accrued expenses...............    (5,829.10)        3,112.86
     Increase (decrease) in payroll taxes........................   (10,265.07)        9,691.53
                                                                   -----------     ------------
     Total adjustments...........................................    61,180.19       117,505.84
                                                                   -----------     ------------
  Net Cash Provided (Used) by Operating Activities...............    83,993.81       148,272.38
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from disposal of property.............................    18,250.06         5,312.20
  Purchases of fixed assets......................................   (71,329.00)      (18,225.16)
  Leasehold improvements.........................................           --       (10,274.42)
                                                                   -----------     ------------
  Net Cash Provided (Used) by Investing Activities...............   (53,078.94)      (23,187.38)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term debt...................................    96,329.00        30,893.30
  Decrease in other accounts receivable..........................    19,974.54        29,012.38
  Repayment of long-term debt....................................   (49,068.19)      (52,552.75)
  Repayment of capital lease obligations.........................   (34,345.51)      (59,869.12)
  Repayment of stockholder loans.................................           --       (22,575.20)
  Dividends paid.................................................   (72,014.30)      (43,257.62)
                                                                   -----------     ------------
  Net Cash Provided (Used) by Financing Activities...............   (39,124.46)     (118,349.01)
                                                                   -----------     ------------
     NET INCREASE (DECREASE) IN CASH.............................    (8,209.59)        6,735.99
     CASH AT BEGINNING OF YEAR...................................    25,530.67        18,794.68
                                                                   -----------     ------------
     CASH AT END OF YEAR.........................................  $ 17,321.08     $  25,530.67
                                                                   ===========     ============
SUPPLEMENTAL DISCLOSURES
Noncash Investing and Financing Activities:
  Assets acquired through capital lease..........................  $(49,440.00)    $ (66,598.00)
  Capital lease used to acquire assets...........................    49,440.00        66,598.00
Cash Paid During the Year for:
  Interest.......................................................  $ 13,489.00     $  20,919.00
  Income taxes...................................................     2,300.00         2,535.00

         The accompanying notes are an integral part of this statement.

                         INTERNATIONAL PAYPHONES, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND DECEMBER 31, 1994

NOTE A -- GENERAL

     International Payphones, Inc. is a Tennessee corporation formed in 1985 to sell, install, lease and maintain pay telephone equipment. The majority of the Company's operations are in the eastern region of the the state of Tennessee where it owns approximately 500 telephones and receives pay telephone coin income and long distance commissions. Under agreements with pay phone site location owners the Company collects the pay phone coin revenue and the long, terms run distance commission income and pays a percentage of this revenue to the site location owner each month. These agreements cover periods ranging from five to twenty years.

NOTE B -- PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and is depreciated using the straight-line method over useful lives ranging from 5 to 7 years for equipment and vehicles and 31.5 years for leasehold improvements. Repairs and maintenance are charged to expense when incurred and improvements which substantially prolong the useful lives of the assets involved are capitalized and depreciated. The cost of assets classified by major categories is as follows:

                                                                  1995            1994
                                                               -----------     -----------
     Furniture & fixtures....................................  $ 58,120.58     $ 58,120.58
     Office equipment........................................    35,998.97       35,998.97
     Telephone equipment.....................................   515,563.78      466,123.78
     Leasehold improvements..................................    74,802.66       74,802.66
     Vehicles................................................   131,662.90       85,096.62
                                                               -----------     -----------
               Total cost....................................  $816,148.89     $720,142.61
                                                               ===========     ===========

NOTE C -- INCOME TAXES

     The Company is an S corporation for Federal income tax purposes. As a result, no provision for Federal income taxes is made by the Company because the individual shareholders' report and pay Federal income tax on their allocated percentage of the corporation's net earnings. The Company does pay Tennessee state excise tax on its net earnings at a 6% tax rate. There are timing differences in how items of income and expense are reported on the tax return and in the financial statements. These differences involve trade receivables for long distance commission income which is reported as income when earned in the financial statements but is reported as received for tax purposes. In addition, depreciation expense is claimed under IRS Code Section 179 and using accelerated writeoff methods for tax purposes while the straight-line writeoff method is used for financial reporting. State excise tax is provided for in the financial statements as the items of income and deduction are recognized therein regardless of when they are reported on the income tax return. As a result of these timing differences, deferred tax liabilities of $ 6,000 and $ 3,000, respectively, have been accrued at December 31, 1995 and December 31, 1994.

NOTE D -- OTHER AMOUNTS RECEIVABLE:

     The Company is affiliated through common stock ownership and control with other companies involved in the telecommunications industry. Loans to these affiliates on open account totaled $19,886 at December 31, 1994. Loans to employees at December 31, 1994 totaled $7,937.

                         INTERNATIONAL PAYPHONES, INC.

NOTE E -- OTHER ACCRUED LIABILITIES:

     Other accrued liabilities include the Company's estimate of accrued site commissions due as of December 31, 1995 and December 31, 1994. Under the terms of the Company's royalty agreements with its customers, site commissions are payable after the end of the month in which the net coin and long distance revenue is received. As of December 31, 1995 and December 31, 1994, the Company has accrued approximately two months, respectively, of unpaid site commissions.

NOTE F -- LONG-TERM DEBT:

     Long-term debt at December 31, 1995 and December 31, 1994 includes the following:

                                                                         1995          1994
                                                                      -----------   -----------
  Note payable to First National Bank of Gatlinburg dated November
2, 1994 in the face amount of $17,000 payable in 18 monthly
installments of $1,000 including interest at prime plus 1.5%........  $  4,377.89   $ 15,269.36
  Note payable to Conquest Communications dated in December, 1993 in the face amount of $25,000 payable in monthly installments with
interest............................................................           --      5,117.01
  Note payable to First Union Bank of Georgia dated October 11, 1993 in the face amount of $24,763 payable in 60 monthly installments of
$487 including interest at 6.75%. This note is collateralized by a
1994 Ford Explorer..................................................           --     19,773.54
  Notes payable (two) to First Union Bank of South Carolina dated
September 17, 1993 in the face amounts of $15,022 each, both payable in 60 monthly installments of $292 including interest at 6.25%.
These notes are collateralized by two 1993 Ford cargo vans..........    18,219.80     23,457.12
  Note payable to First Tennessee Bank dated January 31, 1994 in the face amount of $13,893 payable in 60 monthly installments of $289 including interest at 9.00%. This note is collateralized by a 1994
Toyota Corolla......................................................     9,422.68     11,681.97
  Note payable to Nationsbank of South Carolina dated December 14,
1993 in the face amount of $15,596 payable in 60 monthly
installments of $309 including interest at 7.00%. This note is
collateralized by a 1994 Ford Econoline.............................    10,187.33     12,867.48
  Note payable to First National Bank of Gatlinburg dated August 28,
1995 in the face amount of $25,000 payable in 23 monthly
installments of $1,000 including interest at prime plus 2.362%. This
note is collateralized by pay phones and royalty contracts..........    21,890.59            --
  Capitalized lease purchase agreement dated January 26, 1994 in the original sum of $66,370, due in monthly installments of $2,139 through December, 1996, decreasing to $1,123 through March, 1997,
including sales tax and finance charges at 14%......................    21,412.70     42,110.40
  Capitalized lease purchase agreement dated May 5, 1995 in the original sum of $49,440, due in monthly installments of $1,842 through March, 1998, including sales tax and finance charges at
19%.................................................................    36,981.01            --
  Note payable to Nationsbank of South Carolina dated November 4,
1995 in the face amount of $71,329 payable in 60 monthly
installments of $1,484 including interest at 8.95%. This note is
collateralized by a 1995 Mercedes...................................    70,140.18            --
                                                                      -----------   -----------
                                                                       192,632.18    130,276.88
Less current portion................................................   (73,978.08)   (48,761.05)
                                                                      -----------   -----------
                                                                      $118,654.10   $ 81,515.83
                                                                      ===========   ===========

                         INTERNATIONAL PAYPHONES, INC.

NOTE G -- OPERATING LEASES

     The Company leases its office space from one of the stockholders under an oral agreement at a monthly rate of $1,000 plus utilities, taxes, repairs, maintenance and leasehold improvements. The Company also leases three vehicles under separate noncancelable operating lease agreements dated March 25, 1993, January 22, 1994 and April 21, 1995. These agreements call for monthly lease payments of $509, $1,006, and $444, respectively, including sales tax. Each agreement allows for additional charges for excess milage upon expiration of the lease. Future minimum annual lease payments under the vehicle leases are as follows:

Year ended December 31, 1995.....................................................  $22,183.00
Year ended December 31, 1996.....................................................   18,936.00
Year ended December 31, 1997.....................................................   11,371.00
Year ended December 31, 1998.....................................................    1,333.00
                                                                                   ----------
                                                                                   $53,823.00

NOTE H -- EVENTS SUBSEQUENT TO DECEMBER 31, 1995

     Effective March 15, 1996 the Company entered into a merger agreement with PhoneTel Technologies, Inc. under which 100% of the Company stock was acquired by Phonetel and the Company ceased to exist as a separate entity.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Payphones of America, Inc.

     We have audited the accompanying Consolidated balance sheets of Payphones of America, Inc. (a Tennessee corporation) and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Payphones of America, Inc. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note B, the Company has suffered recurring losses from operations and has limited liquidity which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KERBER, ECK & BRECKELL LLP

St. Louis, Missouri
January 30, 1996 (except for Note L, as
  to which the date is February 7, 1996)

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1995           1994
                                                                      ----------     ----------

ASSETS
CURRENT ASSETS
Cash................................................................  $    3,852     $  147,910
Accounts receivable.................................................     377,325        367,973
Prepaid expenses....................................................      25,754         14,315
                                                                      ----------     ----------
       Total current assets.........................................     406,931        530,198
PROPERTY AND EQUIPMENT
Telephone equipment.................................................   3,891,230      3,831,941
Furniture and fixtures..............................................      59,497         47,396
Trucks and autos....................................................     201,555        154,956
                                                                      ----------     ----------
                                                                       4,152,282      4,034,293
     Less accumulated depreciation and amortization.................   1,422,621        820,509
                                                                      ----------     ----------
                                                                       2,729,661      3,213,784
Uninstalled pay telephone equipment.................................      89,145        104,074
Building not used in operations, net of accumulated depreciation of
  $5,375 for 1995 and $3,763 for 1994...............................      59,125         60,738
                                                                      ----------     ----------
                                                                       2,877,931      3,378,596
OTHER ASSETS
Site location contracts, less accumulated amortization of $1,000,928
  for 1995 and $406,776 for 1994....................................   1,980,822      2,530,488
Excess of cost over net assets of businesses acquired, less
  accumulated amortization of $70,377 for 1995 and $50,889 for
  1994..............................................................     709,125        728,613
Covenants not to compete, less accumulated amortization of $545,417
  for 1995 and $380,417 for 1994....................................     279,584        444,584
Other intangibles, less accumulated amortization of $59,099 for 1995
  and $43,589 for 1994..............................................     102,558        117,767
Other...............................................................      24,332         21,510
                                                                      ----------     ----------
                                                                       3,096,421      3,842,962
                                                                      ----------     ----------
                                                                      $6,381,283     $7,751,756
                                                                       =========      =========
LIABILITIES

CURRENT LIABILITIES
Notes payable to bank...............................................  $  243,750     $  262,750
Current maturities of long-term obligations.........................   1,330,954      1,241,818
Accounts payable....................................................     882,723        699,385
Accrued expenses....................................................     146,063         18,656
                                                                      ----------     ----------
       Total current liabilities....................................   2,603,490      2,222,609
LONG-TERM OBLIGATIONS, less current maturities......................   4,753,853      5,355,740
DEFERRED INCOME TAXES...............................................          --        284,000
COMMITMENTS
STOCKHOLDERS' EQUITY (DEFICIT)
Convertible preferred stock -- authorized but unissued, 10,000,000
  shares............................................................          --             --
Common stock -- authorized, 10,000,000 shares without par value;
  issued and outstanding, 2,567,324 shares in 1995 and 1,033,990
  shares in 1994....................................................     348,756        339,423
Additional contributed capital......................................          --        132,230
Accumulated deficit.................................................  (1,324,816)      (582,246)
                                                                      ----------     ----------
                                                                        (976,060)      (110,593)
                                                                      ----------     ----------
                                                                      $6,381,283     $7,751,756
                                                                       =========      =========

        The accompanying notes are an integral part of these statements.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,

                                                                         1995           1994
                                                                      -----------    ----------
Net sales
  Coin calls........................................................  $ 3,747,247    $2,153,974
  Non-coin calls....................................................    4,418,667     3,692,117
  Other.............................................................       49,221        22,053
                                                                      -----------    ----------
     Total net Sales................................................    8,215,135     5,868,144
Cost of sales
  Telephone charges.................................................    3,599,271     2,676,604
  Commissions.......................................................    1,178,156       722,746
  Service, maintenance and network expense..........................      289,036       214,636
  Depreciation and amortization.....................................    1,218,095       723,516
                                                                      -----------    ----------
                                                                        6,284,558     4,337,502
                                                                      -----------    ----------
     Gross profit...................................................    1,930,577     1,530,642
Selling, general and administrative expenses
  Salaries, wages and benefits......................................      823,430       488,913
  Depreciation and amortization.....................................      200,095       198,398
  Dues and subscriptions............................................       53,905        50,960
  Outside services..................................................       40,521        63,736
  Phone maintenance.................................................      118,824            --
  Professional services.............................................      171,303        85,920
  Taxes
     Personal property..............................................       75,785         4,295
     Sales..........................................................       63,948        37,907
  Telephone.........................................................       69,137        24,696
  Rent..............................................................       71,511        31,389
  Other.............................................................      223,165       120,105
                                                                      -----------    ----------
                                                                        1,911,624     1,106,319
                                                                      -----------    ----------
     Earnings from operations.......................................       18,953       424,323
Other income (expense)
  Interest income...................................................          415        14,741
  Interest expense..................................................     (971,141)     (600,624)
  Gain (loss) on sale of assets.....................................      (80,652)       98,904
  Other income......................................................       12,135         9,366
                                                                      -----------    ----------
                                                                       (1,039,243)     (477,613)
                                                                      -----------    ----------
     Loss before income taxes.......................................   (1,020,290)      (53,290)
Income taxes
  Current...........................................................       (6,280)       (8,856)
  Deferred..........................................................      284,000      (128,000)
                                                                      -----------    ----------
                                                                          277,720      (136,856)
                                                                      -----------    ----------
     NET LOSS.......................................................  $  (742,570)   $ (190,146)
                                                                       ==========     =========

        The accompanying notes are an integral part of these statements.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                             PERIOD INDICATED BELOW

                                                            ADDITIONAL     RETAINED
                                                 COMMON     CONTRIBUTED    EARNINGS
                                                 STOCK       CAPITAL       (DEFICIT)       TOTAL
                                                --------    ----------    -----------    ---------
Balance at January 1, 1994
  As originally reported......................  $339,423     $210,219     $  (153,727)   $ 395,915
  Prior period adjustment.....................       --        55,192        (238,373)    (183,181)
                                                --------    ----------    -----------    ---------
  As restated.................................  339,423       265,411        (392,100)     212,734
Net loss for the year ended
  December 31, 1994...........................       --            --        (190,146)    (190,146)
Cash dividends................................       --      (133,181)             --     (133,181)
                                                --------    ----------    -----------    ---------
Balance at December 3l, 1994..................  339,423       132,230        (582,246)    (110,593)
Net loss for the year ended
  December 31, 1995...........................       --            --        (742,570)    (742,570)
Stock warrants exercised......................    9,333            --              --        9,333
Cash dividends................................       --      (132,230)             --     (132,230)
                                                --------    ----------    -----------    ---------
Balance at December 31, 1995..................  $348,756     $     --     $(1,324,816)   $(976,060)
                                                ========    =========      ==========    =========

         The accompanying notes are an integral part of this statement.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                        1995           1994
                                                                     -----------    -----------
Increase (decrease) in cash
Cash flows from operating activities
  Net loss.........................................................  $  (742,570)   $  (190,146)
  Adjustments to reconcile net loss
     to net cash provided by operating activities
       Depreciation and amortization...............................    1,418,191        921,914
       (Gain) loss on sale of assets...............................       80,652        (98,904)
       Changes in assets and liabilities
          (Increase) decrease in accounts receivable...............       (9,352)         9,040
          (Increase) decrease in prepaid expenses..................      (11,439)            72
          Increase in other asset..................................       (2,822)            --
          Increase in accounts payable.............................      183,338        244,517
          Increase in accrued expenses.............................      127,407         18,554
          Increase (decrease) in deferred income taxes.............     (284,000)       128,000
                                                                     -----------    -----------
               Total adjustments...................................    1,501,975      1,223,193
                                                                     -----------    -----------
               Net cash provided by operating activities...........      759,405      1,033,047
Cash flows from investing activities
  Capital expenditures.............................................     (203,112)      (229,613)
  Proceeds from sale of assets.....................................       54,297        195,714
                                                                     -----------    -----------
               Net cash used in investing activities...............     (148,815)       (33,899)
Cash flows from financing activities
  Proceeds from long-term obligations..............................      507,239        123,355
  Payments on notes payable to bank................................      (19,000)       (11,900)
  Payments on long-term obligations................................   (1,119,990)      (696,191)
  Stock warrants exercised.........................................        9,333             --
  Dividends paid...................................................     (132,230)      (133,181)
                                                                     -----------    -----------
               Net cash used in financing activities...............     (754,648)      (717,917)
                                                                     -----------    -----------
Net increase (decrease) in cash....................................     (144,058)       281,231
Cash (overdraft) at beginning of period............................      147,910       (133,321)
                                                                     -----------    -----------
Cash at end of period..............................................  $     3,852    $   147,910
                                                                      ==========     ==========

        The accompanying notes are an integral part of these statements.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.  THE COMPANY

     Payphones of America, Inc. operates, services and maintains a system of approximately 2,800 pay telephones in the Southeastern and Midwestern United States.

2.  PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

3.  ACCOUNTS RECEIVABLE

     The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

4.  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes. Future income taxes resulting from depreciation temporary differences have been provided for.

5.  INTANGIBLE ASSETS

     Site location contracts are exclusive rights to operate pay telephones at various locations acquired through business combinations and are stated at cost. Amortization of site contract costs is recorded using the straight-line method over five years, the expected average lives of the contracts.

     The Company has classified as goodwill the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized on a straight-line method over 40 years. The covenants not to compete are being amortized over their contractual lives of five years. Other intangible assets, including license agreements and deferred financing costs, are amortized over the life of the agreements.

6.  RECOGNITION OF REVENUE

     Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call.

7.  CONCENTRATIONS OF CREDIT RISK

     Revenues have a significant concentration of credit risk in the telecommunications industry. In addition, a significant amount of 1995 revenues were generated by the Company's pay telephones located in the states of Missouri (36%) and Virginia (33%). No other area has a disproportionate credit risk.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.  USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B -- GOING CONCERN

     The Company has experienced recurring losses and has accumulated losses since inception of $1,324,816. As of December 31, 1995, the Company's current liabilities exceed its current assets by $2,196,559. These factors raise doubt about the Company's ability to continue as a going concern. The Company's continued existence as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms of its debt and lease obligations and to obtain additional financing or refinancing as may be required. Historically, the Company has generated sufficient cash flow to meet its obligations and to pay its debt and lease obligations, and, although it cannot be assured that the Company will be able to continue as a going concern in view of its present financial condition, management believes that continued strategic business acquisitions and improvements in planning and budgeting should enable the Company to meet its obligations and sustain its operations.

NOTE C -- NOTE PAYABLE TO BANK

     Note payable to bank is comprised of a $245,000 revolving line of credit agreement with Mark Twain Bank. Interest is payable monthly at 1.50% over the bank's corporate base rate (8.50% at December 31, 1995). The line of credit is secured by certain equipment of the Company and other accounts receivable and matures on February 10, 1996.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE D -- LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following at December 31:

                                                                1995
                                               --------------------------------------
                                                CURRENT      LONG-TERM                      1994
                                                PORTION       PORTION        TOTAL         TOTAL
                                               ----------    ----------    ----------    ----------
Notes payable to stockholders................  $  248,333    $  184,276    $  432,609    $  149,000
Note payable to Mark Twain Bank..............       1,594        26,988        28,582        29,683
Notes payable to Ford Motor Credit Company...      36,098        36,389        72,487        63,582
Notes payable to Ronald L. Coleman...........      14,069       299,868       313,937       426,517
Note payable to Pay-Tele Communications, Inc.
  d/b/a Midwest Telecom......................     105,454       185,273       290,727       397,818
Note payable to Communications
  Finance Corporation........................      87,466       320,034       407,500       482,853
Note payable to R. Greg Kintz and
  Paul Wm. Schindler.........................     103,350        45,750       149,100       236,550
Capital lease obligations
  Berthel, Fisher & Company Leasing, Inc.....     717,554     3,655,275     4,372,829     4,749,921
Intellicall, Inc.............................      17,036            --        17,036        59,466
Copying Concepts Office Systems..............          --            --            --         2,168
                                               ----------    ----------    ----------    ----------
                                               $1,330,954    $4,753,853    $6,084,807    $6,597,558
                                                =========     =========     =========     =========

     The notes payable to stockholders consist of eight unsecured loans maturing at various dates through April 30, 2000. Interest is payable at the rate of 10%.

     The note payable to Mark Twain Bank requires payments of $326 per month including interest at the rate of 8.75%. The final payment of the entire unpaid balance of principal and interest will be due October 15, 1998. This note is secured by a deed of trust for a condominium.

     The notes payable to Ford Motor Credit Company consist of ten loans secured by automobiles and trucks maturing at various dates through April 22, 1999. The notes require monthly payments of $4,329 including interest at rates from 8.12% to 10.54%.

     The notes payable to Ronald L. Coleman consist of two loans. The notes are unsecured and mature in April, 2007. These notes require monthly payments of $4,271 including interest at rates from 8% to 15%.

     The note payable to Pay-Tele Communications, Inc. d/b/a Midwest Telecom is secured by telephone equipment and site location contracts. The note requires annual principal payments of $100,000 with interest at the rate of 10% through maturity on June 1, 1998. The note is personally guaranteed by the stockholders of the Company.

     The note payable to Communications Finance Corporation is secured by telephone equipment and site location contracts. The note requires monthly payments of $11,895 including interest at the rate of 15% through maturity on September 15, 1999. The note is personally guaranteed by the stockholders of the Company.

     The note payable to R. Greg Kintz and Paul Wm. Schindler requires monthly principal payments of $7,950 plus interest at rates from 12% to 16% through maturity on May 1, 1997. The stockholders of the Company have personally pledged some of their common stock to the lenders as security.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE D -- LONG-TERM OBLIGATIONS (CONTINUED)

     The Company conducts a portion of its business using leased pay telephone equipment and other intangible assets. For financial and tax reporting purposes, the present values of minimum lease payments have been capitalized. Implicit interest rates for these leases range from 14% to 18%.

     The leases, which are noncancelable, expire at various dates through 2001. The following is a schedule of leased property and other assets under capital leases included on the accompanying balance sheets:

            Telephone equipment.....................................  $ 3,871,519
            Site location contracts.................................    2,980,749
                                                                      -----------
                                                                        6,852,268
              Less accumulated depreciation and amortization........   (2,256,701)
                                                                      -----------
                                                                      $ 4,595,567
                                                                       ==========

     Annual maturities of all long-term obligations are as follows for years following December 31, 1995:

            1996....................................................  $ 1,330,954
            1997....................................................    1,087,032
            1998....................................................    1,024,518
            1999....................................................      998,138
            2000....................................................      771,115
            2001 and thereafter.....................................      873,050
                                                                      -----------
                                                                      $ 6,084,807
                                                                       ==========

NOTE E -- INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting For Income Taxes" (SFAS). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax income and expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are accumulated depreciation and accumulated amortization.

     The provision for income taxes consists of the following for the year ended December 31:

                                                             1995          1994
                                                           ---------     ---------
            Current......................................  $  (6,280)    $  (8,856)
            Deferred.....................................    284,000      (128,000)
                                                           ---------     ---------
                                                           $ 277,720     $(136,856)
                                                           =========     =========

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE E -- INCOME TAXES (CONTINUED)

     Deferred tax assets and liabilities are attributable to the following at December 31:

                                                                     1995          1994
                                                                   ---------     ---------
    Deferred tax assets (liabilities)
      Noncurrent
         Accumulated depreciation................................  $(472,000)    $(365,000)
         Accumulated amortization................................    262,000        81,000
         Tax benefit of net operating loss carryforward..........    460,000            --
                                                                   ---------     ---------
                                                                     250,000      (284,000)
    Less valuation allowance.....................................   (250,000)           --
                                                                   ---------     ---------
           Net deferred tax asset (liability)....................  $      --     $(284,000)
                                                                   =========     =========

     A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred assets reflect management's estimate of the amount which will be realized from future profitability which can be predicted with reasonable certainty.

     The Company has net operating loss carryforwards for Federal income tax purposes which are available to offset future Federal taxable income. These carryforwards expire as follows:

            2008.....................................................  $    9,194
            2009.....................................................     332,849
            2010.....................................................     836,510
                                                                       ----------
                                                                       $1,178,553
                                                                        =========

NOTE F -- COMMITMENTS

     The Company conducts a substantial portion of its operations utilizing leased facilities and equipment. The minimum rental commitments under operating leases are as follows for the year ended December 31:

            1996......................................................  $ 95,091
            1997......................................................    93,246
            1998......................................................    60,550
            1999......................................................    59,000
            2000......................................................    64,400
            2001 and thereafter.......................................   310,500
                                                                        --------
            Total minimum lease payments..............................  $682,787
                                                                        ========

     Rent expense for all operating leases for the years ended December 31, 1995 and 1994, was $71,512 and $31,389, respectively.

NOTE G -- STOCK WARRANTS

     The Company has issued various warrants which are exercisable for common stock as follows:

                WARRANT      NUMBER       EXERCISE        EXPIRATION
                NUMBER      OF SHARES      PRICE             DATE
                -------     ---------     --------     -----------------
                   6         319,114       $ 1.00      October 24, 2004
                   9         250,000       $ 2.00      July 28, 2000

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE G -- STOCK WARRANTS (CONTINUED)

     Warrant six has been issued to the Company's vice president and warrant nine has been issued to a lender.

NOTE H -- STATEMENT OF CASH FLOWS

     Cash paid for interest and income taxes was as follows during the year ended December 31:

                                                               1995         1994
                                                             --------     --------
            Interest.......................................  $852,612     $597,956
            Income taxes...................................     6,280       16,388

     During 1995 and 1994, the Company entered into capital lease obligations totalling $100,000 and $4,000,000, respectively, which represent noncash financing activities.

NOTE I -- PRIOR PERIOD ADJUSTMENT

     Retained earnings at December 31, 1994, were restated following completion of the Company's first audit to reflect the correction of the following account balances:

            Accounts receivable......................................  $ (14,061)
            Property and equipment...................................     15,307
            Other assets.............................................     20,521
            Accumulated depreciation and amortization................     21,219
            Accounts payable.........................................    (94,965)
            Income taxes payable.....................................    (20,639)
            Notes payable............................................     49,112
            Deferred income taxes....................................   (156,000)
            Additional contributed capital...........................    (55,192)
            Other....................................................     (3,675)
                                                                       ---------
                                                                       $ 238,373
                                                                       =========

NOTE J -- ACQUISITION

     On September 23, 1994, the Company purchased certain assets of Eastern Telecom Corporation, operators of pay telephones in the Southeastern region of the United States. The acquisition was accounted for using the purchase method. The purchase price of $4,000,000 was allocated as follows:

            Fair market value of assets acquired
              Inventories............................................  $    2,000
              Equipment..............................................   1,721,839
              Site contracts.........................................   2,276,161
                                                                       ----------
            Purchase price...........................................  $4,000,000
                                                                        =========

     In connection with the asset purchase, the Company entered into a purchase commitment with the seller for services of $500,000. In 1995, the commitment decreased to approximately $192,000 based on actual revenues generated by the assets acquired. The Company's annual obligation under this agreement is $32,000 through 2001.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE K -- RECLASSIFICATIONS

     Certain reclassifications have been made to the 1994 financial statements to conform to the 1995 presentation.

NOTE L -- SUBSEQUENT EVENT

     On February 7, 1996, the Telecommunications Act of 1996 was signed into law. The Act recognizes that independent public payphone providers are entitled to fair rules to compete with the Regional Bell Operating Companies and other local exchange companies. For instance, the Act prohibits Bell operating companies from subsidizing payphone service directly or indirectly with revenues generated from their exchange or access services. Bell companies are also prohibited from discriminating in favor of their payphone services. The legislation directs the Federal Communications Commission to develop fair rules in implementing the payphone provision within nine months. The potential impact of this Act on the financial position of the Company is unknown at this time.

NOTE M -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash, trade receivables, trade payables and debt instruments. The book values of cash and trade payables are representative of their fair values due to the short-term maturity of these instruments. The book value of the Company's debt instruments is considered to approximate their fair value at December 31, 1995, based on market rates and conditions.

                        INDEPENDENT ACCOUNTANTS' REPORT

Payphones of America, Inc. and Subsidiary
Stockholders and Board of Directors

     We have reviewed the accompanying consolidated balance sheets, income statements and cash flow statements of Payphones of America, Inc. and Subsidiary as of June 30, 1996 and 1995, and for the six month periods then ended. These financial statements are the responsibility of the company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

                                          KERBER, ECK & BRAECKEL LLP

St. Louis, Missouri
October 16, 1996

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                    JUNE 30,
                                   UNAUDITED

                                     ASSETS

                                                                    1996               1995
                                                               --------------     --------------
Current assets
  Accounts receivable.......................................   $   372,557.99     $   339,498.44
  Prepaid expenses..........................................        39,245.11          26,097.67
  Other.....................................................        40,210.91          91,139.99
                                                               --------------     --------------
          Total current assets..............................       452,014.01         456,736.10
                                                               --------------     --------------
Operating equipment
  Telecommunications equipment..............................     3,924,343.66       3,848,670.36
  Telephone equipment held for installation.................        20,684.45          20,684.45
                                                               --------------     --------------
                                                                 3,945,028.11       3,869,354.81
  Less accumulated depreciation and amortization............    (1,533,605.18)       (991,873.18)
                                                               --------------     --------------
Net operating equipment.....................................     2,411,422.93       2,877,481.63
                                                               --------------     --------------
Leasehold improvements, equipment, furniture and fixtures
  net of accumulated depreciation and amortization of
  $180,991.76 and $118,347.19 respectively..................        30,706.63         167,422.68
Intangible assets
  Site contracts, net.......................................     1,688,500.68       2,234,952.07
  Non compete agreements, net...............................       197,083.33         362,083.35
  Other.....................................................       793,406.35         831,335.75
                                                               --------------     --------------
                                                                 2,678,990.36       3,428,371.17
                                                               --------------     --------------
                                                               $ 5,573,133.93     $ 6,930,011.58
                                                               ==============     ==============
                                          LIABILITIES
Current liabilities
  Book overdraft of cash....................................   $   170,709.08     $   169,071.69
  Notes payable to bank.....................................       243,750.00         249,750.00
  Accounts payable..........................................        73,168.23          53,245.60
  Accrued expenses..........................................       583,216.66         773,202.58
  Current maturities of long term debt......................       736,073.00          63,003.28
                                                               --------------     --------------
          Total current liabilities.........................     1,806,916.97       1,308,273.15
                                                               --------------     --------------
Long-term debt, less current maturities
  Notes payable and obligations under capital leases........     4,568,293.81       5,891,563.57
  Notes payable to stockholders.............................       568,090.19         262,894.81
Deferred income taxes.......................................               --         284,000.00
                                                               --------------     --------------
          Total liabilities.................................     6,943,300.97       7,746,731.53
                                                               --------------     --------------
Stockholders' equity
  Common stock..............................................       348,756.03         348,756.03
  Additional paid-in-capital................................               --         (46,133.09)
  Accumulated deficit.......................................    (1,718,923.07)     (1,119,342.89)
                                                               --------------     --------------
          Total stockholders' equity........................    (1,370,167.04)       (816,719.95)
                                                               --------------     --------------
                                                               $ 5,573,133.93     $ 6,930,011.58
                                                               ==============     ==============

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                         CONSOLIDATED INCOME STATEMENTS

                           SIX MONTHS ENDED JUNE 30,
                                   UNAUDITED

                                                                     1996              1995
                                                                 -------------     -------------
Revenues
  Coin calls...................................................  $1,516,505.67     $1,649,738.77
  Non coin calls...............................................   1,539,280.30      1,937,053.41
  Other........................................................     712,438.98         13,786.67
                                                                 -------------     -------------
          Total revenues.......................................   3,768,224.95      3,600,578.85
                                                                 -------------     -------------
Cost of revenues
  Line access charges..........................................     698,365.13        866,025.91
  Commissions..................................................     436,680.69        556,942.49
  Service and collections......................................   1,060,772.30        777,406.11
  Depreciation and amortization................................     596,134.05        572,783.12
                                                                 -------------     -------------
          Total cost of revenues...............................   2,791,952.17      2,773,157.63
                                                                 -------------     -------------
Gross profit...................................................     976,272.78        827,421.22
Selling, general and admin. expenses...........................     985,289.98        943,668.15
                                                                 -------------     -------------
Operating loss.................................................      (9,017.20)      (116,246.93)
Other income(expense)
  Interest expense.............................................    (333,229.92)      (479,226.62)
  Gain(loss)on sale of assets..................................     (55,474.76)         6,273.67
  Other income.................................................       4,110.74          4,192.64
                                                                 -------------     -------------
          Total other income(expense)..........................    (384,593.94)      (468,760.31)
                                                                 -------------     -------------
Loss before taxes on income....................................    (393,611.14)      (585,007.24)
Taxes on income................................................             --                --
                                                                 -------------     -------------
          Net loss.............................................  $ (393,611.14)    $ (585,007.24)
                                                                 =============     =============

                    PAYPHONES OF AMERICA, INC AND SUBSIDIARY

                       CONSOLIDATED CASH FLOW STATEMENTS

                           SIX MONTHS ENDED JUNE 30,
                                   UNAUDITED

                                                                      1996             1995
                                                                  ------------     ------------
Increase(decrease) in cash
  Operating activities
     Net loss...................................................  $(393,611.14)    $(585,007.24)
     Adjustments to reconcile net loss to net cash provided by
       operating activities:
     Depreciation and amortization..............................    698,211.55       679,329.58
     (Gain) loss on sale of property and equipment..............     55,474.76        (6,273.67)
     Changes in assets and liabilities:
       Decrease in accounts receivable..........................      4,767.01        28,474.56
       Increase in prepaid expenses.............................    (13,491.11)      (11,782.67)
       (Decrease)increase in accounts payable and accrued
          expenses..............................................   (372,401.11)      108,407.18
                                                                  ------------     ------------
          Total adjustments.....................................    372,561.10       798,154.98
                                                                  ------------     ------------
          Net cash provided by operating activities.............    (21,050.04)      213,147.74
Investing activities
  Purchase of fixed assets......................................    (54,350.00)      (40,442.55)
  Proceeds from sale of assets..................................     20,000.00         6,273.67
                                                                  ------------     ------------
          Net cash used in investing activities.................    (34,350.00)      (34,168.88)
                                                                  ------------     ------------
Financing activities
  Proceeds from notes and capital leases........................    489,928.35       210,816.45
  Principal payments on debt....................................   (609,089.39)     (601,496.75)
  Stock warrants exercised......................................            --         9,333.34
  Dividends paid................................................            --      (114,613.68)
                                                                  ------------     ------------
Net cash used in financing activities...........................   (119,161.04)     (495,960.64)
                                                                  ------------     ------------
Net increase(decrease) in cash..................................   (174,561.08)     (316,981.78)
Cash beginning of period........................................      3,852.00       147,910.09
                                                                  ------------     ------------
Cash overdraft at end of period.................................  $(170,709.08)    $(169,071.69)
                                                                  ============     ============

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1996 AND 1995
                                   UNAUDITED

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

     1. The Company

     Payphones of America, Inc. operates, services and a system of approximately 2,800 pay telephones in the Southeastern and Midwestern United States.

     2. Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

     3. Accounts Receivable

     The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

     4. Property and Equipment

     Property and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes. Future income taxes resulting from depreciation temporary differences have been provided for.

     5. Intangible Assets

     Site location contracts are exclusive rights to operate pay telephones at various locations acquired through business combinations and are stated at cost. Amortization of site contract costs is recorded using the straight-line method over five years, the expected average lives of the contracts.

     The Company has classified as goodwill the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized on a straight-line method over 40 years. The covenants not to compete are being amortized over their contractual lives of five years. Other intangible assets, including license agreements and deferred financing costs, are amortized over the life of the agreements.

     6. Recognition of Revenue

     Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call.

     7. Concentrations of Credit Risk

     Revenues have a significant concentration of credit risk in the telecommunications industry. In addition, a significant amount of revenues were generated by the Company's pay telephones located in the states of Missouri and Virginia. No other area has a disproportionate credit risk.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                             JUNE 30, 1996 AND 1995
                                   UNAUDITED

     8. Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B -- NOTE PAYABLE TO BANK

     Note payable to bank is comprised of a $245,000 revolving line of credit agreement with Mark Twain Bank. Interest is payable monthly at 1.50% over the bank's corporate base rate (8.25% at June 30, 1996). The line of credit is secured by certain equipment of the Company and other accounts receivable and matures on October 10, 1996.

NOTE C -- LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following at June 30, 1996:

                                                      CURRENT      LONG-TERM
                                                      PORTION       PORTION         TOTAL
                                                      --------     ----------     ----------
    Notes payable to stockholders.................    $ 76,100     $  568,090     $  644,190
    Notes payable to Ford Motor Credit Company....      14,070         36,389         50,459
    Notes payable to Ronald L. Coleman............       7,232        299,868        307,100
    Note payable to Pay-Tele Communications, Inc.
      d/b/a Midwest Telecom.......................      23,909        185,273        209,182
    Note payable to Communications Finance
      Corporation.................................      66,806        320,034        386,840
    Note payable to R. Greg Kintz and Paul Wm.
      Schindler...................................      47,700         45,750         93,450
    Capital lease obligations Berthel, Fisher &
      Company Leasing, Inc........................     492,910      3,680,980      4,173,890
      Intellicall, Inc............................       7,346             --          7,346
                                                      --------     ----------     ----------
                                                      $736,073     $5,136,384     $5,872,457
                                                      ========     ==========     ==========

     The notes payable to stockholders consist of eight unsecured loans maturing at various dates through April 30, 2000. Interest is payable at the rate of 10%.

     The note payable to Mark Twain Bank requires payments of $326 per month including interest at the rate of 8.75%. The final payment of the entire unpaid balance of principal and interest will be due October 15, 1998. This note is secured by a deed of trust for a condominium.

     The notes payable to Ford Motor Credit Company consist of ten loans secured by automobiles and trucks maturing at various dates through April 22, 1999. The notes require monthly payments of $4,329 including interest at rates from 8.12% to 10.54%.

     The notes payable to Ronald L. Coleman consist of two loans. The notes are unsecured and mature in April, 2007. These notes require monthly payments of $4,271 including interest at rates from 8% to 15%.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                             JUNE 30, 1996 AND 1995
                                   UNAUDITED

     The note payable to Pay-Tele Communications, Inc. d/b/a Midwest Telecom is secured by telephone equipment and site location contracts. The note requires annual principal payments of $100,000 with interest at the rate of 10% through maturity on June 1, 1998. The note is personally guaranteed by the stockholders of the Company.

     The note payable to Communications Finance Corporation is secured by telephone equipment and site location contracts. The note requires monthly payments of $11,895 including interest at the rate of 15% through maturity on September 15, 1999. The note is personally guaranteed by the stockholders of the Company.

     The note payable to R. Greg Kintz and Paul Wm. Schindler requires monthly principal payments of $7,950 plus interest at rates from 12% to 16% through maturity on May 1, 1997. The stockholders of the Company have personally pledged some of their common stock to the lenders as security.

     The Company conducts a portion of its business using leased pay telephone equipment and other intangible assets. For financial and tax reporting purposes, the present values of minimum lease payments have been capitalized. Implicit interest rates for these leases range from 14% to 18%.

     The leases, which are noncancelable, expire at various dates through 2001. The following is a schedule of leased property and other assets under capital leases included on the accompanying balance sheets:

                    Telephone equipment......................  $3,871,519
                    Site location contracts..................   2,980,749
                                                               ----------
                                                                6,852,268
                      Less accumulated depreciation and
                         amortization........................   2,934,631
                                                               ----------
                                                               $3,917,637
                                                               ==========

     Annual maturities of all long-term obligations are as follows for years following June 30, 1996:

                    1997.....................................  $1,208,993
                    1998.....................................   1,055,775
                    1999.....................................   1,011,328
                    2000.....................................     884,627
                    2001.....................................     822,083
                    2002 and thereafter......................     436,524
                                                               ----------
                                                               $5,419,330
                                                               ==========

NOTE D -- INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting For Income Taxes" (SFAS). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax income and expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are accumulated depreciation and accumulated amortization.

     There was no provision for income taxes for the periods ended June 30, 1996 and 1995.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                             JUNE 30, 1996 AND 1995
                                   UNAUDITED

     Deferred tax assets and liabilities are attributable to the following at June 30,:

                                                                 1996          1995
                                                               ---------     ---------
        Deferred tax assets (liabilities)
          Noncurrent
             Accumulated depreciation........................  $(472,000)    $(365,000)
             Accumulated amortization........................    262,000        81,000
             Tax benefit of net operating loss
               carryforward..................................    460,000       284,000
                                                               ---------     ---------
                                                                 250,000            --
          Less valuation allowance...........................   (250,000)           --
                                                               ---------     ---------
                  Net deferred tax asset (liability).........  $      --     $      --
                                                               =========     =========

     A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred assets reflect management's estimate of the amount which will be realized from future profitability which can be predicted with reasonable certainty.

     The Company has net operating loss carryforwards (based on filed tax returns through December 31, 1995) for Federal income tax purposes which are available to offset future Federal taxable income. These carryforwards expire as follows:

                    2008.....................................  $    9,194
                    2009.....................................     332,849
                    2010.....................................     836,510
                                                               ----------
                                                               $1,178,553
                                                               ==========

NOTE E -- COMMITMENTS

     The Company conducts a substantial portion of its operations utilizing leased facilities and equipment. The minimum rental commitments under operating leases are as follows for the year ended June 30,:

                    1997...................................   $  94,169
                    1998...................................      76,898
                    1999...................................      59,775
                    2000...................................      61,700
                    2001...................................      64,400
                    2002 and thereafter....................     278,300
                                                             -----------
                    Total minimum lease payments...........   $ 635,242
                                                             ===========

     Rent expense for all operating leases for the periods ended June 30, 1996 and 1995, was $47,545 and $35,756, respectively.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                             JUNE 30, 1996 AND 1995
                                   UNAUDITED

NOTE F -- STOCK WARRANTS

     The Company has issued various warrants which are exercisable for common stock as follows:

                WARRANT       NUMBER       EXERCISE        EXPIRATION
                NUMBER      OF SHARES       PRICE             DATE
                -------     ----------     --------     -----------------
                   6          319,114       $ 1.00      October 24, 2004
                   9          250,000       $ 2.00      July 28, 2000

     Warrant six has been issued to the Company's vice president and warrant nine has been issued to a lender.

NOTE G -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash, trade receivables, trade payables and debt instruments. The book values of cash and trade payables are representative of their fair values due to the shortterm maturity of these instruments. The book value of the Company's debt instruments is considered to approximate their fair value at June 30, 1996, based on market rates and conditions.

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
OF AMTEL COMMUNICATIONS, INC:

We have audited the accompanying combined balance sheets of Amtel
Communications, Inc., and Combined Companies (Note B) as of June 30, 1996 and December 31, 1995, and the related combined statements of operations, stockholder's deficit, and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amtel Communications, Inc., and combined Companies (Note B) as of June 30, 1996 and December 31, 1995, and the results of their operations and their cash flows for the periods then ended in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note A, on August 3, 1995, the Company filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code and was authorized to continue managing and operating the business as a debtor in possession subject to the control and supervision of the Bankruptcy Court. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Harlan & Boettger

San Diego, California
August 23, 1996

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN POSSESSION)

                            COMBINED BALANCE SHEETS

                                                               JUNE 30,
                                                                 1996        DECEMBER 31, 1995
                                                             ------------    -----------------
CURRENT ASSETS
  Cash.....................................................  $   422,566        $   616,974
  Accounts receivable......................................      527,883            791,238
  Inventory................................................    2,001,072          1,874,290
  Other....................................................      137,553            180,280
                                                             ------------    -----------------
  TOTAL CURRENT ASSETS.....................................    3,089,074          3,462,782
                                                             ------------    -----------------
FIXED ASSETS (Note C)
  Property and equipment, net..............................      462,813          1,060,119
  Deferred site costs, net.................................    9,812,154         10,359,692
                                                             ------------    -----------------
     TOTAL FIXED ASSETS....................................   10,274,967         11,419,811
                                                             ------------    -----------------
OTHER ASSETS...............................................      294,619            289,216
                                                             ------------    -----------------
     TOTAL ASSETS..........................................  $13,658,660        $15,171,809
                                                             ===========     =================
POST-PETITION LIABILITIES
  Accounts payable - trade.................................  $   677,425        $ 1,010,211
  Accounts payable - bankruptcy............................    1,253,555            539,942
  Accrued expenses.........................................      767,661            709,518
                                                             ------------    -----------------
  TOTAL POST-PETITION LIABILITIES..........................    2,698,641          2,259,671
PRE-PETITION LIABILITIES
  SUBJECT TO COMPROMISE (Note D)
  Accounts payable - trade.................................    6,123,480          6,123,480
  Accrued sales tax........................................    1,615,671          1,615,671
  Notes payable............................................    7,774,805          7,774,805
  Lessor liabilities.......................................   65,085,000         65,085,000
                                                             ------------    -----------------
  TOTAL PRE-PETITION LIABILITIES...........................   80,598,956         80,598,956
                                                             ------------    -----------------
STOCKHOLDER'S DEFICIT
  Common stock, 1,000,000 shares authorized, $0.01 par
     value, 400,000 shares authorized, no par value, 50,000
     shares issued and outstanding.........................       50,000             50,000
  Retained deficit.........................................  (69,688,937 )      (67,736,818)
                                                             ------------    -----------------
  TOTAL STOCKHOLDER'S DEFICIT..............................  (69,638,937 )      (67,686,818)
                                                             ------------    -----------------
  TOTAL LIABILITIES & DEFICIT..............................  $13,658,660        $15,171,809
                                                             ===========     =================

              See accompanying notes to the financial statements.

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)

                        COMBINED STATEMENT OF OPERATIONS

                                                             FOR THE SIX       FOR THE YEAR
                                                            MONTHS ENDED           ENDED
                                                            JUNE 30, 1996    DECEMBER 31, 1995
                                                            -------------    -----------------
REVENUE
  Coin....................................................   $ 4,696,852       $   9,689,179
  LD Commissions..........................................     1,406,593           2,848,753
  Interstate..............................................       578,681             761,181
  Intralata...............................................       460,601           1,849,477
  Other...................................................        62,095           1,910,550
                                                            -------------    -----------------
  TOTAL REVENUE...........................................     7,204,822          17,059,140
                                                            -------------    -----------------
COSTS AND EXPENSES
  Line charges............................................     2,428,704           6,862,015
  Location commissions....................................     1,639,127           3,921,741
  Other operating expenses................................       321,947           2,651,734
  Selling, general and administrative.....................     2,231,970          15,103,091
  Depreciation and amortization...........................       777,823           1,621,029
  Other...................................................            --              67,356
                                                            -------------    -----------------
LOSS FROM OPERATIONS BEFORE OTHER
  EXPENSES AND REORGANIZATION ITEMS.......................      (194,749)        (13,167,826)
                                                            -------------    -----------------
OTHER
  Interest income.........................................        (1,606)                 --
  Interest expense........................................         6,077           7,429,502
  Loss on asset disposal..................................       453,898             429,967
  Other expenses..........................................       505,113                  --
                                                            -------------    -----------------
  LOSS BEFORE REORGANIZATION ITEMS........................    (1,158,231)        (21,027,295)
REORGANIZATION ITEMS (Note E)
  Professional fees.......................................       721,277             539,942
  Other...................................................        68,611                  --
                                                            -------------    -----------------
LOSS BEFORE INCOME TAXES..................................    (1,948,119)        (21,567,237)
INCOME TAXES (Note F).....................................         4,000               4,000
                                                            -------------    -----------------
NET LOSS..................................................   $(1,952,119)      $ (21,571,237)
                                                            ============     =================

              See accompanying notes to the financial statements.

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)

            COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT

                                                  COMMON STOCK                           TOTAL
                                                -----------------      RETAINED      STOCKHOLDER'S
                                                SHARES    AMOUNT       DEFICIT          DEFICIT
                                                ------    -------    ------------    -------------
DECEMBER 31, 1994.............................  50,000    $50,000    $(46,165,581)   $(46,115,581)
  Net loss....................................     --         --      (21,571,237)    (21,571,237)
                                                ------    -------    ------------    ------------
DECEMBER 31, 1995.............................  50,000    50,000      (67,736,818)    (67,686,818)
  Net loss....................................     --         --       (1,952,119)     (1,952,119)
                                                ------    -------    ------------    ------------
JUNE 30, 1996.................................  50,000    $50,000    $(69,688,937)   $(69,638,937)
                                                ======    =======     ===========    ============

              See accompanying notes to the financial statements.

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)
                       COMBINED STATEMENTS OF CASH FLOWS

                                                             SIX MONTHS
                                                                ENDED           YEAR ENDED
                                                            JUNE 30, 1996    DECEMBER 31, 1995
                                                            -------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss................................................   $(1,952,119)      $ (21,571,237)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization........................       777,823           1,621,029
     Loss on disposal of property.........................       453,898             429,966
     Non-cash reorganization items........................       713,613             539,942
     Change in assets and liabilities:
       (Increase) decrease in:
       Accounts receivable................................       263,355              50,449
       Inventory..........................................      (126,782)            (16,077)
       Deposits...........................................        (5,401)           (140,157)
       Other assets.......................................        42,726            (175,612)
     Increase (decrease) in:
       Accounts payable...................................      (332,786)          2,426,573
       Accrued expenses...................................        58,143           2,325,189
       Notes payable......................................            --           4,556,207
                                                            -------------    -----------------
NET CASH USED IN OPERATING ACTIVITIES.....................      (107,530)         (9,953,728)
                                                            -------------    -----------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.....................      (103,518)            (64,151)
  Proceeds from sale of property..........................       147,635                  --
  Expenditures for deferred site costs....................      (130,995)         (2,866,920)
                                                            -------------    -----------------
NET CASH USED IN INVESTING ACTIVITIES.....................       (86,878)         (2,931,071)
                                                            -------------    -----------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on capital lease obligations...................            --             (76,148)
  Proceeds from lessor liabilities........................            --          13,209,000
                                                            -------------    -----------------
NET CASH PROVIDED BY FINANCING ACTIVITIES.................            --          13,132,852
NET INCREASE (DECREASE) IN CASH...........................      (194,408)            248,053
CASH, BEGINNING OF PERIOD.................................       616,974             368,921
                                                            -------------    -----------------
CASH, END OF PERIOD.......................................   $   422,566       $     616,974
                                                            ============     =================

              See accompanying notes to the financial statements.

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

A.  REORGANIZATION AND LEGAL MATTERS:

     Amtel Communications, Inc. and its combined companies (the "Company") filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code (the "Code") on August 3, 1995 (the "petition date") administratively consolidated under Case No. 95-08253-All. The Company is currently operating its business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the Southern District of California. The Company's liabilities as of the petition date are generally subject to settlement in a plan of reorganization, which must be voted on by certain of its creditors and confirmed by the Court. Until a reorganization plan has been confirmed, the Company is prevented from making payments on pre-petition debt unless permitted by the Code or approved by the Court. Certain contracts existing at the petition date have been rejected or assumed with the approval of the Court. The Company continues to review all other unexpired pre-petition executory contracts to determine whether they should be assumed or rejected. Parties affected by the rejection of contracts and leases may file claims against the Company.

     The combined financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations and the realization of assets and the satisfaction of liabilities in the normal course of business. The Chapter 11 filings, the Company's leveraged financial structure, and recurring net losses resulting in a deficit in stockholder's equity, raise substantial doubt about its ability to continue as a going concern. A plan of reorganization may materially change the amounts reported in the consolidated financial statements (which do not give effect to adjustments to the carrying values of assets and liabilities which may be necessary as a consequence of a plan of reorganization). The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the Court,
(2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, and (4) provide sufficient cash from operations to meet future obligations.

     The Company has commenced actions against various parties relating to the management of the Company. These actions seek to avoid or subordinate certain obligations incurred by the Company and to recover certain payments made by or on behalf of the Company in connection with its operations. The Company has also filed actions against several entities seeking avoidance and recovery of certain transfers of interests of the Company in property alleged to be preferences under section 547(b) of the Code. The ultimate outcome of these actions and the potential recoveries, if any, resulting from the resolution of these actions is unknown at this time and, accordingly, no provision for any amounts has been recorded in these combined financial statements.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF COMBINATION

     The combined financial statements include the accounts of Amtel Communications, Inc., Amtel Communications Payphones, Inc., Amtel Communications Services, Inc., Amtel Communications Correctional Facilities, Inc. and ACI-HDT Supply Company. The five entities are all owned 100% by the same individual. Collectively, the five entities will be referred to as "the Company". Material intercompany transactions and balances have been eliminated.

     CASH

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less and money market funds to be cash equivalents.

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
     INVENTORY

     Inventory consists primarily of pay telephones, pedestals, and enclosures to be installed in the Company's business locations. Inventory is stated at the lower of cost or market.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated on the straight-line basis over estimated useful lives of 3-5 years.

     DEFERRED SITE COSTS

     Deferred site costs consist of pay telephones and related components and installation costs necessary to make the pay phone ready for operation. Costs are being amortized on the straight-line method over estimated useful lives of 8 years.

     REVENUE RECOGNITION

     Revenue is recognized when it is earned with the exception of coin revenue, which is recognized when it is collected.

     INCOME TAXES

     The Company provides for federal and state income taxes currently payable as well as for those deferred because of timing differences between reporting income and expenses for financial statement purposes and income and expenses for tax purposes.

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes".

     ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

C.  FIXED ASSETS:

     Included in fixed assets are property and equipment (furniture, fixtures, and computers) and deferred site costs (pay phones, housing and installation costs) both of which are carried at cost.

     Property and equipment and deferred site costs are summarized as follows:

                                         JUNE 30, 1996     DECEMBER 31, 1995
                                         -------------     -----------------
Property and equipment...............     $   989,108         $ 1,898,564
Accumulated depreciation.............        (526,295)           (838,446)
                                          -----------         -----------
       Net...........................     $   462,813         $ 1,060,118
                                          ===========         ===========
Deferred site costs..................     $13,284,000         $13,153,005
Accumulated amortization.............      (3,471,849)         (2,793,313)
                                          -----------         -----------
       Net...........................     $ 9,812,151         $10,359,692
                                          ===========         ===========

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

D.  PRE-PETITION LIABILITIES SUBJECT TO COMPROMISE UNDER REORGANIZATION
PROCEEDINGS:

     Pre-petition liabilities consist of secured and unsecured debt, all of which are subject to compromise under the proposed plan of reorganization. Certain inventory was returned to the parties claiming a secured interest in the asset at or around the petition filing date. The claimed secured claims are classified as subject to compromise as the value of the collateral is less than the corresponding obligation.

     Pre-petition liabilities at June 30, 1996 and December 31, 1995 are as follows:

                                                               1996             1995
                                                            -----------      -----------
        Accounts payable.................................   $ 6,123,480      $ 6,123,480
        Accrued state sales tax..........................     1,615,671        1,615,671
        Secured notes payable............................     7,774,805        7,774,805
        Lessor liabilities...............................    65,085,000       65,085,000
                                                            -----------      -----------
                                                            $80,598,956      $80,598,956
                                                             ==========       ==========

     A plan of reorganization may materially change the amount and terms of these pre-petition liabilities.

     Lessor liability consists of funds borrowed from independent third parties, under which the Company agreed to sell, lease-back, install and maintain, a pay telephone for an initial investment of $3,000 -- $3,600 per pay telephone. The Company agreed to pay $51 per month per phone, for a five year period and then return the initial investment to the investors. Investors had the right to have their investment returned at any time within the five year period for a nominal surrender fee. These transactions have been accounted for as financing transactions and payments made by the Company have been recorded as interest expense in the statement of operations.

     Payments to investors for the six months ended June 30, 1996 and the year ended December 31, 1995 were approximately $0 and $6,762,000, respectively.

     As of the petition date, in accordance with current accounting pronouncements, the Company discontinued accruing interest on its pre-petition debt obligations. If such interest had continued to be accrued, interest expense for the first six months of 1996 and the last five months of 1995 would have been $457,628 and $379,351, respectively. Interest expense associated with the lessor liability is not reflected in these accruals as the obligations are not represented by formal notes.

     In conjunction with the Chapter 11 case, there are differences between claims filed by potential creditors and amounts recorded by the Company. These differences will be resolved by negotiated agreement between the Company and the claimant or by the Court. Additional claims may arise in conjunction with the termination of contractual obligations related to executory contracts and leases. As a result, recorded amounts may be adjusted but the Company believes that any such adjustments will not be material.

E.  REORGANIZATION ITEMS:

     Reorganization items represent expenses resulting from the reorganization and restructuring of the business. Since these expenses do not relate to the Company's normal operations they are reported separately on the statement of operations.

F.  INCOME TAXES:

     As discussed in Note B, the Company adopted SFAS 109, "Accounting for Income Taxes". SFAS 109 requires the use of the balance sheet method of accounting for income taxes. Under this method, a deferred

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

F.  INCOME TAXES (CONTINUED):
tax asset or liability represents the tax effect of temporary differences between financial statement and tax bases of assets and liabilities and is measured using the latest enacted tax rates.

     The provision for income taxes for the six months ended June 30, 1996 and the year ended December 31, 1995 is as follows:

                                                          1996       1995
                                                         ------     ------
                Current provision....................    $4,000     $4,000
                                                         ======     ======

     The Company realized substantial net operating losses for the six months ended June 30, 1996 and the year ended December 31, 1995 as well as in prior periods. Calculation of the temporary differences between financial statement and tax bases of assets and liabilities is complicated by the fact the Company has not filed tax returns since 1993. A valuation reserve has been established equal to the potential tax benefit that could result from the use of the net operating losses for these periods since there is reasonable doubt the Company can generate income to utilize these losses.

G.  COMMITMENTS:

     The Company leases building space for its six branches, including warehouse facilities in Seattle, Washington; Denver, Colorado; Portland, Oregon; Hayward, California; Los Angeles, California; and its corporate headquarters in San Diego, California. The leases have expiration dates ranging from September, 1996 to October, 1998. The agreements call for a cumulative annual base rent of $246,336.

     Net future minimum rental payments required under this lease as of June 30, 1996 are as follows:

                             YEARS ENDED
                              JUNE 30,
                             -----------
                1997.................................    $209,461
                1998.................................     113,040
                1999.................................      33,600
                2000.................................          --
                2001.................................          --
                                                         --------
                                                         $356,101
                                                         ========

     Total rent expense charged to operations for the six months ended June 30, 1996 and the year ended December 31, 1995 was $204,227 and $544,193, respectively.

H.  PROPOSED PLAN OF REORGANIZATION:

     During the six months ended June 30, 1996, the Company evaluated its long-term market strategies with the goal of reducing expenses and improving overall operating results. As a result, the Company entered into an asset purchase agreement with PhoneTel Technologies, Inc. (an Ohio Corporation) ("PhoneTel") dated June 26, 1996 wherein the Company will sell substantially all of its pay phone operating assets for cash and stock of PhoneTel totaling $13,000,000 ($7,000,000 cash and $6,000,000 PhoneTel stock). In July, 1996
PhoneTel made a non refundable deposit of $1,300,000 to open escrow for the purchase of these assets.

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
OF AMTEL COMMUNICATIONS, INC:

     We have audited the accompanying combined statement of revenues and direct operating expenses of Amtel Communications, Inc., and combined Companies (Note
B) for the three months ended December 31, 1994. This combined statement of revenues and direct operating expenses is the responsibility of the Company's management. Our responsibility is to express an opinion on the statement of revenues and direct operating expenses based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and direct operating expenses. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement was prepared to present the revenues and direct operating expenses for the three months ended December 31, 1994, pursuant to the Securities and Exchange Commission's communication dated July 25, 1996 described in Note C, and is not intended to be a complete presentation of the Company's operations.

     In our opinion, the combined statement of revenues and direct operating expenses referred to above presents fairly, in all material respects, the revenue and direct operating expenses of Amtel Communications, Inc., and combined Companies (Note B) for the three months ended December 31, 1994 in conformity with generally accepted accounting principles.

     The accompanying combined statement of revenues and direct operating expenses has been prepared assuming that the Company will continue as a going concern. As described in Note A, on August 3, 1995, the Company filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code and was authorized to continue managing and operating the business as a debtor in possession subject to the control and supervision of the Bankruptcy Court. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The combined statement of revenues and direct operating expenses does not include any adjustment that might result from the outcome of this uncertainty.

Harlan & Boettger

San Diego, California
August 23, 1996

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)

          COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

                                                                      FOR THE THREE
                                                                      MONTHS ENDED
                                                                    DECEMBER 31, 1994
                                                                    -----------------
REVENUE
  Coin..........................................................       $ 2,603,577
  LD Commissions................................................           593,370
  Interstate....................................................            68,155
  Intralata.....................................................           593,842
  Other.........................................................         1,509,861
                                                                       -----------
  TOTAL REVENUE.................................................         5,368,805
                                                                       -----------
COSTS AND EXPENSES
  Line charges..................................................         1,342,855
  Location commissions..........................................           890,903
  Other operating expenses......................................         1,481,073
  Selling, general and administrative...........................         4,115,854
  Depreciation and amortization.................................           480,702
                                                                       -----------
  LOSS FROM OPERATIONS BEFORE OTHER INCOME AND EXPENSES.........        (2,942,582)
                                                                       -----------
OTHER
  Interest income...............................................              (105)
  Interest expense..............................................         2,295,382
                                                                       -----------
  NET LOSS......................................................       $(5,237,859)
                                                                       ===========

         The accompanying notes are an integral part of this statement.

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
     NOTES TO COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

A.  REORGANIZATION AND LEGAL MATTERS:

     Amtel Communications, Inc. and its combined companies (the "Company") filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code (the "Code") on August 3, 1995 (the "petition date") administratively consolidated under Case No. 95-08253-A11. The Company is currently operating its business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the Southern District of California. The Company's liabilities as of the petition date are generally subject to settlement in a plan of reorganization, which must be voted on by certain of its creditors and confirmed by the Court. Until a reorganization plan has been confirmed, the Company is prevented from making payments on pre-petition debt unless permitted by the Code or approved by the Court. Certain contracts existing at the petition date have been rejected or assumed with the approval of the Court. The Company continues to review all other unexpired pre-petition executory contracts to determine whether they should be assumed or rejected. Parties affected by the rejection of contracts and leases may file claims against the Company.

     The combined statement of revenues and direct operating expenses has been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations and the realization of assets and the satisfaction of liabilities in the normal course of business. The Chapter 11 filings, the Company's leveraged financial structure, and recurring net losses resulting in a deficit in stockholder's equity, raise substantial doubt about its ability to continue as a going concern. A plan of reorganization may materially change the amounts reported in the combined statement of revenues and direct operating expenses (which do not give effect to adjustments to the carrying values of assets and liabilities which may be necessary as a consequence of a plan of reorganization). The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the Court,
(2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, and (4) provide sufficient cash from operations to meet future obligations.

     The Company has commenced actions against various parties relating to the management of the Company. These actions seek to avoid or subordinate certain obligations incurred by the Company and to recover certain payments made by or on behalf of the Company in connection with its operations. The Company has also filed actions against several entities seeking avoidance and recovery of certain transfers of interests of the Company in property alleged to be preferences under section 547(b) of the Code. The ultimate outcome of this actions and the potential recoveries, if any, resulting from the resolution of these actions is unknown at this time and, accordingly, no provision for any amounts has been recorded in this combined statement of revenues and direct operating expenses.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF COMBINATION

     The combined statement of revenues and direct operating expenses includes the accounts of Amtel Communications, Inc., Amtel Communications Payphones, Inc., Amtel Communications Services, Inc., Amtel Communications Correctional Facilities, Inc. and ACI-HDT Supply Company. The five entities are all owned 100% by the same individual. Collectively, the five entities will be referred to as "the Company". Material intercompany transactions and balances have been eliminated.

     REVENUE RECOGNITION

     Revenue is recognized when it is earned with the exception of coin revenue, which is recognized when it is collected.

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
     NOTES TO COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                                  (CONTINUED)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
     ESTIMATES

     The preparation of a combined statement of revenues and direct operating expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined statement of revenues and direct operating expenses and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

C.  INCOMPLETE PRESENTATION:

     By letter dated July 25, 1996 to PhoneTel Technologies, Inc., the Securities and Exchange Commission (SEC) granted a waiver of Item 310(c) of Regulation S-B which requires submission of two years of audited statements of operations. Instead, the SEC has accepted audited statements of operations for a twenty-one month period. This combined statement of revenues and direct operating expenses together with the combined statement of operations from the audited financial statements for the six months ended June 30, 1996 and for the year ended December 31, 1996 comprise the twenty-one month period.

D.  SUBSEQUENT EVENT -- PROPOSED PLAN OF REORGANIZATION:

     In 1996, the Company evaluated its long-term market strategies with the goal of reducing expenses and improving overall operating results. As a result, the Company entered into an asset purchase agreement with PhoneTel Technologies, Inc. (an Ohio Corporation) ("PhoneTel") dated June 26, 1996 wherein the Company will sell substantially all of its pay phone operating assets for cash and stock of PhoneTel totaling $13,000,000 ($7,000,000 cash and $6,000,000 PhoneTel stock). In July, 1996 PhoneTel made a non refundable deposit of $1,300,000 to open escrow for the purchase of these assets.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Cherokee Communications, Inc.:

     We have audited the accompanying balance sheets of Cherokee Communications, Inc. (the Company) as of September 30, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Dallas, Texas
November 17, 1995

                         CHEROKEE COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1995 AND 1994

                                                                       1995            1994
                                                                    -----------     -----------
ASSETS
Current assets:
  Cash and cash equivalents.......................................  $   668,778     $   780,962
  Short-term cash investments.....................................                      150,000
  Trade accounts receivable, less allowance for doubtful accounts
     of $264,803 and $255,965, respectively (Notes 6 and 10)......    4,453,192       4,251,894
  Inventories (Note 6)............................................      137,036          78,792
  Prepaid expenses and other current assets (Note 10).............      303,273         213,863
  Deferred income tax benefits (Note 9)...........................      108,717         112,718
                                                                    -----------     -----------
          Total current assets....................................    5,670,996       5,588,229
Property and equipment -- net (Notes 2, 3 and 6)..................   12,935,453      11,334,863
Site licenses -- net (Note 1).....................................    1,941,467       2,221,780
Investment in and advances to affiliates (Note 5).................      164,549          30,188
Deferred income tax benefits (Note 9).............................                       93,704
Other assets -- net (Note 4)......................................      681,754         890,856
                                                                    -----------     -----------
               TOTAL..............................................  $21,394,219     $20,159,620
                                                                    ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable -- receivable financing (Note 6)...................  $   659,604     $ 1,705,174
  Current portion of other notes payable (Note 6).................    1,491,767       1,395,338
  Current portion of capital lease obligations (Note 7)...........    1,094,381       1,616,814
  Accounts payable................................................      310,358         267,755
  Accrued telecommunication and other expenses....................    2,971,935       2,575,808
  Income taxes payable............................................      256,140         368,143
                                                                    -----------     -----------
          Total current liabilities...............................    6,784,185       7,929,032
Long-term liabilities:
  Notes payable, less current portion (Note 6)....................    6,605,835       5,295,294
  Capital lease obligations, less current portion (Note 7)........      780,593       2,139,216
  Deferred income tax liability (Note 9)..........................      342,359
                                                                    -----------     -----------
          Total long-term liabilities.............................    7,728,787       7,434,510
Commitments and contingencies (Notes 7 and 11)
Shareholders' equity (Note 8):
  Convertible redeemable preferred stock..........................    2,400,000       2,400,000
  Common stock warrants, with mandatory redemption requirements...    1,087,000       1,087,000
  Common stock, no par value; 15,000,000 shares authorized,
     5,320,467 and 5,312,467 shares issued and outstanding,
     respectively.................................................      351,903         343,183
  Additional paid-in capital......................................       10,630          10,630
  Retained earnings...............................................    3,031,714         955,265
                                                                    -----------     -----------
          Total shareholders' equity..............................    6,881,247       4,796,078
                                                                    -----------     -----------
               TOTAL..............................................  $21,394,219     $20,159,620
                                                                    ===========     ===========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                              STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                                           1995           1994           1993
                                                        -----------    -----------    -----------
Telecommunications revenues:
  Pay phone coin calls................................  $14,036,665    $10,797,869    $ 7,258,037
  Automated operator, routed calls....................   17,049,394     16,425,708     13,543,072
  Other (Note 5)......................................      505,581        641,899        825,694
                                                        -----------    -----------    -----------
          Total.......................................   31,591,640     27,865,476     21,626,803
Operating costs and expenses:
  Telephone charges...................................    7,851,842      7,257,272      4,956,950
  Commissions.........................................    4,909,445      4,341,260      3,258,932
  Telecommunication fees and validation...............    1,821,930      1,834,389      1,843,614
  Depreciation and amortization (Note 2)..............    4,298,090      4,284,734      3,218,450
  Field operations personnel..........................    2,016,935      1,610,952      1,191,829
  Chargebacks and doubtful accounts...................    1,104,896        784,636      1,046,353
  Selling, general and administrative (Note 10).......    5,520,405      4,634,890      3,714,601
                                                        -----------    -----------    -----------
          Total.......................................   27,523,543     24,748,133     19,230,729
                                                        -----------    -----------    -----------
Operating income......................................    4,068,097      3,117,343      2,396,074
Other income (expense):
  Interest expense....................................   (1,450,249)    (1,682,465)    (1,345,065)
  Amortization of debt discount.......................     (181,167)      (181,167)       (75,486)
  Interest income.....................................       57,278         20,329         20,731
  Equity in earnings (losses) of affiliates (Note
     5)...............................................      (34,608)      (226,625)        (6,948)
  Gain on equipment sales and other (Note 3)..........    1,160,238         67,917         84,325
                                                        -----------    -----------    -----------
          Total.......................................     (448,508)    (2,002,011)    (1,322,443)
                                                        -----------    -----------    -----------
Income before income taxes............................    3,619,589      1,115,332      1,073,631
Provision for income taxes (Note 9)...................    1,399,140        512,402        418,508
                                                        -----------    -----------    -----------
          Net income..................................  $ 2,220,449    $   602,930    $   655,123
                                                        ===========    ===========    ===========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                   PREFERRED STOCK        COMMON         COMMON STOCK       ADDITIONAL    RETAINED
                                 --------------------     STOCK      --------------------    PAID-IN      EARNINGS
                                 SHARES      AMOUNT      WARRANTS     SHARES      AMOUNT     CAPITAL     (DEFICIT)
                                 -------   ----------   ----------   ---------   --------   ----------   ----------
Balance, October 1, 1992.......       --   $       --   $       --   5,000,000   $  5,000    $ 10,630    $  (50,788)
  Issuance of preferred
    stock......................  240,000    2,400,000
  Cash dividends on preferred
    stock......................                                                                            (108,000)
  Issuance of common stock.....                                        312,467    338,183
  Issuance of common stock
    warrant (Note 8)...........                          1,087,000
  Net income...................                                                                             655,123
                                 -------   ----------   ----------   ---------   --------     -------    ----------
Balance, September 30, 1993....  240,000    2,400,000    1,087,000   5,312,467    343,183      10,630       496,335
  Cash dividends on preferred
    stock......................                                                                            (144,000)
  Net income...................                                                                             602,930
                                 -------   ----------   ----------   ---------   --------     -------    ----------
Balance, September 30, 1994....  240,000    2,400,000    1,087,000   5,312,467    343,183      10,630       955,265
  Cash dividends on preferred
    stock......................                                                                            (144,000)
  Proceeds from exercise of
    common stock options.......                                          8,000      8,720
  Net income...................                                                                           2,220,449
                                 -------   ----------   ----------   ---------   --------     -------    ----------
Balance, September 30, 1995....  240,000   $2,400,000   $1,087,000   5,320,467   $351,903    $ 10,630    $3,031,714
                                 =======   ==========   ==========   =========   ========     =======    ==========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

                                                                   1995            1994            1993
                                                                -----------     -----------     -----------
Operating Activities:
  Net income..................................................  $ 2,220,449     $   602,930     $   655,123
  Noncash items in net income:
    Depreciation and amortization.............................    4,298,090       4,284,734       3,218,450
    Amortization of debt discount.............................      181,167         181,167          75,486
    Equity in earnings (losses) of affiliates.................       34,608         226,625           6,948
    Deferred income taxes.....................................      440,064          88,456         (35,731)
    Gain on sale of property and equipment....................   (1,136,894)        (51,854)        (59,491)
  Cash from (used for) changes in operating working capital:
    Trade accounts receivable.................................     (201,298)       (946,867)     (1,933,366)
    Inventories...............................................      (58,244)         58,875        (137,667)
    Prepaid expenses and other current assets.................      (89,410)        (56,234)        (70,710)
    Accounts payable and accrued liabilities..................      438,730         619,244         424,157
    Income taxes payable......................................     (112,003)        335,672         (91,743)
                                                                -----------     -----------     -----------
      Net cash from operating activities......................    6,015,259       5,342,748       2,051,456
                                                                -----------     -----------     -----------
Investing Activities:
  Additions to property and equipment.........................   (5,794,108)     (4,059,111)     (5,224,466)
  Increase in site licenses...................................     (440,220)       (433,746)       (753,966)
  Increase in other assets....................................      (79,353)                       (644,428)
  Proceeds from sale of property and equipment................    2,041,310          96,905         108,700
  Investments in and advances to affiliates...................     (218,767)        (40,591)       (333,329)
  Distributions from affiliates...............................       49,798          60,427          55,765
  Sale (purchase) of short-term cash investments..............      150,000        (150,000)
                                                                -----------     -----------     -----------
      Net cash used for investing activities..................   (4,291,340)     (4,526,116)     (6,791,724)
                                                                -----------     -----------     -----------
Financing Activities:
  Issuance of (payments on) note payable -- receivable
    financing.................................................   (1,045,570)        161,812       1,543,362
  Issuance of other notes payable.............................    4,048,753       2,122,523       9,333,355
  Payments on notes payable and capital lease obligations.....   (4,704,006)     (2,948,227)     (7,950,674)
  Issuance of common stock....................................        8,720
  Issuance of preferred stock.................................                                    2,400,000
  Cash dividends on preferred stock...........................     (144,000)       (144,000)       (108,000)
                                                                -----------     -----------     -----------
      Net cash from (used for) financing activities...........   (1,836,103)       (807,892)      5,218,043
Increase (decrease) in cash and cash equivalents..............     (112,184)          8,740         477,775
Cash and cash equivalents:
  Beginning of year...........................................      780,962         772,222         294,447
                                                                -----------     -----------     -----------
  End of year.................................................  $   668,778     $   780,962     $   772,222
                                                                ===========     ===========     ===========
Supplemental information:
  Interest paid...............................................  $ 1,462,519     $ 1,635,052     $ 1,230,562
                                                                ===========     ===========     ===========
  Income taxes paid...........................................  $ 1,091,368     $    23,000     $   568,861
                                                                ===========     ===========     ===========
  Noncash investing and financing activities:
    Equipment and other assets acquired under capital lease
      obligations and debt....................................  $   --          $   367,500     $ 2,718,189
                                                                ===========     ===========     ===========
    Common stock issued for financing costs...................  $   --          $   --          $   338,183
                                                                ===========     ===========     ===========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS -- Cherokee Communications, Inc. (the Company) owns, operates and maintains pay telephone systems connected to the network of regulated telephone companies throughout the United States at various third-party property owner locations. In connection with the telephone systems, the Company also derives revenue from routing calls to operator service companies and through its own automated operator system (AOS) installed in its telephones. A summary of owned and managed phones at September 30 is as follows:

                                                               1995      1994      1993
                                                              ------    ------    ------
        Owned...............................................   9,333     8,182     6,320
        Managed.............................................     276       233       235
                                                               -----     -----     -----
                  Total.....................................   9,609     8,415     6,555
                                                               =====     =====     =====

     REVENUES from coin and noncoin calls are recognized at the time the calls are made and are dependent on service provided by the long-distance carriers. Accounts receivable primarily includes revenues generated from calls completed through the Company's AOS and from commissions to be received from operator service companies. An allowance for doubtful accounts is provided at the time of revenue recognition for the estimated settlement ("true-up") for actual chargebacks made by the telephone companies, based on historical experience. The "true-up" for actual chargebacks is typically made within six months. Also, the related telecommunication expenses are accrued for the costs for validating, transmitting, and billing and collecting calls completed through the AOS, as well as for commissions to be paid to third-party property owners.

     CASH EQUIVALENTS represent highly liquid investments with initial or remaining maturities at the date of purchase of three months or less. Short-term cash investments consist of certificates of deposit with maturities greater than three months.

     INVENTORIES, which primarily consist of telephone booth enclosures and related parts, are stated at the lower of cost (first-in, first-out method) or market.

     PROPERTY AND EQUIPMENT are stated at cost less accumulated depreciation and amortization. Cost of telecommunications equipment includes the initial line hook-up charges, sales commissions, labor and other charges incurred for installing pay phones. Depreciation and amortization are provided primarily using the double declining balance method, later switching to the straight-line method over the following estimated useful lives of the related assets: buildings, 20 years; leasehold improvement, 25 years; telecommunications equipment, seven years and ten years; telecommunications software licenses, four years; vehicles, computer equipment and software, five years; and furniture and office equipment, five to seven years. Beginning October 1, 1993, the Company began depreciating newly acquired telecommunications equipment over a ten-year period using the straight-line method (see Note 2). Refurbishment, repairs and maintenance costs are expensed as incurred.

     SITE LICENSES are stated at the cost of site licenses acquired in asset acquisitions, less accumulated amortization of $2,690,403 and $2,224,277 at September 30, 1995 and 1994, respectively. Amortization is provided using the straight-line method over the terms of the related site license agreements, generally two to seven years.

     OTHER ASSETS are amortized using the straight-line method over the following periods: deferred financing costs over the life of the respective financing agreement; and noncompete agreements and patents, five years.

                         CHEROKEE COMMUNICATIONS, INC.

     DEFERRED FEDERAL INCOME TAXES are provided under the asset and liability method for temporary differences in the recognition of income and expense for tax and financial reporting purposes and for the expected benefit of tax credit carryforwards.

2.  CHANGE IN DEPRECIABLE LIFE

     Effective October 1, 1993, the Company increased the estimated useful life of its telecommunications equipment acquired after that date from seven to ten years. This was to more appropriately reflect the anticipated useful service period for newly acquired equipment. The effect of this change in accounting method reduced depreciation expense by approximately $293,000 and increased net income during the 1994 period by approximately $193,000.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at September 30 consist of the following:

                                                                   1995            1994
                                                                -----------     -----------
    Telecommunications equipment:
      Owned...................................................  $12,577,986     $ 9,312,536
      Under capital leases....................................    5,725,587       6,328,695
    Telecommunications software licenses......................    2,214,455       1,880,832
    Vehicles..................................................    2,184,227       1,630,211
    Furniture and office equipment............................      686,820         491,401
    Machinery.................................................       30,005          30,005
    Land and buildings........................................       75,747          73,787
                                                                -----------     -----------
              Total...........................................   23,494,827      19,747,467
    Less accumulated depreciation and amortization............   10,559,374       8,412,604
                                                                -----------     -----------
    Property and equipment -- net.............................  $12,935,453     $11,334,863
                                                                ===========     ===========

     In October 1994, the Company sold approximately 760 telephones, certain other assets and related site agreements for approximately $1.7 million, which resulted in a gain on the sale of assets of approximately $1 million.

4.  OTHER ASSETS

     Other assets at September 30 consist of the following:

                                                                     1995           1994
                                                                  ----------     ----------
    Deferred financing costs....................................  $1,113,451     $1,034,098
    Patents.....................................................      46,009         46,009
    Noncompete agreements.......................................     252,500        252,500
                                                                  ----------     ----------
              Total.............................................   1,411,960      1,332,607
    Less accumulated amortization...............................     730,206        441,751
                                                                  ----------     ----------
    Other assets -- net.........................................  $  681,754     $  890,856
                                                                  ==========     ==========

     In connection with the subordinated debt financing in May 1993, the Company paid certain investment banking fees of $365,992 in cash and $338,183 in common stock of 312,467 shares (at $1.08 per share). These amounts were accounted for as deferred financing costs.

                         CHEROKEE COMMUNICATIONS, INC.

5.  INVESTMENT IN AND ADVANCES TO AFFILIATES

     The Company has a 50% investment in a partnership, Cherokee Public Phones
(CPP), which owns pay phones. The Company provides certain management and recordkeeping services to CPP.

     During 1993, the Company invested $80,000 for a 49% investment in a corporate joint venture in Mexico, Corporaciones Interamericana De Desarrollo Comunicaciones, S.A. de C.V. (CID), which owns and operates pay phones primarily in Monterrey, Mexico. During the year ended September 30, 1994, the Company made additional cash advances of $69,839. Total advances at September 30, 1994, of $323,168 were converted to the investment in CID. In July 1994, an outside investor invested $250,000 in CID, which reduced the Company's ownership interest in CID to 33% as of September 30, 1994.

     In March 1995, the Company invested $25,000 to acquire an additional 17% interest in CID, increasing its ownership percentage to 50% as of September 30, 1995. Additional cash advances of $193,767 made to CID during the year are included in the investment.

     The Company has the following balances with these affiliates at September
30:

                                                                       1995         1994
                                                                     --------     --------
    CID -- Investment, at equity...................................  $179,020     $ 44,659
    CPP -- Equity interest in (net advances from) the
      partnership..................................................   (14,471)     (14,471)
                                                                     --------      -------
              Total................................................  $164,549     $ 30,188
                                                                     ========      =======

     Equity in earnings (losses) of affiliates consist of the following:

                                                          1995         1994          1993
                                                        --------     ---------     --------
    CID...............................................  $(84,406)    $(287,052)    $(62,713)
    CPP...............................................    49,798        60,427       55,765
                                                        ---------    ----------    ---------
              Total...................................  $(34,608)    $(226,625)    $ (6,948)
                                                        =========    ==========    =========

     Transactions in the Company's financial statements arising from the above arrangement with CPP are as follows:

                                                          1995         1994          1993
                                                        --------     ---------     --------
    Other revenue -- management fees..................  $ 47,637     $  50,525     $ 39,559
    Distributions from affiliates.....................    49,798        60,427       55,765

6.  NOTES PAYABLE

     Notes payable to Zero Plus Dialing Inc. (ZPDI) of $659,604 and $1,705,174 at September 30, 1995 and 1994, respectively, are due on demand and bear interest at prime plus 3% (11.75% at September 30, 1995). These notes represent advances on trade accounts receivable being collected by ZPDI on behalf of the Company, under an agreement which expires July 1, 1996, and are collateralized by accounts receivable of $3,651,571 at September 30, 1995.

                         CHEROKEE COMMUNICATIONS, INC.

     Long-term notes payable at September 30 consist of the following:

                                                                     1995           1994
                                                                  ----------     ----------
    Equipment notes:
    Notes payable, Comerica Bank:
      Revolving capital expenditure facility....................  $906,200...    $       --
      Revolving acquisition facility............................   1,636,582
    Note payable, Paycom, Inc. -- due in monthly installments
      through July 1997 of $39,015, including interest at 15.0%,
      collateralized by equipment, paid in 1995.................                  1,038,157
    Note payable, G.E. Capital -- due in monthly installments
      through July 1995 of $58,141, including interest at 12.0%,
      collateralized by equipment...............................                    550,673
    Notes payable, Tri Con Capital Corp. due in monthly
      installments through May 1995, collateralized by
      equipment.................................................                     13,363
    Other equipment notes payable...............................     131,327
                                                                  ----------     ----------
              Total equipment notes.............................   2,674,109      1,602,193
    Vehicle notes:
    Notes payable, FMCC -- due in monthly installments of
      $18,104, including interest ranging from 2.9% to 16.75%,
      maturing through November 1998, collateralized by
      automobiles...............................................  $  902,726     $  743,407
    Notes payable, GMAC -- due in monthly installments of
      $1,210, including interest ranging from 7.0% to 9.0%,
      maturing through October 1997, collateralized by
      automobiles...............................................      22,630         32,070
    Note payable, Lone Oak Bank -- due in monthly installments through July 1996 of $475, including interest at 10.0%,
      collateralized by an automobile...........................                      9,521
                                                                  ----------     ----------
    Total vehicle notes.........................................     925,356        784,998
    Subordinated and other notes:
    Subordinated note payable, Banc One Capital Partners
      Corporation -- bearing interest at 12% payable quarterly
      beginning July 1993, with principal due at maturity in May
      1999, net of $649,181 and $830,347, respectively, of
      unamortized debt discount assigned to common stock warrant
      (see Note 8). Borrowings under this $5 million financing
      commitment are unsecured and subject to certain financial
      covenants and ratios......................................   4,350,819      4,169,653
    Notes payable insurance companies -- due in monthly
      installments through June 1996, including interest,
      unsecured.................................................  147,318...        133,788
                                                                  ----------     ----------
    Total subordinated and other notes payable..................   4,498,137      4,303,441
                                                                  ----------     ----------
              Total.............................................   8,097,602      6,690,632
    Less current portion........................................   1,491,767      1,395,338
                                                                  ----------     ----------
    Long-term notes payable, less current portion...............  $6,605,835     $5,295,294
                                                                  ==========     ==========

     Notes payable to Comerica Bank consist of revolving credit loans under which the Company may borrow up to $5 million under each credit facility ($10 million under the acquisition facility effective November 1, 1995 -- see Note
12), or the collateral base amount, which is equal to $1,200 per telephone. The notes are collateralized by substantially all assets, subject to the preferences of other notes payable, and the personal guaranty of the Company's majority shareholder for $1 million. Outstanding principal on the capital expenditure facility is payable in 48 equal monthly payments of $19,700 beginning August 1, 1995. Borrowings under the acquisition facility are payable in 36 and 48 equal monthly payments beginning the month after

                         CHEROKEE COMMUNICATIONS, INC.

advances are made. Interest is payable monthly at the prime rate plus 1% to 3%. The interest rate margin is adjustable monthly based on a certain financial ratio under the terms of the agreement. Interest rates on these notes were 9.75% at September 30, 1995. Borrowings under the acquisition facility may occur through January 24, 1997.

     Maturities of long-term notes payable at September 30, 1995 (before reduction for the $649,181 unamortized debt discount), are as follows:

        1996.............................................................  $1,491,767
        1997.............................................................   1,171,235
        1998.............................................................     760,757
        1999.............................................................   5,323,024
                                                                           ----------
                  Total..................................................  $8,746,783
                                                                           ==========

7.  LEASE COMMITMENTS

     The Company is leasing telecommunications equipment under capital leases, and all of its operating facilities through operating leases. The Company leases its primary office facility under an operating lease with a related party, as discussed in Note 10. Rental expense for all operating leases was $174,808, $116,009 and $111,890 for the years ended September 30, 1995, 1994 and 1993, respectively. Future minimum rental payments required under these noncancelable leases at September 30, 1995, are as follows:

                                                                CAPITAL       OPERATING
                                                               ----------     ---------
        Year ending September 30:
          1996...............................................  $1,305,115     $ 135,361
          1997...............................................     841,827        64,172
          1998...............................................           0        35,696
          1999...............................................           0         4,180
                                                               ----------      --------
                                                                2,146,942     $ 239,409
                                                                               ========
        Amount representing interest.........................     271,968
                                                               ----------
        Present value of minimum lease payments..............   1,874,974
        Less current portion.................................   1,094,381
                                                               ----------
        Capital lease obligations, less current portion......  $  780,593
                                                               ==========

8.  CAPITAL STOCK

     DIVIDEND RESTRICTIONS -- Certain note payable agreements and preferred stock instruments restrict the Company's ability to pay cash dividends on its common stock.

     CONVERTIBLE REDEEMABLE PREFERRED STOCK -- The Company has authorized and issued 240,000 shares of nonvoting, cumulative convertible redeemable preferred stock ($1.00 par value) for $2,400,000. Each share of preferred stock is convertible into approximately 9.24 shares of common stock, subject to adjustments in certain events, prior to December 31, 2000. The preferred stock will be automatically converted in the event of an initial public offering.

     Holders of the preferred stock are entitled to receive cumulative cash dividends payable quarterly, at an annual rate of $.60 per share commencing March 31, 1993, through January 1, 2003, and at an annual rate of $1.10 per share commencing April 1, 2003. In liquidation, the preferred stock is entitled to $10 per share.

                         CHEROKEE COMMUNICATIONS, INC.

     Beginning on December 30, 2000, or at any time thereafter, the Company may, at its option, redeem any number of outstanding shares of preferred stock at $10 per share, plus all accrued and unpaid dividends. At any time after December 31, 2002, and prior to December 31, 2010, holders of the preferred stock have the option to sell, and the Company has the obligation to purchase, any number of outstanding shares at the then-determined fair market value.

     COMMON STOCK WARRANTS -- In connection with the subordinated debt financing in May 1993, the Company issued warrants exercisable for 1,562,338 shares of common stock at $1.08206 per share through May 1999. Upon certain occurrences or after May 1998, the warrant holder may require the Company to redeem the warrants at a specified price, which generally is a multiple of defined cash flow. A fair value of $1,087,000 was assigned to the warrants when issued and is accounted for as debt issue discount (see Note 6).

     STOCK OPTIONS -- The stock option plan provides for granting incentive stock options to key employees. Incentive stock options must have an exercise price of at least the fair market value on the date of grant. Options may be exercised in whole or in installments over ten years after the grant. All options would become exercisable upon a public offering. The total aggregate number of the Company's common stock that may be granted under this plan cannot exceed 12.7% of the common stock, determined on a fully diluted basis, not to exceed 1,471,000 shares. The Company has granted the following options which vest over three years:

                                                                    OPTIONS       EXERCISE PRICE
                                                                  OUTSTANDING       PER SHARE
                                                                  -----------     --------------
    Granted:
      December 1992.............................................    376,344           $ 1.09
      March 1994................................................    108,333           $ 1.09
    Forfeited:
      February 1994.............................................    (26,882)          $ 1.09
    Exercised:
      December 1994.............................................     (8,000)          $ 1.09
                                                                    -------
    Total options outstanding at September 30, 1995.............    449,795
                                                                    =======
    Options exercisable at September 30, 1995...................    261,087           $ 1.09
                                                                    =======

     A summary of the Company's common shares reserved for future conversions or issuances is as follows:

    Convertible preferred stock...............................................   2,218,000
    Common stock warrants.....................................................   1,562,338
    Common stock options granted..............................................     449,795
                                                                                 ---------
    Total shares contingently issuable........................................   4,230,133
    Common stock options available for future grants..........................     986,323
                                                                                 ---------
              Total common shares reserved....................................   5,216,456
                                                                                 =========

                         CHEROKEE COMMUNICATIONS, INC.

9.  INCOME TAXES

     Deferred income taxes under SFAS No. 109 represent the net tax effects of
(a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax benefits (liability) as of September 30, 1995 and 1994, are as follows:

                                                                     1995          1994
                                                                   ---------     ---------
    Allowance for doubtful accounts, not currently deductible....  $  90,033     $  86,868
    Accrued expenses, not currently deductible...................     18,684        17,108
    All other....................................................                    8,742
                                                                   ---------     ---------
    Total current asset..........................................    108,717       112,718
    Accelerated depreciation and amortization for tax purposes...   (348,391)     (253,457)
    Alternative minimum tax (AMT) credit carryforwards...........      6,032       340,135
    Other........................................................                    7,026
                                                                   ---------     ---------
    Total noncurrent asset (liability)...........................   (342,359)       93,704
                                                                   ---------     ---------
              Net deferred tax asset (liability).................  $(233,642)    $ 206,422
                                                                   =========     =========

     Components of the provision for income taxes are as follows:

                                                           1995          1994         1993
                                                        ----------     --------     --------
    Current...........................................  $  959,076     $423,946     $454,239
    Deferred..........................................     440,064       88,456      (35,731)
                                                        ----------     --------     --------
                                                        $1,399,140     $512,402     $418,508
                                                        ==========     ========     ========

     A reconciliation between income taxes computed at the federal statutory rate and income tax expense is shown below:

                                                           1995          1994         1993
                                                        ----------     --------     --------
    Income taxes computed at federal statutory rate...  $1,230,661     $379,213     $365,034
    State income taxes................................     103,210       34,000       33,911
    Expenses not deductible for tax purposes..........      13,585        5,578        5,920
    Nondeductible loss of foreign affiliate...........      28,590       67,642
    Other.............................................      23,094       25,969       13,643
                                                        ----------     --------     --------
              Total...................................  $1,399,140     $512,402     $418,508
                                                        ==========     ========     ========

10.  RELATED PARTY TRANSACTIONS

     The Company leases its primary office facilities from a shareholder on a monthly basis. The Company also conducts certain other transactions with this shareholder and affiliated corporations which are 100%

                         CHEROKEE COMMUNICATIONS, INC.

owned by the shareholder. Transactions and balances in the Company's financial statements arising from the above arrangements are as follows:

                                                             1995        1994        1993
                                                            -------     -------     -------
    During the period:
      Rent expense........................................  $49,200     $43,200     $43,200
      Airplane charter expense............................   96,470
      Management and consulting fees expense..............                            3,750
      Other operating expenses............................   32,483      37,717
    Note receivable from an employee at September 30, due
      on demand (included in other current assets)........                2,193       4,944
    Accounts receivable from employees....................   12,428      18,039      23,558

     Trade accounts receivable include $385,146 at September 30, 1995, due from an operator service company, which is a co-owner in the Mexican joint venture (Note 5) and is a significant lender to the Company's majority shareholder, who has pledged approximately 20% of his common stock as collateral on the related debt.

11.  CONTINGENCIES

     The Company is a defendant in various legal proceedings arising in the ordinary course of business. Although the results of these matters cannot be predicted with certainty, management believes the outcome will not have a material adverse effect on the Company's financial position.

12.  SUBSEQUENT TELEPHONE PURCHASE AND FINANCING

     On November 1, 1995, the Company purchased approximately 1,600 telephones and related assets and agreements for approximately $3.5 million. The purchase was financed through the Company's revolving acquisition facility, which was increased from $5 million to $10 million effective November 1, 1995.

                                  * * * * * *

                         CHEROKEE COMMUNICATIONS, INC.

                            CONDENSED BALANCE SHEETS

                                                                    SEPTEMBER 30,      (UNAUDITED)
                                                                        1995          JUNE 30, 1996
                                                                    -------------     -------------
ASSETS
Current assets:
  Cash and cash equivalents.......................................   $    668,778      $    364,691
  Trade accounts receivable, less allowance for doubtful accounts
     of $264,803 and $200,692, respectively.......................      4,453,192         3,712,950
  Inventories.....................................................        137,036           168,200
  Prepaid expenses and other current assets.......................        303,273            64,998
  Deferred income tax benefits....................................        108,717           145,441
                                                                      -----------       -----------
          Total current assets....................................      5,670,996         4,456,280
Property and equipment -- net.....................................     12,935,453        16,186,760
Site licenses -- net..............................................      1,941,467         4,048,701
Investment in and advances to affiliates..........................        164,549           152,989
Other assets......................................................        681,754           512,055
                                                                      -----------       -----------
          Total...................................................   $ 21,394,219      $ 25,356,785
                                                                      ===========       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable -- receivable financing............................   $    659,604      $          0
  Current portion of other notes payable..........................      1,491,767         2,982,325
  Current portion of capital lease obligations....................      1,094,381           977,433
  Accounts payable................................................        310,358           754,048
  Accrued telecommunications and other expenses...................      2,971,935         2,977,635
  Income taxes payable............................................        256,140             2,327
                                                                      -----------       -----------
          Total current liabilities...............................      6,784,185         7,693,768
Long term liabilities
  Note payable, less current portion..............................      6,605,835        10,636,237
  Capital lease obligations, less current portion.................        780,593                 0
  Deferred income tax liability...................................        342,359           342,359
                                                                      -----------       -----------
          Total long-term liabilities.............................      7,728,787        10,978,596
Shareholders' equity
  Convertible redeemable preferred stock..........................      2,400,000         2,400,000
  Common stock warrants, with mandatory redemption requirements...      1,087,000         1,087,000
  Common stock....................................................        351,903           351,903
  Additional paid-in capital......................................         10,630            10,630
  Retained earnings...............................................      3,031,714         2,834,888
                                                                      -----------       -----------
  Total shareholders' equity......................................      6,881,247         6,684,421
                                                                      -----------       -----------
          Total...................................................   $ 21,394,219      $ 25,356,785
                                                                      ===========       ===========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                          CONDENSED INCOME STATEMENTS

                                                                                 (UNAUDITED)
                                                (UNAUDITED)                THREE MONTHS ENDED JUNE
                                         NINE MONTHS ENDED JUNE 30                   30
                                        ---------------------------       -------------------------
                                           1995            1996              1995           1996
                                        -----------     -----------       ----------     ----------
Telecommunications revenues:
  Payphone coin calls.................  $ 9,942,304     $12,571,961       $3,511,706     $4,322,079
  Automated operator, routed calls....   11,540,935      11,061,973        4,587,250      4,098,481
  Other...............................      363,273         817,273          113,941        368,005
                                         ----------      ----------       ----------     ----------
          Total.......................   21,846,512      24,451,207        8,212,897      8,788,565
Operating costs and expenses:
  Telephone charges...................    5,675,136       6,451,165        2,034,337      2,276,146
  Commissions.........................    3,429,761       3,885,956        1,299,886      1,413,149
  Telecommunications fees and
     validation.......................    1,273,673       1,179,606          541,814        460,227
  Depreciation and amortization.......    3,248,748       3,831,645        1,088,844      1,363,637
  Field operations personnel..........    1,370,974       2,191,875          447,289        740,659
  Chargebacks and doubtful accounts...      578,823         736,374          232,171        329,914
  Selling, general and
     administrative...................    4,180,403       4,909,963        1,392,213      1,472,583
                                         ----------      ----------       ----------     ----------
          Total.......................   19,757,518      23,186,584        7,036,554      8,056,315
Operating income......................    2,088,994       1,264,623        1,176,343        732,250
Other income (expense)
  Interest expense....................   (1,125,584)     (1,223,042)        (382,827)      (427,100)
  Amortization of debt discount.......     (138,303)       (135,875)         (47,721)       (45,292)
  Interest income.....................       38,303           3,645           16,954            780
  Equity in earnings (losses) of
     affiliates.......................        8,936         (46,671)          (4,113)       (39,759)
  Gain on equipment sales and other...    1,150,521          29,306           15,664          3,116
                                         ----------      ----------       ----------     ----------
          Total.......................      (66,127)     (1,372,637)        (402,043)      (508,255)
                                         ----------      ----------       ----------     ----------
Income before income taxes............    2,022,867        (108,014)         774,300        223,995
Provision (benefit) for income
  taxes...............................      692,882         (19,188)         291,159         76,158
                                         ----------      ----------       ----------     ----------
Net income (loss).....................  $ 1,329,985     $   (88,826)      $  483,141     $  147,837
                                         ==========      ==========       ==========     ==========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                     (UNAUDITED)       (UNAUDITED)
                                                                     NINE MONTHS       NINE MONTHS
                                                                        ENDED             ENDED
                                                                    JUNE 30, 1995     JUNE 30, 1996
                                                                    -------------     -------------
Operating activities:
  Net income......................................................   $  1,329,985      $    (88,826)
  Noncash items in net income:
     Depreciation and amortization................................      3,248,748         3,831,645
     Amortization of debt discount................................        138,303           135,875
     Equity in earnings (losses) of affiliates....................          8,936           (46,671)
     Gain on sale of property and equipment.......................     (1,123,268)          (11,672)
  Cash from (used for) changes in operating working capital:
     Trade accounts receivable....................................        444,819           740,242
     Other current assets.........................................        (95,746)           67,888
     Prepaid expenses.............................................        (96,014)          238,275
     Accounts payable and accrued liabilities.....................        782,566           449,390
     Income taxes payable.........................................        (16,616)         (253,813)
                                                                       ----------         ---------
          Net cash from operating activities......................      4,621,713         5,062,333
Investing activities:
  Additions to property and equipment.............................     (4,771,952)       (6,007,499)
  Increase in site licenses.......................................       (418,274)       (3,052,918)
  Increase in other assets........................................        (79,353)                0
  Proceeds from sale property and equipment.......................      1,979,406            50,668
  Increase in investments in affiliates...........................        (18,946)          (34,177)
                                                                       ----------         ---------
          Net cash used for investing activities..................     (3,309,119)       (9,043,926)
Financing activities
  Issuance of (payments on) note payable-receivable financing.....       (461,277)         (659,604)
  Issuance of other notes payable.................................      4,123,985         7,750,005
  Payments on notes payable and capital lease obligations.........     (4,409,580)       (3,304,895)
  Issuance of common stock........................................          8,720                 0
  Cash dividends on preferred stock...............................       (108,000)         (108,000)
                                                                       ----------         ---------
          Net cash from financing activities......................       (846,152)        3,677,506
                                                                       ----------         ---------
Increase (decrease) in cash and cash equivalents..................        466,442          (304,087)
Cash and cash equivalents
  Beginning of period.............................................        780,962           668,778
                                                                       ----------         ---------
  End of period...................................................   $  1,247,404      $    364,691
                                                                       ==========         =========

                       See notes to financial statements.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
               FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 1996

1.  BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended September 30, 1996.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS AND MERGERS

     On November 1, 1995, the Company completed the acquisition of the assets of Teltrust, Inc. (a Utah corporation). In connection with the acquisition of Teltrust, Inc., the Company acquired 1,488 installed payphones and 81 jail phones for a purchase price of $3,523,568 in cash.

     The Teltrust, Inc. acquisition was recorded as a purchase and the difference between the fair value of the tangible assets acquired and the total purchase price of $3,523,568, was recorded as site licenses and are being amortized over the average life of the acquired location contracts which have been estimated to be 60 months.

3.  PROPERTY AND EQUIPMENT

     As of September 30, 1995 and June 30, 1996, property and equipment consisted of the following:

                                                  ESTIMATED
                                                 USEFUL LIVES     SEPTEMBER 30       JUNE 30
                                                  (IN YEARS)          1995             1996
                                                 ------------     ------------     ------------
    Telephones, boards, and enclosures.........       7-10        $ 18,303,573     $ 23,093,015
    Telecommunications software licenses.......        4-5           2,214,455        2,512,242
    Vehicles...................................          5           2,184,227        2,732,601
    Other equipment............................        5-7             716,825          845,783
    Land and buildings.........................      20-25              75,747           75,747
                                                                  ------------     ------------
                                                                  $ 23,494,827     $ 29,259,388
      Less: accumulated depreciation...........                    (10,559,374)     (13,072,628)
                                                                  ------------     ------------
                                                                  $ 12,935,453     $ 16,186,760

               FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 1996

4.  OTHER ASSETS

     As of September 30, 1995 and June 30, 1996, other assets consisted of the following:

                                                    AMORTIZATION
                                                       PERIOD        SEPTEMBER 30      JUNE 30
                                                     (IN YEARS)          1995            1996
                                                    ------------     ------------     ----------
    Deferred financing costs......................       3-6          $1,113,451      $1,113,451
    Patents.......................................         5              46,009          46,009
    Noncompete agreements.........................         5             252,500         252,500
                                                                     ------------     ------------
                                                                      $1,411,960      $1,411,960
      Less: accumulated amortization..............                      (730,206)       (899,905)
                                                                     ------------     ------------
                                                                      $  681,754      $  512,055

=============================================================================

               NO DEALER, SALESPERSON OR
          ANY OTHER INDIVIDUAL HAS BEEN
          AUTHORIZED TO GIVE ANY INFORMA-
          TION OR TO MAKE ANY REPRESENTA-
          TIONS OTHER THAN THOSE CON-
          TAINED IN THIS PROSPECTUS OR
          ANY PROSPECTUS SUPPLEMENT.  IF
          GIVEN OR MADE, SUCH INFORMATION                 13,304,263 SHARES
          OR REPRESENTATIONS MUST NOT BE
          RELIED UPON AS HAVING BEEN
          AUTHORIZED BY THE COMPANY OR
          ANY UNDERWRITER OR AGENT.  THIS        PHONETEL TECHNOLOGIES, INC.
          PROSPECTUS AND ANY PROSPECTUS
          SUPPLEMENT DO NOT CONSTITUTE AN
          OFFER TO SELL, OR A SOLICITA-
          TION OF AN OFFER TO BUY, THE
          COMMON STOCK IN ANY JURISDIC-                 COMMON STOCK
          TION WHERE OR TO ANY PERSON TO
          WHOM IT IS UNLAWFUL TO MAKE
          SUCH OFFER OR SOLICITATION.
          NEITHER THE DELIVERY OF THIS
          PROSPECTUS OR ANY PROSPECTUS                 _______________
          SUPPLEMENT NOR ANY SALE MADE
          HEREUNDER SHALL, UNDER ANY                     PROSPECTUS
          CIRCUMSTANCES, CREATE ANY IM-                _______________
          PLICATION THAT THE INFORMATION
          HEREIN OR THEREIN IS CORRECT AS
          OF ANY TIME SUBSEQUENT TO THEIR
          RESPECTIVE DATES.
                   _____________

                 TABLE OF CONTENTS
                                     Page
          Available Information . . .   2
          Prospectus Summary  . . . . . 3                         , 1996
          Risk Factors  . . . . . . .  12
          The Pending Acquisitions  .  22
          Use of Proceeds . . . . . .  24
          Capitalization  . . . . . .  24
          Price Range of Common Stock  27
          Dividend Policy . . . . . .  28
          Selected Financial Data . .  29
          Pro Forma Financial Data  .  32
          Management's Discussion and
          Analysis of Financial Condition
          and

          Results of Operations   . .  49
          Business  . . . . . . . . .  62
          Management  . . . . . . . .  82
          Security Ownership of Certain
            Beneficial Owners and Manage-
          ment  . . . . . . . . . . .  89
          Certain Transactions  . . .  93
          Description of Capital Stock
                                       94
          Description of Certain Indebt-
          edness  . . . . . . . . . . 100
          Selling Shareholders  . . . 103
          Plan of Distribution  . . . 108
          Legal Matters . . . . . . . 110
          Experts . . . . . . . . . . 110
          Glossary  . . . . . . . . . A-1
          Index to Financial Statements

============================================================================



                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

          ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

               Article Sixth of the Articles of Incorporation of the Company provides for indemnification, to the fullest extent permitted or required under law, of any director or officer of the Company or any person serving at the request of the Company as a director, trustee or officer of another entity, in connec-tion with any action, suit or proceeding, criminal, civil or administrative, to which such person, is or may be a party by reason of their status as such.

               Pursuant to section 1701.13(E) of the Ohio Revised Code, a director, officer or employee is entitled to indemnification only if a determination is made (i) by the directors of the Company acting at a meeting at which a quorum consisting of directors who neither were nor are parties to or threatened with any such action, suit or proceeding is present or (ii) by the shareholders of the Company at a meeting held for such purpose by the affirma-tive vote of the holders of shares entitling them to exercise a majority of the voting power of the Company on such proposal or without a meeting by the written consent of the holders of share entitling them to exercise two-thirds of the voting power on such proposal, that such director, officer or employee (a) was not, and has not been adjudicated to have been, negligent or guilty of misconduct in the performance of his duty to the Company, (b) acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and (c) in any matter the subject of a criminal action, suit or proceeding, had no reason-able cause to believe that his conduct was unlawful.

               Additionally, section 1701.13(E)(5)(a) of the Ohio Revised Code provides that, unless prohibited by specific reference in a corporation's articles of incorporation or code of regulations, a corporation shall pay a director's expenses, including attorneys' fees, incurred in defending an action, suit or proceeding brought against a director in such capacity, whether such action, suit or proceeding is brought by a third party or by or in the right of the corporation, provided the director delivers to the corpora-tion an undertaking to (a) repay such amount if it is proved in a court of competent jurisdiction that his action or failure to act was undertaken with deliberate intent to injure the corporation or with reckless disregard for the best interests of the corpora-tion and (b) reasonably cooperate with the corporation in such action, suit or proceeding.

               Section 1701.13(E)(7) of the Ohio Revised Code provides that a corporation may purchase insurance or furnish similar protec-tion for any director, officer or employee against any liability asserted against him in any such capacity, whether or not the corporation would have power to indemnify him under Ohio law. Such insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

          ITEM 25.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

               Except for the Securities and Exchange Commission registra-tion fee, all fees and expenses are estimated and will be paid by the Company.

               Securities and Exchange Commission Registration Fee $11,591
               Nasdaq listing fees  . . . . . . . . .       *
               Printing and Engraving Expenses  . . .       *
               Accounting Fees and Expenses . . . . .       *
               Legal Fees and Expenses  . . . . . . .       *
               Transfer Agent's and Registrar's Fees and Expenses*
               Miscellaneous  . . . . . . . . . . . .       *
                    Total . . . . . . . . . . . . . .     $ *

          ------------------------
          *  To be completed by amendment.

          ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

               During 1993 the Company issued 20,833 shares of Common Stock to Zandec, Ltd. in connection with the exercise of certain options resulting in proceeds to the Company in the amount of $66,250. In addition, the Company issued 310,962 shares of Common Stock to various individuals in connection with the exercise of Series B, C, D and E Warrants resulting in proceeds to the Company totaling $1,272,945. The aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

               On February 13, 1993 the Company issued 8,333 shares of Common Stock to The Cafaro Company ("Cafaro") at a value of $56,250 in consideration for entering into a ten-year agreement with the Company to provide Cafaro with telecommunications services. On June 30, 1993 a director was issued 1,830 shares of Common Stock as reimbursement for certain fees which were valued at $22,573. Both issuances were exempt from registration pursu-ant to the exemption provided under Section 4(2) of the Act.

               On June 30, 1993 the Company issued 6,667 shares of Common Stock to a director and 1,686 shares to Susan Etter in a private sale resulting in proceeds to the Company in the aggregate of $63,916. On the same day, the Company issued 16,164 shares of Common Stock to Zandec, Ltd. representing the conversion of $220,957 of debt and interest into equity. In addition, shares of 12% Preferred Stock valued at $742,584 were converted into 123,764 shares of Common Stock of the Company. On June 30, 1993 the Company issued 12,000 and 200 shares of 8% Preferred, respec-tively, to J&C Resources, Inc. and Susan Etter with proceeds totaling $981,084. All of the aforementioned shares were issued pursuant to the exemption from registration provided under
          Section 4(2) of the Act.

               On July 12, 1993 an employee was issued 1,533 shares of Common Stock as compensation in the amount of $10,350. On December 31, 1993 Standard Phone Company was issued 8,582 shares of Common Stock in connection with the acquisition of certain pay telephones, enclosures and the associated location contracts.
          The value of said shares issued was $103,004. All of the afore-mentioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

               During 1993, the Company issued 2,500 shares of 7% Preferred Stock to Joseph Abrams with proceeds totaling $200,000. The shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

               During the first quarter of 1994 a total of 87,927 shares of Common Stock were issued in consideration of the exercise of certain warrants and options. Proceeds from the exercise of said warrants and options totalled $553,964. Said shares were issued pursuant to the exemption from registration provided under
          Section 4(2) of the Act.

               In four private sales during March and May 1994, the Company sold 136,109 shares of its Common Stock for an aggregate of $1,478,165. Said shares were issued pursuant to the exemption from registration provided under Regulation S of the Act. In addition, 5,276 shares of Common Stock were issued to Montmelion Investments pursuant the exemption provided under Section 4(2) of the Act to pay for a portion of the financing costs, valued at $99,690, associated with the aforementioned private placement.

               On March 1, 1994 the Company issued 1,282 shares of Common Stock valued at $11,128 to two directors as compensation for their service on the Board of Directors. On the same day the Company issued 500 shares to a consultant for services rendered in the amount of $4,340. On November 28, 1994 the Company issued 1,480 shares of Common Stock to two directors as compensation valued at $12,846 for their service on the Board of Directors.
          On the same day, the Company issued 2,091 shares to a director for reimbursement of certain fees and expenses valued at $18,150 and 3,033 shares to a contractor for services rendered which were valued at $26,363. All of the aforementioned shares were issued pursuant to the exemption from registration provided under
          Section 4(2) of the Act.

               On March 8, 1995 and July 14, 1995 the Company issued 3,333 and 5,000 shares of Common Stock in consideration of the exercise of options with proceeds to the Company totalling $35,000. The shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

               In May 1995 the Company issued 162,498 shares of Common Stock in a private placement to five individuals with proceeds totalling $640,000. On May 8, 1995 the Company issued a total of 7,532 shares of Common Stock to three former executives of the Company as compensation totalling $36,160. On July 26, 1995 the Company issued 66,666 shares of Common Stock in a private place-ment to three individuals with proceeds totalling $300,000. On August 18, 1995 the Company issued 65,091 shares of Common Stock two private placements with proceeds totalling $277,913 and issued 1,111 shares of Common Stock valued at $5,000 to a direc-tor as consideration for his service on the Board of Directors. On August 30, 1995 the Company issued an aggregate of 116,666 shares to Ariel Fund Limited and Gabriel Capital, L.P. in a private placement with proceeds totalling $525,000. On September 6, 1995 the Company issued an aggregate of 26,666 shares of Common Stock to two individuals in a private placement with proceeds totalling $119,999. On October 26, 1995 the Company issued 6,832 shares of Common Stock in a private placement to two employees and Sanford J. Spitzer with proceeds totalling $30,750. On November 6, 1995 the Company issued 16,666 shares of Common Stock in a private placement to Ariel Fund Limited and Gabriel Capital, L.P. with proceeds totalling $75,000. On November 15, 1995 the Company issued 5,555 shares of Common Stock to an employee in a private placement with proceeds totalling 25,000. In November and December 1995 the Company issued 3,750 and 1,666 shares, respectively, to Moira MB Neidt and John and Patricia McCadden with proceeds totalling $33,625. All of the aforemen-tioned shares were issued pursuant to the exemption from regis-tration provided under Section 4(2) of the Act.

               On February 7, 1995 the Company issued 833 shares of Common Stock valued at $5,000 to an employee as compensation for servic-es rendered. In May and June 1995 the Company issued 30,231 shares of Common Stock to five lenders in connection with the conversion of $137,678 of debt into equity. In July 1995 the Company issued 1,271 shares of Common Stock to a director as reimbursement of Company related expenses totalling $5,726. In August 1995 the Company issued 3,128 shares of Common Stock to two directors as reimbursement of Company related expenses totalling $14,083. In September 1995 the Company issued 1,018 shares of Common Stock to a director as reimbursement of Company related expenses totalling $4,585. In October 1995 the Company issued 971 shares of Common Stock to a director for reimbursement of Company related expenses totalling $5,127. In November 1995 the Company issued 1,719 shares of Common Stock to a director for reimbursement of Company related expenses totalling $13,084. In December 1995 the Company issued 25,682 shares of Common Stock to two directors for reimbursement of Company related expenses totalling $24,282. On December 20, 1995 the Company issued 12,500 shares of Common Stock to M&M Financial Services, Inc. in consideration of services rendered in the amount of $75,000 in connection with the World acquisition. All of the aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

               On December 26, 1995 the Company issued 56,666 shares of Common Stock to Brenner Securities Corporation, a predecessor of Southcoast Capital Corporation, for financial services in the amount of $340,000 rendered in connection with the World acquisi-tion. All of the aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

               On September 21, 1995 the Company issued 402,500 shares of Common Stock to the former shareholders of World in connection with the acquisition. The value of the stock issued in connec-tion with said acquisition was $2,716,876. The aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

               On September 21, 1995 the Company also issued 530,534 shares of 10% Preferred Stock to the former shareholders of World in connection with the acquisition. Such shares were issued pursu-ant the exemption from registration provided under Section 4(2) of the Act.

               On October 16, 1995 the Company issued 224,881 shares of Common Stock to the former shareholders of Public Telephone in connection with the acquisition at a value of $1,517,951. In addition, the Company issued 45,833 and 34,166 shares of Common Stock to Thomas Martin and James Martin, respectively, as consid-eration for the execution of non-compete agreements valued at $540,000. The aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

               On November 24, 1995 the Company issued 23,809 shares of Common Stock at a value of $150,000 in connection with the IPP acquisition. The shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

               During January 1996 the Company issued 528 shares of Common Stock to a director for reimbursement of Company related expenses totalling $3,168. The shares were issued pursuant to the exemp-tion from registration provided under Section 4(2) of the Act.

               On March 15, 1996 the Company issued 555,589 shares of Common Stock valued at $1,106,506 and 5,453.14 shares of 14% Preferred valued at $245,897 and Nominal Value Warrants to purchase 117,785 shares of the Company's Common Stock to the former shareholders of IPP in connection with the IPP acquisi-tion. In addition, the Company also issued 8,333.33 shares of 14% Preferred valued at $375,769 and Nominal Value Warrants to purchase 179,996 shares of the Company's Common Stock to the former shareholders of Paramount in connection with the Paramount acquisition. On March 15, 1996 the Company also issued 204,824 shares of Series A Preferred to the Lenders under the Credit Agreement. The Company also issued 3,871 shares of Common Stock to Applied Telecommunications Technologies, Inc. representing conversion of $30,000 of debt into equity. The aforementioned securities were issued pursuant to the exemption from registra-tion provided under Section 4(2) of the Act.

               On March 15, 1996, concurrent with the Company entering into the Credit Agreement, the Company redeemed the 10% Preferred, 8% Preferred and 7% Preferred. In connection with the redemption of said classes of stock, the Company issued 34,436.33 shares of 14% Preferred and Nominal Value Warrants to purchase 503,770 shares of Common Stock. The Company also issued 59,695.39 shares of 14% Preferred and Nominal Value Warrants to purchase 1,217,391 shares of Common Stock in connection with the conversion of $3,581,723 of debt owed to related parties. All of the securities were issued pursuant to the exemption from registration provided under
          Section 4(2) of the Act.

               During April 1996 the Company issued 432,498 shares of Common Stock, in the aggregate, to J&C Resources, Inc., Jeffrey Huffman, Alton Huffman, Thomas Martin and James Martin in consid-eration of the exercise of certain warrants resulting in proceeds totalling $4,325. On May 2, 1996 the Company issued 539,989 shares of Common Stock to a director in consideration of the exercise of certain warrants resulting in proceeds totalling $5,400. On July 22, 1996 the Company issued 62,650 shares of Common Stock to a director in consideration of the exercise of certain warrants resulting in proceeds to the Company totalling $627. The aforementioned securities were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

               On September 13, 1996 the Company issued 2,162,163 shares of Common Stock valued at $4,637,840 to Amtel, as debtor-in-posses-sion pursuant to a Chapter 11 bankruptcy proceeding, as partial consideration for the Amtel acquisitions. On September 16, 1996 the Company issued 166,666 shares of Common Stock valued at $311,665 to the former shareholders of POA, as partial consider-ation for the POA acquisition. Said shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

               On June 27, 1996 the Company issued 884,214 shares of Common Stock valued at $5,305,284 to the former shareholders of World in connection with the conversion of the convertible 10% Preferred. Said shares were issued pursuant to the exemption from registra-tion provided under Section 4(2) of the Act.

          ITEM 27.  EXHIBITS

          EXHIBIT NO.    DESCRIPTION

               3.1   Articles of Incorporation. (1)

               3.2 Amendment to Articles of Incorporation dated August 30, 1989. (2)

               3.3 Amendment and Restated Code of Governmental Regula-tions. (5)

               3.5 Amendment to Articles of Incorporation dated January 3, 1992. (5)

               3.6 Amendment to Articles of Incorporation dated January 20, 1992. (5)

               3.7   Amendment to Articles of Incorporation dated April 9,
                     1992. (8)

               3.8   Amendment to Articles of Incorporation dated June 18,
                     1993. (8)

               3.9   Amendment to Articles of Incorporation dated June 30,
                     1993. (8)

               3.10 Amendment to Articles of Incorporation dated Septem-ber 22, 1995. (13)

               3.11 Amendment to Articles of Incorporation dated December 15, 1995. (13)

               3.12 Amendment to Articles of Incorporation dated February 28, 1996. (13)

               4.1   Specimen of Common Stock Certificate. (3)

               4.2   Form of 14% Convertible Preferred Stock. (13)

               4.3 Form of Indenture relating to the Notes offered in the Company Debt Offering (including the form of Note).*

               5.1 Opinion of Tammy L. Martin, Esq. regarding validity of the Notes registered hereby.*
               10.1 Stock Option Agreement between William Tymoszczuk and PhoneTel Technologies, Inc., dated March 1, 1987. (3)

               10.2  Stock Incentive Plan for Key Employees, dated May 5,
                     1987. (1)

               10.3 Amended and Restated Stock Option Agreement between PhoneTel Technologies, Inc. and Jerry H. Burger dated July 1, 1993. (8)


               10.4 Stock Option Agreement dated July 1, 1993 between PhoneTel Technologies, Inc. and Bernard Mandel. (8)

               10.5 Form of Stock Option Agreement between PhoneTel Tech-nologies, Inc. and DeBartolo, Inc. (4)

               10.6 Extension of Stock Option Agreement between PhoneTel Technologies, Inc. and The Edward J. DeBartolo Corpo-ration. (8)

               10.7 Separation Agreement dated September 15, 1995 between PhoneTel Technologies, Inc. and Jerry Burger, togeth-er with amendments thereto. (13)

               10.8 Separation Agreement dated September 15, 1995 between PhoneTel Technologies, Inc. and Bernard Mandel, to-gether with amendments thereto. (13)

               10.9 Lease Agreement between PhoneTel Technologies, Inc. and Bankers Leasing Association, Inc. dated February 12, 1992. (5)

               10.10 Registration Rights Agreement dated April 10, 1992
                     among PhoneTel Technologies, Inc., George H. Henry, Carl Kirchhoff and Charles Stuart. (5)

               10.11 Registration Rights Agreement among PhoneTel Technol-
                     ogies, Inc. J & C Resources, Inc. and Allen
                     Moskowitz. (5)

               10.12 Form of Stock Option Agreement and Registration
                     Rights Agreement between PhoneTel Technologies, Inc. and The Edward J. DeBartolo Corporation. (5)

               10.13 Stock Option Agreement and Registration Rights Agree-
                     ment between PhoneTel Technologies, Inc. and William
                     D. Moses, Jr. dated May 11, 1992. (5)

               10.14 Assignment Agreement between William D. Moses, Jr.
                     and Edward A. Moulton transferring the right to re-ceive options to acquire 5,000 shares of Common Stock of PhoneTel Technologies, Inc. (9)

               10.15 Stock Option Agreement and Registration Rights Agree-
                     ment between PhoneTel Technologies, Inc. and George
                     H. Henry dated March 24, 1992. (5)

               10.16 Amendment No. 1 to Amended and Restated Loan Agree-
                     ment and Registration Rights Agreement dated October 23, 1992 by and among PhoneTel Technologies, Inc., J & C Resources, Inc. and Allen Moskowitz. (6)

               10.17 Lease between PhoneTel Technologies, Inc. and Trembal
                     Construction Co. dba Statler Office Tower dated April 23, 1992. (6)

               10.18 Master Agreement between The Cafaro Company and
                     PhoneTel Technologies, Inc. dated December 23, 1992.
                     (6)

               10.19 Operator Subscriber Service Agreement dated March 25,
                     1994 between U.S. Long Distance, Inc. and Alpha Pay Phones-IV, L.P. (7)


               10.20 Non-competition Agreement among PhoneTel Technolo-
                     gies, Inc., Alpha Pay Phones-IV, L.P., American Tele-communications Management Corporation, Stephen C. Fowler and Ronald T. Huggard dated January 5, 1994.
                     (8)

               10.21 Stock Option Agreement for WEA Investments, Inc.
                     relative to 50,000 shares of Common Stock under op-tion dated on or about November 30, 1993. (8)

               10.22 Stock Option Agreement with Allenstown Investments
                     Limited dated on or about January 10, 1994 relative to grant of an option to purchase 126,000 shares of PhoneTel Technologies, Inc. Common Stock. (8)

               10.23 Stock Option Agreement with Douglas Abrams with re-
                     spect to 45,000 shares of Common Stock of PhoneTel Technologies, Inc. dated on or about January 10, 1994. (8)

               10.24 Amendment to Stock Option Agreement dated January 10,
                     1994 with Douglas Abrams with respect to 45,000 shares of Common Stock of PhoneTel Technologies, Inc.
                     (9)

               10.25 Stock Option Agreement with William Moses, Jr. rela-
                     tive to 75,000 shares of Common Stock of PhoneTel Technologies, Inc. dated on or about January 29, 1993. (8)

               10.26 Agreement dated January 5, 1994 between PhoneTel
                     Technologies, Inc. and the Estate of William Moses relative to loan in the amount of one million dollars and providing for warrants to purchase 100,000 shares and contingent right to acquire warrants to purchase 400,000 shares of PhoneTel Technologies, Inc. Common Stock. (8)

               10.27 Agreement dated September 13, 1994 between PhoneTel
                     Technologies, Inc. and the Estate of William Moses relative to restructuring the repayment schedule of certain monies owed by PhoneTel Technologies, Inc. and providing for warrants to purchase 45,000 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.28 Loan Agreement dated December 29, 1993 between
                     PhoneTel Technologies, Inc. and certain lenders iden-tified therein with respect to borrowing by PhoneTel Technologies, Inc. of $400,000 and the granting of warrants to purchase, in the aggregate, a total of 62,745 shares of Common Stock by PhoneTel Technolo-gies, Inc. (8)

               10.29 Letter Agreement dated February 23, 1995 between
                     PhoneTel Technologies, Inc. and certain lenders iden-tified therein with respect to the extension of the maturity dates of certain promissory notes and the granting of additional warrants to purchase Common Stock of PhoneTel Technologies, Inc. (9)

               10.30 Stock Option Agreement dated March 3, 1994 between
                     PhoneTel Technologies, Inc. and George H. Henry rela-tive to a grant of an option to purchase 39,000 shares of PhoneTel Technologies, Inc. Common Stock.
                     (9)

               10.31 Stock Option Agreements dated in January 1994 between
                     PhoneTel Technologies, Inc. and George H. Henry granting options to purchase, in the aggregate, a total of 106,551 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.32 Stock Option Agreement with George H. Henry dated in
                     August 1993 relative to a grant of an option to pur-chase 150,000 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.33 Stock Option Agreement with Vincent Mann relative to
                     5,000 shares of Common Stock under option dated No-vember 15, 1994. (9)

               10.34 Stock Option Agreement with Donald Vella with respect to 20,000 shares of Common Stock of PhoneTel Technol-ogies, Inc. dated on or about November 15, 1994. (9)

               10.35 Amendments to Warrant Agreements between PhoneTel
                     Technologies, Inc. and Richard Thatcher dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the ag-gregate, to purchase a total of 49,412 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.36 Warrant Agreements with Richard Thatcher dated Febru-
                     ary, March and April 1995, issued pursuant to a Let-ter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 7,500 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.37 Amendments to Warrant Agreements between PhoneTel
                     Technologies, Inc. and Gerald Waldshutz dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the ag-gregate, to purchase a total of 41,177 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.38 Warrant Agreements with Gerald Waldshutz dated Febru-
                     ary, March and April 1995, issued pursuant to a Let-ter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 6,250 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.39 Amendments to Warrant Agreements between PhoneTel
                     Technologies, Inc. and Steve Richman dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the ag-gregate, to purchase a total of 41,177 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.40 Warrant Agreements with Steven Richman dated Febru-
                     ary, March and April 1995, issued pursuant to a Let-ter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 6,250 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.41 Amendments to Warrant Agreements between PhoneTel
                     Technologies, Inc. and Janice Fuelhart dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the ag-gregate, to purchase a total of 49,412 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.42 Warrant Agreements with Janice Fuelhart dated Febru-
                     ary, March and April 1995, issued pursuant to a Let-ter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 1,250 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.43 Amendments to Warrant Agreements between PhoneTel
                     Technologies, Inc. and Peter Graf dated in March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the ag-gregate, to purchase a total of 148,235 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.44 Warrant Agreements with Peter Graf dated February,
                     March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 28,750 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.45 Stock Option Agreement dated May 24, 1994 between
                     PhoneTel Technologies, Inc. and the Estate of William
                     D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of an option to purchase 50,000 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.46 Stock Option Agreement dated September 13, 1994 be-
                     tween PhoneTel Technologies, Inc. and the Estate of William D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of an option to purchase 45,000 shares of PhoneTel Technol-ogies, Inc. Common Stock. (9)

               10.47 Warrant Agreement dated March 31, 1994 between
                     PhoneTel Technologies, Inc. and the Estate of William
                     D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of warrants to purchase 200,000 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.48 Agreement and Plan of Merger dated September 22,
                     1995, together with Exhibits attached thereto, by and among PhoneTel Technologies, Inc. Phone Tel II, Inc., and World Communications, Inc. (10)

               10.49 Amendment to Agreement and Plan of Merger dated Sep-
                     tember 22, 1995 by and among PhoneTel Technologies, Inc., PhoneTel II, Inc., and World Communications, Inc. (10)

               10.50 Agreement and Plan of Merger dated October 16, 1995, together with Exhibits attached thereto, by and among PhoneTel Technologies, Inc., PhoneTel II, Inc., and Public Telephone Corporation. (11)

               10.51 Agreement and Plan of Merger dated November 22, 1995, between PhoneTel Technologies, Inc. and International Pay Phones, Inc., South Carolina corporation, and all amendments thereto. (12)

               10.52 Agreement and Plan of Merger dated November 22, 1995, between PhoneTel Technologies, Inc. and International Pay Phones, Inc., Tennessee corporation, and all amendments thereto. (12)

               10.53 Share Purchase Agreement dated as of November 16,
                     1995, between PhoneTel Technologies, Inc. and Para-mount Communications Systems, Inc., and all amend-ments thereto. (12)

               10.54 Credit Agreement dated as of March 15, 1996 among
                     PhoneTel Technologies, Inc., Various Lenders and Internationale Nederlanden (U.S.) Capital Corporation (the "Credit Agreement"). (12)

               10.55 Security Agreement dated as of March 15, 1996 among
                     PhoneTel Technologies, Inc. Public Telephone Corpora-tion, World Communications, Inc., Northern Florida Telephone Corporation and Paramount Communications Systems, Inc. and Internationale Nederlanden (U.S.) Capital Corporation as Agent for itself and certain other lenders. (12)

               10.56 Warrant Purchase Agreement dated as of March 15, 1996 between PhoneTel Technologies, Inc. and
                     Internationale Nederlanden (U.S.) Capital Corporation and Cerberus Partners, L.P. (12)

               10.57 Registration Rights Agreement dated as of March 15,
                     1996 between PhoneTel Technologies, Inc. and
                     Internationale Nederlanden (U.S.) Capital Corporation and Cerberus Partners, L.P. (12)

               10.58 Warrant Certificate dated as of March 15, 1996 grant-
                     ing Internationale Nederlanden (U.S.) Capital Corpo-ration the right to purchase 102,412 shares of Series A Special Convertible Preferred Stock of PhoneTel Technologies, Inc. (13)

               10.59 Warrant Certificate dated as of March 15, 1996 grant-
                     ing Cerberus Partners, L.P. the right to purchase 102,412 shares of Series A Special Convertible Pre-ferred Stock of PhoneTel Technologies, Inc. (13)

               10.60 Form of Warrant issued on March 15, 1996 to persons
                     listed on Schedule A to this exhibit. (13)

               10.61 Operator Service Subscriber Agreement dated as of
                     February 29, 1996 by and between Intellicall Operator Services, Inc. and PhoneTel Technologies, Inc. (13)

               10.62 Intellistar License Agreement dated as of February
                     29, 1996 by and between Intellicall, Inc. and PhoneTel Technologies, Inc. (13)

               10.63 Relay Services Agreement dated as of February 29,
                     1996 by and between Intellicall, Inc. and PhoneTel Technologies, Inc. (13)

               10.64 Stock Option Agreement dated April 1, 1995 between
                     PhoneTel Technologies, Inc. and Daniel J. Moos. (13)

               10.65 Separation Agreement dated July 29, 1996 between
                     PhoneTel Technologies, Inc. and Daniel J. Moos.*

               10.66 Employment Agreement dated September 1, 1996 between
                     PhoneTel Technologies, Inc. and Richard Kebert.*

               10.67 First Amendment to Credit Agreement dated as of April
                     11, 1996.*

               10.68 Second Amendment to Credit Agreement dated as of June
                     1996. (14)

               10.69 Third Amendment to Credit Agreement dated as of Au-
                     gust 1, 1996. (14)

               10.70 Fourth Amendment to Credit Agreement dated as of
                     September 13, 1996. (14)

               10.71 Fifth Amendment to Credit Agreement dated as of Sep-
                     tember 13, 1996. (14)

               10.72 Sixth Amendment to Credit Agreement dated as of Octo-
                     ber 8, 1996.*

               10.73 Asset Purchase Agreement among PhoneTel Technologies,
                     Inc., an Ohio Corporation As Buyer and ACI-HDT Supply Company, a California corporation, Amtel Communica-tions Services, a California corporation, Amtel Com-munications Correctional Facilities, a California corporation, Amtel Communication, Inc., a California corporation, Amtel Communications, Inc., a California corporation, and Amtel Communications Payphones, Inc., a California corporation, as Seller, dated June 26, 1996, and all amendments thereto. (14)

               10.74 Amended and Restated Share Purchase Agreement among
                     PhoneTel III, Inc., Payphones of America, Inc. and All of the Shareholders of Payphones of America, Inc., dated as of August 1, 1996, and all amendments thereto. (14)

               21.1  Subsidiaries of PhoneTel Technologies, Inc. (13)

               23.1 Consent of Price Waterhouse LLP regarding PhoneTel Technologies, Inc.

               23.2 Consent of Price Waterhouse LLP regarding Paramount Communication Systems, Inc.

               23.3  Consent of Harlan & Boettger, CPAs.

               23.4  Consent of KPMG Peat Marwick LLP.

               23.5  Consent of Ernest M. Sewell, CPA.

               23.6  Consent of Miller Sherrill Blake, CPA, PA.

               23.7  Consent of Kerber, Eck & Braeckel, LLP.

               23.8  Consent of Deloitte & Touche LLP.

               23.9  Consent of Tammy L. Martin, Esq. (included in Exhibit
                     5.1).*

               24.1 Powers of Attorney (included on signature pages here-of).

               _________________

          *    To be filed by amendment.

          (1) Incorporated by reference from the Registration Statement on Form S-18 (Registration No. 33-16962C) of PhoneTel Technolo-gies, Inc. (the "Company"), filed with the Securities and Exchange Commission on September 1, 1987.

          (2) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-1, Registration No. 33-30428, filed September 27, 1989.

          (3) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-18 (Registration No. 33-16962C), filed with the Securities and Exchange Commission on October 30, 1987.

          (4) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1989.

          (5) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1991.

          (6) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1992.

          (7) Incorporated by reference from the Company's Form 8-K dated March 25, 1994.

          (8) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1993.

          (9) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1994.

          (10) Incorporated by reference from the Company's Form 8-K dated September 22, 1995.

          (11) Incorporated by reference from the Company's Form 8-K dated October 16, 1995.

          (12) Incorporated by reference from the Company's Form 8-K dated March 15, 1996.

          (13) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1995.

          (14) Incorporated by reference from the Company's Form 8-K dated September 13, 1996.

          ITEM 28.  UNDERTAKINGS.

               (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropri-ate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

               (b)  The undersigned small business issuer will:

                    (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospec-tus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or
               (4) or 497(h) under the Securities Act as part of this Registration Statement as of that time the Commission de-clared it effective.

                    (2) For determining any liability under the Securi-ties Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration state-ment for the securities offered in the Registration State-ment, and that offering of the securities at that time as the initial bona fide offering of those securities.

               (c)  The undersigned small business issuer will:

                    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this regis-tration statement to:

                         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) Reflect in the prospectus any facts or events
                    which, individually or together, represent a fundamen-tal change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospec-tus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effec-tive registration statement.

                         (iii) Include any additional or changed mate-rial information on the plan of distribution.

                    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registra-tion statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                      SIGNATURES

               In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 12, 1996.

                                        PHONETEL TECHNOLOGIES, INC.

                                        By:/s/ Peter G.  Graf
                                           --------------------------------
                                            Peter G. Graf
                                            Chairman of the Board

               KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS PETER G. GRAF AND TAMMY L. MARTIN, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT EITHER ONE OF WHOM MAY ACT WITHOUT THE OTHER, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND TO SIGN ANY AND ALL ADDITIONAL REGIS-TRATION STATEMENTS RELATING TO THE SAME OFFERING OF SECURITIES AS THIS REGISTRATION STATEMENT THAT IS FILED PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933 AND TO FILE THE SAME WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUI-SITE AND NECESSARY TO BE DONE AS FULLY TO ALL INTENTS AND PURPOS-ES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR EITHER OF THEM, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

               In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the follow-ing persons in the capacities and on the dates indicated.

          Name                  Title                        Date

          /s/ Peter G. Graf     Chairman of the Board,     November 12, 1996
          Peter G. Graf         Chief Executive Officer,
                                and Director

          /s/ Nickey B. Maxey   Chief Operating Officer    November 12, 1996
          Nickey B. Maxey       and Director


          /s/ Stuart Hollander  Director                   November 12, 1996
          Stuart Hollander

          /s/ Richard Kebert    Chief Financial Officer    November 12, 1996
          Richard Kebert        and Treasurer
                                (Principal Financial and
                                Accounting Officer)

          /s/ Joseph Abrams     Director                   November 12, 1996
          Joseph Abrams

          /s/ George Henry      Director                   November 12, 1996
          George Henry

          /s/ Aron Katzman      Director                   November 12, 1996
          Aron Katzman

          /s/ Steven Richman    Director                   November 12, 1996
          Steven Richman


                                    EXHIBIT INDEX

          EXHIBIT NO.    DESCRIPTION                               PAGE NO.

               3.1   Articles of Incorporation. (1)

               3.2 Amendment to Articles of Incorporation dated August 30, 1989. (2)

               3.3 Amendment and Restated Code of Governmental Regula-tions. (5)

               3.5 Amendment to Articles of Incorporation dated January 3, 1992. (5)

               3.6 Amendment to Articles of Incorporation dated January 20, 1992. (5)

               3.7   Amendment to Articles of Incorporation dated April 9,
                     1992. (8)

               3.8   Amendment to Articles of Incorporation dated June 18,
                     1993. (8)

               3.9   Amendment to Articles of Incorporation dated June 30,
                     1993. (8)

               3.10 Amendment to Articles of Incorporation dated Septem-ber 22, 1995. (13)

               3.11 Amendment to Articles of Incorporation dated December 15, 1995. (13)

               3.12 Amendment to Articles of Incorporation dated February 28, 1996. (13)

               4.1   Specimen of Common Stock Certificate. (3)

               4.2   Form of 14% Convertible Preferred Stock. (13)

               4.3 Form of Indenture relating to the Notes offered in the Company Debt Offering (including the form of Note).*

               5.1 Opinion of Tammy L. Martin, Esq. regarding validity of the Notes registered hereby.*

               10.1 Stock Option Agreement between William Tymoszczuk and PhoneTel Technologies, Inc., dated March 1, 1987. (3)

               10.2  Stock Incentive Plan for Key Employees, dated May 5,
                     1987. (1)

               10.3 Amended and Restated Stock Option Agreement between PhoneTel Technologies, Inc. and Jerry H. Burger dated July 1, 1993. (8)

               10.4 Stock Option Agreement dated July 1, 1993 between PhoneTel Technologies, Inc. and Bernard Mandel. (8)


               10.5 Form of Stock Option Agreement between PhoneTel Tech-nologies, Inc. and DeBartolo, Inc. (4)

               10.6 Extension of Stock Option Agreement between PhoneTel Technologies, Inc. and The Edward J. DeBartolo Corpo-ration. (8)

               10.7 Separation Agreement dated September 15, 1995 between PhoneTel Technologies, Inc. and Jerry Burger, togeth-er with amendments thereto. (13)

               10.8 Separation Agreement dated September 15, 1995 between PhoneTel Technologies, Inc. and Bernard Mandel, to-gether with amendments thereto. (13)

               10.9 Lease Agreement between PhoneTel Technologies, Inc. and Bankers Leasing Association, Inc. dated February 12, 1992. (5)

               10.10 Registration Rights Agreement dated April 10, 1992
                     among PhoneTel Technologies, Inc., George H. Henry, Carl Kirchhoff and Charles Stuart. (5)

               10.11 Registration Rights Agreement among PhoneTel Technol-
                     ogies, Inc. J & C Resources, Inc. and Allen
                     Moskowitz. (5)

               10.12 Form of Stock Option Agreement and Registration
                     Rights Agreement between PhoneTel Technologies, Inc. and The Edward J. DeBartolo Corporation. (5)

               10.13 Stock Option Agreement and Registration Rights Agree-
                     ment between PhoneTel Technologies, Inc. and William
                     D. Moses, Jr. dated May 11, 1992. (5)

               10.14 Assignment Agreement between William D. Moses, Jr.
                     and Edward A. Moulton transferring the right to re-ceive options to acquire 5,000 shares of Common Stock of PhoneTel Technologies, Inc. (9)

               10.15 Stock Option Agreement and Registration Rights Agree-
                     ment between PhoneTel Technologies, Inc. and George
                     H. Henry dated March 24, 1992. (5)

               10.16 Amendment No. 1 to Amended and Restated Loan Agree-
                     ment and Registration Rights Agreement dated October 23, 1992 by and among PhoneTel Technologies, Inc., J & C Resources, Inc. and Allen Moskowitz. (6)

               10.17 Lease between PhoneTel Technologies, Inc. and Trembal
                     Construction Co. dba Statler Office Tower dated April 23, 1992. (6)

               10.18 Master Agreement between The Cafaro Company and
                     PhoneTel Technologies, Inc. dated December 23, 1992.
                     (6)

               10.19 Operator Subscriber Service Agreement dated March 25,
                     1994 between U.S. Long Distance, Inc. and Alpha Pay Phones-IV, L.P. (7)

               10.20 Non-competition Agreement among PhoneTel Technolo-
                     gies, Inc., Alpha Pay Phones-IV, L.P., American Tele-communications Management Corporation, Stephen C. Fowler and Ronald T. Huggard dated January 5, 1994.
                     (8)

               10.21 Stock Option Agreement for WEA Investments, Inc.
                     relative to 50,000 shares of Common Stock under op-tion dated on or about November 30, 1993. (8)

               10.22 Stock Option Agreement with Allenstown Investments
                     Limited dated on or about January 10, 1994 relative to grant of an option to purchase 126,000 shares of PhoneTel Technologies, Inc. Common Stock. (8)

               10.23 Stock Option Agreement with Douglas Abrams with re-
                     spect to 45,000 shares of Common Stock of PhoneTel Technologies, Inc. dated on or about January 10, 1994. (8)

               10.24 Amendment to Stock Option Agreement dated January 10,
                     1994 with Douglas Abrams with respect to 45,000 shares of Common Stock of PhoneTel Technologies, Inc.
                     (9)

               10.25 Stock Option Agreement with William Moses, Jr. rela-
                     tive to 75,000 shares of Common Stock of PhoneTel Technologies, Inc. dated on or about January 29, 1993. (8)

               10.26 Agreement dated January 5, 1994 between PhoneTel
                     Technologies, Inc. and the Estate of William Moses relative to loan in the amount of one million dollars and providing for warrants to purchase 100,000 shares and contingent right to acquire warrants to purchase 400,000 shares of PhoneTel Technologies, Inc. Common Stock. (8)

               10.27 Agreement dated September 13, 1994 between PhoneTel
                     Technologies, Inc. and the Estate of William Moses relative to restructuring the repayment schedule of certain monies owed by PhoneTel Technologies, Inc. and providing for warrants to purchase 45,000 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.28 Loan Agreement dated December 29, 1993 between
                     PhoneTel Technologies, Inc. and certain lenders iden-tified therein with respect to borrowing by PhoneTel Technologies, Inc. of $400,000 and the granting of warrants to purchase, in the aggregate, a total of 62,745 shares of Common Stock by PhoneTel Technolo-gies, Inc. (8)

               10.29 Letter Agreement dated February 23, 1995 between
                     PhoneTel Technologies, Inc. and certain lenders iden-tified therein with respect to the extension of the maturity dates of certain promissory notes and the granting of additional warrants to purchase Common Stock of PhoneTel Technologies, Inc. (9)

               10.30 Stock Option Agreement dated March 3, 1994 between
                     PhoneTel Technologies, Inc. and George H. Henry rela-tive to a grant of an option to purchase 39,000 shares of PhoneTel Technologies, Inc. Common Stock.
                     (9)

               10.31 Stock Option Agreements dated in January 1994 between
                     PhoneTel Technologies, Inc. and George H. Henry granting options to purchase, in the aggregate, a total of 106,551 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.32 Stock Option Agreement with George H. Henry dated in
                     August 1993 relative to a grant of an option to pur-chase 150,000 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.33 Stock Option Agreement with Vincent Mann relative to
                     5,000 shares of Common Stock under option dated No-vember 15, 1994. (9)

               10.34 Stock Option Agreement with Donald Vella with respect to 20,000 shares of Common Stock of PhoneTel Technol-ogies, Inc. dated on or about November 15, 1994. (9)

               10.35 Amendments to Warrant Agreements between PhoneTel
                     Technologies, Inc. and Richard Thatcher dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the ag-gregate, to purchase a total of 49,412 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.36 Warrant Agreements with Richard Thatcher dated Febru-
                     ary, March and April 1995, issued pursuant to a Let-ter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 7,500 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.37 Amendments to Warrant Agreements between PhoneTel
                     Technologies, Inc. and Gerald Waldshutz dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the ag-gregate, to purchase a total of 41,177 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.38 Warrant Agreements with Gerald Waldshutz dated Febru-
                     ary, March and April 1995, issued pursuant to a Let-ter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 6,250 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.39 Amendments to Warrant Agreements between PhoneTel
                     Technologies, Inc. and Steve Richman dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the ag-gregate, to purchase a total of 41,177 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.40 Warrant Agreements with Steven Richman dated Febru-
                     ary, March and April 1995, issued pursuant to a Let-ter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 6,250 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.41 Amendments to Warrant Agreements between PhoneTel
                     Technologies, Inc. and Janice Fuelhart dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the ag-gregate, to purchase a total of 49,412 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.42 Warrant Agreements with Janice Fuelhart dated Febru-
                     ary, March and April 1995, issued pursuant to a Let-ter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 1,250 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.43 Amendments to Warrant Agreements between PhoneTel
                     Technologies, Inc. and Peter Graf dated in March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the ag-gregate, to purchase a total of 148,235 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.44 Warrant Agreements with Peter Graf dated February,
                     March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 28,750 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.45 Stock Option Agreement dated May 24, 1994 between
                     PhoneTel Technologies, Inc. and the Estate of William
                     D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of an option to purchase 50,000 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.46 Stock Option Agreement dated September 13, 1994 be-
                     tween PhoneTel Technologies, Inc. and the Estate of William D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of an option to purchase 45,000 shares of PhoneTel Technol-ogies, Inc. Common Stock. (9)

               10.47 Warrant Agreement dated March 31, 1994 between
                     PhoneTel Technologies, Inc. and the Estate of William
                     D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of warrants to purchase 200,000 shares of PhoneTel Technologies, Inc. Common Stock. (9)

               10.48 Agreement and Plan of Merger dated September 22,
                     1995, together with Exhibits attached thereto, by and among PhoneTel Technologies, Inc. Phone Tel II, Inc., and World Communications, Inc. (10)

               10.49 Amendment to Agreement and Plan of Merger dated Sep-
                     tember 22, 1995 by and among PhoneTel Technologies, Inc., PhoneTel II, Inc., and World Communications, Inc. (10)

               10.50 Agreement and Plan of Merger dated October 16, 1995, together with Exhibits attached thereto, by and among PhoneTel Technologies, Inc., PhoneTel II, Inc., and Public Telephone Corporation. (11)

               10.51 Agreement and Plan of Merger dated November 22, 1995, between PhoneTel Technologies, Inc. and International Pay Phones, Inc., South Carolina corporation, and all amendments thereto. (12)

               10.52 Agreement and Plan of Merger dated November 22, 1995, between PhoneTel Technologies, Inc. and International Pay Phones, Inc., Tennessee corporation, and all amendments thereto. (12)

               10.53 Share Purchase Agreement dated as of November 16,
                     1995, between PhoneTel Technologies, Inc. and Para-mount Communications Systems, Inc., and all amend-ments thereto. (12)

               10.54 Credit Agreement dated as of March 15, 1996 among
                     PhoneTel Technologies, Inc., Various Lenders and Internationale Nederlanden (U.S.) Capital Corporation (the "Credit Agreement"). (12)

               10.55 Security Agreement dated as of March 15, 1996 among
                     PhoneTel Technologies, Inc. Public Telephone Corpora-tion, World Communications, Inc., Northern Florida Telephone Corporation and Paramount Communications Systems, Inc. and Internationale Nederlanden (U.S.) Capital Corporation as Agent for itself and certain other lenders. (12)

               10.56 Warrant Purchase Agreement dated as of March 15, 1996 between PhoneTel Technologies, Inc. and
                     Internationale Nederlanden (U.S.) Capital Corporation and Cerberus Partners, L.P. (12)

               10.57 Registration Rights Agreement dated as of March 15,
                     1996 between PhoneTel Technologies, Inc. and
                     Internationale Nederlanden (U.S.) Capital Corporation and Cerberus Partners, L.P. (12)

               10.58 Warrant Certificate dated as of March 15, 1996 grant-
                     ing Internationale Nederlanden (U.S.) Capital Corpo-ration the right to purchase 102,412 shares of Series A Special Convertible Preferred Stock of PhoneTel Technologies, Inc. (13)

               10.59 Warrant Certificate dated as of March 15, 1996 grant-
                     ing Cerberus Partners, L.P. the right to purchase 102,412 shares of Series A Special Convertible Pre-ferred Stock of PhoneTel Technologies, Inc. (13)

               10.60 Form of Warrant issued on March 15, 1996 to persons
                     listed on Schedule A to this exhibit. (13)

               10.61 Operator Service Subscriber Agreement dated as of
                     February 29, 1996 by and between Intellicall Operator Services, Inc. and PhoneTel Technologies, Inc. (13)

               10.62 Intellistar License Agreement dated as of February
                     29, 1996 by and between Intellicall, Inc. and PhoneTel Technologies, Inc. (13)

               10.63 Relay Services Agreement dated as of February 29,
                     1996 by and between Intellicall, Inc. and PhoneTel Technologies, Inc. (13)

               10.64 Stock Option Agreement dated April 1, 1995 between
                     PhoneTel Technologies, Inc. and Daniel J. Moos. (13)

               10.65 Separation Agreement dated July 29, 1996 between
                     PhoneTel Technologies, Inc. and Daniel J. Moos.*

               10.66 Employment Agreement dated September 1, 1996 between
                     PhoneTel Technologies, Inc. and Richard Kebert.*

               10.67 First Amendment to Credit Agreement dated as of April
                     11, 1996.*

               10.68 Second Amendment to Credit Agreement dated as of June
                     1996. (14)

               10.69 Third Amendment to Credit Agreement dated as of Au-
                     gust 1, 1996. (14)

               10.70 Fourth Amendment to Credit Agreement dated as of
                     September 13, 1996. (14)

               10.71 Fifth Amendment to Credit Agreement dated as of Sep-
                     tember 13, 1996. (14)

               10.72 Sixth Amendment to Credit Agreement dated as of Octo-
                     ber 8, 1996.*

               10.73 Asset Purchase Agreement among PhoneTel Technologies,
                     Inc., an Ohio Corporation As Buyer and ACI-HDT Supply Company, a California corporation, Amtel Communica-tions Services, a California corporation, Amtel Com-munications Correctional Facilities, a California corporation, Amtel Communication, Inc., a California corporation, Amtel Communications, Inc., a California corporation, and Amtel Communications Payphones, Inc., a California corporation, as Seller, dated June 26, 1996, and all amendments thereto. (14)

               10.74 Amended and Restated Share Purchase Agreement among
                     PhoneTel III, Inc., Payphones of America, Inc. and All of the Shareholders of Payphones of America, Inc., dated as of August 1, 1996, and all amendments thereto. (14)

               21.1  Subsidiaries of PhoneTel Technologies, Inc. (13)

               23.1 Consent of Price Waterhouse LLP regarding PhoneTel Technologies, Inc.

               23.2 Consent of Price Waterhouse LLP regarding Paramount Communication Systems, Inc.

               23.3  Consent of Harlan & Boettger, CPAs.

               23.4  Consent of KPMG Peat Marwick LLP.

               23.5  Consent of Ernest M. Sewell, CPA.

               23.6  Consent of Miller Sherrill Blake, CPA, PA.

               23.7  Consent of Kerber, Eck & Braeckel, LLP.

               23.8  Consent of Deloitte & Touche LLP.

               23.9  Consent of Tammy L. Martin, Esq. (included in Exhibit
                     5.1).*

               24.1  Powers of Attorney (included on signature pages here-
                     of).
               _________________

          *    To be filed by amendment.

          (1) Incorporated by reference from the Registration Statement on Form S-18 (Registration No. 33-16962C) of PhoneTel Technolo-gies, Inc. (the "Company"), filed with the Securities and Exchange Commission on September 1, 1987.

          (2) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-1, Registration No. 33-30428, filed September 27, 1989.

          (3) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-18 (Registration No. 33-16962C), filed with the Securities and Exchange Commission on October 30, 1987.

          (4) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1989.

          (5) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1991.

          (6) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1992.

          (7) Incorporated by reference from the Company's Form 8-K dated March 25, 1994.

          (8) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1993.

          (9) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1994.

          (10) Incorporated by reference from the Company's Form 8-K dated September 22, 1995.

          (11) Incorporated by reference from the Company's Form 8-K dated October 16, 1995.

          (12) Incorporated by reference from the Company's Form 8-K dated March 15, 1996.

          (13) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1995.

          (14) Incorporated by reference from the Company's Form 8-K dated September 13, 1996.